Filed Pursuant to Rule 424(b)(3)

Registration No. 333-213256

MERGER PROPOSED — YOUR VOTE IS VERY IMPORTANT

Dear First Choice Bank Shareholder:

The boards of directors of Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank have agreed to a merger of First Choice Bank with and into Berkshire Bank (the “Merger”), with Berkshire Bank surviving as a wholly-owned subsidiary of Berkshire Hills Bancorp, Inc. First Choice Bank is holding a special meeting on November 22, 2016 at 10:00 a.m., at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610, for its shareholders of record on October 19, 2016, to vote on the proposals necessary to complete the Merger. If the Merger Agreement, dated as of June 24, 2016, by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank (the “Merger Agreement”) is approved and the Merger is subsequently completed, First Choice Bank will merge with and into Berkshire Bank, with Berkshire Bank surviving as a wholly-owned subsidiary of Berkshire Hills Bancorp, Inc.

If the Merger is completed, each outstanding share of First Choice Bank common stock will be converted into the right to receive 0.5773 shares of Berkshire Hills Bancorp, Inc. common stock. In addition, each outstanding share of First Choice Bank preferred stock will be converted into the right to receive such number of Berkshire Hills Bancorp common stock equal to the number of shares of First Choice Bank common stock issuable upon the conversion of the First Choice Bank preferred stock multiplied by 0.5773. Based on Berkshire Hills Bancorp’s closing price of $25.51 on June 24, 2016 (the date preceding the public announcement of the proposed transaction), each share of First Choice Bank common stock exchanged for 0.5773 shares of Berkshire Hills Bancorp common stock, would have a value of $14.73, with a proposed aggregate value of approximately $111.7 million. Based on Berkshire Hills Bancorp’s closing price of $28.20 on October 19, 2016, each share of First Choice Bank common stock exchanged for 0.5773 shares of Berkshire Hills Bancorp common stock would have a value of $16.28, with a proposed aggregate value of approximately $121.7 million. Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” First Choice Bank stock is not traded on any established public trading market.

Although the number of shares of Berkshire Hills Bancorp common stock that holders of First Choice Bank common stock will be entitled to receive is fixed, the market value of the stock consideration will fluctuate with the market price of Berkshire Hills Bancorp common stock and will not be known at the time First Choice Bank shareholders vote on the merger. However, as described in more detail elsewhere in this proxy statement/prospectus, under the terms of the Merger Agreement, if the average price of Berkshire Hills Bancorp common stock over a specified period of time decreases below certain specified thresholds, First Choice Bank would have a right to terminate the Merger Agreement, unless Berkshire Hills Bancorp elects to increase the exchange ratio, which would result in additional shares of Berkshire Hills Bancorp common stock being issued.

The affirmative vote of two-thirds of the issued and outstanding common stock of First Choice Bank is required to approve the Merger Agreement. First Choice Bank has scheduled a special meeting so its shareholders can vote on the Merger Agreement. The First Choice Bank board of directors has determined that the Merger is advisable and in the best interests of First Choice Bank and the First Choice Bank board of directors unanimously recommends that First Choice Bank shareholders vote “FOR” the adoption of the Merger Agreement and “FOR” the approval of the other proposal described in this proxy statement/prospectus.

This document serves two purposes. It is the proxy statement being used by the First Choice Bank board of directors to solicit proxies for use at First Choice Bank special meeting. It is also the prospectus of Berkshire Hills Bancorp regarding the Berkshire Hills Bancorp common stock to be issued if the Merger is completed. This document describes the Merger in detail and includes a copy of the Merger Agreement as Annex A.

First Choice Bank shareholders will vote to approve the Merger Agreement and, if necessary, the proposal to adjourn the meeting described below at a special meeting of shareholders to be held at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610 at 10:00 a.m., local time, on November 22, 2016.

Only shareholders of record as of October 19, 2016 are entitled to attend and vote at First Choice Bank special meeting. This document describes First Choice Bank special meeting, the Merger, the documents related to the Merger, and other related matters of First Choice Bank and Berkshire Hills Bancorp. Please read this entire document carefully, including the section discussing risks related to the Merger beginning on page 10. You can obtain information about Berkshire Hills Bancorp from documents that have been filed with the Securities and Exchange Commission.

Your vote is very important. Whether or not you plan to attend First Choice Bank special meeting, please take the time to submit your proxy by completing and mailing the enclosed proxy card, or by telephone or Internet, prior to the special meeting to ensure that your shares of First Choice Bank common stock will be represented and voted at the special meeting. If you do not return the proxy card, it will have the same effect as a vote “AGAINST” the Merger Agreement.

Paul E. Fitzgerald
President and Chief Executive Officer
First Choice Bank

NEITHER THE SECURITIES AND EXCHANGE COMMISSION, NOR ANY BANK REGULATORY AGENCY, NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

The securities to be issued in connection with the Merger are not savings accounts, deposits or other obligations of any bank or savings association and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency.

This proxy statement/prospectus is dated October 21, 2016 and is first being mailed to shareholders of First Choice Bank on or about October 24, 2016.

This document incorporates important business and financial information about Berkshire Hills Bancorp, Inc. from documents filed by it with the Securities and Exchange Commission that have not been included in or delivered with this document. You may read and copy these documents at the Securities and Exchange Commission’s public reference facilities. Please call the SEC at 1-800-SEC-0330 for information about these facilities. This information is also available at the Internet site the SEC maintains at http://www.sec.gov. See “Where You Can Find More Information” on page 90.

You also may request copies of these documents from Berkshire Hills Bancorp, Inc. Berkshire Hills Bancorp, Inc. will provide you with copies of these documents, without charge, upon written or oral request to:

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts 01201

Attention: Investor Relations Department

Telephone: (413) 236-3149

If you are a First Choice Bank shareholder and would like to request documents from Berkshire Hills Bancorp, Inc., please do so by November 15, 2016 to receive them before First Choice Bank’s special meeting.

FIRST CHOICE BANK
669 Whitehead Road
Lawrenceville, New Jersey 08648

Notice of Special Meeting of Shareholders
to be held November 22, 2016

A special meeting of shareholders of First Choice Bank will be held at 10:00 a.m., local time, on November 22, 2016 at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meeting, you will be asked to:

1.	Consider and vote upon a proposal to approve the Agreement and Plan of Merger, dated as of June 24, 2016, by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank. A copy of the Merger Agreement is included as Annex A to the accompanying proxy statement/prospectus; and

2.	Consider and vote upon a proposal to adjourn or postpone the First Choice Bank special meeting to another time and/or place, if more time is needed to allow First Choice Bank to solicit additional proxies for the approval of the Merger Agreement.

No business may be transacted at the Special Meeting except as specified in this notice. The enclosed proxy statement/prospectus describes the Merger Agreement and the proposed Merger in detail. We urge you to read these materials carefully. The enclosed proxy statement/prospectus forms a part of this notice.

The board of directors of First Choice Bank unanimously recommends that First Choice Bank shareholders vote “FOR” the proposal to approve the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies in order to approve the Merger Agreement.

The board of directors of First Choice Bank has fixed the close of business on October 19, 2016 as the record date for determining the shareholders entitled to notice of, and to vote at, the special meeting and any adjournments or postponements of the special meeting.

Your vote is very important. Your proxy is being solicited by First Choice Bank’s board of directors. The proposal to approve the Merger Agreement must be approved by the affirmative vote of holders of at least two-thirds of the outstanding shares of First Choice Bank common stock entitled to vote in order for the proposed merger to be consummated. Whether or not you plan to attend the special meeting in person, we urge you to complete and mail the enclosed proxy card, in the accompanying envelope, which requires no postage if mailed in the United States, or follow the instructions on your proxy card to vote telephonically or through the Internet. You may revoke your proxy at any time before the special meeting. If you attend the special meeting and vote in person, your proxy vote will not be used.

Holders of First Choice Bank common stock have dissenters’ rights under New Jersey law. See “Questions and Answers About the Merger and First Choice Bank Special Meeting” on page 1 and “Dissenters’ Rights” on page 29.

By Order of the Board of Directors

Lisa M. Tuccillo
Corporate Secretary

Lawrenceville, New Jersey

October 24, 2016

FIRST CHOICE BANK
669 Whitehead Road
Lawrenceville, New Jersey 08648

Notice of Special Meeting of Holders of
Series A Convertible Preferred Stock,

Series B Convertible Preferred Stock,

Series C Convertible Preferred Stock,
Series D Convertible Preferred Stock, and

Series E Convertible Preferred Stock
to be held November 22, 2016

Special meetings of the holders of the Series A Convertible Preferred Stock, Series B Convertible Preferred Stock, Series C Convertible Preferred Stock, Series D Convertible Preferred Stock, and Series E Convertible Preferred Stock of First Choice Bank will be held at 9:45 a.m., local time, on November 22, 2016 at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610. Any adjournments or postponements of the special meeting will be held at the same location.

At the special meetings, the holders of each series of convertible preferred stock, each series voting as a separate class, will be asked to consider and vote upon a proposal that the Merger of First Choice Bank with and into Berkshire Bank, with Berkshire Bank surviving as a wholly-owned subsidiary of Berkshire Hills Bancorp, not be deemed a liquidation event, as defined in First Choice Bank’s certificate of incorporation and the applicable certificate of designation for the series of convertible preferred stock.

Pursuant to a letter agreement with Berkshire Hills Bancorp, each director and certain officers of First Choice Bank, representing a majority of each series of convertible preferred stock, have agreed to vote all of their shares of First Choice Bank convertible preferred stock so that the Merger will not be deemed a liquidation event. Therefore, no proxies are being solicited from the holders of First Choice Bank convertible preferred stock in connection with the First Choice Bank special meetings.

No business may be transacted at the special meetings of the holders of convertible preferred stock except as specified in this notice.

The board of directors of First Choice Bank has fixed the close of business on October 19, 2016 as the record date for determining the holders of convertible preferred stock entitled to notice of, and to vote at, the special meetings and any adjournments or postponements of the special meetings.

By Order of the Board of Directors

Lisa M. Tuccillo
Corporate Secretary

Lawrenceville, New Jersey

October 24, 2016

Page

QUESTIONS AND ANSWERS ABOUT THE MERGER AND FIRST CHOICE BANK SPECIAL MEETING	1
SUMMARY	5
RISK FACTORS	10
SELECTED HISTORICAL FINANCIAL INFORMATION	15
Selected Historical Financial and Other Data of BERKSHIRE HILLS Bancorp, Inc.	16
Selected Historical Financial and Other Data of First Choice Bank	21
SPECIAL MEETING OF FIRST CHOICE BANK SHAREHOLDERS	24
DISSENTERS’ RIGHTS	29
PROPOSAL I — THE PROPOSED MERGER	30
DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK	80
COMPARISON OF RIGHTS OF SHAREHOLDERS	82
MANAGEMENT AND OPERATIONS AFTER THE MERGER	89
PROPOSAL II — TO Consider and vote upon a proposal to adjourn or postpone the First Choice Bank special meeting to another time and/or place, if more time is needed to allow First Choice Bank to solicit additional proxies for the approval of the Merger Agreement	89
LEGAL MATTERS	90
EXPERTS	90
WHERE YOU CAN FIND MORE INFORMATION	90

Annex A	Agreement and Plan of Merger, dated as of June 24, 2016, by and among Berkshire Hills Bancorp, Inc., Berkshire Bank and First Choice Bank	A-1
Annex B	Opinion of Ambassador Financial Group	B-1
Annex C	New Jersey Banking Act on Dissenters’ Rights	C-1

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QUESTIONS AND ANSWERS ABOUT THE MERGER
AND FIRST CHOICE BANK SPECIAL MEETING

Q:	Why am I receiving these materials?

A:	Berkshire Hills Bancorp, Inc. (“Berkshire Hills Bancorp”) and Berkshire Bank entered into a Merger Agreement with First Choice Bank pursuant to which First Choice Bank will merge with and into Berkshire Bank, with Berkshire Bank as the surviving entity.

In order to complete the merger of First Choice Bank with and into Berkshire Bank, the shareholders of First Choice Bank must vote to approve the Merger Agreement. First Choice Bank will hold a special meeting of its shareholders to solicit this approval, as well as solicit approvals on other merger related matters. This proxy statement/prospectus contains important information about the Merger, the Merger Agreement, a copy of which is attached as Annex A to this proxy statement/prospectus, the special meeting of First Choice Bank shareholders, and other related matters, and we encourage you to read it carefully.

Q:	What will First Choice Bank’s shareholders be voting on at the special shareholders meeting?

A:	At the special meeting of shareholders of First Choice Bank, First Choice Bank’s shareholders will be asked to vote to (i) approve the Merger Agreement, and (ii) if necessary, to approve a proposal to adjourn or postpone the First Choice Bank special meeting for the purpose of allowing additional time to solicit proxies. No business may be transacted at the First Choice Bank special meeting except as specified in the notice accompanying this proxy statement/prospectus.

Q:	WHAT DO I NEED TO DO NOW?

A:	After you have carefully read this proxy statement/prospectus, indicate on your proxy card how you want your shares to be voted, then sign and mail it in the enclosed postage-paid envelope as soon as possible or submit your proxy telephonically or by the internet so that your shares may be represented and voted at the First Choice Bank special meeting. If you sign and send in your proxy card and do not indicate how you want to vote, First Choice Bank will count your proxy card as a vote “FOR” approval of the Merger Agreement and any other proposal to be properly considered and voted on at the First Choice Bank special meeting.

Q:	WHAT AM I BEING ASKED TO VOTE ON AND HOW DOES MY BOARD RECOMMEND THAT I VOTE?

A:	You are being asked to vote “FOR” the approval of the Merger Agreement. The First Choice Bank board of directors has determined that the proposed merger is in the best interests of First Choice Bank shareholders, has approved the Merger Agreement and recommends that First Choice Bank shareholders vote “FOR” the approval of the Merger Agreement. You are also being asked to vote “FOR” the ability to adjourn the meeting and to transact any other business that properly comes before the special meeting, or any adjournment or postponements of the meeting.

Q:	WHAT WILL FIRST CHOICE BANK SHAREHOLDERS RECEIVE IN THE MERGER?

A:	If the shareholders of First Choice Bank approve the Merger Agreement and the other conditions to closing are satisfied, for each share of First Choice Bank common stock you own, you will receive 0.5773 shares of Berkshire Hills Bancorp common stock. In addition, each outstanding share of First Choice Bank preferred stock will be converted into the right to receive such number of Berkshire Hills Bancorp common stock equal to the number of shares of First Choice Bank common stock issuable upon the conversion of the First Choice Bank preferred stock multiplied by 0.5773. Based on 3,207,493 shares of First Choice Bank common stock issued and outstanding as of October 19, 2016, plus 4,270,829 shares of First Choice Bank common stock issuable upon the conversion of the issued and outstanding shares of First Choice Bank

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Series A through Series E preferred stock, and the 0.5773 exchange ratio, approximately 4,317,235 shares of Berkshire Hills Bancorp common stock will be issued to First Choice Bank shareholders.

Q:	WHY IS MY VOTE IMPORTANT?

A: The Merger cannot be completed unless the holders of two-thirds (2/3) of the issued and outstanding common stock of First Choice Bank vote to approve the Merger Agreement. If you do not return your proxy card by mail, telephonically or by the internet at or prior to the First Choice Bank special meeting, it will be more difficult for First Choice Bank to obtain the necessary vote to approve the Merger Agreement. The failure of a First Choice Bank shareholder to vote, by proxy or in person, will have the same effect as a vote against the Merger Agreement.

Q:	HOW DO I VOTE?

A:	You can vote by mail, telephonically or through the internet. If you vote by mail, you will need to complete, sign, date and return your proxy card in the postage-paid envelope provided. You can also vote in person at the First Choice Bank special meeting.

Q:	WHEN AND WHERE IS THE FIRST CHOICE BANK SPECIAL MEETING?

A:	The First Choice Bank special meeting will be held at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610 at 10:00 a.m., local time, on November 22, 2016.

Q:	WHAT CONSTITUTES A QUORUM FOR THE FIRST CHOICE BANK SPECIAL MEETING?

A:	The presence at the First Choice Bank special meeting, in person or by proxy, of holders representing at least a majority of the outstanding shares of First Choice Bank common stock entitled to be voted at the First Choice Bank special meeting will constitute a quorum for the transaction of business at the First Choice Bank special meeting. Abstentions and broker non-votes, if any, will be included in determining the number of shares present at the meeting for the purpose of determining the presence of a quorum.

Q:	WHAT IS THE VOTE REQUIRED TO APPROVE EACH PROPOSAL AT THE FIRST CHOICE BANK SPECIAL MEETING?

A:	At the special meeting, the affirmative vote of holders of at least two-thirds of the issued and outstanding shares of First Choice Bank common stock is required to approve the Merger Agreement. The vote on the proposal to adjourn or postpone the First Choice Bank special meeting for the purpose, among others, of allowing additional time to solicit proxies requires the affirmative vote of holders of at least a majority in interest of the First Choice Bank common stockholders present in person or by proxy at the special meeting, even if less than a quorum is present.

Q:	DO THE HOLDERS OF PREFERRED STOCK GET TO VOTE ON PROPOSAL TO APPROVE THE MERGER AGREEMENT?

A:	The holders of First Choice Bank preferred stock are not entitled to vote on the proposal to approve the Merger Agreement, but do get to determine whether the Merger would be considered a liquidation event, entitling them to be paid their respective liquidation preferences in lieu of receiving merger consideration. Pursuant to a letter agreement with Berkshire Hills Bancorp, each director and certain officers of First Choice Bank, representing a majority of each series of preferred stock, have agreed to vote all of their shares of First Choice Bank preferred stock so that the Merger will not be deemed a liquidation event. Therefore, no proxies are being solicited from the holders of First Choice Bank preferred stock in connection with the First Choice Bank special meeting.

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Q:	Are First Choice Bank shareholders entitled to dissenters’ rights?

A:	Yes. First Choice Bank common shareholders are entitled to dissenters’ rights under the New Jersey Banking Act. For further information, see “Proposal I—The Proposed Merger—Dissenters’ Rights.”

Q:	IF MY SHARES ARE HELD IN “STREET NAME” BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A:	No. Your broker cannot vote on either the merger proposal on your behalf without specific instructions from you. Your broker will vote your shares on the merger proposal only if you provide instructions on how to vote. You should follow the directions provided by your broker.

Q.	WHAT IF I FAIL TO INSTRUCT MY BROKER?

A.	If you fail to instruct your broker how to vote your shares and the broker submits an unvoted proxy, the resulting broker “non-vote” will be counted toward a quorum at the First Choice Bank special meeting, but it will have the same effect as a vote against the Merger Agreement.

Q.	CAN I ATTEND THE SPECIAL MEETING AND VOTE MY SHARES IN PERSON?

A.	Yes. All shareholders of First Choice Bank, including shareholders of record and shareholders who hold their shares “in street name” through banks, brokers, nominees or any other holder of record, are invited to attend the First Choice Bank special meeting. Holders of record of First Choice Bank common stock can vote in person at the First Choice Bank special meeting. If you are not a shareholder of record, you must obtain a proxy card, executed in your favor, from the record holder of your shares, such as a broker, bank or other nominee, to be able to vote in person at the special meeting. If you plan to attend the special meeting, you must hold your shares in your own name or have a letter from the record holder of your shares confirming your ownership. In addition, you must bring a form of personal photo identification with you in order to be admitted. First Choice Bank reserves the right to refuse admittance to anyone without proper proof of share ownership or without proper photo identification.

Q:	CAN I CHANGE MY VOTE AFTER I HAVE VOTED?

A:	Yes. If you have not voted through your broker, there are three ways for you to revoke your proxy and change your vote. First, you may send written notice to the Corporate Secretary of First Choice Bank stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card (if you submitted your proxy by Internet or by telephone, you can resubmit by Internet or telephone). Third, you may vote in person at the First Choice Bank special meeting. If you have instructed a broker to vote your shares, you must follow the directions you receive from your broker to change your vote. Your last vote will be the vote that is counted.

Q:	SHOULD I SEND IN MY FIRST CHOICE BANK STOCK CERTIFICATES NOW?

A:	No. You should not send in your stock certificates at this time. You will separately receive a form with instructions for exchanging your First Choice Bank stock certificates sometime after we obtain First Choice Bank’s shareholder approval and all necessary regulatory approvals.

Q:	I AM ALSO A BERKSHIRE HILLS BANCORP SHAREHOLDER. DO I NEED TO DO ANYTHING WITH MY BERKSHIRE HILLS BANCORP STOCK CERTIFICATES?

A.	No. Berkshire Hills Bancorp shareholders will not exchange their certificates in the Merger. The certificates currently representing shares of Berkshire Hills Bancorp common stock will continue to represent the same number of shares of common stock of Berkshire Hills Bancorp after the Merger.

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Q:	WHEN DO YOU EXPECT TO MERGE?

A:	First Choice Bank, Berkshire Bank and Berkshire Hills Bancorp are working toward completing the Merger as quickly as possible, and expect to complete the Merger in the fourth quarter of 2016. However, First Choice Bank, Berkshire Bank and Berkshire Hills Bancorp cannot assure you when or if the Merger will occur. First Choice Bank, Berkshire Bank and Berkshire Hills Bancorp must first obtain the approval of the shareholders of First Choice Bank and all necessary regulatory approvals.

Q:	WHAT HAPPENS IF THE MERGER IS NOT COMPLETED?

A:	If the Merger is not completed, First Choice Bank shareholders will not receive any consideration for their shares of First Choice Bank capital stock in connection with the Merger. Instead, First Choice Bank will remain an independent entity. In addition, if the Merger Agreement is terminated in certain circumstances, a termination fee may be required to be paid by First Choice Bank. See “Proposal I—The Proposed Merger—Terminating the Merger Agreement” for a complete discussion of the circumstances under which termination fees will be required to be paid.

Q:	WHAT ARE THE MATERIAL UNITED STATES FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER TO U.S. HOLDERS OF FIRST CHOICE BANK STOCK?

A:	The Merger is intended to qualify for U.S. federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, U.S. holders of First Choice Bank common and preferred stock generally will not recognize any gain or loss on the exchange of shares of First Choice Bank stock for shares of Berkshire Hills Bancorp common stock. However, a U.S. holder of First Choice Bank stock generally will be subject to U.S. federal income tax on cash received in lieu of any fractional share of Berkshire Hills Bancorp common stock that a holder would otherwise be entitled to receive. For further information, see “Proposal I — The Proposed Merger — Material United States Federal Income Tax Consequences of the Merger” beginning on page 63. This tax treatment may not apply to all First Choice Bank shareholders. Determining the actual tax consequences of the Merger to First Choice Bank shareholders can be complicated and will depend on your particular circumstances. First Choice Bank shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.

Q:	WHOM SHOULD I CALL WITH QUESTIONS OR TO OBTAIN ADDITIONAL COPIES OF THIS PROXY STATEMENT/PROSPECTUS?

A:	First Choice Bank shareholders should contact:

First Choice Bank

669 Whitehead Road

Lawrenceville, New Jersey 08648

Attention: Lisa M. Tuccillo, Corporate Secretary

(609) 503-4828

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SUMMARY

This summary highlights selected information in this proxy statement/prospectus and may not contain all of the information important to you. To understand the Merger more fully, you should read this entire document carefully, including the documents attached to this proxy statement/prospectus.

The Companies

Berkshire Hills Bancorp, Inc. and Berkshire Bank
24 North Street

Pittsfield, Massachusetts 01201

(413) 443-5601

Berkshire Hills Bancorp, Inc., a Delaware corporation, is a financial services holding company headquartered in Pittsfield, Massachusetts that was incorporated and commenced operations in 2000. Berkshire Hills Bancorp’s common stock is listed on The New York Stock Exchange under the symbol “BHLB.” Berkshire Hills Bancorp conducts its operations primarily through Berkshire Bank, a Massachusetts chartered trust company with 91 full service branch offices in Massachusetts, New York, Connecticut and Vermont. Berkshire Bank, America’s Most Exciting Bank(SM) is one of Massachusetts’ oldest and largest independent banks and is the largest banking institution based in Western Massachusetts. Berkshire Bank provides personal and business banking, insurance, and wealth management services. Berkshire Hills Bancorp is also the holding company for Berkshire Insurance Group, an insurance agency in Western Massachusetts. At June 30, 2016 Berkshire Hills Bancorp had total assets of $8.0 billion, total deposits of $5.7 billion, total loans of $6.0 billion and total stockholders’ equity of $923 million.

First Choice Bank

669 Whitehead Road

Lawrenceville, New Jersey 08648

(609) 439-4131

First Choice Bank is a commercial bank chartered in New Jersey and commenced operations in 2007. First Choice Bank provides financial services primarily to Mercer County and surrounding New Jersey counties and also Bucks and Montgomery Counties in Pennsylvania. First Choice Bank maintains its principal office and a branch in Lawrenceville, New Jersey, and has eight full service locations. At June 30, 2016 First Choice Bank had total assets of $1.1 billion, total deposits of $873 million, total loans (including loans held for sale) of $572 million and total stockholders’ equity of $112 million.

Headquartered in East Brunswick, New Jersey, First Choice Loan Services Inc. is a wholly owned subsidiary of First Choice Bank. Founded in 2009, First Choice Loan Services is licensed or exempt from licensing to originate and close residential mortgage loans nationwide, excluding Arkansas, Hawaii, New York and Puerto Rico. With 12 locations across six states and over 500 employees, First Choice Loan Services Inc. offers FHA and VA programs, jumbo loans, fixed and adjustable rate loans, and refinancing and renovation programs.

Special Meeting of First Choice Bank Shareholders; Required Vote (page 24)

A special meeting of First Choice Bank shareholders is scheduled to be held at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610 at 10:00 a.m., local time, on November 22, 2016. At the special meeting, you will be asked to vote on a proposal to approve the Merger Agreement between First Choice Bank, Berkshire Hills Bancorp and Berkshire Bank. If necessary, you will also be asked to vote upon a proposal to adjourn or postpone the First Choice Bank special meeting for the purpose, among others, of allowing additional time to solicit proxies.

Only First Choice Bank shareholders of record as of the close of business on October 19, 2016 are entitled to notice of, and to vote at, the First Choice Bank special meeting and any adjournments or postponements of the meeting.

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Approval of the Merger Agreement requires the affirmative vote of holders of at least two-thirds of the outstanding shares of First Choice Bank common stock entitled to vote. As of the record date, there were 3,207,493 shares of First Choice Bank common stock outstanding. Directors and executive officers of First Choice Bank who have or share voting power with respect to 1,093,179 outstanding shares of First Choice Bank common stock, representing 34.1% of the outstanding shares of First Choice Bank common stock as of the record date have agreed to vote their shares in favor of the Merger at the special meeting.

The Merger and the Merger Agreement (page 30)

The acquisition of First Choice Bank is governed by the Merger Agreement. The Merger Agreement provides that, if all of the conditions are satisfied or waived, First Choice Bank will be merged with and into Berkshire Bank. First Choice Bank will be merged out of existence at the closing of the Merger We encourage you to read the Merger Agreement, which is included as Annex A to this proxy statement/prospectus.

What First Choice Bank Shareholders Will Receive in Consideration to be Received in the Merger (page 62)

If the Merger is completed, each share of First Choice Bank common stock will be converted into the right to receive 0.5773 shares of Berkshire Hills Bancorp common stock. In addition, each outstanding share of First Choice Bank preferred stock will be converted into the right to receive such number of Berkshire Hills Bancorp common stock equal to the number of shares of First Choice Bank common stock issuable upon the conversion of the First Choice Bank preferred stock multiplied by 0.5773. Based on Berkshire Hills Bancorp’s closing price of $25.51 on June 24, 2016 (the date preceding the public announcement of the proposed transaction), each share of First Choice Bank common stock exchanged for 0.5773 shares of Berkshire Hills Bancorp common stock, would have a value of $14.73. Based on Berkshire Hills Bancorp’s closing price of $28.20 on October 19, 2016, each share of First Choice Bank common stock exchanged for 0.5773 shares of Berkshire Hills Bancorp common stock would have a value of $16.28. Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” First Choice Bank stock is not traded on any established public trading market.

Recommendation of First Choice Bank’s Board of Directors (page 34)

First Choice Bank’s board of directors has unanimously approved the Merger Agreement and the proposed Merger. The First Choice Bank board believes that the Merger Agreement, including the Merger contemplated by the Merger Agreement, is fair to, and in the best interests of, First Choice Bank and its shareholders, and therefore unanimously recommends that First Choice Bank shareholders vote “FOR” the proposal to approve the Merger Agreement. In reaching this decision, First Choice Bank’s board of directors considered a variety of factors, which are described in the section captioned “Proposal I—The Proposed Merger—First Choice Bank’s Reasons for the Merger and Recommendation of the First Choice Bank Board” beginning on page 34.

First Choice Bank’s board of directors unanimously recommends that First Choice Bank shareholders vote “FOR” the proposal to adjourn the special meeting to a later date or dates, if necessary, to permit further solicitation of proxies if there are not sufficient votes at the time of the special meeting to approve the Merger Agreement.

Regulatory Matters Relating to the Merger (page 76)

Under the terms of the Merger Agreement, the Merger cannot be completed unless the Merger of First Choice Bank into Berkshire Bank and the acquisition of First Choice Loan Services as an operating subsidiary of Berkshire Bank are approved by the requisite governmental entities and bank regulators, principally, the Federal Deposit Insurance Corporation, the New Jersey Commissioner of Banking and Insurance and the Massachusetts Division of Banks. Berkshire Bank has filed the relevant applications.

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Conditions to Completing the Merger (page 69)

The completion of the Merger is subject to the fulfillment of a number of conditions, including:

•	the effectiveness of the registration statement of which this proxy statement/prospectus forms a part;

•	approval of the Merger Agreement at the special meeting by at least two-thirds of the outstanding shares of First Choice Bank common stock entitled to vote;

•	approval of or non-objection to the merger transaction and the acquisition of First Choice Loan Services by Berkshire Bank by the appropriate regulatory authorities;

•	the continued accuracy of each party’s representations and warranties made as of the date of the Merger Agreement, except to the extent any inaccuracy does not constitute a material adverse effect (as defined in the Merger Agreement);

•	each party complying with its respective obligations and agreements pursuant to the Merger Agreement, except to the extent that noncompliance does not constitute a material adverse effect (as defined in the Merger Agreement);

•	as of immediately prior to the completion of the Merger, not more than 10.0% of the issued and outstanding shares of First Choice Bank common stock shall have served a written notice of dissent from the Merger Agreement to First Choice Bank under the New Jersey Banking Act;

•	Berkshire Hills Bancorp, in its sole discretion, shall have determined as to whether or not the Disqualified Loans Liability (as defined in the Merger Agreement) has been sufficiently determined or formalized;

•	immediately prior to the effective time of the Merger, the key executive officers of First Choice Loan Services who previously entered into executive retention agreements with Berkshire Hills Bancorp, Berkshire Bank and First Choice Loan Services, remain employed by First Choice Loan Services in the same capacities as of the date of the Merger Agreement and continue to abide by the terms and conditions of such executive retention agreements in all material respects; and

•	Berkshire Hills Bancorp and First Choice Bank shall have received the written opinions, dated as of the closing date of the Merger, of Luse Gorman, PC and Pepper Hamilton LLP, respectively, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code.

Terminating the Merger Agreement (page 78)

The Merger Agreement may be terminated by mutual written consent of Berkshire Hills Bancorp, Berkshire Bank and First Choice Bank at any time prior to the completion of the Merger. Additionally, subject to conditions and circumstances described in the Merger Agreement, either Berkshire Hills Bancorp and Berkshire Bank or First Choice Bank may terminate the Merger Agreement if, among other things, any of the following occur:

•	the Merger has not been consummated by June 30, 2017, provided that the failure to consummate the Merger by such date was not due to terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•	First Choice Bank shareholders do not approve the Merger Agreement at the First Choice Bank special meeting;

•	a required regulatory approval or non-objection is denied or a governmental authority prohibits the Merger; or

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•	there is a breach by the other party of any representation, warranty, covenant or agreement contained in the Merger Agreement, which cannot be cured, or has not been cured within thirty (30) business days after the giving of written notice to such party of such breach.

Termination Fee (page 78)

Under certain circumstances described in the Merger Agreement, Berkshire Hills Bancorp may be entitled to receive a $4.1 million termination fee in connection with the termination of the Merger Agreement. See “Proposal I—The Proposed Merger—Terminating the Merger Agreement” on page 78 for a list of the circumstances under which a termination fee is payable.

Interests of Certain Persons in the Merger that are Different from Yours (page 67)

In considering the recommendation of the First Choice Bank board of directors that you vote to approve the Merger Agreement, you should be aware that some of First Choice Bank’s officers and directors have employment and other compensation agreements or economic interests that are different from, or in addition to, those of First Choice Bank shareholders generally. The First Choice Bank board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareholders that the Merger Agreement be approved. These interests include:

•	First Choice Bank employment agreements with Howard N. Hall, Executive Vice President and Chief Financial Officer of First Choice Bank, Joanne O’Donnell, Executive Vice President, Chief Credit Officer of First Choice Bank, and Lisa M. Tuccillo, Senior Vice President of Deposit Operations, that provide for cash severance payments and continued health insurance benefits in the event of a termination of employment without cause or for good reason within 180 days (90 days for Ms. Tuccillo) following a change in control;

•	The termination of all outstanding options and warrants to purchase First Choice Bank common stock, whether or not vested; with a payment to the holder of the option or warrant, as applicable, of an amount of cash equal to (i) the excess, if any, of $16.00 over the applicable per share price of the option or warrant, as applicable, (ii) multiplied by the number of shares of First Choice Bank common stock that the holder could have purchased with the option or warrant, as applicable, if the holder had exercised the option or warrant, as applicable, immediately prior to the date of the Merger;

•	Rights of First Choice Bank officers and directors to continued indemnification coverage and continued coverage under directors’ and officers’ liability insurance policies;

•	Seven executive officers of First Choice Loan Services entered into three-year retention agreements with Berkshire Hills Bancorp and Berkshire Bank, which will become effective immediately prior to the Merger. Each of these executive officers of First Choice Loan Services must remain employed by First Choice Loan Services in the same capacities as they were on June 24, 2016 through the Merger; and

•	Concurrent with the execution of the Merger Agreement, Martin Tuchman, First Choice Bank’s Chairman, entered into an agreement with Berkshire Hills Bancorp, which, among other things, would provide Berkshire Hills Bancorp a right of first refusal after the Merger on certain sales of Berkshire Hills Bancorp common stock by Mr. Tuchman and otherwise restricts Mr. Tuchman’s ability to sell shares of Berkshire Hills Bancorp common stock, influence corporate transactions and management of Berkshire Hills Bancorp, and initiate and support actions or shareholder proposals not recommended by Berkshire Hills Bancorp’s board of directors. Additionally, during the 36-month term of this agreement, Mr. Tuchman must vote all Berkshire Hills Bancorp common stock beneficially owned by him in a manner consistent with the recommendations of the board of directors of Berkshire Hills Bancorp.

Accounting Treatment of the Merger (page 63)

The Merger will be accounted for in accordance with accounting standards for business combinations in accordance with U.S. generally accepted accounting principles.

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Comparison of Rights of Shareholders (page 82)

When the Merger is completed, First Choice Bank shareholders will become Berkshire Hills Bancorp shareholders and their rights will be governed by Delaware law and by Berkshire Hills Bancorp’s certificate of incorporation and bylaws. See “Comparison of Rights of Shareholders” beginning on page 82 for a summary of the material differences between the respective rights of First Choice Bank and Berkshire Hills Bancorp shareholders.

Dissenters’ Rights (page 29)

First Choice Bank shareholders entitled to vote on the Merger have the right to dissent from the Merger and, if the Merger is consummated and upon their compliance with all requirements of New Jersey law, to receive a cash payment equal to the fair value of their shares of First Choice Bank common stock, determined in the manner set forth under New Jersey law, instead of the merger consideration. A copy of the section of the New Jersey Banking Act pertaining to dissenters’ appraisals rights is attached as Annex C to this proxy statement/prospectus. You should read the statute carefully and consult with your legal counsel if you intend to exercise these rights.

Material Federal Income Tax Consequences of the Merger (page 63)

The Merger is intended to qualify for U.S federal income tax purposes as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended. Accordingly, U.S. holders of First Choice Bank common and preferred stock generally will not recognize any gain or loss on the exchange of shares of First Choice Bank stock for shares of Berkshire Hills Bancorp common stock. However, a U.S. holder of First Choice Bank stock generally will be subject to U.S. federal income tax on cash received in lieu of any fractional share of Berkshire Hills Bancorp common stock that a holder would otherwise be entitled to receive.

This tax treatment may not apply to all First Choice Bank shareholders. Determining the actual tax consequences of the Merger to First Choice Bank shareholders can be complicated and will depend on your particular circumstances. First Choice Bank shareholders should consult their own tax advisor for a full understanding of the Merger’s tax consequences that are particular to each shareholder.

To review the U.S. federal income tax consequences of the Merger to U.S. holders of First Choice Bank stock in greater detail, please see the section “Proposal I—The Proposed Merger—Material United States Federal Income Tax Consequences of the Merger” beginning on page 63.

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RISK FACTORS

In addition to the other information contained in or incorporated by reference into this proxy statement/prospectus, including the matters addressed under the section “Caution About Forward-Looking Statements” beginning on page 14, you should consider carefully the risk factors described below, in deciding how to vote. You should also read and consider the risk factors associated with the business of Berkshire Hills because the risk factors may affect the operations and financial results of the consolidated entity. These risk factors may be found in the periodic reports and other documents of Berkshire Hills Bancorp and is incorporated by reference into this proxy statement/prospectus. See “Where You Can Find More Information” on page 90.

Because the market price of Berkshire Hills Bancorp common stock will fluctuate, First Choice shareholders cannot be sure of the trading price of the merger consideration they will receive and the price of Berkshire Hills Bancorp common stock might decrease after the Merger.

Upon completion of the merger, each share of First Choice Bank stock will be converted into the right to receive merger consideration consisting of shares of Berkshire Hills Bancorp common stock. The exchange ratio in the merger agreement will not be adjusted in the event of any change in the stock price of Berkshire Hills Bancorp prior to the merger. There also will be a period of time between the date when shareholders of First Choice vote on the merger agreement and the date when the merger is completed. The market price of Berkshire Hills Bancorp common stock may vary between the date of this proxy statement/prospectus, the date of the special meetings, and the date of completion of the merger. For example, during the twelve-month period ending on October 19, 2016, the price of Berkshire Hills Bancorp common stock varied from a low of $24.71 to a high of $30.69 and ended that period at $28.20. The market value of Berkshire Hills Bancorp common stock fluctuates based upon general market economic conditions, Berkshire Hills Bancorp’s business and prospects and other factors. Many of these factors are beyond the control of First Choice and Berkshire Hills Bancorp and are not necessarily related to a change in the financial performance or condition of First Choice or Berkshire Hills. As Berkshire Hills Bancorp market share prices fluctuate, based on numerous factors, the value of the shares of Berkshire Hills Bancorp common stock that a First Choice shareholder will receive will correspondingly fluctuate. It is impossible to predict accurately the market price of Berkshire Hills Bancorp common stock after completion of the merger. Accordingly, the price of Berkshire Hills Bancorp common stock on the date of the special meetings may not be indicative of their prices immediately prior to completion of the merger and the price of Berkshire Hills Bancorp common stock after the merger is completed. Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” We urge you to obtain current market quotations for Berkshire Hills Bancorp common stock. You can get these quotations from a newspaper, on the Internet or by calling your broker.

The restrictions on solicitation contained in the Merger Agreement and the termination fee may discourage other companies from trying to acquire First Choice Bank.

Until the completion of the Merger, First Choice Bank is prohibited from taking any action to knowingly initiate, solicit or engage in discussions or negotiations with, or knowingly provide any information to any person other than Berkshire Hills Bancorp concerning any purchase of a majority of the outstanding First Choice Bank common stock, any Merger of First Choice Bank, or the sale of substantially all of the assets of First Choice Bank, or any similar transaction. In addition, First Choice Bank has agreed to pay a termination fee to Berkshire Hills Bancorp in specified circumstances. These provisions could discourage other companies from trying to acquire First Choice Bank even though those other companies might be willing to offer greater value to First Choice Bank’s shareholders than Berkshire Hills Bancorp has offered in the Merger. The payment of the termination fee could also have a material adverse effect on First Choice Bank’s financial condition.

First Choice Bank will be subject to business uncertainties and contractual restrictions while the Merger is pending.

The pursuit of the Merger may place a significant burden on management and internal resources. Any significant diversion of management attention away from ongoing business and any difficulties encountered in the transition could affect First Choice Bank’s financial results. In addition, the Merger Agreement requires that First Choice Bank operate in the usual, regular and ordinary course of business and restricts First Choice Bank from taking certain actions prior to the effective time of the Merger or termination of the Merger without Berkshire Hills

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Bancorp’s consent in writing. These restrictions may prevent First Choice Bank from pursuing attractive business opportunities that may arise prior to the completion of the Merger.

There is no assurance when or even if the Merger will be completed.

Completion of the Merger is subject to satisfaction or waiver of a number of conditions. See “Proposal I—The Proposed Merger—Conditions to Completing the Merger.” There can be no assurance that Berkshire Hills Bancorp and First Choice Bank will be able to satisfy the closing conditions or that closing conditions beyond their control will be satisfied or waived.

Berkshire Hills Bancorp and First Choice Bank can agree at any time to terminate the Merger Agreement, even if First Choice Bank’s shareholders have already voted to approve the Merger Agreement. Berkshire Hills Bancorp and First Choice Bank can also terminate the Merger Agreement under other specified circumstances. See “Proposal I—The Proposed Merger—Terminating the Merger Agreement.”

Certain of First Choice Bank’s officers and directors have interests that are different from, or in addition to, interests of First Choice Bank’s shareholders generally.

You should be aware that some of the directors and officers of First Choice Bank have interests in the Merger that are different from, or in addition to, the interests of First Choice Bank shareholders generally. These include: severance payments that certain officers may receive under existing employment agreements; the payment for stock options and stock warrants; provisions in the Merger Agreement relating to indemnification of directors and officers and insurance for directors and officers of First Choice Bank for events occurring before the Merger; retention agreements with certain key executives of First Choice Loan Services and an agreement with respect the shares of Berkshire Hills Bancorp common stock to be received by First Choice’s Chairman, Martin Tuchman. For a more detailed discussion of these interests, see “ Proposal I—The Proposed Merger—Interests of Certain Persons in the Merger that are Different from Yours” beginning on page 67.

Failure to complete the Merger could negatively impact the future businesses and financial results of Berkshire Hills Bancorp, Berkshire Bank and First Choice Bank.

If the Merger is not completed, the ongoing businesses of Berkshire Hills Bancorp and First Choice Bank may be adversely affected and Berkshire Hills Bancorp and First Choice Bank will be subject to several risks, including the following:

•	Berkshire Hills Bancorp, Berkshire Bank and First Choice Bank will be required to pay certain costs relating to the Merger, whether or not the Merger is completed, such as legal, accounting, and other professional fees;

•	under the Merger Agreement, First Choice Bank is subject to certain restrictions on the conduct of its business prior to completing the Merger, which may adversely affect its ability to execute certain of its business strategies; and

•	matters relating to the Merger may require substantial commitments of time and resources by Berkshire Hills Bancorp, Berkshire Bank and First Choice Bank management, which could otherwise have been devoted to other opportunities that may have been beneficial to Berkshire Hills Bancorp, Berkshire Bank and First Choice Bank as independent companies, as the case may be.

In addition, if the Merger is not completed, Berkshire Hills Bancorp and/or First Choice Bank may experience negative reactions from the financial markets and from their respective customers and employees. Berkshire Hills Bancorp and/or First Choice Bank also could be subject to litigation related to any failure to complete the Merger or to enforcement proceedings commenced against Berkshire Hills Bancorp or First Choice Bank to perform their respective obligations under the Merger Agreement. If the Merger is not completed, Berkshire Hills Bancorp and First Choice Bank cannot assure their shareholders that the risks described above will not materialize and will not materially affect the business, financial results and stock prices of Berkshire Hills Bancorp and/or First Choice Bank.

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The shares of Berkshire Hills Bancorp common stock to be received by First Choice Bank shareholders receiving the stock consideration as a result of the Merger will have different rights from shares of First Choice Bank common stock.

Following completion of the Merger, First Choice Bank shareholders will no longer be shareholders of First Choice Bank, a New Jersey bank, but instead will be shareholders of Berkshire Hills Bancorp, a Delaware corporation. There will be important differences between your current rights as a First Choice Bank shareholder and the rights to which you will be entitled as a Berkshire Hills Bancorp shareholder. See “Comparison of Rights of Shareholders” beginning on page 82 for a discussion of the different rights associated with Berkshire Hills Bancorp common stock and First Choice Bank common stock.

Berkshire Hills Bancorp may fail to realize the anticipated benefits of the merger.

The success of the Merger will depend on, among other things, Berkshire Hills Bancorp’s ability to realize anticipated cost savings and to combine the businesses of Berkshire Bank and First Choice Bank in a manner that does not materially disrupt the existing customer relationships of First Choice Bank or Berkshire Bank, or result in decreased revenues from any loss of customers. If Berkshire Hills Bancorp is not able to successfully achieve these objectives, the anticipated benefits of the Merger may not be realized fully or at all or may take longer to realize than expected.

Berkshire Hills Bancorp and First Choice Bank have operated and, until the completion of the Merger, will continue to operate independently. It is possible that the integration process could result in the loss of key employees, the disruption of Berkshire Hills Bancorp’s or First Choice Bank’s ongoing businesses or inconsistencies in standards, controls, procedures and policies that adversely affect the ability of Berkshire Hills Bancorp to maintain relationships with customers and employees or to achieve the anticipated benefits of the Merger.

Berkshire Hills Bancorp and Berkshire Bank may not receive required regulatory approvals. Such approvals may be subject to adverse regulatory conditions.

Before the Merger may be completed and in connection with the change in control of First Choice Loan Services, various approvals or waivers must be obtained from, or notifications submitted to, various governmental entities and bank regulators, principally, the Federal Deposit Insurance Corporation, the New Jersey Commissioner of Banking and Insurance and the Massachusetts Department of Banking. An adverse development in either party’s regulatory standing or other factors could result in an inability to obtain one or more of the required regulatory approvals or delay their receipt. Neither First Choice Bank nor Berkshire Hills Bancorp can guarantee that it will receive all required regulatory approvals in order to complete the Merger. In addition, some of the governmental authorities from whom those approvals must be obtained may impose conditions, terms, obligations or restrictions on the completion of the Merger or require changes in the terms of the Merger and such conditions, terms, obligations or restrictions may have the effect of delaying the completion of the Merger, imposing additional material costs on or materially limiting the revenues of the combined company following the Merger or otherwise reduce the anticipated benefits of the Merger if the Merger were consummated successfully within the expected timeframe. In addition, neither Berkshire Hills Bancorp, Berkshire Bank nor First Choice Bank can provide assurance that any such conditions, terms, obligations or restrictions will not result in the delay or abandonment of the Merger. Additionally, the completion of the Merger is conditioned on the absence of any orders, decrees or injunction by any court or agency of competent jurisdiction that would enjoin or prohibit the completion of the Merger.

The fairness opinion obtained by First Choice Bank from its financial advisor will not reflect changes in circumstances subsequent to the date of the Merger Agreement.

First Choice Bank has obtained a fairness opinion dated as of June 24, 2016, from its financial advisor, Ambassador Financial Group, Inc. (“Ambassador”). First Choice Bank has not obtained, and will not obtain, an updated opinion as of the date of this proxy statement/prospectus from its financial advisor. Changes in the operations and prospects of Berkshire Hills Bancorp or First Choice Bank, general market and economic conditions and other factors that may be beyond the control of Berkshire Hills Bancorp and First Choice Bank, and on which the fairness opinion was based, may alter the value of First Choice Bank or the price of shares of Berkshire Hills Bancorp common stock or First Choice Bank common stock by the time the Merger is completed. The opinion does

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not speak to the time the Merger will be completed or to any other date other than the date of such opinion. As a result, the opinion will not address the fairness of the exchange ratio, from a financial point of view, at the time the Merger is completed. For a description of the opinion that First Choice Bank received from Ambassador, please see “The Merger—Opinion of First Choice Bank’s Financial Advisor, Ambassador Financial Group, Inc.” beginning on page 37 of this proxy statement/prospectus.

First Choice Bank shareholders will have a reduced ownership percentage and voting interest after the Merger and will exercise less influence over management.

The holders of First Choice Bank common stock currently have the right to vote in the election of the board of directors of First Choice Bank and on certain other matters affecting First Choice Bank. When the Merger occurs, each shareholder of First Choice Bank that receives shares of Berkshire Hills Bancorp common stock will become a shareholder of Berkshire Hills Bancorp with a percentage ownership of the combined organization that is much smaller than the shareholder’s current percentage ownership of First Choice Bank. Upon completion of the Merger, the former First Choice Bank shareholders will own approximately 12% of the outstanding shares of Berkshire Hills Bancorp common stock. Because of this, First Choice Bank’s shareholders will have less influence on the management and policies of Berkshire Hills Bancorp than they now have on the management and policies of First Choice Bank.

Risks Relating to Berkshire Hills Bancorp’s Business

You should read and consider risk factors specific to Berkshire Hills Bancorp’s business that will also affect the combined company after the Merger. These risks are described in the sections entitled “Risk Factors” in Berkshire Hills Bancorp’s Annual Report on Form 10-K for the fiscal year ended December 31, 2015 and Berkshire Hills Bancorp’s Quarterly Report on Form 10-Q for the period ended June 30, 2016, and in other documents incorporated by reference into this proxy statement/prospectus. Please see the section entitled “Where You Can Find More Information” beginning on page 90 of this proxy statement/prospectus for the location of information incorporated by reference into this proxy statement/prospectus.

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CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Certain statements contained in this document that are not historical facts may constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (referred to as the Securities Act), and Section 21E of the Securities Exchange Act of 1934, as amended (referred to as the Securities Exchange Act), and are intended to be covered by the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The sections of this document which contain forward-looking statements include, but are not limited to, “Questions And Answers About the Merger and First Choice Bank Special Meeting,” “Summary,” “Risk Factors,” “Proposal I—The Proposed Merger—Background of the Merger,” and “Proposal I—The Proposed Merger—First Choice Bank’s Reasons for the Merger and Recommendation of the First Choice Bank Board.” You can identify these statements from the use of the words “may,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions.

These forward-looking statements are subject to significant risks, assumptions and uncertainties, including among other things, changes in general economic and business conditions and the risks and other factors set forth in the “Risk Factors” section beginning on page 10.

Because of these and other uncertainties, Berkshire Hills Bancorp’s actual results, performance or achievements, or industry results, may be materially different from the results indicated by these forward-looking statements. In addition, Berkshire Hills Bancorp’s and First Choice Bank’s past results of operations do not necessarily indicate Berkshire Hills Bancorp’s and First Choice Bank’s combined future results. You should not place undue reliance on any forward-looking statements, which speak only as of the dates on which they were made. Berkshire Hills Bancorp is not undertaking an obligation to update these forward-looking statements, even though its situation may change in the future, except as required under federal securities law. Berkshire Hills Bancorp qualifies all of its forward-looking statements by these cautionary statements.

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SELECTED HISTORICAL FINANCIAL INFORMATION

The following tables show summarized historical financial data for Berkshire Hills Bancorp and First Choice Bank. You should read this summary financial information in connection with Berkshire Hills Bancorp’s historical financial information, which is incorporated by reference into this document.

Unaudited consolidated interim financial statements for Berkshire Hills Bancorp and the unaudited interim financial statements for First Choice Bank at or for the six months ended June 30, 2016 include normal, recurring adjustments necessary to fairly present the data for those periods. The unaudited data is not necessarily indicative of expected results of a full year’s operation.

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Selected Historical Financial and Other Data of BERKSHIRE HILLS Bancorp, Inc.

	At June 30,		At December 31,
(In thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011 (1)

Selected Financial Data:
Total assets	$8,043,659	$7,518,747	$7,831,915	$6,502,031	$5,672,799	$5,296,809	$3,992,257
Total earnings assets	7,327,099	6,740,128	7,140,387	5,923,462	5,085,152	4,682,755	3,519,852
Total investments	1,288,101	1,379,340	1,371,316	1,205,794	870,091	573,871	533,181
Total borrowings	1,320,236	1,266,266	1,264,147	1,052,323	1,064,107	448,088	237,402
Total loans	6,000,301	5,284,614	5,725,236	4,680,600	4,180,523	3,988,654	2,956,570
Allowance for loan losses	(41,397)	(37,197)	(39,308)	(35,662)	(33,323)	(33,208)	(32,444)
Total intangible assets	348,986	320,516	334,607	276,270	270,662	274,258	223,364
Total deposits	5,656,724	5,322,176	5,589,135	4,654,679	3,848,529	4,100,409	3,101,175
Total shareholders’ equity	923,420	827,151	887,189	709,287	678,062	667,265	551,808
Net income	31,958	18,803	49,518	33,744	41,143	33,188	17,348
Adjusted net income(2)	33,003	26,930	59,610	44,742	46,696	44,245	27,714

Selected Operating Data:
Total interest and dividend income	$137,494	$113,154	$247,030	$207,042	$203,741	$175,939	$138,260
Total interest expense	22,356	15,024	33,181	28,351	34,989	32,551	31,740
Net interest income	115,138	98,130	213,849	178,691	168,752	143,388	106,520
Fee income	30,790	29,437	57,480	53,434	50,525	51,265	33,727
All other non-interest (loss) income	(605)	(95)	(3,192)	(5,664)	7,707	2,791	2,076
Total non-interest income	30,185	29,342	54,288	47,770	58,232	54,056	35,803
Total net revenue	145,323	127,472	268,137	226,461	226,984	197,444	142,323
Provision for loan losses	8,528	8,055	16,726	14,968	11,378	9,590	7,563
Total non-interest expense	93,368	99,173	196,829	165,986	157,359	140,806	116,442
Income tax expense - continuing operations	11,469	1,441	5,064	11,763	17,104	13,223	1,884
Net (loss) income from discontinued operations	—	—	—	—	—	(637)	914
Net income	$31,958	$18,803	$49,518	$33,744	$41,143	$33,188	$17,348

Dividends per common share	$0.40	$0.38	$0.76	$0.72	$0.72	$0.69	$0.65
Basic earnings per common share	1.05	0.71	1.74	1.36	1.66	1.49	0.97
Diluted earnings per common share	1.04	0.70	1.73	1.36	1.65	1.49	0.97

Weighted average common shares outstanding – basic	30,561	26,557	28,393	24,730	24,802	22,201	17,885
Weighted average common shares outstanding – diluted	30,725	26,713	28,564	24,854	24,965	22,329	17,952

(1)	Adjusted measurements are non-GAAP financial measures that are adjusted to exclude net non-operating charges primarily related to acquisitions and restructuring activities. Refer to the Reconciliation of Non-GAAP Financial Measures for additional information.
(2)	Non-GAAP financial measure.
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	At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
	2016	2015	2015	2014	2013	2012	2011(4)
Selected Operating Ratios and Other Data: (1)
Share Data:
Net earnings, diluted	$1.04	$0.70	$1.73	$1.36	$1.65	$1.49	$0.97
Adjusted earnings, diluted(2)	1.07	1.01	2.09	1.80	1.87	1.98	1.54
Total book value per share	29.64	28.02	28.64	28.17	27.08	26.53	26.09
Tangible book value per share(2)	18.44	17.16	17.84	17.19	16.27	15.56	15.51
Dividends	0.40	0.38	0.76	0.72	0.72	0.69	0.65
Market price at year end	26.92	28.48	29.11	26.66	27.27	23.86	22.19

Performance Ratios: (1)(3)
Return on average assets	0.82%	0.55%	0.68%	0.55%	0.78%	0.73%	0.50%
Adjusted return on average assets(2)	0.85	0.79	0.82	0.73	0.88	0.98	0.80
Return on average equity	7.18	5.03	6.14	4.87	6.09	5.66	3.64
Adjusted return on equity(2)	7.41	7.20	7.40	6.46	6.92	7.54	5.76
Net interest margin, fully tax equivalent (FTE)(4)	3.32	3.24	3.31	3.26	3.63	3.62	3.57
Fee income/total net revenue	21.19	23.09	21.44	23.60	22.26	25.96	23.70

Growth Ratios:
Total commercial loans	5.28%	17.07%	28.65%	14.80%	4.51%	28.54%	29.29%
Total loans	4.80	12.90	23.32	11.96	4.81	34.91	38.02
Total deposits	1.21	14.34	20.08	20.95	(6.14)	32.22	40.68
Total net revenue (compared to prior year)	14.00	20.23	18.40	(0.23)	14.96	38.73	33.39
Earnings per share (compared to prior year)	47.89	69.05	27.21	(17.58)	10.74	53.61	(2.00)
Adjusted earnings per share (compared to prior year)2)	4.96	17.33	16.11	(3.74)	(5.56)	28.57	52.94

Asset Quality Ratios: (5)
Net loans charged-off/average total loans	0.22%	0.26%	0.25%	0.29%	0.29%	0.26%	0.27%
Allowance for loan losses/total loans	0.69	0.70	0.69	0.76	0.80	0.83	1.10

Capital and Liquidity Ratios:
Tier 1 capital to average assets – Company	7.67%	7.44%	7.71%	7.01%	N/A%	N/A%	N/A%
Total capital to risk-weighted assets – Company	11.35	11.66	11.91	11.38	N/A	N/A	N/A
Tier 1 capital to average assets – Bank	7.57	7.47	7.66	7.18	7.99	7.46	8.41
Total capital to risk-weighted assets – Bank	10.63	10.97	11.16	10.78	11.62	11.79	11.29
Shareholders’ equity/total assets	11.48	11.00	11.33	10.91	11.95	12.60	13.82
Tangible common shareholders’ equity to tangible assets (2)	7.46	7.04	7.37	6.96	7.54	7.82	8.71
Loans/deposits	106	99	102	101	109	97	95

(1)	Adjusted measurements are non-GAAP financial measures that are adjusted to exclude certain revenue and expense items primarily related to acquisitions and restructuring activities. Refer to the Reconciliation of Non-GAAP Financial Measures and discussion of Non-GAAP financial measures for additional information.
(2)	Non-GAAP financial measure.

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(3)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(4)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.
(5)	Generally accepted accounting principles require that loans acquired in a business combination be recorded at fair value, whereas loans from business activities are recorded at cost. The fair value of loans acquired in a business combination includes expected loan losses, and there is no loan loss allowance recorded for these loans at the time of acquisition. Accordingly, the ratio of the loan loss allowance to total loans is reduced as a result of the existence of such loans, and this measure is not directly comparable to prior periods. Similarly, net loan charge-offs are normally reduced for loans acquired in a business combination since these loans are recorded net of expected loan losses. Therefore, the ratio of net loan charge-offs to average loans is reduced as a result of the existence of such loans, and this measure is not directly comparable to prior periods. Other institutions may have loans acquired in a business combination, and therefore there may be no direct comparability of these ratios between and among other institutions.

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RECONCILIATION OF NON-GAAP FINANCIAL MEASURES

		At or For the Six Months Ended June 30,		At or For the Years Ended December 31,
(in thousands)		2016	2015	2015	2014	2013	2012	2011

Net income (GAAP)		$31,958	$18,803	$49,518	$33,744	$41,143	$33,188	$17,348
Securities (gains) losses and other revenue adjustments		(23)	(2,418)	(2,110)	9,691	(6,045)	(1,485)	(2,101)
Merger, acquisition, restructuring, conversion related and other expense adjustments		1,658	13,132	17,611	8,492	15,348	18,656	19,014
Income Tax adjustments		(590)	(2,587)	(5,409)	(7,185)	(3,750)	(6,114)	(6,547)
Total adjusted income (non-GAAP)	(A)	$33,003	$26,930	$59,610	$44,742	$46,696	$44,245	$27,714

Total revenue (GAAP)		$145,323	$127,472	$268,137	$226,461	$226,984	$197,444	$142,323
Securities (gains) losses and other revenue adjustments		(23)	(2,418)	(2,110)	9,691	(6,045)	(1,485)	(2,101)
Total operating revenue (non-GAAP)	(B)	$145,300	$125,054	$266,027	$236,152	220,939	195,959	140,222

Total non-interest expense (GAAP)		$93,368	$99,173	$196,830	$165,986	$157,359	$141,443	$116,055
Total acquisition, restructuring and other expense adjustments		(1,658)	(13,132)	(17,611)	(8,492)	(15,348)	(18,656)	(19,014)
Adjusted non-interest expense (non-GAAP)	(C)	$91,710	$86,041	$179,219	$157,494	$142,011	$122,787	$97,041

(in millions, except per share data)
Total average assets	(D)	$7,800	$6,846	$7,249	$6,171	$5,306	$4,531	$3,485
Total average shareholders’ equity	(E)	891	748	805	693	675	588	481
Total average tangible shareholders’ equity(2)	(F)	551	459	494	415	403	376	320
Total tangible shareholders’ equity, period end(2)	(G)	574	507	553	433	407	392	328
Total tangible assets, period end(2)	(H)	7,695	7,198	7,497	6,226	5,402	5,021	3,769

Total common shares outstanding, period end (thousands)	(I)	31,156	29,521	30,974	25,183	25,036	25,149	21,147
Average diluted shares outstanding (thousands)	(J)	30,728	26,713	28,564	24,854	24,965	22,329	17,952

GAAP earnings per share, diluted		$1.04	$0.70	$1.73	$1.36	$1.65	$1.49	$0.97
Adjusted earnings per share, diluted(2)	(A/J)	1.07	1.01	2.09	1.80	1.87	1.98	1.54
Book value per share (period end)		29.64	28.02	28.64	28.17	27.08	26.53	26.09
Tangible book value per share (period end)(2)	(G/I)	18.44	17.16	17.84	17.19	16.27	15.56	15.51
Total shareholders’ equity/total assets		11.48	11.00	11.33	10.91	11.95	12.60	13.82
Total tangible shareholders’ equity/total tangible assets(2)	(G)/(H)	7.46	7.04	7.38	6.95	7.54	7.79	8.70

Performance ratios(1)
GAAP return on assets		0.82%	0.55%	0.68%	0.55%	0.78%	0.73%	0.50%
Adjusted return on assets(2)	(A/D)	0.85	0.79	0.82	0.73	0.88	0.98	0.80
GAAP return on equity		7.18	5.03	6.15	4.87	6.09	5.66	3.64
Adjusted return on equity(2)	(A/E)	7.41	7.20	7.40	6.46	6.92	7.52	5.76

(1)	Ratios are annualized and based on average balance sheet amounts, where applicable. Quarterly data may not sum to year-to-date data due to rounding.
(2)	Non-GAAP financial measure.

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NON-GAAP FINANCIAL MEASURES

This document contains certain non-GAAP financial measures in addition to results presented in accordance with Generally Accepted Accounting Principles (“GAAP”). These non-GAAP measures are intended to provide the reader with additional supplemental perspectives on operating results, performance trends, and financial condition. Non-GAAP financial measures are not a substitute for GAAP measures; they should be read and used in conjunction with Berkshire Hills Bancorp’s GAAP financial information. A reconciliation of non-GAAP financial measures to GAAP measures is provided above. In all cases, it should be understood that non-GAAP financial measures do not depict amounts that accrue directly to the benefit of shareholders. An item which management excludes when computing non-GAAP adjusted earnings can be of substantial importance to Berkshire Hills Bancorp’s results for any particular quarter or year. Berkshire Hills Bancorp’s non-GAAP earnings information set forth is not necessarily comparable to non-GAAP information which may be presented by other companies. Each non-GAAP measure used by Berkshire Hills Bancorp in this proxy statement/prospectus as supplemental financial data should be considered in conjunction with Berkshire Hills Bancorp’s GAAP financial information.

Berkshire Hills Bancorp utilizes the non-GAAP measure of adjusted earnings in evaluating operating trends, including components for adjusted revenue and expense. These measures exclude amounts which Berkshire Hills Bancorp views as unrelated to its normalized operations, including securities gains/losses, merger costs, restructuring costs, and systems conversion costs. Adjusted earnings are presented net of an adjustment for income tax expense. References to adjusted net income or adjusted income are also meant to refer to adjusted earnings. Berkshire Hills Bancorp also calculates adjusted earnings per share based on its measure of adjusted earnings. Berkshire Hills Bancorp views these amounts as important to understanding its operating trends, particularly due to the impact of accounting standards related to merger and acquisition activity. Analysts also rely on these measures in estimating and evaluating Berkshire Hills Bancorp’s operating performance. Management also believes that the computation of non-GAAP earnings and earnings per share may facilitate the comparison of Berkshire Hills Bancorp to other companies in the financial services industry.

Adjusted revenue and adjusted expense are computed based on the items used to compute adjusted earnings. Adjusted revenue excludes net securities gains. In several years, securities gains were recognized on stock positions held in acquired banks that resulted in the recording of revenue to recognize the gain at the time of the merger. In 2014, revenue was also adjusted to exclude a loss recorded on the termination of hedges, which was related to the acquisition of branches that was completed in the first quarter of that year. In 2013 and 2014, an adjustment was recorded for non-material out of period adjustments to net interest income, which were largely offsetting between the two periods.

Adjusted non-interest expense excludes merger and acquisition costs. These costs include professional fees, severance/benefit costs, systems conversion costs, and contract termination costs. Berkshire Hills Bancorp views merger and acquisition costs as part of the economic investment in acquired operations which are intended to provide future earnings benefits and return on investment. Restructuring costs include costs and losses related to the disposition of branches and other leased and owned real estate, as well as costs related to organization restructurings. Berkshire Hills Bancorp evaluates restructuring costs and considers the length of time for future operating benefits to payback these costs. Berkshire Hills Bancorp also includes net operating results of discontinued operations with restructuring costs. Berkshire Hills Bancorp adjusts expenses to exclude costs related to the conversion of core systems and other major computer systems which are not typical of normal annual operations and which build infrastructure for future expansion. In some cases, variable compensation costs related to the above projects are among the costs excluded in determining adjusted non-interest expense.

Berkshire Hills Bancorp determines the amount of the income tax expense adjustment as the difference between tax expense based on the GAAP tax rate and based on the effective tax rate applicable to core income. In 2014, due to the components of income in that year, Berkshire Hills Bancorp determined the income tax expense associated with the adjusting items for revenue and expense, and this amount was recorded as the income tax expense adjustment.

Adjusted return on assets and adjusted return on equity are computed as non-GAAP measures of performance and are based on adjusted net income and are used for the same reasons that adjusted net income is measured. Berkshire Hills Bancorp also measures its tangible equity, which excludes the balance of goodwill and other intangible assets. Berkshire Hills Bancorp measures tangible book value per share and the ratio of tangible equity to tangible assets. Tangible book value per share is an important valuation metric utilized by the investment community. The ratio of tangible equity to tangible assets is used by analysts and investors as one measure considered in evaluating Berkshire Hills Bancorp’s leverage.

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Selected Historical Financial and Other Data of First Choice Bank

	At June 30,		At December 31,
(in thousands, except per share data)	2016	2015	2015	2014	2013	2012	2011

Selected Financial Data:
Total assets	$1,101,117	$1,205,001	$1,122,802	$1,199,655	$934,029	$900,138	$669,292
Securities	444,956	522,312	517,157	528,279	375,784	248,783	166,787
Loans held for sale	123,574	171,732	112,464	149,272	74,986	245,365	185,818
Loans	448,506	449,778	424,276	463,831	439,841	369,745	293,917
Allowance for loan losses	(14,037)	(13,541)	(12,852)	(14,277)	(6,657)	(5,947)	(4,968)
Bank owned life insurance	10,243	—	10,092	—	—	—	—
Deposits	872,549	925,729	901,600	916,205	805,730	699,223	542,816
Borrowed funds and subordinated notes	98,848	164,106	107,899	171,156	35,252	96,845	50,935
Total stockholders’ equity	111,653	102,152	101,572	100,875	83,005	82,284	63,303

Selected Operating Data:
Total interest and dividend income	$17,305	$18,538	$36,834	$35,684	$30,726	$28,754	$22,589
Total interest expense	4,141	4,526	8,840	9,052	8,512	8,554	7,225
Net interest income	13,164	14,012	27,994	26,632	22,214	20,200	15,364
Net gain on sale of loans and mortgage banking revenue	38,860	40,697	67,930	53,618	59,831	71,312	39,936
All other fee income	2,865	1,313	2,768	2,423	636	1,260	1,410
Total net revenue	54,889	56,022	98,692	82,673	82,681	92,772	56,710
Provision for loan losses	1,405	3,931	5,298	13,686	5,805	1,715	3,158
Total non-interest expense	44,370	48,403	90,156	65,500	65,784	74,585	46,735
Income tax expense	3,282	1,418	895	702	4,059	6,457	2,738
Net income	$5,833	$2,271	$2,343	$2,785	$7,033	$10,015	$4,079
Preferred dividend	774	774	1,548	1,368	1,235	1,068	682
Net income to common shareholders	5,059	1,497	795	1,417	5,798	8,947	3,397

Dividends per common share	$0.16	$—	$—	$0.16	$0.15	$0.15	$0.10

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	At or For the Six Months Ended June 30,		At or For the Year Ended December 31,
	2016	2015	2015	2014	2013	2012	2011
Selected Operating Ratios and Other Data:
Share Data:
Book value per common share	$18.98	$16.03	$15.85	$15.63	$15.02	$14.79	$11.75

Performance Ratios(1):
Return on average assets	1.04%	0.39%	0.20%	0.26%	0.80%	1.32%	0.75%
Return on average equity	10.45	4.45	2.31	2.76	8.47	12.17	6.44
Net interest rate margin, fully tax equivalent (FTE) (2)	2.55	2.54	2.58	2.68	2.72	2.84	3.01
Non-interest income/total net revenue	70.80	72.64	68.83	64.86	72.36	76.87	70.42
Non-interest expense/average assets	7.93	8.25	7.80	6.06	7.45	9.80	8.69
Dividend payout ratio	22.06	34.08	66.07	67.54	23.90	15.12	24.00

Growth Ratios:
Total loans	10.80%	(6.25)%	(8.53)%	5.45%	18.96%	25.80%	37.57%
Total deposits	(6.66)	2.06	(1.59)	13.71	15.23	28.81	41.45
Total net revenue	(2.06)	17.96	19.38	(0.01)	(10.88)	63.59	87.87

Asset Quality Ratios:
Net loan charge-off/average total loans	0.08%	1.60%	1.18%	1.08%	0.98%	0.15%	0.49%
Allowance for loan losses/total loans	3.13	3.01	3.03	3.08	1.51	1.61	1.69

Capital Ratios:
Tier 1 capital to average assets	9.43%	8.62%	9.03%	8.42%	9.26%	9.37%	9.56%
Total capital to risk-weighted assets	18.64	16.84	18.60	18.13	16.63	16.82	16.73
Tier 1 capital to risk-weighted assets	17.37	15.58	17.33	16.88	15.43	15.65	15.48
Stockholders equity/total assets	10.14	8.48	9.05	8.41	8.89	9.14	9.46

(1)	All performance ratios are annualized and are based on average balance sheet amounts, where applicable.
(2)	Fully taxable equivalent considers the impact of tax advantaged investment securities and loans.

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MARKET PRICE AND DIVIDEND INFORMATION

Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” First Choice Bank stock is not traded on any established public trading market. The following table lists the high and low prices per share for Berkshire Hills Bancorp common stock and the cash dividends declared by Berkshire Hills Bancorp for the periods indicated.

	Berkshire Hills Common Stock
	High	Low	Dividends

Quarter Ended

December 31, 2016 (through October 19, 2016)	$28.25	$27.30	$0.20
September 30, 2016	28.22	26.07	0.20
June 30, 2016	28.18	24.80	0.20
March 31, 2016	29.85	24.71	0.20
December 31, 2015	30.69	26.32	0.19
September 30, 2015	29.81	26.68	0.19
June 30, 2015	29.30	26.77	0.19
March 31, 2015	27.92	24.26	0.19
December 31, 2014	26.91	22.84	0.18
September 30, 2014	25.11	22.37	0.18
June 30, 2014	26.64	22.06	0.18
March 31, 2014	27.38	23.95	0.18

On June 24, 2016, which is the last day on which shares of Berkshire Hills Bancorp common stock traded preceding the public announcement of the proposed Merger, the closing price of Berkshire Hills Bancorp common stock was $25.51. On October 19, 2016, which is the most recently practicable date prior to the mailing of this proxy statement/prospectus, the closing price of Berkshire Hills Bancorp common stock was $28.20.You should obtain current market quotations for Berkshire Hills Bancorp common stock, as the market price of Berkshire Hills Bancorp common stock will fluctuate between the date of this document and the date on which the Merger is completed, and thereafter. You can get these quotations from a newspaper, on the Internet or by calling your broker.

As of October 19, 2016, there were approximately 3,600 holders of record of Berkshire Hills Bancorp common stock. As of October 19, 2016, there were approximately 496 holders of record of First Choice Bank common stock.

Following the Merger, the declaration of dividends will be at the discretion of Berkshire Hills Bancorp’s board of directors and will be determined after consideration of various factors, including earnings, cash requirements, the financial condition of Berkshire Hills Bancorp, applicable state law and government regulations and other factors deemed relevant by Berkshire Hills Bancorp’s board of directors.

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SPECIAL MEETING OF FIRST CHOICE BANK SHAREHOLDERS

This section contains information for First Choice Bank shareholders about the special meeting of shareholders that First Choice Bank has called to consider and approve the Merger Agreement.

Together with this document, First Choice Bank is also sending you a notice of the First Choice Bank special meeting of shareholders and a form of proxy that is solicited by its board of directors. The special meeting of shareholders will be held on November 22, 2016 at 10:00 a.m., local time, at The Stone Terrace, 2275 Kuser Road, Hamilton Township, New Jersey 08610. This proxy statement/prospectus is first being mailed to shareholders of First Choice Bank on or about October 24, 2016.

Matters to Be Considered

The purpose of First Choice Bank special meeting of shareholders is: (i) to vote on a proposal to approve the Merger Agreement, and (ii) to vote upon a proposal to adjourn or postpone the First Choice Bank special meeting for the purpose, among others, of allowing additional time to solicit proxies. No business may be transacted at the special meeting except as specified in the notice accompanying this proxy statement/ prospectus.

Proxies

You may vote your shares of First Choice Bank common stock in any one of four alternative ways:

•	By paper proxy card;

•	By telephonic proxy;

•	By proxy via the internet; or

•	In person at First Choice Bank shareholders’ meeting.

Please read the following instructions and vote by whatever method is most convenient for you:

Paper Proxy Card. Each copy of this document mailed to First Choice Bank shareholders is accompanied by a proxy card with voting instructions for submission by mail. You should complete and return the proxy card accompanying this document to ensure that your vote is counted at the First Choice Bank special meeting, or at any adjournment or postponement of the meeting, regardless of whether you plan to attend the First Choice Bank special meeting.

Voting by Telephone. If you wish to vote by telephone and you are a shareholder of record of First Choice Bank, use a touch-tone telephone to call toll-free 1-800-652-VOTE (8683) within the USA, US territories and Canada and follow the instructions. If you vote by telephone, you must have your control number and proxy card available when you call.

Voting by the Internet. If you wish to vote through the Internet and you are a shareholder of record of First Choice Bank, you can access the web page at https://www. envisionreports.com/CHO and follow the on-screen instructions. If you vote through the Internet, you must have your control number and proxy card available when you access the web page.

You can revoke your proxy at any time before the vote is taken at the First Choice Bank special meeting. If your shares are held in “street name,” your broker will vote your shares on the proposal to approve the Merger Agreement only if you provide instructions to your broker on how to vote. If you have not voted through your broker, you may revoke your proxy by:

•	submitting written notice of revocation to the Secretary of First Choice Bank prior to the voting of such proxy;

•	submitting a properly executed proxy bearing a later date; or

•	voting in person at the special meeting; however, simply attending the special meeting without voting will not revoke an earlier proxy.

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Written notices of revocation and other communications about revoking your proxy should be addressed to:

First Choice Bank

669 Whitehead Road

Lawrenceville, New Jersey 08648

Attention: Lisa M. Tuccillo, Corporate Secretary

If your shares of common stock are held in street name, you should follow the instructions of your broker regarding the revocation of proxies.

All shares of common stock represented by valid proxies received by First Choice Bank through this solicitation, that are not revoked, will be voted in accordance with your instructions on the proxy card. If you do not specify on your proxy card how you want your shares voted before signing and returning it, your proxy will be voted “FOR” approval of the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting if more time is needed to solicit additional proxies for the approval of the Merger Agreement.

First Choice Bank shareholders should NOT send stock certificates with their proxy cards. After the Merger is completed, First Choice Bank shareholders will be sent a transmittal form and instructions, at which time they will be requested to submit their stock certificates.

Solicitation of Proxies

First Choice Bank is soliciting proxies and will bear the entire cost of soliciting proxies from its shareholders. In addition to solicitation of proxies by mail, First Choice Bank will request that banks, brokers and other record holders send proxies and proxy material to the beneficial owners of First Choice Bank common stock and secure their voting instructions, if necessary. First Choice Bank will reimburse the record holders for their reasonable expenses in taking those actions. First Choice Bank may use several of its regular employees, who will not be specially compensated, to solicit proxies from First Choice Bank shareholders, either personally or by telephone, telegram, facsimile or letter.

Record Date

First Choice Bank board of directors has fixed the close of business on October 19, 2016 as the record date for determining First Choice Bank shareholders entitled to receive notice of and to vote at the First Choice Bank special meeting of shareholders. On October 19, 2016, 3,207,493 shares of First Choice Bank common stock were outstanding and held by approximately 496 holders of record.

Voting Rights and Vote Required

The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares of First Choice Bank common stock is necessary to constitute a quorum at the First Choice Bank special meeting of shareholders. Abstentions and broker non-votes will be counted solely for the purpose of determining whether a quorum is present. An unvoted proxy submitted by a broker is sometimes referred to as a broker non-vote.

Approval of the Merger Agreement requires the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of First Choice Bank common stock entitled to vote at the First Choice Bank special meeting. You are entitled to one vote for each share of First Choice Bank common stock you held as of the record date.

Because the affirmative vote of the holders of two-thirds (2/3) of the outstanding shares of First Choice Bank common stock entitled to vote at the First Choice Bank special meeting is needed for First Choice Bank and Berkshire Hills Bancorp to proceed with the Merger, the failure to vote by proxy or in person will have the same effect as a vote “AGAINST” the Merger Agreement. Abstentions and broker non-votes also will have the same effect as a vote “AGAINST” the Merger Agreement. Accordingly, First Choice Bank board of directors urges First Choice Bank shareholders to complete, date and sign the accompanying proxy card and return it promptly in the enclosed postage-paid envelope, or submit their proxy by telephone or internet.

As of the record date, directors and executive officers of First Choice Bank and their affiliates had the right to vote 1,093,179 shares of First Choice Bank common stock, or approximately 34.1% of the outstanding First Choice Bank common stock at that date. At the time the Merger Agreement with Berkshire Hills Bancorp was

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signed, each director and certain officers of First Choice Bank entered into a separate letter agreement with Berkshire Hills Bancorp, pursuant to which, among other things, they agreed to vote or cause to be voted all shares over which they maintain sole or shared voting power in favor of approval of the Merger Agreement.

The holders of First Choice Bank Preferred Stock are not entitled to vote on the proposal to approve the Merger Agreement, but the Merger would be considered a liquidation event, entitling the holders of First Choice Bank Preferred Stock to be paid their respective liquidation preferences in lieu of receiving merger consideration, unless the holders of a majority of each series of First Choice Bank Preferred Stock determine that the Merger will not deemed a liquidation event.

At the time the Merger Agreement with Berkshire Hills Bancorp was signed, each director and certain officers of First Choice Bank entered into a separate letter agreement with Berkshire Hills Bancorp, pursuant to which, among other things, they agreed to vote or cause to be voted all shares of First Choice Bank Preferred Stock over which they maintain sole or shared voting power that the Merger not be deemed a liquidation event.

The directors and officers who signed these letter agreements hold a majority of each series of First Choice Bank Preferred Stock. Therefore, no proxies are being solicited from the holders of First Choice Bank Preferred Stock in connection with the determinations by each series of First Choice Bank Preferred Stock that the Merger will not be deemed a liquidation event.

Recommendation of the Board of Directors

First Choice Bank board of directors has unanimously approved the Merger Agreement and the transactions contemplated in the Merger Agreement. First Choice Bank board of directors has determined that the Merger Agreement and the transactions contemplated in the Merger Agreement are advisable and in the best interests of First Choice Bank and its shareholders and unanimously recommends that you vote “FOR” approval of the Merger Agreement and “FOR” the proposal to adjourn or postpone the special meeting if more time is needed to solicit additional proxies for the approval of the Merger Agreement.

See “Proposal I—The Proposed Merger—First Choice Bank’s Reasons for the Merger and Recommendation of the First Choice Bank Board” on page 34 for a more detailed discussion of First Choice Bank board of directors’ recommendation.

Voting at the First Choice Bank Special Meeting

If you want to vote your shares of First Choice Bank common stock held in street name in person at the First Choice Bank special meeting, you will have to get a written proxy in your name from the broker, bank or other nominee who holds your shares.

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Security Ownership of Certain Beneficial Owners of First Choice Bank and First Choice Bank Directors and Executive Officers

The following table sets forth the number of shares of First Choice Bank common stock beneficially owned by any person (including any group) who is known to First Choice Bank to be the beneficial owner of more than five percent of First Choice Bank’s class of common stock, each director of First Choice Bank, and all directors and officers of First Choice Bank as a group, as of October 19, 2016. The table, together with the notes below the table, include First Choice Bank’s present commitments to such persons with respect to the issuance of shares of First Choice Bank common stock, namely through exercise of warrants and options, or conversion of preferred stock. Except for Mr. Tuchman, no person is known by First Choice Bank to own more than ten percent of First Choice Bank’s outstanding common stock.

Name	Amount and Nature of Beneficial Ownership(1)	Percent of Class(2)
Steven J. Doerler(3)	63,339	2.0%
Nancy E. Dudas(4)	60,386	1.9%
Paul E. Fitzgerald(5)	26,050	*
James J. Kreig	100	*
Geoffrey R. Morsell(6)	45,050	1.4%
Munish Sood(7)	179,868	5.5%
Martin Tuchman(8)	805,920	24.9%
Richard L. Weise(9)	65,736	2.0%
Robert L. Workman(10)	94,604	2.9%
Total owned by directors and executive officers as a group (12 persons)(11)	1,474,217	41.1%

(1)	Any person who, directly or indirectly, through any contract, arrangement, understanding, relationship, or otherwise has or shares: voting power, which includes the power to vote, or to direct the voting of, our common stock; and/or, investment power, which includes the power to dispose, or to direct the disposition of, our common stock, is determined to be a beneficial owner of the common stock. Unless otherwise indicated, the beneficial owner has sole voting and investment power. Shares beneficially owned include warrants and options to purchase shares which are currently exercisable or which will be exercisable within 60 days of October 19, 2016.
(2)	Based on 3,207,493 shares issued and outstanding as of October 19, 2016. Percentage calculations presume that the identified individual or group exercises all of his, her or their respective warrants and options and that no other holders of warrants or options exercise their warrants or options.
(3)	Includes 20,150 shares of common stock issuable upon exercise of options, 2,667 shares of common stock issuable upon exercise of warrants, 1,000 shares issuable upon conversion of Series A Preferred Stock, and 6,504 shares issuable upon conversion of Series C Preferred Stock. Excludes 1,071 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017.
(4)	Includes 18,600 shares of common stock issuable upon exercise of options, 2,667 shares of common stock issuable upon exercise of warrants, 5,000 shares issuable upon conversion of Series A Preferred Stock, and 1,734 shares issuable upon conversion of Series C Preferred Stock. Excludes 3,751 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017.
(5)	Includes 25,000 shares of common stock issuable upon exercise of options.
(6)	Includes 22,100 shares of common stock issuable upon exercise of options, 2,667 shares of common stock issuable upon exercise of warrants, and 100 shares issuable upon conversion of Series A Preferred Stock. Excludes 571 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017, and 314 shares of common stock issuable upon conversion of Series E Preferred Stock, which are not convertible prior to July 2019.
(7)	Includes 19,650 shares of common stock issuable upon exercise of options, 2,667 shares of common stock issuable upon exercise of warrants, 4,700 shares issuable upon conversion of Series A Preferred Stock, 5,000 shares issuable upon conversion of Series B Preferred Stock and 3,469 shares issuable upon conversion of

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Series C Preferred Stock. Excludes 1,785 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017, and 1,257 shares of common stock issuable upon conversion of Series E Preferred Stock, which are not convertible prior to July 2019. Includes shares with respect to which Mr. Sood serves as custodian for his minor children.

(8)	Includes 21,650 shares of common stock issuable upon exercise of options and 7,484 shares of common stock issuable upon exercise of warrants. Excludes 2,391,958 shares of common stock otherwise issuable upon exercise of warrants and conversion of Series A, B and C Preferred Stock but for the limitations on exercise and conversion set forth in the terms of such warrants and preferred stock to comply with New Jersey banking regulations, 561,357 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017, and 745,534 shares of common stock issuable upon conversion of Series E Preferred Stock, which are not convertible prior to July 2019.

(9)	Includes 17,150 shares of common stock issuable upon exercise of options, 2,667 shares of common stock issuable upon exercise of warrants, 3,600 shares issuable upon conversion of Series A Preferred Stock, 1,000 shares issuable upon conversion of Series B Preferred Stock and 1,734 shares issuable upon conversion of Series C Preferred Stock. Excludes 1,142 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017, and 628 shares of common stock issuable upon conversion of Series E Preferred Stock, which are not convertible prior to July 2019.

(10)	Includes 17,950 shares of common stock issuable upon exercise of options, 20,000 shares issuable upon conversion of Series A Preferred Stock, 5,000 shares issuable upon conversion of Series B Preferred Stock and 6,504 shares issuable upon conversion of Series C Preferred Stock. Excludes 1,785 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017, and 7,861 shares of common stock issuable upon conversion of Series E Preferred Stock, which are not convertible prior to July 2019.

(11)	Includes 207,250 shares of common stock issuable upon exercise of options, 38,134 shares of common stock issuable upon exercise of warrants, and 135,654 shares of common stock issuable upon conversion of Series A, B and C Preferred Stock. Excludes 2,304,334 shares of common stock otherwise issuable upon conversion of Series A, B and C Preferred Stock but for the application of New Jersey banking regulations limiting the current conversion of such stock, excludes 571,282 shares of common stock issuable upon conversion of Series D Preferred Stock, which are not convertible prior to June 2017, and 755,594 shares of common stock issuable upon conversion of Series E Preferred Stock, which are not convertible prior to July 2019.

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DISSENTERS’ RIGHTS

Under the New Jersey Banking Act, shareholders of First Choice Bank who are entitled to vote on the proposal to approve the Merger Agreement have the right to dissent from the Merger and to receive payment in cash for the fair value of their shares of First Choice Bank common stock instead of the merger consideration. First Choice Bank shareholders electing to do so must comply with the statutory provisions relating to dissenters’ rights in order to perfect their dissenters’ rights. A copy of the applicable statutory provisions are attached as Annex C of this document.

Ensuring perfection of dissenters’ rights can be complicated. The procedural rules are specific and must be followed precisely. A First Choice Bank shareholder’s failure to comply with these procedural rules may result in his or her becoming ineligible to pursue dissenters’ rights.

The following is intended as a brief summary of the material provisions of the New Jersey Banking Act procedures that a First Choice Bank shareholder must follow in order to dissent from the Merger and obtain payment of the fair value of his or her shares of First Choice Bank common stock instead of the merger consideration. This summary, however, is not a complete statement of all applicable requirements and is qualified in its entirety by reference to the statutory provisions relating to dissenters’ rights, the full text of which appears in Annex C of this proxy statement/prospectus. First Choice Bank is notifying each of the holders of record of its common stock as of October 19, 2016 that dissenters’ rights are available and intends that this proxy statement/prospectus constitutes this notice.

If you are a First Choice Bank shareholder and you wish to exercise your dissenters’ rights, you must satisfy the following:

You must serve a written notice of dissent: You must serve a written notice of dissent from the merger agreement at the principal office of First Choice Bank no later than the third day prior to the First Choice Bank special meeting of shareholders. Delivery of the notice of dissent may be made by registered mail or in person by you or your agent.

You must not vote for approval of the merger agreement: You must not vote for approval of the merger agreement. If you vote, by proxy or in person, in favor of the merger agreement, this will terminate your dissenters’ rights.

You must make a written demand for dissenters’ rights: You must deliver a written demand for dissenters’ rights to the principal office of First Choice Bank within 30 days after the filing of the merger agreement with the New Jersey Commissioner of Banking and Insurance following the First Choice Bank special meeting of shareholders where the merger agreement was approved by shareholders. This written demand for dissenters’ rights must be separate from your proxy card. A vote against the merger agreement alone will not constitute a demand for dissenters’ rights. Delivery of the demand for payment may be made by registered mail or in person by you or your agent.

If you are a First Choice Bank shareholder who elects to exercise dissenters’ rights, you may mail or deliver a written demand to: First Choice Bank, 669 Whitehead Road, Lawrenceville, New Jersey 08648, Attention: Paul E. Fitzgerald, President and Chief Executive Officer.

The written demand for dissenters’ rights should state that the shareholder is demanding payment of the value of the shareholder’s shares and may specify the shareholder’s name, mailing address and the number of shares of common stock owned. Berkshire Hills Bancorp may within ten days of receipt of the demand for dissenters’ rights offer to pay the shareholder an amount for his shares that in the opinion of Berkshire Hills Bancorp does not exceed the amount which would be paid if First Choice Bank liquidated as of the filing of the merger agreement with the New Jersey Commissioner of Banking and Insurance following the special meeting of shareholders.

If a shareholder fails to accept the offer from Berkshire Hills Bancorp or if no offer is made, the shareholder must within three weeks after the receipt of the offer from Berkshire Hills Bancorp or within three weeks after the demand was made if no offer was made by Berkshire Hills Bancorp, initiate an action in New Jersey Superior Court. Berkshire Hills Bancorp has no obligation to file this action, and if you do not file this action within the above time frame, you will lose your dissenters’ rights.

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The court will appoint a board of three appraisers to determine the value of the shares of all shareholders who are party to the action. In determining such fair value, the appraisers may take into account all relevant factors, including hearing evidence from the parties and upon such determination will file a report in the Superior Court where the determination of any two of the appraisers will control. Either party may appeal the ruling to the Superior Court within ten days of the filing of the appraisers’ report and the Superior Court will issue a final ruling. Berkshire Hills Bancorp will then pay the dissenting shareholders of First Choice Bank the judicially determined value of First Choice Bank shares plus a judicially determined interest rate. Berkshire Hills Bancorp will be responsible for paying the fees of the appraisers.

Shareholders considering seeking dissenters’ rights for their shares should note that the fair value of their shares determined under the New Jersey Banking Act could be more, the same, or less than the consideration they would receive pursuant to the merger agreement if they did not seek appraisal of their shares.

IF YOU FAIL TO STRICTLY COMPLY WITH THE PROCEDURES DESCRIBED ABOVE YOU WILL LOSE YOUR DISSENTERS’ RIGHTS. CONSEQUENTLY, IF YOU WISH TO EXERCISE YOUR DISSENTERS’ RIGHTS, WE STRONGLY URGE YOU TO CONSULT A LEGAL ADVISOR BEFORE ATTEMPTING TO DO SO.

PROPOSAL I — THE PROPOSED MERGER

The following summary of the Merger Agreement is qualified by reference to the complete text of the Merger Agreement. A copy of the Merger Agreement is attached as Annex A to this proxy statement/prospectus and is incorporated by reference into this proxy statement/prospectus. You should read the Merger Agreement completely and carefully as it, rather than this description, is the legal document that governs the Merger.

General

The Merger Agreement provides for the merger of First Choice Bank with and into Berkshire Bank, with Berkshire Bank as the surviving entity. First Choice Bank will cease to exist upon closing of the Merger. First Choice Loan Services, Inc. will become a wholly-owned subsidiary of Berkshire Bank.

Background of the Merger

On November 18, 2015, the board of directors of First Choice Bank held one of its regular monthly meetings. As part of the board’s regular efforts to deliver value to shareholders, discussion at the meeting included consideration of the strategic alternatives available to the bank. At the meeting, the board considered, among other alternatives, a potential sale of its subsidiary, First Choice Loan Services, and/or a potential sale of the bank itself. Given certain challenges facing the bank, including increasing regulatory compliance costs, and the prospects of operating the bank without First Choice Loan Services, the board determined it would consider a potential sale of the bank. A committee of the board was established to take the lead in evaluating strategic alternatives, on behalf of the board as they were presented. Chairman, Martin Tuchman, Vice Chair Munish Sood and Robert Workman were appointed as the members of the committee. Houlihan Lokey Capital Inc. had been invited to the meeting to discuss its qualifications to provide financial advisory and investment banking services in connection with a potential sale or other transaction. After the meeting, a proposal was received from Houlihan Lokey and thereafter other investment bankers were interviewed by representatives of the First Choice board. On January 16, 2016, First Choice Bank signed an engagement letter with Houlihan Lokey.

In early 2016, Houlihan Lokey worked with the management of First Choice Bank to prepare a Confidential Information Memorandum to be used in the process of a potential transaction. Houlihan Lokey presented to First Choice Bank a list of potential acquirers to be contacted. This list contained institutions that might be interested in acquiring First Choice Bank in its entirety, as well as institutions that might have an interest in acquiring the bank or First Choice Loan Services only. In late March, the Confidential Information Memorandum was nearly complete and the First Choice board committee authorized Houlihan Lokey to start contacting institutions that might have an interest in acquiring First Choice Bank in its entirety.

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On March 24, 2016 Houlihan Lokey contacted Berkshire Hills Bancorp and had a discussion which resulted in Berkshire Hills Bancorp having an initial interest in First Choice Bank. Berkshire Hills Bancorp informed Houlihan Lokey that it would not participate in an auction process and would only proceed with a potential transaction if First Choice Bank agreed to negotiate with Berkshire Hills Bancorp on an exclusive basis.

On March 29, 2016 a confidentiality agreement with Berkshire Hills Bancorp was signed and on April 4, 2016, an initial meeting between First Choice Bank’s representatives and Berkshire Hills Bancorp’s representatives took place in New Jersey.

On April 12, 2016, before Houlihan Lokey had commenced a comprehensive solicitation effort, and before receiving any competing offers, it received a non-binding, indicative proposal from Berkshire Hills Bancorp. Houlihan Lokey presented the proposal initially to the First Choice board committee for consideration and then to the First Choice Bank board of directors on April 14, 2016, along with a proposed 30-day Exclusivity Agreement. Berkshire Hills Bancorp’s initial proposal, based on preliminary information and subject to due diligence, proposed a valuation of First Choice Bank at 1.3 to 1.4 times its tangible book value. Based on a representative price of $27.00 per share of Berkshire Hills Bancorp common stock, the initial proposal suggested an exchange ratio of between 0.65 and 0.70 shares of Berkshire Hills Bancorp common stock for each share of First Choice Bank common stock.

At the meeting, Houlihan Lokey reported on the general banking environment and historical acquisitions of similar banks and financial institutions; its analysis of First Choice Bank and First Choice Loan Services, including their strengths and business challenges, the potential for selling First Choice Loan Services and continuing to operate First Choice Bank as an independent institution, and provided a detailed analysis of the indicative proposal from Berkshire Hills Bancorp. Houlihan Lokey opined that while solicitation efforts had been limited to date, Berkshire Hills Bancorp was ideally suited to acquire both First Choice Bank and First Choice Loan Services in a combined transaction. Berkshire Hills Bancorp was unwilling to proceed with further diligence absent an agreement regarding exclusivity. After hearing the report from and engaging in a discussion with Houlihan Lokey, and further discussing the proposal among the directors, based on the report of its financial advisor, the financial strength and market capitalization of Berkshire Hills Bancorp, the board’s perception of Berkshire Hills Bancorp’s ability to acquire and integrate First Choice Loan Services, the fact that its common stock was listed on a national exchange, NYSE, its history of paying dividends to its stockholders and the prospect of consummating the transaction prior to the end of 2016, the First Choice Bank board determined to grant Berkshire Hills Bancorp the requested 30-day exclusivity. The Exclusivity Agreement was signed on April, 15, 2016.

From April 15, 2016 through June 24, 2016, Berkshire Hills Bancorp conducted an extensive due diligence investigation of First Choice Bank and First Choice Loan Services, including substantial financial analysis, management meetings and document review.

During this time, because negotiations had proceeded constructively towards a potential transaction, First Choice Bank determined that it was appropriate to extend the exclusivity period on three occasions, first on May 13, 2016, extending until May 27, 2016, second on May 27, 2016 extending until June 1, 2016, and finally on June 2, 2016, extending until June 24, 2016.

On May 31, 2016, Berkshire Hills Bancorp provided the First Choice board committee with a revised indication of interest with respect to the proposed merger, which reflected the results of Berkshire Hills Bancorp’s due diligence investigations available at that time. The revised indication proposed an exchange ratio of 0.5864 shares of Berkshire Hills Bancorp common stock for each share of First Choice Bank common stock, based on a valuation of $16.25 per share of First Choice Bank common stock and $27.71 per share of Berkshire Hills Bancorp common stock, its closing price on the New York Stock Exchange on May 31, 2016. First Choice Bank’s outstanding warrants and options would receive a cash payment at the closing of the Merger. The revised proposal was subject to certain contingencies, including those based on First Choice Bank obtaining a minimum tangible book value per share on June 30, 2016, resolution of certain matters relating to loans guaranteed by the U.S. Small Business Administration, and key executives of First Choice Loan Services agreeing to continue employment following the merger.

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From May 31, 2016 to June 6, 2016, representatives from Houlihan Lokey and First Choice Bank’s Chairman, Martin Tuchman, negotiated with Berkshire Hills Bancorp on the terms of the revised indication. On June 2, 2016, First Choice Bank received a second revised indication from Berkshire Hills Bancorp. The second revised indication included a $15.75 per share valuation of the First Choice Bank common stock, or an exchange ratio of 0.5684. Berkshire Hills Bancorp cited the results of its additional due diligence investigations, in particular with respect to First Choice Bank’s loan portfolio and allowance for loan losses, as the primary reason for the decrease in valuation and exchange ratio.

On June 6, 2016, after additional negotiations by representatives of First Choice Bank and Houlihan Lokey with Berkshire Hills Bancorp, a further revised indication was presented orally to Houlihan Lokey, who relayed it to the board of directors of First Choice Bank. The June 6 oral indication included an increase in the exchange ratio, from 0.5684 to 0.5773, as more particularly described below under “The Merger Agreement—Consideration to be Received in the Merger”. In addition, in response to a concern of First Choice with respect to the fixed nature of the exchange ratio, First Choice would be permitted to distribute to its stockholders, as a special cash dividend, 35% of any core earnings between July 1, 2016 and closing in excess of a $14.22 tangible book value per share, assuming First Choice was able to achieve a tangible book value of not less than $14.22 per share at closing and had positive core net income at closing. The special dividend proposal was initially suggested by First Choice Bank as a method of continuing to provide value in the form of cash to its stockholders during the pendency of the Merger, thereby decreasing First Choice Bank’s concern regarding the fixed nature of the exchange ratio. Berkshire Hills Bancorp agreed with the proposal as a method of transferring to First Choice Bank’s stockholders a portion of the earnings generated by First Choice Bank during the pendency of the Merger, while maintaining a majority of the earnings for the surviving bank. In addition, Berkshire Hills Bancorp believed the special dividend rate of 35% would continue to motivate First Choice Bank to operate in a profitable and efficient manner. Houlihan Lokey provided the Board with some additional feedback received from Berkshire Hills Bancorp with respect to its due diligence investigations, including Berkshire Hills Bancorp’s analysis of the risks associated with the acquisition analysis of the market and other factors for consideration. The First Choice board of directors then unanimously authorized the committee to move forward with the negotiation of a definitive merger agreement consistent with the final offer and term sheet, for presentation to the board for final approval. The Board also agreed to extend the exclusivity period to permit a merger agreement to be negotiated and executed and authorized the President to obtain proposals from independent investment banking firms to provide a fairness opinion prior to entering into a final merger agreement.

On June 10, 2016, First Choice Bank engaged Ambassador to provide a fairness opinion in connection with the proposed merger.

On June 10, 2016, Berkshire Hills Bancorp delivered a draft merger agreement to Houlihan Lokey, which was distributed to First Choice Bank and its counsel, Pepper Hamilton LLP. Between June 10 and June 24, 2016, the parties, with the assistance of their respective counsel, negotiated the final form of merger agreement.

Between June 10, 2016 and June 17, 2016 extensive conference calls took place between Pepper Hamilton and the Committee members and representatives of management, to discuss issues presented by the draft merger agreement. Discussion included the fixed nature of the exchange ratio, the ability to extract additional value for the stockholders of First Choice Bank through the proposed special dividend, the defined terms, calculation and conditions for payment of the proposed special dividend, treatment of certain matters relating to loans guaranteed by the U.S. Small Business Administration, the procedures to exchange preferred stock for merger consideration, and the proposed representations and warranties, the proposed pre-closing operating covenants (particularly with respect to payment of regular dividends, investment of the securities portfolio, extending credit and maintaining the allowance for loan losses), employee matters, conditions to closing (including the percentage of dissenting shares) and each party’s right to terminate the merger agreement, including the circumstances under which First Choice Bank would be responsible for a termination fee, and the termination provisions relating to a decrease in the market price of Berkshire Hills Bancorp’s stock.

Between June 13, 2016 and June 23, 2016 representatives of Houlihan Lokey, attorneys from Pepper Hamilton and employees of First Choice Bank conducted due diligence investigations of the business and operations of Berkshire Hills Bancorp, which included a two (2) day onsite visit to Berkshire Hills Bancorp’s main office on June 15, 2016 and June 16, 2016.

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On June 17, 2016, First Choice’s legal counsel forwarded to Berkshire Hills Bancorp’s legal counsel, Luse Gorman, PC, a revision of the June 10, 2016 draft merger agreement, reflecting the comments of the First Choice negotiation working group and the discussions with Pepper Hamilton described above. On June 21, 2016, Berkshire Hills Bancorp returned to First Choice Bank a revised draft merger agreement, and between June 21 and June 24, the parties negotiated the remaining open issues, with focus on the special dividend, its calculations and conditions to payment, the treatment of certain matters relating to loans guaranteed by the U.S. Small Business Administration, the closing condition relating to dissenting shares, the pre-closing investment of the securities portfolio and the termination fee payable by First Choice Bank in certain circumstances.

On June 15, 2016, the boards of directors of Berkshire Hills Bancorp and Berkshire Bank held a special meeting to consider the proposed merger. The boards reviewed and discussed the material terms of the merger agreement, as well as certain other agreements (including a voting agreement to be signed by the directors and certain officers of First Choice Bank and an agreement to be signed by Mr. Tuchman, First Choice Bank’s largest shareholder, that would govern certain of his activities as a stockholder of Berkshire Hills Bancorp after the closing), with senior management, Luse Gorman, PC, counsel to Berkshire Hills Bancorp, and Sandler O’Neill & Partners, L.P. (“Sandler O’Neill”), Berkshire Hills Bancorp’s financial advisor. Luse Gorman made a detailed presentation describing the key terms of the merger and the merger agreement. Sandler O’Neill presented a detailed financial analysis relating to the proposed transaction and answered follow-up questions from the boards. Following the boards’ discussion, the boards of directors of Berkshire Hills Bancorp and Berkshire Bank each unanimously authorized management to continue to finalize the Merger Agreement.

At the regularly scheduled meeting of Berkshire Hills Bancorp and Berkshire Bank on June 23, 2016, the boards of directors were updated on and considered further the proposed merger. The boards reviewed and discussed the updated merger agreement, and related agreements with senior management, Luse Gorman and Sandler O’Neill. Sandler O’Neill updated its financial analysis relating to the proposed transaction, presented the fairness opinion with respect to the merger consideration, and answered follow-up questions from the boards. Following the boards’ discussion, the boards of directors of Berkshire Hills Bancorp and Berkshire Bank each unanimously approved the Merger Agreement and the proposed Merger and authorized management to execute the Merger Agreement following the negotiation of the remaining non-material issues.

On June 24, 2016, the board of directors of First Choice Bank held a special meeting to consider the proposed merger. The board reviewed and discussed the material terms of the merger agreement as well as certain other agreements including a voting agreement to be signed by the directors and certain officers of First Choice Bank, and an agreement to be signed by Mr. Tuchman as the largest stockholder of First Choice Bank which would restrict his activities as a stockholder of Berkshire Hills Bancorp after the closing. A representative from Pepper Hamilton LLP, as counsel to First Choice Bank, made a detailed presentation describing the key terms of the merger and the merger agreement. Representatives of Houlihan Lokey were present at the meeting and to provide additional information and guidance on the terms of the merger agreement. Representatives of Ambassador were also present at the meeting to present the Ambassador fairness opinion with respect to the exchange ratio to the Board and answer questions. Based on the exchange ratio of 0.5773 and the closing price per share of Berkshire Hills Bancorp common stock on June 24, 2016 (the date preceding the public announcement of the proposed transaction), the merger consideration exchanged per share of First Choice Bank common stock would have a value of $14.73. The market value of the merger consideration will continue to fluctuate with the market price of Berkshire Hills Bancorp common stock.

After discussion, the First Choice Bank board of directors unanimously approved the Merger Agreement and the proposed Merger, authorized the submission of the Merger Agreement and proposed Merger to the stockholders for their consideration and approval, and unanimously recommended that First Choice Bank shareholders vote “FOR” the proposal to approve the Merger Agreement. In addition, each of the directors and certain members of senior management of First Choice Bank signed voting agreements agreeing to vote their shares of First Choice Bank common stock for the approval of the proposed merger with Berkshire Bank.

The Merger Agreement was subsequently executed and delivered by the parties and First Choice Bank and Berkshire Hills Bancorp issued a joint press release on June 27, 2016 announcing the transaction.

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First Choice Bank’s Reasons for the Merger and Recommendation of the First Choice Bank Board

The board of directors of First Choice Bank believes that the Merger Agreement and the Merger are fair to and in the best interests of the bank, and that the consideration to be paid in the Merger is fair to and in the best interests of the stockholders of First Choice Bank. Accordingly, First Choice board has approved the Merger Agreement and unanimously recommends that First Choice Bank stockholders vote “FOR” the adoption of the Merger Agreement.

In approving the Merger Agreement, First Choice’s board of directors consulted with legal counsel as to its legal duties and the terms of the Merger Agreement and with its financial advisors with respect to the financial aspects of the transaction and specific transaction terms. In arriving at its determination, First Choice’s board of directors also considered a number of factors, including the following:

•	the form and value of the consideration to be received by First Choice’s stockholders pursuant to the Merger Agreement;

•	its belief that the Merger was more favorable to First Choice’s stockholders than the other alternatives reasonably available to First Choice and its stockholders, including the form and amount of the merger consideration and the alternative of remaining as a stand-alone, independent bank;

•	First Choice’s board of directors’ familiarity with and review of information concerning First Choice’s business, results of operations, financial condition, competitive position and future prospects;

•	the current and prospective environment in which First Choice and First Choice Loan Services operates, including national, regional and local economic conditions, the competitive environment for banks and other financial institutions generally, the increased regulatory burdens on financial institutions generally and the trend toward consolidation in the banking industry and in the financial services industry;

•	the financial presentation and advice of the First Choice’s financial advisor Houlihan Lokey;

•	the opinion of Ambassador that, as of the date of its opinion, that the exchange ratio provided for in the Merger is fair to the holders of First Choice common stock from a financial point of view;

•	the limited liquidity of First Choice’s common stock and preferred stock, and the greater liquidity of the Berkshire Hills Bancorp common stock and its listing for trading on the New York Stock Exchange;

•	the ability of First Choice’s stockholders to participate in the combined business of Berkshire Hills Bancorp following the Merger;

•	the financial strength of Berkshire Hills Bancorp and its history of paying dividends to its stockholders;

•	the ability of Berkshire Hills Bancorp to execute a merger transaction from a financial and regulatory perspective and its recent history of being able to successfully integrate its merger partners;

•	the terms and conditions of the Merger Agreement, including the conditions to closing of the merger and the likelihood of their being satisfied, including the absence of any financing or Berkshire stockholder approval conditions to Berkshire’s obligation to complete the merger;

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•	the potential for First Choice Bank to pay a special dividend to the holders of its common stock prior to the effectiveness of the Merger;

•	the synergies of Berkshire Bank’s residential mortgage origination business and First Choice Loan Services mortgage origination business and the ability of Berkshire Hills Bancorp to allocate the financial resources necessary to grow the combined businesses;

•	the financial risks to the business of First Choice Loan Services and resulting risk to First Choice Bank, if there is a material increase in mortgage interest rates;

•	the dependence of the First Choice Loan Services business on certain key members of management, and the risk that First Choice Loan Services would be unable to retain their services absent a transaction such as the Merger;

•	the financial attributes of the First Choice Bank common and preferred stock, dividend yields, liquidity, and corporate fundamentals;

•	the favorable tax treatment of the Berkshire Hills Bancorp proposal, which contemplated a tax-free exchange of First Choice shares for Berkshire Hills Bancorp shares;

•	the fact that Berkshire Bank does not currently operate in First Choice’s market area and the potential benefit that would have to many of First Choice Bank’s current employees;

•	the favorable results of the financial, business and legal due diligence investigations undertaken by First Choice Bank and its advisors;

•	First Choice Bank’s current condition and historical operating results and the potential effects of a merger with Berkshire Hills Bancorp;

•	adverse conditions in markets and prices for stock of financial institutions generally;

•	adverse and increased regulatory compliance obligations, regulatory scrutiny and the resulting increased financial burden to banks, especially smaller local and regional banks, which limits growth opportunities; and

•	the potential effects of the merger on First Choice Bank’s depositors and customers and the communities served by First Choice Bank, which was deemed to be favorable given that they would be served by a geographically diversified organization with greater resources than First Choice Bank has.

In the course of its deliberations, the First Choice board also considered a variety of countervailing factors and risks with respect to entering into the Merger Agreement, including:

•	the risk that the transactions contemplated by the Merger Agreement might not be consummated due to failure to satisfy the closing conditions set forth therein, some of which are outside of First Choice Bank’s control (including, without limitation, the receipt of regulatory approvals), and the potential adverse effect resulting therefrom due to the public announcement of the Merger Agreement;

•	the possibility that another party might have been willing to provide merger consideration higher than that provided in the Merger Agreement;

•	the restrictions that the Merger Agreement imposes on soliciting competing proposals, and the fact that Firestone might be obligated to pay a termination fee of $4.1 million to Berkshire under specified circumstances;

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•	the restrictions the Merger Agreement places on the conduct of First Choice Bank’s business prior to the consummation of the transactions contemplated by the Merger Agreement, which generally require First Choice Bank to use commercially reasonable efforts to conduct its business in the ordinary course of business (subject to certain limitations), which may delay or prevent First Choice Bank from undertaking business opportunities that may arise pending completion of the Merger;

•	that First Choice Bank will no longer exist as a stand-alone, independent bank, and as such, its shareholders will no longer benefit as directly from the future financial performance or appreciation in the value of First Choice Bank distinct from the combined entity; and

•	the interests of First Choice Bank’s executive officers and directors in the transactions contemplated by the Merger Agreement, as described under the heading “Proposal I—The Proposed Merger—Interests of Certain Persons in the Merger that are Different from Yours.”

The above discussion of the information and factors considered by First Choice Bank’s board of directors is not intended to be exhaustive, but includes the material factors considered by the board of directors in arriving at its determination to approve, and to recommend that the First Choice Bank common stockholders vote to approve and adopt, the Merger Agreement. The First Choice Bank board of directors did not assign any relative or specific weights to the above factors, and individual directors may have given differing weights to different factors. The First Choice Bank board of directors unanimously recommends that First Choice Bank stockholders vote “FOR” the adoption of the Merger Agreement.

Berkshire Hills Bancorp’s and Berkshire Bank’s Reasons for the Merger

Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors reviewed and discussed the transaction with their management and unanimously determined that the Merger is advisable and is fair to, and in the best interests of, Berkshire Hills Bancorp and Berkshire Bank. In reaching its determination, the Berkshire Hills Bancorp and Berkshire Bank boards of directors considered a number of factors, including, among others, the following:

•	the Merger will expand Berkshire Bank’s residential mortgage business and broaden its consolidated asset and revenue mix;

•	the Merger will diversify the geographic and sector mix of Berkshire Bank’s loan portfolio;

•	the First Choice Bank Merger is expected to improve Berkshire Bank’s earnings, capital and liquidity ratios. With the benefit of cost savings from merger efficiencies, Berkshire Hills Bancorp’s return on assets and return on equity are targeted to improve when the acquisition is fully integrated. The Berkshire Hills Bancorp common stock issued as merger consideration is expected to increase the ratios of equity to assets and tangible equity to assets. Berkshire Bank’s ratio of loans/deposits (a key measure of liquidity) is expected to benefit as a result of the more favorable ratio at First Choice Bank;

•	the Merger will provide Berkshire Bank entry into the Princeton, New Jersey and Greater Philadelphia banking markets and complement Berkshire Bank’s existing lending team at 44 Business Capital in the Philadelphia market; and

•	following consummation of the Merger, First Choice Loan Services will operate as a subsidiary of Berkshire Bank with no change expected to First Choice Loan Services’ operations or systems, which will ensure continuity of operations.

The Berkshire Hills Bancorp and Berkshire Bank boards of directors also considered the potential risks related to the merger but concluded that the anticipated benefits of the merger were likely to substantially outweigh these risks. These potential risks included:

•	First Choice Bank’s ratio of non-accrual loans to total loans;

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•	the possibility of certain potential deposit run-off, primarily related to non-relationship accounts;

•	the possibility of encountering difficulties in achieving anticipated cost synergies and savings in the amounts estimated or in the time frame contemplated;

•	the possibility of encountering difficulties in successfully integrating First Choice Bank’s business, operations and workforce with those of Berkshire Bank;

•	the transaction-related restructuring charges and other merger-related costs, including the payments and other benefits to be received by First Choice Bank management in connection with the merger pursuant to existing First Choice Bank plans and compensation arrangements and the merger agreement;

•	diversion of management attention and resources from the operation of Berkshire Hills Bancorp’s business towards the completion of the merger; and

•	the regulatory and other approvals required in connection with the merger and the risk that such regulatory approvals will not be received in a timely manner and may impose unacceptable conditions.

This discussion of the factors considered by Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors is not exhaustive. Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors considered these factors as a whole, and considered them to be favorable to, and supportive of, its determination. Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors did not consider it practical, nor did it attempt, to quantify, rank or otherwise assign relative weights to the specific factors that it considered in reaching its decision. In considering the factors described above, individual members of Berkshire Hills Bancorp’s and Berkshire Bank’s boards of directors may have given different weights to different factors.

Opinion of First Choice Bank’s Financial Advisor, Ambassador Financial Group, Inc.

First Choice Bank retained Ambassador to provide a fairness opinion to the First Choice Bank board of directors in connection with the possible business combination of First Choice Bank with Berkshire Bank and payment of stock consideration by Berkshire Hills Bancorp. Ambassador is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Ambassador is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

On June 24, 2016, Ambassador delivered to the First Choice Bank board its oral opinion, which was subsequently confirmed in writing, to the effect that, as of such date, that the exchange ratio provided for in the Merger was fair to the holders of First Choice Bank common stock from a financial point of view. Ambassador’s opinion was approved by Ambassador’s Fairness Opinion Committee. Ambassador has consented to the inclusion of its opinion in this proxy statement/prospectus.

The full text of Ambassador’s written opinion to First Choice Bank, which sets forth, among other things, the assumptions made, procedures followed, factors considered and limitations on the review undertaken, is attached as Annex B to this proxy statement/prospectus and is incorporated by reference in its entirety into this proxy statement/prospectus. Holders of First Choice Bank common stock are encouraged to read the opinion carefully in its entirety. The following summary of Ambassador’s opinion is qualified in its entirety by reference to the full text of such opinion.

Ambassador delivered its opinion to the First Choice Bank board of directors for the benefit of the First Choice Bank board (in its capacity as such) in connection with its evaluation of a merger with Berkshire Bank and payment of stock consideration by Berkshire Hills Bancorp. Ambassador’s opinion is not intended and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the merger or any matter relating thereto. Ambassador’s opinion does not address the relative merits of the merger as compared to any other transaction or business strategy in which First Choice Bank might engage or the merits of the underlying decision by First Choice Bank to engage in the merger.

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No limitations were imposed by First Choice Bank on the scope of Ambassador’s investigation or on the procedures followed by Ambassador in rendering its opinion.

In rendering the opinion, Ambassador:

•	Reviewed a draft of the merger agreement dated June 23, 2016;

•	Reviewed First Choice Bank’s audited consolidated financial statements as of December 31, 2015 and 2014 and related audited consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years ending December 31, 2015 and 2014;

•	Reviewed Berkshire Hills Bancorp’s Form 10-Q for the quarterly period ended March 31, 2016 and Form 10-K for the fiscal year ended December 31, 2015, including the financial statements contained therein;

•	Reviewed First Choice Bank’s and Berkshire Bank’s respective quarterly call reports for June 30, 2015, September 30, 2015, December 31, 2015, and March 31, 2016;

•	Reviewed other publicly available information regarding First Choice Bank and Berkshire Hills Bancorp, including certain publicly available research analysts estimates for Berkshire Hills Bancorp;

•	Reviewed certain non-public information provided to Ambassador by or on behalf of First Choice Bank and Berkshire Hills Bancorp regarding First Choice Bank (including financial projections and forecasts for First Choice Bank provided to Ambassador by the management of First Choice Bank) and projected cost savings anticipated by the management of Berkshire Hills Bancorp to be realized from the merger;

•	Reviewed recently reported stock prices and trading activity of Berkshire Hills Bancorp’s common stock;

•	Discussed the past and current operations, financial condition and future prospects of each company with senior executives of First Choice Bank and Berkshire Hills Bancorp;

•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that Ambassador selected as relevant to Ambassador’s analysis of Berkshire Hills Bancorp;

•	Reviewed and analyzed certain publicly available financial data of transactions that Ambassador selected as relevant to Ambassador’s analysis of First Choice Bank;

•	Considered Berkshire Hills Bancorp’s financial and capital position and certain potential pro forma financial effects of the merger on Berkshire Hills Bancorp;

•	Conducted other analyses and reviewed other information Ambassador considered necessary or appropriate; and

•	Incorporated Ambassador’s assessment of the overall economic environment and market conditions, as well as Ambassador’s experience in mergers and acquisitions, bank stock valuations and other transactions.

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In rendering Ambassador’s opinion, Ambassador also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to Ambassador by or on behalf of First Choice Bank and Berkshire Hills Bancorp and publicly available information used in Ambassador’s analyses. Ambassador did not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing materials provided to Ambassador and publicly available information or for the independent verification thereof. With respect to the financial projections and forecasts for First Choice Bank reviewed by Ambassador and other non-public information related to projected cost savings referred to above, Ambassador assumed, with First Choice Bank’s consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First Choice Bank and Berkshire Hills Bancorp, as the case may be, as to the future financial performance of First Choice Bank and such cost savings and that the financial results reflected in such projections and forecasts as well as such cost savings would be realized in the amounts and at the times projected. With respect to the publicly available research analyst estimates for Berkshire Hills Bancorp referred to above, Ambassador assumed, with First Choice Bank’s consent, that such estimates represent reasonable estimates and judgments as to the future financial performance of Berkshire Hills Bancorp. Ambassador assumed no responsibility for and expressed no view as to any of the foregoing financial projections and forecasts, other non-public information and publicly available research analyst estimates reviewed by Ambassador or the assumptions on which they were based

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and Ambassador was not requested to, and Ambassador did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. Ambassador assumed no responsibility for and expressed no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and Ambassador assumed that each of First Choice Bank and Berkshire Hills Bancorp had, and the pro forma combined company would have, appropriate reserves to cover any such losses. Ambassador did not conduct any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Choice Bank or Berkshire Hills Bancorp, and Ambassador was not furnished with any such valuation or appraisal.

Ambassador’s opinion was based on conditions as they existed and the information Ambassador received, as of the date of Ambassador’s opinion. Ambassador does not have any obligation to update, revise or reaffirm its opinion. Ambassador expressed no opinion as to the actual value of Berkshire Hills Bancorp’s common stock when issued in the merger or the prices at which Berkshire Hills Bancorp’s common stock might trade at any time.

In rendering its opinion, Ambassador assumed, with First Choice Bank’s consent, that the merger and other transactions (including, without limitation, the payment of a special dividend to holders of First Choice Bank common stock equal to 35% of First Choice Bank’s core net income in excess of $14.22 tangible book value per share from July 1, 2016 until the month end immediately preceding the closing of the merger, subject to certain conditions and limitations) would be consummated on the terms described in the merger agreement, without any waiver or modification of any material terms or conditions. Ambassador also assumed, with First Choice Bank’s consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on First Choice Bank, Berkshire Hills Bancorp or the merger (including the contemplated benefits thereof). Ambassador also assumed, with First Choice Bank’s consent, that the final merger agreement would not differ from the draft reviewed by Ambassador in any respect material to its analyses or opinion. Ambassador further assumed, with First Choice Bank’s consent, that the merger would qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

Ambassador expressed no view or opinion as to any terms or other aspects (other than the exchange ratio to the extent expressly specified in Ambassador’s opinion) of the merger or any related transaction, including the treatment of First Choice Bank preferred stock or the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of First Choice Bank (other than holders of First Choice Bank common stock to the extent expressly specified in Ambassador’s opinion) or any other party to the merger. Ambassador expressed no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the merger, or any class of such persons, relative to the exchange ratio or otherwise.

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In performing its analyses, Ambassador made numerous assumptions with respect to industry performance, general business, economic, market and financial conditions and other matters, which are beyond the control of Ambassador, First Choice Bank and Berkshire Hills Bancorp. Any estimates contained in the analyses performed by Ambassador are not necessarily indicative of actual values or future results, which may be significantly more or less favorable than suggested by these analyses. Additionally, estimates of the value of businesses or securities do not purport to be appraisals or to reflect the prices at which such businesses or securities might actually be sold. Accordingly, these analyses and estimates are inherently subject to substantial uncertainty. In addition, Ambassador’s opinion was among several factors taken into consideration by the First Choice Bank board in making its determination to approve the merger agreement and the merger. Consequently, the analyses described below should not be viewed as determinative of the decision of the First Choice Bank board with respect to the fairness of the exchange ratio. The type and amount of consideration payable in the merger were determined through negotiation between First Choice Bank and Berkshire Hills Bancorp and the decision to enter into the merger agreement was solely that of the First Choice Bank board.

Selected Implied Transaction Ratios for the Merger

Based on First Choice Bank’s financial information as of March 31, 2016, for the three months ended March 31, 2016 annualized or for the twelve months ended March 31, 2016, Ambassador calculated the following transaction ratios (assuming the First Choice Bank preferred stock is fully converted) using Berkshire Hills Bancorp’s closing common stock price of $26.91 per share as of June 23, 2016:

June 23, 2016
Aggregate total deal consideration/last three months earnings annualized	32.4X
Aggregate total deal consideration/last twelve months (“LTM”) earnings	57.8X
Price/tangible book per share	115%
Aggregate total deal consideration/tangible book value	116%

The following is a summary of the material financial analysis presented by Ambassador to the First Choice Bank board in connection with rendering its opinion. This summary is not a complete description of the analyses and procedures performed by Ambassador in the course of arriving at its opinion. The financial analyses summarized below include information presented in tabular format. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex analytic process involving various determinations as to appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, a fairness opinion is not readily susceptible to partial analysis or summary description. In arriving at its opinion, Ambassador did not attribute any particular weight to any analysis or factor that it considered, but rather made qualitative judgments as to the significance and relevance of each analysis and factor. Accordingly, Ambassador believes that its analyses and the summary of its analyses must be considered as a whole and that selecting portions of its analyses and factors or focusing on the information presented below in tabular format, without considering all analyses and factors or the full narrative description of the financial analyses, including the methodologies and assumptions underlying the analyses, could create a misleading or incomplete view of the process underlying its analyses and opinion. No company, transaction or business used in Ambassador’s analyses for comparative purposes is identical to First Choice Bank, Berkshire Hills Bancorp or the proposed merger and an evaluation of the results of those analyses is not entirely mathematical.

Comparable Transactions Analysis for First Choice Bank

Ambassador performed a comparable transaction analysis by reviewing the following information for purposes of comparison with selected implied transaction ratios for the merger:

•	Publicly available acquisition metrics of 429 selected transactions in the United States that were announced from January 1, 2013 through June 23, 2016 with announced deal values in excess of $10 million, excluding mergers of equals (“Nationwide Transactions”).

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•	Publicly available acquisition metrics of 24 selected transactions in which the selling bank was based in Eastern Pennsylvania or New Jersey that were announced from January 1, 2014 through June 23, 2016 with announced deal values between $25 million and $250 million, excluding mergers of equals and transactions with no price information (“Eastern Pennsylvania and New Jersey Transactions”).

•	Publicly available acquisition metrics of Investors Bancorp, Inc.’s announced acquisition of the Bank of Princeton, which is located in New Jersey.

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The results of the analysis are set for in the following tables:

Nationwide Transactions(1)

				Price/
		Price/		Tangible
	Number	LTM		Common
Year	of Deals	Earnings		Book (%)

Highest 3rd by Announced Price-to-Tangible Book
2016(2)	20	18.0	X	168%
2015	47	23.7		181
2014	45	18.6		194
2013	33	17.2		167

Middle 3rd by Announced Price-to-Tangible Book
2016	19	19.7	X	132%
2015	46	22.8		143
2014	44	24.1		144
2013	33	19.7		130

Lowest 3rd by Announced Price-to-Tangible Book
2016	19	20.6	X	111%
2015	46	23.4		118
2014	44	24.2		110
2013	33	20.0		98

Berkshire Hills Bancorp/First Choice Bank Merger(3)
June 23, 2016	—	32.4		116

Source: SNL Financial, Charlottesville, Virginia.

(1)	Median pricing data of the selected transactions in the sub-group indicated are shown. Based on information as of respective announcement of the selected transactions.
(2)	Through June 23, 2016.
(3)	First Choice bank net income and earnings are based on first quarter 2016 annualized (not LTM) and assumes preferred stock is fully converted into common stock.

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Eastern Pennsylvania and New Jersey Transactions(1)

		Price/
Acquirer/Seller	Deal Value (in millions)	LTM Earnings		Common Tangible Book	Assets	Deposits

High ROE (over 5%)
Univest Corporation of Pennsylvania/ Valley Green Bank	$78	15.3	X	234%	21.0%	23.2%
Investors Bancorp, Inc./ Bank of Princeton	155	13.8		151	15.0	18.9
Center Bancorp, Inc./ ConnectOne Bancorp, Inc.	240	23.3		179	19.3	24.8
Penns Woods Bancorp, Inc./ Luzerne National Bank Corporation	46	20.3		165	15.0	17.2
Lakeland Bancorp, Inc./ Somerset Hills Bancorp	66	19.5		152	17.8	20.5
Wilshire Bancorp, Inc./ BankAsiana	31	14.2		137	15.1	18.8
Peoples Financial Services Corp./ Penseco Financial Services Corp.	156	15.0		147	16.8	21.0
Lakeland Bancorp, Inc./ Pascack Bancorp, Inc.	42	17.3		130	11.9	14.4
DNB Financial Corporation/ East River Bank	49	22.1		155	15.8	21.0
National Penn Bancshares, Inc./ TF Financial Corporation	142	21.0		148	16.7	20.5
OceanFirst Financial Corp./ Cape Bancorp, Inc.	206	18.2		139	13.2	16.0
Provident Financial Services, Inc./ Team Capital Bank	124	19.2		191	13.1	16.7
Beneficial Bancorp, Inc./ Conestoga Bank	100	24.5		160	13.9	18.7
Lakeland Bancorp, Inc./ Harmony Bank	32	20.8		125	10.7	12.3
Univest Corporation of Pennsylvania/ Fox Chase Bancorp, Inc.	244	24.8		134	22.2	34.0
Northfield Bancorp, Inc./ Hopewell Valley Community Bank	55	22.8		148	13.4	12.4
WSFS Financial Corporation/ Penn Liberty Financial Corp.	102	31.8		199	18.7	18.2
Median		20.3	X	151%	15.1%	18.8%

Low ROE (Below 5%)
Haven Bancorp, MHC/ Hilltop Community Bancorp, Inc.	$27	29.8	X	130%	16.1%	19.0%
Bryn Mawr Bank Corporation/ Continental Bank Holdings, Inc.	109	42.3		175	16.6	23.6
WSFS Financial Corporation/ Alliance Bancorp, Inc. of Pennsylvania	93	36.6		136	22.2	27.1
Tompkins Financial Corporation/ VIST Financial Corp.	84	18.4		116	5.7	6.9
ESSA Bancorp, Inc./ Eagle National Bancorp, Inc.	25	NM		112	14.4	17.0
Prudential Bancorp, Inc./ Polonia Bancorp, Inc.	38	NM		101	13.0	20.2
Cape Bancorp, Inc./ Colonial Financial Services, Inc.	56	NM		88	10.1	11.7
Median		33.2	X	116%	14.4%	19.0%

Berkshire Hills Bancorp/First Choice Bank(2) Merger
6/23/16	(118)	32.4		116	10.5	13.0

Source: SNL Financial, Charlottesville, Virginia.

(1)	Based on information as of respective announcement of the selected transactions. “NM” indicates that statistic was considered not meaningful and excluded from median calculation.
(2)	First Choice Bank net income and earnings are based on first quarter 2016 annualized (not LTM) and assumes preferred stock is fully converted into common stock.

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Side-by-Side Comparison of First Choice Bank and Bank of Princeton(1)

	First Choice Bank		Bank of Princeton

Established Date	March 2007		April 2007
Assets (in millions)	$1,125		$1,035
Equity (in millions)	101		95

Deal Pricing
Price/ MRQ Annualized Earnings June 23, 2016	32.4	X	13.7	X
Price/LTM Earnings June 23, 2016	57.8	X	13.8	X
Price/Tangible Equity as of June 23, 2016 (2)	116%		151%

Financial Ratios
Loans/assets	48.00%		81.00%
Yield on loans	4.50		5.21
Yield on earning assets	3.30		4.61
Cost of funds	0.85		0.77
Reserves/loans	2.43		1.34
NPA’s+90 days PD/Assets	3.59		1.17
Net interest margin	2.51		3.90
Efficiency ratio	91.00		55.00
Return on equity LTM	1.99		12.80
Return on equity MRQ	3.57		11.89

Income and Expense to average assets
Net interest income	2.43%		3.77%
Noninterest income	5.82		0.17
Noninterest expense	7.61		2.23
Net operating income	0.64		1.71
Provision expense	0.41		0.21
Net income	0.18		1.13

Deposit Mix (% of deposits)
Noninterest bearing	6.00%		19.00%
NOW	5.00		16.00
MMDA/savings	53.00		32.00
Retail CD’s	30.00		25.00
Jumbo CD’s	6.00		8.00
Total	100.00%		100.00%

Loan Mix (% of loans)
Construction	2.00%		18.00%
Multi-family	3.00		4.00
CRE—owner	14.00		26.00
CRE—investor	33.00		32.00
C&I	6.00		6.00
Residential mortgage	34.00		10.00
Home equity	7.00		4.00
Consumer	1.00		—
Total	100.00%		100.00%

Source: SNL Financial, Charlottesville, Virginia.

(1)	As of March 31, 2016 or the twelve months ended March 31, 2016, except where noted.
(2)	Assumes preferred stock is converted and price to tangible book as of March 31, 2106.

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Discounted Dividend Analysis of First Choice Bank with Cost Savings

Ambassador performed a discounted dividend analysis including cost savings to estimate a range for the implied equity value of First Choice Bank common stock. In this analysis, Ambassador assumed discount rates of 10%, 12% and 14% and calculated terminal values of 10X, 12X and 14X estimated earnings at the end of seven years. Ambassador used financial projections and forecasts for First Choice Bank provided to Ambassador by the management of First Choice Bank, as reflected in the following table, and projected cost savings anticipated by the management of Berkshire Hills Bancorp to be realized from the merger of $14.9 million in year 1 and $15.1 million in year 2.

	Assets(1) In millions	Equity In millions	Net Income In thousands	Equity/ Assets	ROA	ROE	Preferred Dividend	Common Dividend(2)
2016 - Budget	$1,142	$105.8	$4,166	9.26%	0.36%	3.94%	$1,548	$513
2017 - Budget	1,198	110.2	6,853	9.20	0.57	6.22	1,548	539
2018 - Estimated	1,258	115.5	7,422	9.18	0.59	6.43	1,548	566
2019 - Estimated	1,321	121.4	8,057	9.19	0.61	6.64	1,548	594
2020 - Estimated	1,387	128.0	8,737	9.23	0.63	6.83	1,548	624

(1)	Asset growth rate of 5% per year in 2018 through 2020.
(2)	Dividend growth rate of 5% per year starting in 2017.

This analysis indicated an implied present value reference range of First Choice Bank common stock of $13.10 per share to $21.35 per share, which are 97% and 161%, respectively, of First Choice Bank’s fully-converted tangible book value as of March 31, 2016.

Comparable Institutions Analysis for Berkshire Hills Bancorp

Ambassador performed a comparable institutions analysis by comparing the financial condition and performance and stock performance of Berkshire Hills Bancorp with those of the following fourteen selected publicly traded institutions headquartered in Connecticut, Maine, Massachusetts, New Hampshire, New Jersey, New York, Pennsylvania, Rhode Island or Vermont that had assets between $5 billion and $10 billion, nonperforming assets to assets ratios less than 2% and returns on equity greater than 5%, excluding mutual institutions and merger or acquisition targets:

	Assets(1)
Institution	In Millions	City, State	Ticker	Exchange
Boston Private Financial Holdings, Inc.	$7,414	Boston, MA	BPFH	NASDAQ
Brookline Bancorp, Inc.	6,181	Boston, MA	BRKL	NASDAQ
Community Bank System, Inc.	8,616	De Witt, NY	CBU	NYSE
Customers Bancorp, Inc.	9,039	Wyomissing, PA	CUBI	NYSE
Dime Community Bancshares, Inc.	5,517	Brooklyn, NY	DCOM	NASDAQ
First Commonwealth Financial Corporation	6,699	Indiana, PA	FCF	NYSE
Flushing Financial Corporation	5,813	Uniondale, NY	FFIC	NASDAQ
Independent Bank Corp.	7,189	Rockland, MA	INDB	NASDAQ
NBT Bancorp Inc.	8,473	Norwich, NY	NBTB	NASDAQ
Northwest Bancshares, Inc.	8,916	Warren, PA	NWBI	NASDAQ
Provident Financial Services, Inc.	9,026	Iselin, NJ	PFS	NYSE
S&T Bancorp, Inc.	6,479	Indiana, PA	STBA	NASDAQ
Tompkins Financial Corporation	5,765	Ithaca, NY	TMP	NYSE MKT
United Financial Bancorp, Inc.	6,319	Glastonbury, CT	UBNK	NASDAQ

Berkshire Hills Bancorp, Inc.	7,832	Pittsfield, MA	BHLB	NYSE

(1)	December 31, 2015.

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Ambassador compared the financial condition and performance of Berkshire Hills Bancorp and the selected institutions in several financial categories as of March 31, 2016, or for the twelve months ended March 31, 2016, as indicated in the following table:

Financial Condition and Performance of Berkshire Hills Bancorp and Comparable Institutions(1)

			Tangible
		Tangible Equity/	Common Equity/		Return on	Return on
	Assets	Tangible	Tangible	NPAs/	Average	Average
	In Millions	Assets	Assets	Assets(2)	Assets	Equity

Maximum	$9,039	10.41%	10.41%	1.26%	1.72%	17.04%
75th Percentile	8,580	8.85	8.82	0.95	1.07	9.93
Median	6,944	8.28	8.28	0.76	0.95	8.86
25th Percentile	6,216	8.04	7.78	0.46	0.83	7.87
Minimum	5,517	6.59	5.71	0.29	0.73	5.53

Berkshire Hills Bancorp	$7,808	7.66%	7.66%	0.53%	0.75%	6.66%
Adjusted(3)	N/A	N/A	N/A	N/A	0.85	7.53

Source: SNL Financial, Charlottesville, Virginia.

Ambassador then compared the stock performance of Berkshire Hills Bancorp and the selected institutions in several categories, as indicated in the following table:

Stock Performance of Berkshire Hills Bancorp and Comparable Institutions(4)

	Stock Price/
	LTM		Est. 2016		Tangible		Dividend	Shares Traded
	Earnings		Earnings(5)		Book	Assets	Yield	Daily(6)

Maximum	23.1	X	17.7	X	260%	21.6%	4.06%	593,460
75th Percentile	17.3		16.0		207	16.4	3.26	262,231
Median	16.3		14.5		167	14.0	3.06	164,601
25th Percentile	13.1		13.4		140	12.2	2.92	106,065
Minimum	7.9		10.3		127	7.9	0.00	36,285

Berkshire Hills Bancorp	14.3	X	11.5	X	146%	10.7%	2.97%	106,928
Adjusted(2)	12.5		—		—	—	—	—

Source: SNL Financial, Charlottesville, Virginia.

(1)	Financial data is as of March 31, 2016, or the twelve months ended March 31, 2016.
(2)	Includes loans 90 days past due and still accruing interest, and troubled debt restructurings.
(3)	Adjusted to exclude non-recurring expenses and net securities gains assuming a 34% tax rate.
(4)	Based on historical financial data as of March 31, 2016, or for the twelve months ended March 31, 2016, publicly available research analysts estimates and stock market data as of June 23, 2016.
(5)	2016 mean estimates from SNL Financial.
(6)	Trailing twelve months ended June 23, 2016.

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Contribution Analysis

Ambassador analyzed the relative contribution of Berkshire Hills Bancorp and First Choice Bank to various pro forma balance sheet items and net income of the combined entity. This analysis excludes the impact of purchase accounting marks and one-time merger costs. The results of Ambassador’s analysis are set forth in the following table:

Berkshire Hills Bancorp and First Choice Bank Contribution Analysis(1)

	Percentage Contribution
	Berkshire Hills Bancorp	First Choice Bank

Pro Forma Ownership	87.8%	12.2%

Balance Sheet
Assets	87.4%	12.6%
Gross loans – held for investment	92.7	7.3
Deposits	86.0	14.0
Tangible common equity	90.0	10.0

Income statement
Net income	96.9%	3.1%
— with pre-tax cost savings(2)	85.5	14.5

(1)	Absent accounting marks. Balance sheet data is based on March 31, 2016. Income statement data is based on the twelve months ended March 31, 2016.
(2)	Cost savings were estimated by BHLB and assumes a 40% tax rate.

Financial Impact Analysis on Berkshire Hills Bancorp

Ambassador also conducted a financial impact analysis that included the impact of the transaction on Berkshire Hills Bancorp’s tangible book value per share at March 31, 2016 and on Berkshire Hills Bancorp’s earnings per share for the twelve months ended March 31, 2016. Ambassador used historical financial data as of March 31, 2016, or for the twelve months ended March 31, 2016, and included projected cost savings anticipated by the management of Berkshire Hills Bancorp to be realized from the merger. The analysis indicated that the merger could be dilutive to tangible book per share as of March 31, 2016 and could be accretive to earnings per share for the twelve months ended March 31, 2016, absent one-time merger costs. All of the results of Ambassador’s financial impact analysis may vary materially from the actual results achieved by Berkshire Hills Bancorp.

Other disclosures

Ambassador, as part of its financial advisory business, is regularly engaged in the valuation of businesses and their securities in connection with mergers and acquisitions and valuations for corporate and other purposes. First Choice Bank selected Ambassador to provide a fairness opinion based on Ambassador’s experience, including in connection with mergers and acquisitions of commercial banks and bank holding companies.

Pursuant to an engagement letter, First Choice Bank has agreed to pay Ambassador a fairness opinion fee totaling $110,000. First Choice Bank paid Ambassador a $25,000 engagement fee and $65,000 for presentation of its fairness opinion. First Choice Bank will pay an additional fee of $20,000 at closing. An additional fee will be charged if First Choice Bank requests an updated fairness opinion. First Choice Bank has also agreed to reimburse

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Ambassador’s out-of-pocket expenses incurred in connection with its engagement and to indemnify Ambassador against certain liabilities arising out of the performance of its obligations under the engagement letter.

Other than this engagement over the two years preceding the date of Ambassador’s opinion, Ambassador has not provided investment banking or other consulting services to First Choice Bank for which Ambassador received compensation from First Choice Bank. Over the two years preceding the date of Ambassador’s opinion, Ambassador has not provided investment banking or other consulting services to Berkshire Hills Bancorp for which Ambassador received compensation from Berkshire Hills Bancorp. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to First Choice Bank and Berkshire Hills Bancorp, but none have been discussed or contemplated.

Ambassador is an approved broker-dealer for First Choice Bank and periodically purchases and sells securities to First Choice Bank.

Ambassador’s fairness committee approved the issuance of its opinion letter dated June 23, 2016.

Opinion of Berkshire Hills Bancorp’s Financial Advisor, Sandler O’Neill & Partners, L.P.

By letter dated June 10, 2016, Berkshire Hills Bancorp retained Sandler O’Neill, to act as financial advisor to Berkshire Hills Bancorp’s board of directors in connection with Berkshire Hills Bancorp’s consideration of a possible business combination involving Berkshire Hills Bancorp and First Choice Bank. Sandler O’Neill is a nationally recognized investment banking firm whose principal business specialty is financial institutions. In the ordinary course of its investment banking business, Sandler O’Neill is regularly engaged in the valuation of financial institutions and their securities in connection with mergers and acquisitions and other corporate transactions.

Sandler O’Neill acted as financial advisor in connection with the proposed merger and participated in certain of the negotiations leading to the execution of the merger agreement. At the June 23, 2016 meeting at which Berkshire Hills Bancorp’s board of directors considered and discussed the terms of the merger agreement and the merger, Sandler O’Neill delivered to Berkshire Hills Bancorp’s board of directors its oral opinion, which was subsequently confirmed in writing, that, as of such date, the Exchange Ratio was fair to Berkshire Hills Bancorp from a financial point of view. The full text of Sandler O’Neill’s opinion is an exhibit to the registration statement of which this proxy statement/prospectus forms a part. The opinion outlines the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by Sandler O’Neill in rendering its opinion. The description of the opinion set forth below is qualified in its entirety by reference to the full text of the opinion.

Sandler O’Neill’s opinion speaks only as of the date of the opinion. The opinion was directed to Berkshire Hills Bancorp’s board of directors in connection with its consideration of the agreement and the merger and is directed only to the fairness, from a financial point of view, of the Exchange Ratio to Berkshire Hills Bancorp. Sandler O’Neill’s opinion does not constitute a recommendation to any holder of Berkshire Hills Bancorp’s common stock as to how such shareholder should vote at any meeting of shareholders called to consider and vote upon the merger or any other matter. The opinion does not address the underlying business decision of Berkshire Hills Bancorp to engage in the merger, the form or structure of the merger or any other transactions contemplated in the merger agreement, the relative merits of the merger as compared to any other alternative transactions or business strategies that might exist for Berkshire Hills Bancorp, or the effect of any other transaction in which Berkshire Hills Bancorp might engage. Sandler O’Neill did not express any opinion as to the fairness of the amount or nature of the compensation to be received in the merger by any Berkshire Hills Bancorp or First Choice Bank officer, director or employee, or class of such persons, if any, relative to the amount of compensation to be received by any other shareholder. Sandler O’Neill’s opinion was approved by Sandler O’Neill’s fairness opinion committee.

In connection with rendering its opinion, Sandler O’Neill reviewed and considered, among other things:

•	a draft of the merger agreement, dated June 24, 2016;

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•	certain publicly available financial statements and other historical financial information of Berkshire Hills Bancorp and the Bank that Sandler O’Neill deemed relevant;

•	certain publicly available financial statements and other historical financial information of First Choice Bank that Sandler O’Neill deemed relevant;

•	publicly available median analyst earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2016 through December 31, 2018 and an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Berkshire Hills Bancorp;

•	financial projections for First Choice Bank for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of Berkshire Hills Bancorp;

•	the pro forma financial impact of the merger on Berkshire Hills Bancorp based on certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset, cost savings and expected deposit run-off, as provided by and discussed with the senior management of Berkshire Hills Bancorp;

•	the publicly reported historical price and trading activity for Berkshire Hills Bancorp common stock, including a comparison of certain stock trading information for Berkshire Hills Bancorp common stock and certain stock indices as well as similar publicly available information for certain other companies, the securities of which are publicly traded;

•	a comparison of certain financial information for Berkshire Hills Bancorp and First Choice Bank with similar bank and thrift institutions for which information is publicly available;

•	the financial terms of certain recent business combinations in the bank and thrift industry (on a regional and nationwide basis), to the extent publicly available;

•	the current market environment generally and the banking environment in particular; and

•	such other information, financial studies, analyses and investigations and financial, economic and market criteria as Sandler O’Neill considered relevant.

Sandler O’Neill also discussed with certain members of senior management of Berkshire Hills Bancorp the business, financial condition, results of operations and prospects of Berkshire Hills Bancorp and held similar discussions with certain members of the senior management of First Choice Bank regarding the business, financial condition, results of operations and prospects of First Choice Bank.

In performing its review, Sandler O’Neill relied upon the accuracy and completeness of all of the financial and other information that was available to and reviewed by it from public sources, that was provided to it by Berkshire Hills Bancorp or its representatives or that was otherwise reviewed by it, and Sandler O’Neill assumed such accuracy and completeness for purposes of rendering its opinion without any independent verification or investigation. Sandler O’Neill further relied on the assurances of the senior management of Berkshire Hills Bancorp that they were not aware of any facts or circumstances that would have made any of such information inaccurate or misleading. Sandler O’Neill was not asked to and did not undertake an independent verification of any such information and did not assume any responsibility or liability for the accuracy or completeness thereof. Sandler O’Neill did not make an independent evaluation or perform an appraisal of the specific assets, the collateral securing assets or the liabilities (contingent or otherwise) of Berkshire Hills Bancorp or First Choice Bank, or any of their respective subsidiaries, nor was Sandler O’Neill furnished with any such evaluations or appraisals. Sandler O’Neill did not render an opinion or evaluation on the collectability of any assets or the future performance of any loans of Berkshire Hills Bancorp or First Choice Bank. Sandler O’Neill did not make an independent evaluation of the adequacy of the allowance for loan losses of Berkshire Hills Bancorp or First Choice Bank, or the combined entity after the merger, and did not review any individual credit files relating to Berkshire Hills Bancorp or First Choice

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Bank. Sandler O’Neill assumed, with Berkshire Hills Bancorp’s consent, that the respective allowances for loan losses for both Berkshire Hills Bancorp and First Choice Bank were adequate to cover such losses and would be adequate on a pro forma basis for the combined entity.

In preparing its analyses, Sandler O’Neill used publicly available median analyst earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2016 through December 31, 2018 and an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Berkshire Hills Bancorp, and financial projections for First Choice Bank for the years ending December 31, 2016 through December 31, 2020, as provided by and discussed with the senior management of Berkshire Hills Bancorp. Sandler O’Neill also received and used in its pro forma analyses certain assumptions relating to transaction expenses, purchase accounting adjustments, a core deposit intangible asset, cost savings and expected deposit run-off, as provided by and discussed with the senior management of Berkshire Hills Bancorp. With respect to the foregoing information, the senior management of Berkshire Hills Bancorp confirmed to Sandler O’Neill that such information reflected (or, in the case of the publicly available median analyst earnings per share estimates referred to above, were consistent with) the best currently available projections, estimates and judgments of management of the future financial performance of Berkshire Hills Bancorp and First Choice Bank, respectively, and Sandler O’Neill assumed that such performance would be achieved. Sandler O’Neill expressed no opinion as to such information, or the assumptions on which such information was based. Sandler O’Neill also assumed that there was no material change in Berkshire Hills Bancorp’s or First Choice Bank’s assets, financial condition, results of operations, business or prospects since the date of the most recent financial statements made available to Sandler O’Neill. Sandler O’Neill assumed in all respects material to its analysis that Berkshire Hills Bancorp and First Choice Bank would remain as going concerns for all periods relevant to its analyses.

Sandler O’Neill also assumed, with Berkshire Hills Bancorp’s consent, that in all respects material to its analysis, that (i) each of the parties to the merger agreement would comply in all material respects with all material terms and conditions of the merger agreement and all related agreements, that all of the representations and warranties contained in such agreements were true and correct in all material respects, that each of the parties to such agreements would perform in all material respects all of the covenants and other obligations required to be performed by such party under such agreements and that the conditions precedent in such agreements were not and would not be waived, (ii) in the course of obtaining the necessary regulatory or third party approvals, consents and releases with respect to the merger, no delay, limitation, restriction or condition would be imposed that would have an adverse effect on Berkshire Hills Bancorp, First Choice Bank or the merger or any related transaction, (iii) the merger and any related transaction would be consummated in accordance with the terms of the merger agreement without any waiver, modification or amendment of any material term, condition or agreement thereof and in compliance with all applicable laws and other requirements, (iv) the merger would be consummated without First Choice Bank’s rights under Section 10.1.9 of the merger agreement having been triggered, and (v) the merger would qualify as a tax-free reorganization for federal income tax purposes. Sandler O’Neill expressed no opinion as to any of the legal, accounting or tax matters relating to the merger or any other transaction contemplated in connection therewith.

Sandler O’Neill’s opinion was necessarily based on financial, economic, market and other conditions as in effect on, and the information made available to it as of, the date of its opinion. Events occurring after the date thereof could materially affect Sandler O’Neill’s opinion. Sandler O’Neill has not undertaken to update, revise, reaffirm or withdraw its opinion or otherwise comment upon events occurring after the date thereof. Sandler O’Neill expressed no opinion as to the trading values of Berkshire Hills Bancorp common stock or First Choice Bank common stock at any time or what the value of Berkshire Hills Bancorp common stock would be once it is actually received by the holders of First Choice Bank common stock.

In rendering its opinion, Sandler O’Neill performed a variety of financial analyses. The summary below is not a complete description of the analyses underlying Sandler O’Neill’s opinion or the presentation made by Sandler O’Neill to Berkshire Hills Bancorp’s board of directors, but is a summary of all material analyses performed and presented by Sandler O’Neill. The summary includes information presented in tabular format. In order to fully understand the financial analyses, these tables must be read together with the accompanying text. The tables alone do not constitute a complete description of the financial analyses. The preparation of a fairness opinion is a complex process involving subjective judgments as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. The process, therefore, is not

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necessarily susceptible to a partial analysis or summary description. Sandler O’Neill believes that its analyses must be considered as a whole and that selecting portions of the factors and analyses to be considered without considering all factors and analyses, or attempting to ascribe relative weights to some or all such factors and analyses, could create an incomplete view of the evaluation process underlying its opinion. Also, no company included in Sandler O’Neill’s comparative analyses described below is identical to Berkshire Hills Bancorp or First Choice Bank and no transaction is identical to the merger. Accordingly, an analysis of comparable companies or transactions involves complex considerations and judgments concerning differences in financial and operating characteristics of the companies and other factors that could affect the public trading values or merger transaction values, as the case may be, of Berkshire Hills Bancorp and First Choice Bank and the companies to which they are being compared. In arriving at its opinion, Sandler O’Neill did not attribute any particular weight to any analysis or factor that it considered. Rather, Sandler O’Neill made qualitative judgments as to the significance and relevance of each analysis and factor. Sandler O’Neill did not form an opinion as to whether any individual analysis or factor (positive or negative) considered in isolation supported or failed to support its opinion, rather, Sandler O’Neill made its determination as to the fairness of the Exchange Ratio on the basis of its experience and professional judgment after considering the results of all its analyses taken as a whole.

In performing its analyses, Sandler O’Neill also made numerous assumptions with respect to industry performance, business and economic conditions and various other matters, many of which cannot be predicted and are beyond the control of Berkshire Hills Bancorp, First Choice Bank and Sandler O’Neill. The analyses performed by Sandler O’Neill are not necessarily indicative of actual values or future results, both of which may be significantly more or less favorable than suggested by such analyses. Sandler O’Neill prepared its analyses solely for purposes of rendering its opinion and provided such analyses to Berkshire Hills Bancorp’s board of directors at its June 23, 2016, meeting, which was subsequently confirmed in writing on June 24, 2016. Estimates on the values of companies do not purport to be appraisals or necessarily reflect the prices at which companies or their securities may actually be sold. Such estimates are inherently subject to uncertainty and actual values may be materially different. Accordingly, Sandler O’Neill’s analyses do not necessarily reflect the value of Berkshire Hills Bancorp’s common stock or the prices at which Berkshire Hills Bancorp’s common stock or First Choice Bank’s common stock may be sold at any time. The analyses of Sandler O’Neill and its opinion were among a number of factors taken into consideration by Berkshire Hills Bancorp’s board of directors in making its determination to approve the merger agreement and the analyses described below should not be viewed as determinative of the decision of Berkshire Hills Bancorp’s board of directors or management with respect to the fairness of the merger. See “Berkshire Hills Bancorp’s Reasons for the Merger; Recommendation of the Berkshire Hills Bancorp Board of Directors” for additional information on the factors Berkshire Hills Bancorp’s board of directors considered in reaching its decision to approve the merger agreement.

Summary of Proposed Merger Consideration and Implied Transaction Metrics. Sandler O’Neill reviewed the financial terms of the proposed merger. Pursuant to the terms of the merger agreement, each share of First Choice Bank common stock issued and outstanding immediately prior to the Effective Time, except for certain shares of First Choice Bank common stock as specified in the merger agreement, will be converted into the right to receive, without interest, 0.5773 shares of Berkshire Hills Bancorp common stock. Using Berkshire Hills Bancorp’s June 24, 2016 closing stock price of $25.51, and based upon 7,475,657 shares of First Choice Bank common stock outstanding, which includes 3,204,826 common shares outstanding and 4,270,831 common shares outstanding associated with the conversion of 51,000 shares of Series A-E convertible preferred stock, options to purchase 371,900 First Choice Bank shares with a weighted average exercise price of $12.70 per share and warrants to purchase 64,799 First Choice Bank shares with a weighted average exercise price of $10.00 per share, Sandler O’Neill calculated an implied transaction price per share of $14.73 and calculated an aggregate implied transaction value of approximately $111.7 million. Based upon financial information for First Choice Bank as or for the twelve months ended December 31, 2015 and three months ended March 31, 2016, Sandler O’Neill calculated the following implied transaction metrics:

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Transaction Price / March 31, 2016 Book Value Per Share(1):	108%
Transaction Price / March 31, 2016 Tangible Book Value Per Share(1):	109%
Transaction Price / 2015 Net Income:	47.0	x
Transaction Price / 2016E Core Net Income(2):	17.7	x
Tangible Book Premium/Core Deposits(3):	1.3%

(1)	Book Value and Tangible Book Value based on First Choice Bank common shares outstanding of 7,475,657, which consists of 3,204,826 common shares outstanding and 4,270,831 common shares outstanding associated with the conversion of 51,000 shares of Series A-E convertible preferred stock.

(2)	Estimated First Choice Bank earnings per share provided by and discussed with Berkshire Hills Bancorp senior management and assumes the conversion of First Choice Bank’s 51,000 shares of Series A-E preferred stock into 4,270,831 shares of First Choice Bank common stock. Estimated core net income excludes estimated gains recognized on the sale of securities during the three months ended June 30, 2016.

(3)	Core deposits are defined as total First Choice Bank deposits as of March 31, 2016 less jumbo deposits or time deposits over $100,000 and estimated deposit run-off.

Stock Trading History. Sandler O’Neill reviewed the historical publicly reported trading prices of Berkshire Hills Bancorp’s common stock for the three-year period ended June 24, 2016. Sandler O’Neill then compared the relationship between the movements in the price of Berkshire Hills Bancorp’s common stock to movements in its peer group as well as certain stock indices.

Berkshire Hills Bancorp’s Three-Year Stock Performance

	Beginning Value June 24, 2013	Ending Value June 24, 2016
Berkshire Hills Bancorp	100%	95.3%
Berkshire Hills Bancorp Peer Group	100%	132.0%
NASDAQ Bank Index	100%	124.8%
S&P 500 Index	100%	129.5%

Comparable Company Analyses. Sandler O’Neill used publicly available information to compare selected financial information for Berkshire Hills Bancorp with a group of financial institutions selected by Sandler O’Neill. The Berkshire Hills Bancorp peer group consisted of banks and thrifts whose securities are publicly traded on a United States exchange, are headquartered in the Mid-Atlantic or New England regions and with total assets for the most recent period reported between $6.5 billion and $10.0 billion, excluding targets of announced merger transactions and entities with large trust operations (the “Berkshire Hills Bancorp Peer Group”). The Berkshire Hills Bancorp Peer Group consisted of the following companies:

Community Bank System, Inc.	NBT Bancorp Inc.
Customers Bancorp, Inc.	Northwest Bancshares, Inc.
First Commonwealth Financial Corporation	Provident Financial Services, Inc.
Independent Bank Corp.

The analysis compared publicly available financial information for Berkshire Hills Bancorp with the corresponding data for the Berkshire Hills Bancorp Peer Group as of or for the twelve months ended March 31, 2016 (unless otherwise noted), with pricing data as of June 24, 2016. The table below sets forth the data for Berkshire Hills Bancorp and the high, low, mean and median data for the Berkshire Hills Bancorp Peer Group.

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Berkshire Hills Bancorp Comparable Company Analysis (Berkshire Hills Bancorp Peer Group)

	Berkshire Hills Bancorp		Berkshire Hills Bancorp Peer Group High		Berkshire Hills Bancorp Peer Group Low		Berkshire Hills Bancorp Peer Group Mean		Berkshire Hills Bancorp Peer Group Median
Total Assets (in millions)	$7,808		$9,039		$6,699		$8,280		$8,616
Loans/Deposits	102.50%		111.60%		67.70%		95.30%		93.20%
Nonperforming Assets(1)/Total Assets	0.48%		1.25%		0.33%		0.78%		0.81%
Net Charge-offs/Average Loans	0.23%		0.33%		(0.03)%		0.10%		0.10%
Tangible Common Equity/Tangible Assets	7.66%		10.41%		5.71%		8.34%		8.69%
Tier 1 Leverage Ratio	7.75%		11.99%		7.15%		9.54%		9.53%
Total Risk-Based Capital Ratio	11.82%		18.33%		10.29%		13.66%		12.49%
Total Commercial Real Estate Loans/Total Risk-Based Capital Ratio	218.50%		585.60%		60.00%		259.80%		213.40%
LTM Return on Average Assets	0.75%		1.15%		0.73%		0.91%		0.95%
LTM Return on Average Tangible Common Equity	11.20%		14.80%		7.10%		11.60%		11.70%
LTM Net Interest Margin	3.35%		3.70%		2.82%		3.33%		3.40%
LTM Efficiency Ratio	63.20%		65.80%		50.40%		59.70%		61.60%
Price/Tangible Book Value	138.00%		232.00%		130.00%		174.00%		161.00%
Price/LTM Earnings per share	13.6	x	22.2	x	12.1	x	16.4	x	16.0	x
Price/2016 Estimated Earnings Per Share	11.4	x	17.5	x	10.2	x	14.7	x	15.1	x
Price/2017 Estimated Earnings Per Share	11.1	x	16.7	x	9.2	x	13.5	x	14.2	x
Current Dividend Yield	3.10%		4.20%		0.00%		2.90%		3.20%
Market Value (in millions)	$795		$1,753		$670		$1,182		$1,194

(1)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.

Sandler O’Neill used publicly available information to perform a similar analysis for First Choice Bank and two groups of financial institutions as selected by Sandler O’Neill. The first peer group consisted of banks and thrifts whose securities are publicly traded on a United States exchange, are headquartered in the Mid-Atlantic region, with total assets between $750 million and $2.0 billion and nonperforming assets/total assets greater than 2.0% as of the most recent period reported, excluding targets of announced merger transactions (the “First Choice Bank Regional Peer Group”). The second peer group consisted of banks and thrifts whose securities are publicly traded on a United States exchange, with total assets between $800 million and $3.0 billion and LTM mortgage banking income greater than 15.0% of total LTM operating revenue as of the most recent period reported, excluding targets of announced merger transactions (the “First Choice Bank Nationwide Peer Group”).

The First Choice Bank Regional Peer Group consisted of the following companies:

BCB Bancorp, Inc.	Orange County Bancorp, Inc.
Carver Bancorp, Inc.	Parke Bancorp, Inc.
Community Financial Corporation	Severn Bancorp, Inc.
First United Corporation	Shore Bancshares, Inc.
Franklin Financial Services Corporation

The First Choice Bank Nationwide Peer Group consisted of the following companies:

Alerus Financial Corporation	Howard Bancorp, Inc.
BNCCORP, Inc.	Midland States Bancorp, Inc.

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Carolina Financial Corporation	MVB Financial Corp.
Commerce Union Bancshares, Inc.	Northrim BanCorp, Inc.
First Internet Bancorp	Waterstone Financial, Inc.
Hampton Roads Bankshares, Inc.

The analysis compared publicly available financial information for First Choice Bank with the corresponding data for each of the peer groups as of or for the twelve months ended March 31, 2016 (unless otherwise noted), with pricing data as of June 24, 2016.

The table below sets forth the data for First Choice Bank and the high, low, mean and median data for the First Choice Bank Regional Peer Group.

First Choice Bank Comparable Company Analysis (First Choice Bank Regional Peer Group)

	First Choice Bank(1)	First Choice Bank Regional Peer Group High		First Choice Bank Regional Peer Group Low		First Choice Bank Regional Peer Group Mean		First Choice Bank Regional Peer Group Median
Total Assets (in millions)	$1,125	$1,706		$754		$1,075		$1,070
Loans/Deposits	60.10%	114.60%		69.40%		95.60%		99.30%
Nonperforming Assets(2)/Total Assets(3)	3.52%	6.30%		2.17%		3.19%		2.70%
Net Charge-offs/Average Loans	0.65%	0.46%		0.01%		0.13%		0.09%
Tangible Common Equity/Tangible Assets	9.02%	12.25%		1.32%		8.17%		8.58%
Tier 1 Leverage Ratio(3)(4)	9.08%	14.15%		8.26%		10.85%		10.63%
Total Risk-Based Capital Ratio(3)(4)	18.10%	19.42%		11.88%		15.84%		16.51%
Total Commercial Real Estate Loans/Total Risk-Based Capital Ratio(3)(5)	191.60%	470.60%		176.10%		270.30%		210.80%
LTM Return on Average Assets	0.18%	1.41%		(0.14)%		0.61%		0.59%
LTM Return on Average Equity	4.20%	11.50%		(1.10)%		6.30%		6.20%
LTM Net Interest Margin(3)	2.59%	4.13%		3.02%		3.41%		3.46%
LTM Efficiency Ratio	91.40%	98.40%		37.30%		73.80%		76.70%
Price/Tangible Book Value	—	141.00%		74.00%		102.00%		99.00%
Price/LTM Earnings per share	—	38.0	x	7.1	x	17.8	x	16.3	x
Price/2016 Estimated Earnings Per Share	—	15.1	x	15.1	x	15.1	x	15.1	x
Price/2017 Estimated Earnings Per Share	—	14.5	x	12.8	x	13.7	x	13.7	x
Current Dividend Yield	—	5.40%		0.00%		2.00%		1.80%
Market Value (in millions)	—	$138		$14		$87		$91

(1)	Tangible Common Equity/Tangible Assets for First Choice Bank represents Tangible Equity/Tangible Assets as of March 31, 2016.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(3)	Nonperforming Assets/Total Assets, Tier 1 Leverage Ratio, Total Risk-Based Capital Ratio and Total Commercial Real Estate Loans/Total Risk-Based Capital Ratio for Orange County Bancorp, Inc. reflects Bank level regulatory financial data.
(4)	Tier 1 Leverage Ratio and Total Risk-Based Capital Ratio for Carver Bancorp, Inc. reflects Bank level regulatory financial data as of December 31, 2015.
(5)	Total Commercial Real Estate Loans/Total Risk-Based Capital Ratio for Parke Bancorp, Inc. reflects Bank level regulatory financial data.

Note: Financial data for Orange County Bancorp, Inc. is as of or for the period ended December 31, 2015.

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The table below sets forth the data for First Choice Bank and the high, low, mean and median data for the First Choice Bank Nationwide Peer Group.

First Choice Bank Comparable Company Analysis (First Choice Bank Nationwide Peer Group)

	First Choice Bank(1)	First Choice Bank Nationwide Peer Group High		First Choice Bank Nationwide Peer Group Low		First Choice Bank Nationwide Peer Group Mean		First Choice Bank Nationwide Peer Group Median
Total Assets (in millions)	$1,125	$2,898		$869		$1,584		$1,500
Loans/Deposits	60.10%	121.10%		53.30%		87.40%		85.50%
Nonperforming Assets(2)/Total Assets	3.52%	3.51%		0.28%		1.18%		0.98%
Net Charge-offs/Average Loans	0.65%	0.50%		(0.06)%		0.15%		0.08%
Tangible Common Equity/Tangible Assets	9.02%	22.62%		5.15%		9.78%		7.94%
Tier 1 Leverage Ratio	9.08%	22.61%		6.41%		10.64%		9.87%
Total Risk-Based Capital Ratio	18.10%	34.02%		11.38%		15.77%		13.97%
Total Commercial Real Estate Loans/Total Risk-Based Capital Ratio(3)	191.60%	423.40%		110.90%		247.90%		228.00%
LTM Return on Average Assets	0.18%	4.71%		0.17%		1.18%		0.94%
LTM Return on Average Equity	1.99%	39.62%		1.72%		10.93%		8.99%
LTM Net Interest Margin(4)	2.59%	4.38%		2.45%		3.52%		3.55%
LTM Efficiency Ratio	91.40%	90.40%		61.10%		75.50%		77.10%
LTM Mortgage Income(5)/LTM Operating Revenue	67.80%	69.00%		16.20%		29.40%		23.60%
Price/Tangible Book Value	—	231.00%		72.00%		126.00%		116.00%
Price/LTM Earnings per share	—	24.8	x	3.1	x	13.1	x	12.0	x
Price/2016 Estimated Earnings Per Share	—	21.3	x	9.6	x	13.9	x	12.0	x
Price/2017 Estimated Earnings Per Share	—	19.1	x	8.0	x	12.2	x	11.3	x
Current Dividend Yield	—	3.00%		0.00%		1.00%		0.70%
Market Value (in millions)	—	$441		$53		$199		$173

(1)	Tangible Common Equity/Tangible Assets for First Choice Bank represents Tangible Equity/Tangible Assets as of March 31, 2016.
(2)	Nonperforming assets defined as nonaccrual loans and leases, renegotiated loans and leases, and real estate owned.
(3)	Total Commercial Real Estate Loans/Total Risk-Based Capital Ratio for Howard Bancorp, Inc. reflects Bank level regulatory financial data.
(4)	LTM Net Interest Margin for Midland States Bancorp, Inc. for the period ended December 31, 2015.
(5)	Mortgage Banking Income defined as all revenues associated with mortgage banking activities, including origination revenues, gain on sale, and net servicing income related to 1-4 family residential first mortgage loans.

Analysis of Selected Merger Transactions. Sandler O’Neill reviewed two groups of recent merger and acquisition transactions. The first group consisted of six transactions announced between January 1, 2010 and June 24, 2016 with disclosed deal values at announcement involving bank and thrift targets headquartered in the Mid-Atlantic region with assets between $1.0 billion and $5.0 billion and nonperforming assets/total assets of greater than 2.0%, excluding Section 363 bankruptcy transactions (the “Regional Precedent Transactions”). The second group consisted of nine transactions announced between January 1, 2013 and June 24, 2016 with disclosed deal values at announcement involving bank and thrift targets with assets between $800 million and $2.0 billion and LTM mortgage banking income greater than 15.0% of total LTM operating revenue, excluding Section 363 bankruptcy transactions (the “Nationwide Precedent Transactions”).

The Regional Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Bank of the Ozarks, Inc.	Intervest Bancshares Corporation
Berkshire Hills Bancorp Bancorp, Inc.	Beacon Federal Bancorp, Inc.
Tompkins Financial Corporation	VIST Financial Corp.

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F.N.B. Corporation	Parkvale Financial Corporation
Valley National Bancorp	State Bancorp, Inc.
Susquehanna Bancshares, Inc.	Abington Bancorp, Inc.

The Nationwide Precedent Transactions group was composed of the following transactions:

Acquiror	Target
Mechanics Bank	California Republic Bancorp
TowneBank	Monarch Financial Holdings, Inc.
First Busey Corporation	Pulaski Financial Corp.
Green Bancorp, Inc.	Patriot Bancshares, Inc.
Renasant Corporation	Heritage Financial Group, Inc.
Eagle Bancorp, Inc.	Virginia Heritage Bank
Chemical Financial Corporation	Northwestern Bancorp
Old National Bancorp	United Bancorp, Inc.
Hanmi Financial Corporation	Central Bancorp, Inc.

Using the latest publicly available financial information prior to the announcement of the relevant transaction, Sandler O’Neill reviewed the following multiples: transaction price to last-twelve-months earnings per share, transaction price to estimated forward earnings per share, transaction price to tangible book value per share, tangible book premium to core deposits and one-day market premium. Sandler O’Neill compared the indicated transaction metrics for the merger to the high, low, mean and median metrics of both the Regional Precedent Transactions group and the Nationwide Precedent Transactions group.

	Berkshire Hills Bancorp / First Choice Bank		Regional Precedent Transactions Group High		Regional Precedent Transactions Group Low		Regional Precedent Transactions Group Mean		Regional Precedent Transactions Group Median
Transaction Price/LTM Earnings Per Share	54.8	x	33.4	x	13.7	x	24.5	x	23.7	x
Transaction Price/Estimated Forward Earnings Per Share	17.7	x(1)	31.1	x	12.8	x	22.6	x	23.2	x
Transaction Price/Tangible Book Value Per Share:	109.0%		198.0%		111.0%		141.0%		120.0%
Core Deposit Premium(2):	1.3	%(3)	9.7%		1.3%		5.3%		4.4%
1-Day Market Premium:	—		109.0%		13.8%		56.2%		48.9%

(1)	2016 estimated First Choice Bank EPS provided by and discussed with Berkshire Hills Bancorp senior management and assumes the conversion of First Choice Bank’s 51,000 shares of Series A-E preferred stock into 4,270,831 shares of First Choice Bank common stock. 2016 estimated First Choice Bank EPS reflects estimated core net income, which excludes estimated gains recognized on the sale of securities during the three months ended June 30, 2016.
(2)	Core deposits are defined as total deposits less all jumbo deposits or time deposits over $100,000.
(3)	Core deposits for First Choice Bank are defined as total deposits as of March 31, 2016 less all jumbo deposits or time deposits over $100,000 and estimated deposit run-off.

	Berkshire Hills Bancorp / First Choice Bank		Nationwide Precedent Transactions Group High		Nationwide Precedent Transactions Group Low		Nationwide Precedent Transactions Group Mean		Nationwide Precedent Transactions Group Median
Transaction Price/LTM Earnings Per Share	54.8	x	25.8	x	14.9	x	20.3	x	18.1	x
Transaction Price/Estimated Forward Earnings Per Share	17.7	x(1)	24.0	x	16.3	x	19.5	x	18.8	x
Transaction Price/Tangible Book Value Per Share:	109.0%		208.0%		62.0%		172.0%		179.0%
Core Deposit Premium(2):	1.3	%(3)	21.0%		7.4%		12.3%		11.9%
1-Day Market Premium:	—		125.6%		4.1%		52.7%		50.1%

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(1)	2016 estimated First Choice Bank EPS provided by and discussed with Berkshire Hills Bancorp senior management and assumes the conversion of First Choice Bank’s 51,000 shares of Series A-E preferred stock into 4,270,831 shares of First Choice Bank common stock. 2016 estimated First Choice Bank EPS reflects estimated core net income, which excludes estimated gains recognized on the sale of securities during the three months ended June 30, 2016.
(2)	Core deposits are defined as total deposits less all jumbo deposits or time deposits over $100,000.
(3)	Core deposits for First Choice Bank are defined as total deposits as of March 31, 2016 less all jumbo deposits or time deposits over $100,000 and estimated deposit run-off.

Note: For targets that were publicly traded at announcement of the transaction, mortgage income defined as the sum of net servicing fees (income from servicing real estate mortgages, credit cards, and other financial assets held by others, net of related servicing assets' amortization expense) and net gain on sale of loans and leases; for targets that were private at announcement of the transaction, mortgage income defined as all revenues associated with mortgage banking activities, including origination revenues, gain on sale, and net servicing income related to 1-4 family residential first mortgage loans.

Net Present Value Analyses. Sandler O’Neill performed an analysis that estimated the net present value per share of Berkshire Hills Bancorp common stock assuming Berkshire Hills Bancorp performed in accordance with publicly available median analyst earnings per share estimates for Berkshire Hills Bancorp for the years ending December 31, 2016 through December 31, 2018 as well as an estimated long-term earnings per share growth rate for the years thereafter, as provided by and discussed with the senior management of Berkshire Hills Bancorp. To approximate the terminal value of a share of Berkshire Hills Bancorp common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2020 tangible book value ranging from 135% to 210%. The terminal values were then discounted to present values using different discount rates ranging from 8.0% to 14.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of Berkshire Hills Bancorp’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of Berkshire Hills Bancorp common stock of $20.15 to $34.70 when applying multiples of earnings and $20.80 to $39.89 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
8.0%	$25.99	$27.73	$29.48	$31.22	$32.96	$34.70
9.0%	$24.89	$26.55	$28.21	$29.87	$31.54	$33.20
10.0%	$23.84	$25.42	$27.01	$28.60	$30.19	$31.78
11.0%	$22.84	$24.36	$25.88	$27.39	$28.91	$30.43
12.0%	$21.90	$23.35	$24.80	$26.25	$27.70	$29.15
13.0%	$21.00	$22.39	$23.78	$25.17	$26.55	$27.94
14.0%	$20.15	$21.48	$22.81	$24.14	$25.46	$26.79

Tangible Book Value Multiples

Discount Rate	135%	150%	165%	180%	195%	210%
8.0%	$26.84	$29.45	$32.06	$34.67	$37.28	$39.89
9.0%	$25.70	$28.19	$30.68	$33.17	$35.66	$38.15
10.0%	$24.61	$26.99	$29.37	$31.75	$34.13	$36.51
11.0%	$23.58	$25.86	$28.13	$30.40	$32.68	$34.95
12.0%	$22.60	$24.78	$26.95	$29.13	$31.30	$33.48
13.0%	$21.68	$23.76	$25.84	$27.92	$30.00	$32.08
14.0%	$20.80	$22.79	$24.78	$26.77	$28.76	$30.75

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Sandler O’Neill also considered and discussed with the Berkshire Hills Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming Berkshire Hills Bancorp’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for Berkshire Hills Bancorp common stock, applying the price to 2020 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 8.71%.

Earnings Per Share Multiples

Annual Budget Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0%)	$19.72	$20.98	$22.25	$23.51	$24.78	$26.04
(20.0%)	$20.82	$22.16	$23.51	$24.86	$26.21	$27.56
(15.0%)	$21.91	$23.34	$24.78	$26.21	$27.64	$29.07
(10.0%)	$23.01	$24.52	$26.04	$27.56	$29.07	$30.59
(5.0%)	$24.10	$25.70	$27.30	$28.90	$30.50	$32.10
0.0%	$25.20	$26.88	$28.57	$30.25	$31.94	$33.62
5.0%	$26.29	$28.06	$29.83	$31.60	$33.37	$35.14
10.0%	$27.39	$29.24	$31.09	$32.95	$34.80	$36.65
15.0%	$28.48	$30.42	$32.36	$34.29	$36.23	$38.17
20.0%	$29.58	$31.60	$33.62	$35.64	$37.66	$39.68
25.0%	$30.67	$32.78	$34.88	$36.99	$39.10	$41.20

Sandler O’Neill also performed an analysis that estimated the net present value per share of First Choice Bank common stock assuming that First Choice Bank performed in accordance earning projections provided by and discussed with Berkshire Hills Bancorp senior management. To approximate the terminal value of First Choice Bank common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2020 tangible book value ranging from 80% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 17.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Choice Bank’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of First Choice Bank common stock of $4.45 to $7.92 when applying earnings multiples and $6.55 to $13.67 when applying multiples of tangible book value.

Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.0%	$5.72	$6.16	$6.60	$7.04	$7.48	$7.92
12.0%	$5.48	$5.90	$6.32	$6.74	$7.17	$7.59
13.0%	$5.25	$5.66	$6.06	$6.47	$6.87	$7.27
14.0%	$5.04	$5.43	$5.81	$6.20	$6.59	$6.98
15.0%	$4.83	$5.21	$5.58	$5.95	$6.32	$6.69
16.0%	$4.64	$5.00	$5.35	$5.71	$6.07	$6.42
17.0%	$4.45	$4.80	$5.14	$5.48	$5.82	$6.17

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Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
11.0%	$8.41	$9.46	$10.51	$11.56	$12.61	$13.67
12.0%	$8.06	$9.07	$10.07	$11.08	$12.09	$13.10
13.0%	$7.73	$8.69	$9.66	$10.62	$11.59	$12.55
14.0%	$7.41	$8.34	$9.26	$10.19	$11.11	$12.04
15.0%	$7.11	$8.00	$8.89	$9.77	$10.66	$11.55
16.0%	$6.82	$7.67	$8.53	$9.38	$10.23	$11.09
17.0%	$6.55	$7.37	$8.19	$9.01	$9.82	$10.64

Sandler O’Neill also considered and discussed with the Berkshire Hills Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Choice Bank’s net income varied from 25% above projections to 25% below projections. This analysis resulted in the following range of per share values for First Choice Bank common stock, applying the price to 2020 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 13.99%.

Earnings Per Share Multiples

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0%)	$3.78	$4.07	$4.36	$4.65	$4.94	$5.23
(20.0%)	$4.03	$4.34	$4.65	$4.96	$5.27	$5.58
(15.0%)	$4.28	$4.61	$4.94	$5.27	$5.60	$5.93
(10.0%)	$4.54	$4.88	$5.23	$5.58	$5.93	$6.28
(5.0%)	$4.79	$5.16	$5.52	$5.89	$6.26	$6.63
0.0%	$5.04	$5.43	$5.82	$6.20	$6.59	$6.98
5.0%	$5.29	$5.70	$6.11	$6.51	$6.92	$7.33
10.0%	$5.54	$5.97	$6.40	$6.82	$7.25	$7.68
15.0%	$5.80	$6.24	$6.69	$7.13	$7.58	$8.03
20.0%	$6.05	$6.51	$6.98	$7.44	$7.91	$8.37
25.0%	$6.30	$6.78	$7.27	$7.75	$8.24	$8.72

Sandler O’Neill also performed an analysis that estimated the net present value per share of First Choice Bank common stock assuming that First Choice Bank performed in accordance earning projections provided by and confirmed with Berkshire Hills Bancorp senior management, inclusive of estimated cost savings associated with the transaction of $14.9 million for the year ending December 31, 2017, $15.2 million for the year ending December 31, 2018, $15.4 million for the year ending December 31, 2019, and $15.5 million for the year ending December 31, 2020, as provided by and discussed with Berkshire Hills Bancorp senior management. To approximate the terminal value of First Choice Bank common stock at December 31, 2020, Sandler O’Neill applied price to 2020 earnings multiples ranging from 13.0x to 18.0x and multiples of December 31, 2020 tangible book value ranging from 80% to 130%. The terminal values were then discounted to present values using different discount rates ranging from 11.0% to 17.0%, which were chosen to reflect different assumptions regarding required rates of return of holders or prospective buyers of First Choice Bank’s common stock. As illustrated in the following tables, the analysis indicates an imputed range of values per share of First Choice Bank common stock of $12.07 to $21.46 when applying earnings multiples and $8.41 to $17.54 when applying multiples of tangible book value.

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Earnings Per Share Multiples

Discount Rate	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
11.0%	$15.50	$16.69	$17.88	$19.08	$20.27	$21.46
12.0%	$14.85	$16.00	$17.14	$18.28	$19.42	$20.57
13.0%	$14.24	$15.33	$16.43	$17.52	$18.62	$19.72
14.0%	$13.66	$14.71	$15.76	$16.81	$17.86	$18.91
15.0%	$13.10	$14.11	$15.12	$16.12	$17.13	$18.14
16.0%	$12.57	$13.54	$14.51	$15.47	$16.44	$17.41
17.0%	$12.07	$13.00	$13.93	$14.86	$15.78	$16.71

Tangible Book Value Multiples

Discount Rate	80%	90%	100%	110%	120%	130%
11.0%	$10.80	$12.14	$13.49	$14.84	$16.19	$17.54
12.0%	$10.35	$11.64	$12.93	$14.22	$15.52	$16.81
13.0%	$9.92	$11.16	$12.40	$13.64	$14.88	$16.12
14.0%	$9.51	$10.70	$11.89	$13.08	$14.27	$15.46
15.0%	$9.12	$10.27	$11.41	$12.55	$13.69	$14.83
16.0%	$8.76	$9.85	$10.95	$12.04	$13.14	$14.23
17.0%	$8.41	$9.46	$10.51	$11.56	$12.61	$13.66

Sandler O’Neill also considered and discussed with the Berkshire Hills Bancorp board of directors how this analysis would be affected by changes in the underlying assumptions, including variations with respect to net income. To illustrate this impact, Sandler O’Neill performed a similar analysis assuming First Choice Bank’s net income varied from 25% above estimates to 25% below estimates. This analysis resulted in the following range of per share values for First Choice Bank common stock, applying the price to 2020 earnings multiples range of 13.0x to 18.0x referred to above and a discount rate of 13.99%.

Earnings Per Share Multiples

Annual Estimate Variance	13.0x	14.0x	15.0x	16.0x	17.0x	18.0x
(25.0%)	$12.40	$13.35	$14.31	$15.26	$16.22	$17.17
(20.0%)	$12.65	$13.63	$14.60	$15.57	$16.55	$17.52
(15.0%)	$12.90	$13.90	$14.89	$15.88	$16.88	$17.87
(10.0%)	$13.16	$14.17	$15.18	$16.19	$17.21	$18.22
(5.0%)	$13.41	$14.44	$15.47	$16.50	$17.53	$18.57
0.0%	$13.66	$14.71	$15.76	$16.81	$17.86	$18.92
5.0%	$13.91	$14.98	$16.05	$17.12	$18.19	$19.26
10.0%	$14.16	$15.25	$16.34	$17.43	$18.52	$19.61
15.0%	$14.42	$15.53	$16.63	$17.74	$18.85	$19.96
20.0%	$14.67	$15.80	$16.93	$18.05	$19.18	$20.31
25.0%	$14.92	$16.07	$17.22	$18.36	$19.51	$20.66

In connection with its analyses, Sandler O’Neill considered and discussed with the Berkshire Hills Bancorp board of directors how the present value analyses would be affected by changes in the underlying assumptions. Sandler O’Neill noted that the net present value analysis is a widely used valuation methodology, but the results of

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such methodology are highly dependent upon the numerous assumptions that must be made, and the results thereof are not necessarily indicative of actual values or future results.

Pro Forma Merger Analysis. Sandler O’Neill analyzed certain potential pro forma effects of the merger based on the following assumptions: (i) the merger closes in the fourth calendar quarter of 2016; (ii) pursuant to the merger agreement, each share of First Choice Bank common stock issued and outstanding immediately prior to the Effective Time will be converted into the right to receive, without interest, 0.5773 shares of Berkshire Hills Bancorp common stock; (iii) all outstanding First Choice Bank options and warrants are cashed out by Berkshire Hills Bancorp at closing; and (iv) Berkshire Hills Bancorp’s closing stock price of $25.51 on June 24, 2016. Sandler O’Neill also incorporated the following assumptions, each of which were provided by and discussed with Berkshire Hills Bancorp’s senior management: (a) financial projections for First Choice Bank for the years ending December 31, 2016 through December 31, 2020; (b) estimated earnings per share projections for Berkshire Hills Bancorp, based on publicly available analyst consensus median earnings per share estimates for the years ending December 31, 2016 through December 31, 2018 with an estimated long-term earnings per share growth rate for the years thereafter; (c) a per share dividend payment at closing by First Choice Bank to holders of First Choice Bank common stock; (d) purchase accounting adjustments, including a gross credit mark on loans, a negative interest rate mark on gross loans, a negative mark on owned real estate, a fixed asset write-down, a positive interest rate mark on time deposits and a positive interest rate mark on borrowings; (e) the reversal of First Choice Bank’s existing allowance for loan and lease losses; (f) an estimated deposit run-off on First Choice Bank’s deposits; (g) estimated cost savings; (h) pre-tax one-time transaction costs and expenses; and (i) a mortgage bonus payment to First Choice Bank at close and over the subsequent three years. In addition, Sandler O’Neill assumed a core deposit premium on First Choice Bank’s core deposits with straight line depreciation over 5 years and a pre-tax opportunity cost of cash of approximately 2.0%. The analysis indicated that the merger could be accretive to Berkshire Hills Bancorp’s estimated earnings per share in 2017 (excluding transaction expenses in 2017) and dilutive to estimated tangible book value per share at close.

In connection with this analyses, Sandler O’Neill considered and discussed with the Berkshire Hills Bancorp board of directors how the analysis would be affected by changes in the underlying assumptions, including the impact of final purchase accounting adjustments determined at the closing of the transaction, and noted that the actual results achieved by the combined company may vary from projected results and the variations may be material.

Sandler O’Neill’s Relationship. Sandler O’Neill is acting as financial advisor to Berkshire Hills Bancorp’s board of directors in connection with the merger and will receive a transaction fee in an amount equal to approximately $838,000, 10% of such fee was paid to Sandler O’Neill upon Berkshire Hills Bancorp’s entry into the merger agreement and the remainder will become payable at the time of closing of the merger. In addition, Sandler O’Neill received a fee in an amount equal to $200,000 upon rendering its fairness opinion to the Berkshire Hills Bancorp board of directors in connection with the merger, which fairness opinion fee will be credited in full towards the portion of the transaction fee which will become payable to Sandler O’Neill on the day of closing of the merger. Berkshire Hills Bancorp has also agreed to reimburse Sandler O’Neill, upon request made from time to time, for its reasonable out-of-pocket expenses incurred in connection with its engagement, including the reasonable fees and disbursements of its legal counsel. Berkshire Hills Bancorp has also agreed to indemnify Sandler O’Neill and its affiliates and their respective partners, directors, officers, employees, agents and controlling persons harmless from and against any and all losses, claims, damages and labilities, joint or several, to which it may become subject under applicable federal or state law.

In the two years preceding the date of Sandler O’Neill’s opinion, Sandler O’Neill provided certain other investment banking services to Berkshire Hills Bancorp and received fees for such services. Specifically, Sandler O’Neill advised Berkshire Hills Bancorp in its acquisition of Hampden Bancorp, Inc., for which it received fees totaling approximately $900,000. In addition, in the ordinary course of Sandler O’Neill’s business as a broker-dealer, Sandler O’Neill may purchase securities from and sell securities to Berkshire Hills Bancorp, First Choice Bank and their respective affiliates. Sandler O’Neill may also actively trade the equity and debt securities of Berkshire Hills Bancorp, First Choice Bank or their respective affiliates for its own account and for the accounts of its customers.

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Consideration to be Received in the Merger

Each share of First Choice Bank common stock issued and outstanding immediately prior to the effective time of the Merger (other than dissenting shares, if applicable) will be converted into the right to receive 0.5773 shares of Berkshire Hills Bancorp common stock as described herein. In addition, each outstanding share of First Choice Bank preferred stock will be converted into the right to receive such number of Berkshire Hills Bancorp common stock equal to the number of shares of First Choice Bank common stock issuable upon the conversion of the First Choice Bank preferred stock multiplied by 0.5773. Based on 3,207,493 shares of First Choice Bank common stock issued and outstanding as of October 19, 2016, plus 4,270,829 shares of First Choice Bank common stock issuable upon the conversion of the issued and outstanding shares of First Choice Bank Series A through Series E preferred stock, and the 0.5773 exchange ratio, approximately 4,317,235 shares of Berkshire Hills Bancorp common stock will be issued to First Choice Bank shareholders.

Based on Berkshire Hills Bancorp’s closing price of $25.51 on June 24, 2016 (the date preceding the public announcement of the proposed transaction), each share of First Choice Bank common stock exchanged for 0.5773 shares of Berkshire Hills Bancorp common stock, would have a value of $14.73. Based on Berkshire Hills Bancorp’s closing price of $28.20 on October 19, 2016, each share of First Choice Bank common stock exchanged for 0.5773 shares of Berkshire Hills Bancorp common stock would have a value of $16.28. Berkshire Hills Bancorp common stock is listed on the New York Stock Exchange under the symbol “BHLB.” First Choice Bank stock is not traded on any established public trading market.

Berkshire Hills Bancorp will pay to each holder of First Choice Bank common stock otherwise entitled to receive a fractional share of Berkshire Hills Bancorp common stock, an amount in cash, rounded to the nearest cent and without interest, equal to the value of such fractional share determined in accordance with the paragraph above.

First Choice Bank Common Stock Special Dividend

Pursuant to the terms of the Merger Agreement, First Choice Bank may pay a special dividend to the holders of its common stock if:

•	its tangible book value per share as of the last day of the calendar month prior to the closing date of the Merger is greater than $14.22 per share, and

•	First Choice Bank has a positive core net income.

If both criteria are met, then First Choice Bank may pay a per share dividend to the holders of its common stock immediately prior to the effective time of the Merger in an aggregate amount not to exceed 35% of Core Net Income per share in excess of the $14.22 tangible book value per share, provided First Choice Bank maintains a tangible book value per common share of at least $14.22 following the payment of the special dividend.

Core Net Income is defined in the Merger Agreement as the consolidated net income of First Choice Bank and its subsidiaries for the period beginning July 1, 2016 and ending on the last day of the calendar month immediately preceding the closing date of the Merger, plus certain payments, if any, made by First Choice Bank to the U.S. to the U.S. Small Business Administration, and minus any non-core net income, including any gains on the sale of assets, reversals of provisions for loan and lease losses, other nonrecurring items or income that is not consistent with past practice.

Treatment of First Choice Bank Stock Options and Warrants

Under the terms of the merger agreement, outstanding options and warrants to purchase First Choice Bank common stock, whether or not vested; will be terminated with a payment to the holder of the option or warrant, as applicable, of an amount of cash equal to:

•	the excess, if any, of $16.00 over the applicable per share price of the option or warrant, as applicable, multiplied by

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•	the number of shares of First Choice Bank common stock that the holder could have purchased with the option or warrant, as applicable, if the holder had exercised the option or warrant, as applicable, immediately prior to the date of the Merger.

Surrender of Stock Certificates

Promptly following the completion of the Merger, Berkshire Hills Bancorp will cause to be delivered to First Choice Bank shareholders a letter of transmittal, together with instructions for the surrender of their First Choice Bank stock certificates in exchange for the merger consideration. Until a First Choice Bank shareholder surrenders his, her or its First Choice Bank stock certificates in exchange for the merger consideration, First Choice Bank shareholders will not be paid dividends or other distributions declared after the Merger with respect to any Berkshire Hills Bancorp common stock for which their First Choice Bank shares may be exchanged. When First Choice Bank shareholders surrender their First Choice Bank stock certificates, Berkshire Hills Bancorp will pay any unpaid dividends or other distributions, without interest. After the completion of the Merger, there will be no further transfers of First Choice Bank stock. First Choice Bank stock certificates surrendered after the completion of the Merger will be canceled and exchanged for the merger consideration.

If their First Choice Bank stock certificates have been lost, stolen or destroyed, First Choice Bank shareholders will have to prove their ownership of these certificates and that they were lost, stolen or destroyed before they receive any consideration for their shares. The letter of transmittal will include instructions on how to provide evidence of ownership.

Accounting Treatment of the Merger

In accordance with current accounting guidance, the Merger will be accounted for pursuant to accounting standards for business combinations. The result of this is that the recorded assets and liabilities of Berkshire Hills Bancorp will be carried forward at their recorded amounts, the historical operating results will be unchanged for the prior periods being reported on and that the assets and liabilities of First Choice Bank will be adjusted to fair value at the date of the Merger. In addition, all identified intangibles will be recorded at fair value and included as part of the net assets acquired. To the extent that the purchase price, consisting of cash plus the number of shares of Berkshire Hills Bancorp common stock to be issued to former First Choice Bank shareholders and option and warrant holders at fair value, exceeds the fair value of the net assets including identifiable intangibles of First Choice Bank at the Merger date, that amount will be reported as goodwill. In accordance with current accounting guidance, goodwill will not be amortized but will be evaluated for impairment annually. Identified intangibles will be amortized over their estimated lives. Further, operating results of First Choice Bank will be included in the operating results of Berkshire Hills Bancorp beginning from the date of completion of the Merger.

Material United States Federal Income Tax Consequences of the Merger

General. The following discussion sets forth the material U.S. federal income tax consequences of the Merger to U.S. holders (as defined below) of First Choice Bank preferred stock and common stock, generally referred to as “First Choice Bank stock,” who exchange First Choice Bank stock for Berkshire Hills Bancorp common stock in the Merger. The discussion also sets forth the material U.S. federal income tax consequences to U.S. holders of the pre-merger special dividend (as defined below), if made. This discussion does not address any tax consequences arising under the laws of any state, locality or foreign jurisdiction, or under any U.S. federal tax laws (such as the unearned income Medicare contribution tax pursuant to the Health Care and Education Reconciliation Act of 2010) other than federal income tax law. This discussion is based upon the Internal Revenue Code of 1986, as amended (referred to as the “Code”), the regulations of the U.S. Department of the Treasury and court and administrative rulings and decisions in effect on the date of this document. These laws may change, possibly retroactively, and any change could affect the continuing validity of this discussion.

For purposes of this discussion, you are a “U.S. holder” if you beneficially own First Choice Bank stock and you are:

•	a citizen or resident of the United States for U.S. federal income tax purposes;

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•	a corporation, or other entity taxable as a corporation for U.S. federal income tax purposes, created or organized under the laws of the United States or any of its political subdivisions;

•	a trust that (1) is subject to the primary supervision of a court within the United States and the control over substantial decisions of which is vested in one or more U.S. persons or (2) has a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person; or

•	an estate that is subject to U.S. federal income tax on its income regardless of its source.

This discussion assumes that you hold your shares of First Choice Bank stock as a capital asset within the meaning of Section 1221 of the Code. Further, this discussion does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances or that may be applicable to you if you are subject to special treatment under the U.S. federal income tax laws, including if you are:

•	a financial institution;

•	a tax-exempt organization;

•	an S corporation or other pass-through entity;

•	an insurance company;

•	a mutual fund;

•	a regulated investment company or real estate investment trust;

•	a controlled foreign corporation or passive foreign investment company;

•	a dealer or broker in securities or foreign currencies;

•	a trader in securities who elects the mark-to-market method of accounting for your securities;

•	a First Choice Bank shareholder whose shares are qualified small business stock for purposes of Section 1202 of the Code or who may otherwise be subject to the alternative minimum tax provisions of the Code;

•	a First Choice Bank shareholder who received First Choice Bank stock through the exercise of employee stock options or otherwise as compensation, through the exercise of warrants or conversion of First Choice Bank preferred stock, or through a tax-qualified retirement plan;

•	an expatriate or person who has a functional currency other than the U.S. dollar; or

•	a First Choice Bank shareholder who holds First Choice Bank stock as part of a hedge, straddle or a constructive sale or conversion transaction.

In addition, this discussion does not address the tax consequences of the Merger to holders of First Choice Bank stock other than U.S. holders, holders of First Choice Bank options or warrants, or holders of First Choice Bank stock who exercise appraisal and/or dissenters rights. This discussion does not address the tax consequences to a holder of First Choice Bank stock of the receipt of regular monthly dividends paid consistently in accordance with past practice.

If a partnership (including an entity treated as a partnership for U.S. federal income tax purposes) holds First Choice Bank stock, the tax treatment of a partner in the partnership will generally depend on the status of such partner and the activities of the partnership.

This discussion is not intended to be tax advice to any particular holder of First Choice Bank stock. Tax matters regarding the Merger are complicated, and the tax consequences of the Merger to you will depend on your particular situation. First Choice Bank shareholders are urged to consult their tax advisors as to the U.S. federal income tax consequences of the Merger, as well as the effects of state, local, federal non-income and non-U.S. tax laws.

It is a condition to the closing of the Merger that Berkshire Hills Bancorp receive the opinion of its legal counsel, Luse Gorman, PC, and First Choice Bank receive the opinion of its legal counsel, Pepper Hamilton LLP, each dated as of the effective time of the Merger, substantially to the effect that, on the basis of facts, representations

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and assumptions set forth or referred to in that opinion (including factual representations contained in certificates of officers of Berkshire Hills Bancorp and First Choice Bank), the Merger will be treated for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code. The tax opinions are not binding on the Internal Revenue Service, or “IRS,” or any court. Berkshire Hills Bancorp and First Choice Bank have not sought and will not seek any ruling from the IRS regarding any matters relating to the Merger and, as a result, there can be no assurance that the IRS will not assert, or that a court would not sustain, a position contrary to any of the conclusions set forth below. In addition, if any of the representations or assumptions upon which the opinions are based are inconsistent with the actual facts, the U.S. federal income tax consequences of the Merger could be adversely affected.

Based on the opinions that the Merger will qualify as a reorganization within the meaning of Section 368(a) of the Code, the material U.S. federal income tax consequences of the Merger are as follows:

•	No gain or loss generally will be recognized by a U.S. holder of First Choice Bank stock upon the receipt of shares of Berkshire Hills Bancorp common stock in exchange therefor pursuant to the Merger (except in respect of cash received in lieu of fractional shares, as discussed below);

•	The aggregate adjusted tax basis of the shares of Berkshire Hills Bancorp common stock received by the U.S. holder in the Merger will be the same as the aggregate adjusted tax basis of shares of First Choice Bank stock surrendered in exchange therefor, reduced by the tax basis allocable to any fractional share of Berkshire Hills Bancorp common stock for which cash is received;

•	The holding period of Berkshire Hills Bancorp common stock received by a U.S. holder will include the holding period of the First Choice Bank stock exchanged therefor; and

•	Although no fractional shares of Berkshire Hills Bancorp common stock will be issued in the Merger, a U.S. holder who receives cash in lieu of such a fractional share of Berkshire Hills Bancorp common stock will generally be treated as having received the fractional share pursuant to the Merger and then having sold that fractional share of Berkshire Hills Bancorp common stock for cash. As a result, a U.S. holder will generally recognize gain or loss equal to the difference between the amount of cash received and the portion of the holder’s aggregate adjusted tax basis of the shares of First Choice Bank stock surrendered that is allocable to its fractional share. Any capital gain or loss will be long-term capital gain or loss if the holding period for the fractional share (including the holding period of the shares of First Choice Bank stock surrendered therefor) is more than one year. Long-term capital gains of individuals generally are eligible for reduced rates of taxation. The deductibility of capital losses is subject to limitations.

For purposes of the above discussion of the bases and holding periods for shares of First Choice Bank stock and Berkshire Hills Bancorp common stock, First Choice Bank shareholders who acquired different blocks of First Choice Bank stock at different times or at different prices must calculate their basis and holding periods separately for each identifiable block of such stock exchanged or received in the Merger.

Pre-Merger Special Dividend. Under the terms of the merger agreement, First Choice Bank may, if certain circumstances are met, pay a per share distribution to the holders of First Choice Bank common stock immediately prior to the effective time of the Merger (the “pre-merger special dividend”). The pre-merger special dividend is intended to be treated as a distribution by First Choice Bank within the meaning of Section 301 of the Code and not as consideration paid for First Choice Bank stock in the Merger. It is possible that the IRS would disagree with the characterization of the pre-merger special dividend as a distribution by First Choice Bank within the meaning of Section 301 of the Code and instead seek to characterize the pre-merger special dividend as merger consideration paid by Berkshire Hills Bancorp in exchange for a portion of a holder’s First Choice Bank common stock. If this characterization were to be sustained, the tax consequences of the cash received pursuant to the pre-merger special dividend would be different than described herein.

Assuming the pre-merger special dividend is characterized as a distribution by First Choice Bank under Section 301 of the Code, the pre-merger special dividend will be treated as a dividend for U.S. federal income tax purposes to the extent paid out of current or accumulated earnings and profits of First Choice Bank. Generally, individual U.S. holders who meet applicable holding period requirements under the Code for “qualified dividends”

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(generally more than 60 days during the 121-day period surrounding the ex-dividend date) will be taxed on the pre-merger special dividend at a maximum U.S. federal income tax rate of 20%. To the extent that the amount of any dividend exceeds First Choice Bank’s current and accumulated earnings and profits, the excess will first be treated as a tax-free return of capital, causing a reduction in the U.S. holder’s adjusted tax basis in the First Choice Bank common stock. If such basis is reduced to zero, any remaining portion of the pre-merger special dividend will be taxed as capital gain, which would be long-term capital gain if the U.S. holder has held the First Choice Bank common stock for more than one year at the time the pre-merger special dividend is received.

To the extent an individual U.S. holder of First Choice Bank common stock includes in income the pre-merger special dividend as a qualified dividend and such dividend constitutes an “extraordinary dividend” (generally, where the amount of the dividend exceeds 10% of the holder’s tax basis in its stock), any loss on the sale or exchange of such stock, to the extent of such dividend, will be treated as long-term capital loss. U.S. holders of First Choice common stock should consult their tax advisors regarding the possible applicability of the extraordinary dividend provisions of the Code with respect to the pre-merger special dividend and the potential effect of such provisions on any losses realized with respect to Berkshire Hills Bancorp common stock received in the merger.

In addition, U.S. holders that are corporations should consult their tax advisors regarding the possible availability of a dividends received deduction and the potential applicability of the extraordinary dividend provisions of the Code with respect to the pre-merger special dividend.

U.S. holders should consult their tax advisors regarding any alternative characterization of the pre-merger special dividend, including as consideration received in exchange for their shares of First Choice Bank common stock.

Backup Withholding. Payments of cash (including cash in lieu of a fractional share and the pre-merger special dividend, if any) to a U.S. holder of First Choice Bank stock may, under certain circumstances, be subject to information reporting and backup withholding (currently at a rate of 28%) unless such holder provides proof of an applicable exemption or, in the case of backup withholding, furnishes its taxpayer identification number and otherwise complies with the backup withholding rules. Any amounts withheld from payments to a U.S. holder of First Choice Bank stock under the backup withholding rules are not an additional tax and generally will be allowed as a refund or credit against such holder’s federal income tax liability provided that the holder timely furnishes the required information to the IRS.

Reporting Requirements. U.S. holders of First Choice Bank stock who receive Berkshire Hills Bancorp common stock pursuant to the Merger will be required to retain records pertaining to the Merger, and any such holder who, immediately before the Merger, holds at least 1% (by vote or value) of the outstanding First Choice Bank stock, or securities of First Choice Bank with a basis for federal income tax purposes of at least $1 million, will be required to file with its U.S. federal income tax return for the year in which the Merger takes place a statement setting forth certain facts relating to the Merger.

The preceding discussion is a summary of the material U.S. federal income tax consequences of the Merger to a U.S. holder of First Choice Bank stock does not address all potential tax consequences that apply or that may vary with, or are contingent on, individual circumstances, and should not be construed as tax advice. Moreover, the discussion does not address any U.S. federal non-income tax or any foreign, state or local tax consequences of the Merger. Tax matters are very complicated and, accordingly, we strongly urge you to consult with a tax advisor to determine the particular federal, state, local and foreign income and other tax consequences to you of the Merger.

Resale of Berkshire Hills Bancorp Common Stock

Shares of Berkshire Hills Bancorp common stock received by First Choice Bank shareholders in the Merger will be registered under the Securities Act of 1933 and will be freely transferable.

This proxy statement/prospectus does not cover resales of Berkshire Hills Bancorp’s common stock received by any person who may be deemed to be an affiliate of First Choice Bank or Berkshire Hills Bancorp.

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Interests of Certain Persons in the Merger that are Different from Yours

In considering the recommendation of the First Choice Bank board of directors that you vote to approve the Merger Agreement, you should be aware that some of First Choice Bank’s officers and directors have employment and other compensation agreements or economic interests that are different from, or in addition to, those of First Choice Bank shareholders generally. The First Choice Bank board of directors was aware of and considered these interests, among other matters, in evaluating and negotiating the Merger Agreement, and in recommending to the shareholders that the Merger Agreement be approved.

Employment Agreements with First Choice Bank. First Choice Bank previously entered into employment agreements with each of Howard N. Hall (on November 9, 2014), Joanne O’Donnell (on January 5, 2015), and Lisa M. Tuccillo (on March 1, 2013). Under the employment agreements, if an executive’s employment is terminated by First Choice Bank, or any successor, subsequent to the Merger and during the term of his or her employment agreement for any reason other than cause or the executive’s death, or if the executive resigns for good reason, then the executive will receive a severance amount equal to one and one-half times his or her base salary (one times base salary for Ms. O’Donnell). If payable, the cash severance payable to Mr. Hall, Ms. O’Donnell and Ms. Tuccillo is estimated to be $370,500, $211,000 and $270,000, respectively, less tax withholding. Additionally, Mr. Hall and Ms. O’Donnell would be entitled to continued health insurance, at no cost to the executive, for eighteen months (twelve months for Ms. O’Donnell). The employment agreements provide that the cash severance payments, will be paid over a period of eighteen months in the case of Mr. Hall, a period of twelve months in the case of Ms. O’Donnell, and in a single lump sum cash payment in the case of Ms. Tuccillo.

Cash Payment for Outstanding Options and Warrants.  Under the terms of the merger agreement, outstanding options and warrants to purchase First Choice Bank common stock, whether or not vested; will be terminated with a payment to the holder of the option or warrant, as applicable, of an amount of cash equal to (i) the excess, if any, of $16.00 over the applicable per share price of the option or warrant, as applicable, (ii) multiplied by the number of shares of First Choice Bank common stock that the holder could have purchased with the option or warrant, as applicable, if the holder had exercised the option or warrant, as applicable, immediately prior to the date of the Merger. Paul E. Fitzgerald, Howard N. Hall, Joanne O’Donnell and Lisa M. Tuccillo who hold 25,000; 10,000; 7,500 and 27,500 stock options, respectively, will receive cash payments of $2,500; $1,000, $750 and $124,025, respectively, upon termination of the options. Non-employee directors Steven Doerler, Nancy Dudas, Geoffrey Morsell, Munish Sood, Martin Tuchman, Richard Weise, and Robert Workman will each receive $98,500, $89,200, $103,015, $95,500, $107,500, $80,500, and $85,300, respectively, in cash upon the termination of the stock options held by each of them. Additionally, non-employee directors Steven Doerler, Nancy Dudas, Geoffrey Morsell, Munish Sood, Martin Tuchman, and Richard Weise will each receive a cash payment in exchange for the termination of the warrants held by each of them in the same manner as all other holders of warrants.

Severance Pay. Under the terms of the Merger Agreement, each person who is an employee of First Choice Bank or a subsidiary of First Choice Bank and who is terminated for a reason other than cause within twelve months subsequent to the date of the Merger or resigns for good reason within twelve months subsequent to the date of the Merger or is not offered employment as of the date of the Merger, excluding those employees who are entitled to benefits under employment or change of control arrangements, shall be entitled to severance benefits. The amount of the severance benefits shall be determined under the applicable employer’s severance plan, First Choice Bank or a subsidiary of First Choice Bank, or Berkshire Bank’s severance plan if such payments would be more favorable to such person.

Indemnification. Pursuant to the Merger Agreement, Berkshire Hills Bancorp has agreed that it will from and after the effective time of the Merger, to the fullest extent permitted under applicable law, indemnify, defend and hold harmless each present and former officer, employee or director of First Choice Bank or any subsidiary of First Choice Bank against all losses, claims, damages, costs, expenses, liabilities or judgments or amounts that are paid in settlement of or in connection with any action or investigation arising in whole or in part, out of the fact that such person is or was an officer, employee or director of First Choice Bank or any subsidiary of First Choice Bank. Any such claim must pertain to a matter arising, existing or occurring before the effective time of the Merger, regardless of whether such claim is asserted or claimed before or after the effective time of the Merger.

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Directors’ and Officers’ Insurance. Berkshire Hills Bancorp has further agreed to obtain and fully pay the premiums for the extension of First Choice Bank’s existing directors’ and officers’ insurance policies, in each case for a claims reporting or discovery period of at least six years from and after the effective time of the Merger. Berkshire Hills Bancorp is not required to spend more than 200% of the annual premiums currently paid by First Choice Bank.

Three-Year Retention Agreements. Seven executive officers of First Choice Loan Services entered into three-year retention agreements with Berkshire Hills Bancorp and Berkshire Bank, which will become effective immediately prior to the Merger. Each of these executive officers of First Choice Loan Services must remain employed by First Choice Loan Services in the same capacities as they were on June 24, 2016 through the Merger.

Agreement with Chairman. Concurrent with the execution of the Merger Agreement, Martin Tuchman, First Choice Bank’s Chairman, entered into an agreement with Berkshire Hills Bancorp, which, among other things, would provide Berkshire Hills Bancorp a right of first refusal after the Merger on certain sales of Berkshire Hills Bancorp common stock by Mr. Tuchman and otherwise restricts Mr. Tuchman’s ability to sell shares of Berkshire Hills Bancorp common stock, influence corporate transactions and management of Berkshire Hills Bancorp, and initiate and support actions or shareholder proposals not recommended by Berkshire Hills Bancorp’s board of directors. Additionally, during the 36-month term of this agreement, Mr. Tuchman must vote all Berkshire Hills Bancorp common stock beneficially owned by him in a manner consistent with the recommendations of the board of directors of Berkshire Hills.

Employee Matters

Each person who is an employee of First Choice Bank as of the closing of the Merger will become an employee of Berkshire Bank and will be eligible to participate in group health, medical, dental, life, disability, and other welfare plans available to similarly situated employees of Berkshire Bank on the same basis that it provides such coverage to Berkshire Bank employees. With respect to any welfare plan or program of First Choice Bank that in the determination of Berkshire Hills Bancorp provides benefits of the same type as a plan maintained by Berkshire Hills Bancorp, Berkshire Hills Bancorp may continue the First Choice Bank plan until such employees become eligible for the Berkshire Hills Bancorp plan so that there is no gap in coverage. Berkshire Hills Bancorp will give credit to continuing First Choice Bank employees for purposes of Berkshire Bank’s vacation and other paid leave programs for their accrued and unpaid vacation and/or leave balance with First Choice Bank. Employees of First Choice Bank will be eligible to participate in the Berkshire Bank 401(k) Plan as of the day following the closing date of the Merger.

Operations of Berkshire Bank after the Merger

After the Merger of First Choice Bank into Berkshire Bank, Berkshire Bank will continue to operate as a wholly-owned subsidiary of Berkshire Hills. Certain subsidiaries of First Choice Bank, including First Choice Loan Services, will become a wholly-owned subsidiary of Berkshire Bank. The senior executive officers of First Choice Loan Services have entered into agreements with Berkshire Hills Bancorp and Berkshire Bank to remain as officers of First Choice Loan Services following the Merger. These agreements, among other things, provide for the payment of an aggregate of $1.5 million in sign-on bonuses to the executive officers, payable in installments at the effective time and on the first two anniversaries of the effective time, provided the executive officers remain employed on the payment dates. The current Chief Operating Officer of Berkshire Bank will be appointed President of First Choice Loan Services upon completion of the Merger.

Agreement with First Choice Bank Chairman

Concurrent with the execution of the Merger Agreement, Martin Tuchman, First Choice Bank’s Chairman, entered into an agreement with Berkshire Hills. Such agreement provides that for a term of up to 36 months from the date of the closing of the Merger, Mr. Tuchman generally may not: (i) with certain exceptions, transfer Berkshire Hills Bancorp common stock beneficially owned unless such transfers are within certain timing and volume limits and if outside those timing or volume limitations, Berkshire Hills Bancorp is provided the right of first refusal on any sale, (ii) influence corporate transactions or management of Berkshire Hills Bancorp, or (iii) otherwise initiate

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or support actions or shareholder proposals unless such actions or proposals are approved or recommended by Berkshire Hills Bancorp’s board of directors. Additionally, during the term of this agreement, Mr. Tuchman must vote all Berkshire Hills Bancorp common stock beneficially owned in a manner consistent with the recommendations of the board of directors of Berkshire Hills Bancorp.

Time of Completion

Unless the parties agree otherwise and unless the Merger Agreement has otherwise been terminated, the closing of the Merger will take place on a date that is no later than the fifth business day following the date on which all of the conditions to the Merger contained in the Merger Agreement are satisfied or waived. See “—Conditions to Completing the Merger.” On the closing date of the Merger, Berkshire Bank will file articles of merger with the Massachusetts Department of Banking, the Massachusetts Secretary of the Commonwealth and the New Jersey Commissioner of Banking and Insurance merging First Choice Bank into Berkshire Bank. The Merger will become effective at the time stated in the articles of merger.

Berkshire Hills Bancorp, Berkshire Bank and First Choice Bank are working to complete the Merger quickly. It is currently expected that the Merger will be completed in the fourth quarter of 2016. However, because completion of the Merger is subject to various conditions, the parties cannot be certain of the actual timing.

Conditions to Completing the Merger

The parties’ obligations to consummate the Merger are conditioned on the following:

•	The parties’ representations and warranties contained in the Merger Agreement must be true and correct as of June 24, 2016, and upon the effective time of the Merger (except to the extent made with reference to an earlier date, in which case only as of such earlier date), except where the failure of any such representation or warranty to be true and correct (without giving effect to any “materiality,” “material,” “in all material respects” or “material adverse effect” qualifier or exception, or similar terms or phrases set forth therein) as of the effective time of the Merger (or express earlier date) would not have a material adverse effect (except for certain representations and warranties made in the Merger Agreement regarding the organization, capitalization and corporate authority of the parties, which must be true and correct in all material respects);

•	Each party having performed in all material respects all obligations and complied in all material respects with all agreements or covenants required by the Merger Agreement to be performed or complied with by them at or prior to the effective time of the Merger;

•	The parties obtaining any and all permits, authorizations, consents, waivers, clearances or approvals required for the consummation of the Merger and the acquisition of First Choice Loan Services, the failure of which to obtain would have a material adverse effect on the parties;

•	No changes, other than changes contemplated by the Merger Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of a party to the Merger Agreement and its subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given in the Merger Agreement) that individually or in the aggregate has had or reasonably would be expected to have a material adverse effect on such party;

•	The Merger Agreement and each transaction contemplated thereby must be approved and adopted by the requisite votes of the First Choice Bank shareholders;

•	All required regulatory approvals having been received and all waiting periods thereto shall have expired, and such regulatory approvals shall not have included any condition or requirement that would result in a material adverse effect or a burdensome condition on either of the parties or their subsidiaries;

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•	None of the parties to the Merger Agreement being subject to any order, decree or injunction, and no statute rule or regulation having been enacted, entered, promulgated, interpreted, applied or enforced, that enjoins or prohibits the consummation of the transactions contemplated by the Merger Agreement;

•	The registration statement filed by Berkshire Hills Bancorp with the SEC having been declared effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement having been issued, and no proceedings for that purpose having been initiated or threatened by the SEC, and, if the offer and sale of Berkshire Hills Bancorp common stock in the Merger is subject to state securities laws if any state, no stop order of any state securities commissioner;

•	Immediately prior to the effective time of the Merger, specified executive officers of First Choice Loan Services must have remained employed by First Choice Loan Services in the same capacities as they were on June 24, 2016, and such officers must have been abiding by, in all material respects, the terms and conditions of the executive agreements that they previously entered into with Berkshire Hills Bancorp and Berkshire Bank;

•	Berkshire Hills Bancorp having filed a notification form with the NYSE to list the additional shares of Berkshire Hills Bancorp common stock to be issued in the Merger;

•	Each party receiving a tax opinion to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Internal Revenue Code;

•	No more than 10% of the outstanding shares of First Choice Bank common stock shall have served a written notice of dissent from the Merger Agreement to First Choice Bank under the New Jersey Banking Act; and

•	Berkshire Hills Bancorp, in its sole discretion, has determined that the liabilities and obligations imposed on First Choice Bank by the United States Small Business Administration for certain identified loans has been sufficiently determined or formalized.

Conduct of Business Before the Merger

The Merger Agreement contains various restrictions on the operations of First Choice Bank and Berkshire Hills Bancorp before the effective time of the Merger. In general, the Merger Agreement obligates First Choice Bank and Berkshire Hills Bancorp to conduct their businesses in the usual, regular and ordinary course of business and to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights and franchises.

In addition, First Choice Bank has agreed that, until completion of the Merger and unless permitted by Berkshire Hills Bancorp, it will not:

•	take any action that would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

•	change or waive any provision of First Choice Bank’s or First Choice Loan Services’ certificate of incorporation or bylaws, except as required by law;

•	change the number of authorized or issued shares of its capital stock, issue any shares of First Choice Bank common stock, or issue or grant any right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the First Choice Bank 2008 Stock Option Plan or 2010 Equity Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that

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(i) First Choice Bank may issue shares of First Choice Bank common stock upon the valid exercise of presently outstanding First Choice Bank stock options issued under the First Choice Bank Equity Incentive Plan and First Choice Bank warrants provided that First Choice Bank shall prohibit the exercise of any First Choice Bank stock option or First Choice Bank warrant beginning on and after the fifth trading day immediately preceding the closing date of the Merger, (ii) First Choice Bank may issue shares of First Choice Bank common stock upon the valid exercise of the conversion rights of the First Choice Bank preferred stock, (iii) shall continue to declare and pay regular monthly cash dividends on First Choice Bank preferred stock, with the total quarterly amount of dividends to First Choice Bank preferred shareholders not to exceed $386,875 and with payment and record dates consistent with past practice, (iv) immediately prior to the closing, First Choice Bank may pay a per share dividend to the holders of First Choice Bank common stock in an aggregate amount not to exceed 35% of core net income in excess of a $14.22 tangible book value per share, provided that the final tangible book value per share exceeds $14.22 per share and First Choice Bank has a positive core net income, and (v) any First Choice Bank subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

•	enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any outstanding mortgage servicing agreement or settlement agreement with respect to litigation) in excess of $100,000, except in the ordinary course of business or as contemplated by the Merger Agreement;

•	make application for the opening or closing of any, or open or close any, branch or automated banking facility;

•	grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to current commitments, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iii) as otherwise contemplated by the Merger Agreement. Neither First Choice Bank nor any First Choice Bank subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000 (excluding commissions); provided, however, that that neither First Choice Bank nor any First Choice Bank subsidiary shall hire any new employee without first seeking to fill any position internally. Neither First Choice Bank nor or any First Choice Bank subsidiary shall pay expenses of any employee or director for attending conventions held after June 24, 2016;

•	except as agreed to by the parties, enter into or, except as may be required by law or any such plan or agreement or by the terms of the Merger Agreement and the transactions contemplated therein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or defined benefit plan not in the ordinary course of business consistent with past practice and provided further that First Choice Bank and First Choice Loan Services may not make any discretionary contributions to the First Choice Bank 401(k) Plan;

•	merge or consolidate First Choice Bank or any First Choice Bank subsidiary with any other person; sell or lease all or any substantial portion of the assets or business of First Choice Bank or First Choice Loan Services; make any acquisition of all or any substantial portion of the business or assets of any other person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between First Choice Bank or First Choice Loan Services and any other person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities

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incurred in the ordinary course of business consistent with past practice; permit the revocation or surrender by First Choice Bank of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; permit the revocation or surrender by First Choice Loan Services of its certificate of authority to maintain, or file an application for the relocation of, any existing loan production office, or file an application for a certificate of authority to establish a new loan production office;

•	except as agreed to by the parties, sell or otherwise dispose of any asset of First Choice Bank or any First Choice Bank subsidiary, including loans and securities, other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of First Choice Bank or of any First Choice Bank subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

•	change its ordinary and customary methods, practices or principles of accounting, including but not limited to, make any reduction in its allowance for loan losses, make any negative provisions for loan losses, recognize unrealized gain or loss on securities, and deferral of any obligation due in the ordinary course of business, except as may be required from time to time by any bank regulator responsible for regulating First Choice Bank or any First Choice Bank subsidiary;

•	waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which First Choice Bank or any First Choice Bank subsidiary is a party;

•	purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $3,000,000, in the case of U. S. Treasury and other U. S. Government agencies bonds, including mortgage-backed securities, and $1,000,000 in the case of all other bonds, (iii) which will, when combined with all other securities of First Choice Bank, result in a weighted average duration of not more than four (4) years and (iv) otherwise in the ordinary course of business consistent with past practice;

•	except as specifically provided below, and except for commitments issued prior to June 24, 2016, which have not yet expired and which have been disclosed to Berkshire Bank, and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $5.0 million for commercial loans, $750,000 for residential loans and $200,000 for home equity loans or lines of credit, (ii) that involves an exception to policy or (iii) other than as qualified in subsection (i) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac or other investor to which First Choice Loan Services sells such loans in the ordinary course of business consistent with past practice; provided that Berkshire Hills Bancorp shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if Berkshire Hills Bancorp does not object to any such proposed loan within three business days of receipt by Berkshire Hills Bancorp of a request by First Choice Bank to exceed such limit along with all financial or other data that Berkshire Hills Bancorp may reasonably request in order to evaluate such loan;

•	enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any affiliate of First Choice Bank;

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•	enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, other than with respect to the asset pipeline in the ordinary course of business consistent with past practices;

•	First Choice Bank and each First Choice Bank subsidiary shall manage the asset pipeline in the ordinary course of business consistent with past practice and shall consult with the Bank with respect to all hedging transactions pertaining to the asset pipeline;

•	except for the execution of the Merger Agreement, and actions taken or which will be taken in accordance with the Merger Agreement and performance thereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

•	make any change in policies in existence on June 24, 2016, with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

•	except for the execution of the Merger Agreement, and the transactions contemplated by the Merger Agreement and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any First Choice Bank and First Choice Loan Services benefit plan;

•	make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than for previously binding commitments;

•	except as previously disclosed, purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

•	except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless Berkshire Hills Bancorp has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from Berkshire Hills Bancorp;

•	undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by First Choice Bank or any First Choice Bank subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from June 24, 2016;

•	pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

•	foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of materials of environmental concern, providing notice to Berkshire Hills Bancorp thereof prior to final sale;

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•	purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

•	issue any broadly distributed communication to employees relating to post-closing employment, benefit or compensation information without the prior consent of Berkshire Hills Bancorp (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of Berkshire Hills Bancorp (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

•	make, change or rescind any material election concerning taxes or tax returns, file any amended tax return, enter into any closing agreement with respect to taxes, settle or compromise any material tax claim or assessment or surrender any right to claim a refund of taxes or obtain any tax ruling;

•	enter into any modification of a residential mortgage loan available for sale that, as of June 24, 2016, has been closed and funded, but has not been purchased by a secondary market investor; or

•	enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

In addition to these covenants, the Merger Agreement contains various other customary covenants, including, among other things, access to information, each party’s efforts to cause its representations and warranties to be true and correct on the closing date of the Merger and each party’s agreement to take no action that would cause the Merger to fail to qualify as a tax-free reorganization.

Representations and Warranties Made by the Parties in the Merger Agreement

Each of the parties have made certain customary representations and warranties to each other in the Merger Agreement relating to their businesses. For information on these representations and warranties, please refer to the Merger Agreement attached as Annex A. The representations and warranties must be true and correct through the effective time of the Merger, except where the failure of any such representation or warranty to be true and correct as of the effective time of the Merger would not have a material adverse effect (except for certain representations and warranties made in the Merger Agreement regarding the organization, capitalization and corporate authority of the parties, which must be true and correct in all material respects). See “—Conditions to Completing the Merger.”

The representations and warranties contained in the Merger Agreement were made only for purposes of such agreement and are made as of specific dates, were solely for the benefit of the parties to such agreement, and may be subject to limitations agreed to by the contracting parties, including qualifications by disclosures between the parties. These representations and warranties may have been made for the purpose of allocating risk between the parties to the agreement instead of establishing these matters as facts, and may be subject to standards of knowledge and materiality applicable to the contracting parties that differ from those applicable to investors as statements of factual information.

Each of the parties has made representations and warranties to the other regarding, among other things:

•	corporate matters, including due organization and qualification;

•	capitalization;

•	authority relative to execution and delivery of the Merger Agreement and the absence of conflicts with, violations of, or a default under organizational documents or other obligations as a result of the Merger;

•	governmental filings and consents necessary to complete the Merger;

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•	financial statements;

•	tax matters;

•	legal proceedings;

•	compliance with applicable laws;

•	employee and labor matters, and benefit plans;

•	truthfulness of information provided for governmental filings;

•	the approval of the Merger Agreement and related transactions by each party’s boards of directors;

•	risk management instruments;

•	fairness opinions;

•	related party transactions;

•	real and personal property, and insurance matters;

•	the absence of any event or action that would constitute a material adverse effect since December 31, 2015;

•	broker or financial advisor fees;

•	each party’s duties regarding its operations as a fiduciary; and

•	internal controls.

In addition, First Choice Bank has made other representations and warranties about itself to Berkshire Hills Bancorp as to:

•	material contracts;

•	intellectual property;

•	environmental liabilities;

•	loan portfolio;

•	brokered deposits;

•	no obligation to register securities under the Securities Act;

•	matters related to bank owned life insurance; and

•	First Choice Bank’s stock transfer records.

In addition, Berkshire Hills Bancorp has made other representations and warranties about its respective entities to First Choice Bank as to:

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•	previous documents filed with the SEC;

•	sufficient funds to cover the cash consideration at closing; and

•	Berkshire Hills Bancorp common stock to be issued at closing will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

The representations and warranties of each of Berkshire Hills Bancorp and First Choice Bank will expire upon the effective time of the Merger.

Regulatory Approvals Required for the Merger

General. First Choice Bank and Berkshire Hills Bancorp have agreed to use all reasonable efforts to obtain all permits, consents, approvals and authorizations of all third parties and governmental entities that are necessary or advisable to consummate the Merger, which will include the approvals of the Federal Deposit Insurance Corporation, New Jersey Commissioner of Banking and Insurance and the Massachusetts Commissioner of Banks. Berkshire Hills Bancorp has filed the application or notice materials necessary to obtain these regulatory approvals. The Merger cannot be completed without such approvals. Berkshire Hills Bancorp and First Choice Bank cannot assure you that all of the required regulatory approvals will be obtained, when they will be received or whether there will be conditions in the approvals or any litigation challenging the approvals. Berkshire Hills Bancorp and First Choice Bank also cannot assure you that the United States Department of Justice or any state attorney general will not attempt to challenge the Merger on antitrust grounds, or what the outcome will be if such a challenge is made.

Berkshire Hills Bancorp and First Choice Bank are not aware of any material governmental approvals or actions that are required prior to the Merger other than those described herein. Berkshire Hills Bancorp and First Choice Bank presently contemplate that each will seek any additional governmental approvals or actions that may be required in addition to those requests for approvals currently pending; however, Berkshire Hills Bancorp and First Choice Bank cannot assure you that any such additional approvals or actions will be obtained.

Federal Deposit Insurance Corporation. The Merger is subject to approval by the Federal Deposit Insurance Corporation pursuant to the Federal Bank Merger Act. The Federal Deposit Insurance Corporation may not approve any transaction that would result in a monopoly or otherwise substantially lessen competition or restrain trade, unless it finds that the anti-competitive effects of the transaction are clearly outweighed by the public interest. In addition, the Federal Deposit Insurance Corporation considers the financial and managerial resources and future prospects of the institutions involved and the convenience and needs of the communities to be served. Under the Community Reinvestment Act, the Federal Deposit Insurance Corporation must take into account the record of performance of each company in meeting the credit needs of its entire communities, including low and moderate income neighborhoods, served by each company. Berkshire Bank and First Choice Bank each has a satisfactory CRA rating. The Federal Deposit Insurance Corporation also must consider the effectiveness of each institution involved in the proposed transaction in combating money-laundering activities, as well as any risk to the financial stability of the banking or financial systems of the United States.

Federal law requires publication of notice of, and the opportunity for public comment on, the applications submitted by Berkshire Hills Bancorp and Berkshire Bank for approval of the Merger and authorizes the Federal Deposit Insurance Corporation to hold a public hearing in connection with the application if it determines that such a hearing would be appropriate. Any such hearing or comments provided by third parties could prolong the period during which the application is subject to review. In addition, under federal law, a period of 30 days must expire following approval by the Federal Deposit Insurance Corporation, within which period the Department of Justice may file objections to the Merger under the federal antitrust laws. This waiting period may be reduced to 15 days if the Department of Justice has not provided any adverse comments relating to the competitive factors of the transaction. If the Department of Justice were to commence an antitrust action, that action would stay the effectiveness of the Federal Deposit Insurance Corporation’s approval of the Merger unless a court specifically orders otherwise. In reviewing the Merger, the Department of Justice could analyze the Merger’s effect on competition differently than the Federal Deposit Insurance Corporation, and thus it is possible that the Department of Justice could reach a different conclusion than the Federal Deposit Insurance Corporation regarding the Merger’s competitive effects.

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New Jersey Commissioner of Banking and Insurance. The Merger is subject to the approval of the New Jersey Commissioner of Banking and Insurance under the New Jersey Banking Act. In determining whether to approve the application, the New Jersey Commissioner of Banking and Insurance will consider, among other factors, whether the Merger will be in the public interest and conforms to the New Jersey Banking Act.

Massachusetts Commissioner of Banks. The Merger is also subject to the approval of the Massachusetts Commissioner of Banks pursuant to Massachusetts law. In determining whether to approve the application, the Commissioner of Banks will consider, among other factors, whether competition among banking institutions will be unreasonably affected, whether public convenience and advantage will be promoted and whether the Merger will result in “net new benefits” within the resulting institution’s Community Reinvestment Act assessment area.

No Solicitation

Until the Merger is completed or the Merger Agreement is terminated, First Choice Bank has agreed that it, its subsidiaries, its officers, directors, employees, representatives, agents and affiliates will not:

•	directly or indirectly initiate, solicit, induce or knowingly encourage any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any acquisition of First Choice Bank, whether by merger, acquisition of 25% or more of First Choice Bank’s capital stock or 25% or more of the assets of First Choice Bank or otherwise;

•	enter into or maintain or continue discussions or negotiations regarding any such acquisition proposal; or

•	obtain any such acquisition proposal or agree to or endorse any such acquisition proposal.

First Choice Bank may, however, furnish information regarding First Choice Bank to, or enter into discussions or negotiations with, any person or entity in response to an unsolicited acquisition proposal by such person or entity if and only to the extent that:

•	such acquisition proposal did not result from a breach of the “No Solicitation” section of the Merger Agreement;

•	First Choice Bank’s board of directors determines in good faith, after consultation with its financial and legal advisors, that such unsolicited proposal, if consummated, is reasonably likely to result in a transaction more favorable to First Choice Bank’s shareholders from a financial point of view than the merger with Berkshire Hills Bancorp and is reasonably likely to be completed in accordance with its terms;

•	First Choice Bank receives for the person presenting the unsolicited acquisition proposal an executed confidentiality agreement in form and substance identical in all material respects to the confidentiality agreement between Berkshire Hills Bancorp and First Choice Bank; and

•	the First Choice Bank special meeting of shareholders has not yet occurred.

Nothing contained in the Merger Agreement prohibits First Choice Bank or its representatives from (a) informing any person of the existence of the provisions of the “No Solicitation” section of the Merger Agreement, (b) contacting any person solely to clarify the terms and conditions of an acquisition proposal or (c) otherwise disclosing any information to the First Choice Bank shareholders that the First Choice Bank board of directors determines in good faith (after consultation with its legal counsel) it must disclose in order not to breach its fiduciary duties to such shareholders.

First Choice Bank must promptly, but in no event later than one calendar day, notify Berkshire Hills Bancorp of any inquires, proposals or offers received by, any information requested from, or any discussions or negotiations sought to be initiated or continued with it or any of its representative regarding an acquisition proposal, indicating in connection with such notice the material terms of, and the name of the person making, any such inquires, proposals or offers.

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Terminating the Merger Agreement

The Merger Agreement may be terminated prior to the closing, before or after approval by First Choice Bank’s shareholders, as follows:

•	by mutual written agreement of Berkshire Hills Bancorp and First Choice Bank;

•	by either Berkshire Hills Bancorp or First Choice Bank if the closing of the Merger has not occurred on or before June 30, 2017, and such failure to close is not due to the terminating party’s material breach of any representation, warranty, covenant or other agreement contained in the Merger Agreement;

•	by Berkshire Hills Bancorp or First Choice Bank if the shareholders of First Choice Bank have voted at the special shareholders’ meeting and do not approve the Merger Agreement;

•	by a non-breaching party if the other party breaches any covenants, agreements, representations or warranties contained in the Merger Agreement and such breach, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated by the Merger Agreement, and if such breach has not been cured within thirty days after written notice from the terminating party;

•	by either party if any required regulatory approvals for consummation of the Merger are not obtained or any court or other governmental authority issues a final order or other action prohibiting the Merger;

•	by Berkshire Hills Bancorp if (a) First Choice Bank receives a “superior proposal,” as defined in the Merger Agreement, and the First Choice Bank board of directors enters into an acquisition agreement with respect to the superior proposal, withdraws its recommendation of the Merger Agreement, fails to make such recommendation or modifies or qualifies its recommendation in a manner adverse to Berkshire Hills Bancorp, (b) either (i) the First Choice Bank board or directors submits the Merger Agreement to its shareholders without a recommendation for approval or (ii) the First Choice Bank board of directors withdraws, qualifies or adversely modifies its recommendation of the Merger Agreement to the First Choice Bank shareholders (or publicly proposes or resolves to do so), and (c) the First Choice Bank shareholders do not approve the Merger Agreement; or

•	by First Choice Bank in order to accept a superior proposal, as defined in the Merger Agreement, which has been received and considered by First Choice Bank in compliance with the applicable terms of the Merger Agreement, provided that First Choice Bank has notified Berkshire Hills Bancorp in accordance with the Merger Agreement of such superior proposal and has given Berkshire Hills Bancorp the opportunity during a period of three business days following delivery of the notice to negotiate amendments to the Merger Agreement which would permit First Choice Bank to proceed with the proposed merger with Berkshire Hills.

If the Merger Agreement is terminated, under either of the latter two scenarios described above, First Choice Bank shall pay to Berkshire Hills Bancorp a fee of $4.1 million. The fee would also be payable to Berkshire Hills Bancorp if First Choice Bank enters into a merger agreement with a third party within one year of (a) the termination of the Merger Agreement by Berkshire Hills Bancorp due to a breach by First Choice Bank after the occurrence of a bona fide acquisition proposal has been publicly announced or otherwise made known to the senior management or board of directors of First Choice Bank, or (b) the termination of the Merger Agreement by any party due to the failure of the shareholders of First Choice Bank to approve the Merger Agreement at the special meeting after the occurrence of an acquisition proposal has been publicly announced or otherwise made known to the shareholders of First Choice Bank.

Additionally, First Choice Bank may terminate the Merger Agreement at any time during the five business-day period commencing on the first date on which all regulatory approvals (and waivers, if applicable) necessary for consummation of the Merger have been received (disregarding any waiting period) (the “Determination Date”), if both of the following conditions are satisfied:

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•	the number attained by dividing the average of the daily closing sales prices of one share of Berkshire Hills Bancorp common stock for the ten consecutive trading days immediately preceding the Determination Date (the “Average Closing Price”) is less than $21.52 (the “Berkshire Hills Ratio”); and

•	the number obtained by dividing the Berkshire Hills Ratio by $26.91 is less than the number obtained by dividing the sum of the daily average closing prices of the KBW Regional Bank Index for the ten consecutive trading days immediately preceding the Determination Date (the “Final Index Price”) by the average of the daily closing price of the KBW Regional Bank Index for the ten consecutive trading days immediately preceding the Determination Date (the “Index Price”) minus 0.20 (the “Index Ratio”).

If First Choice Bank elects to exercise its termination right as described above, it must give prompt written notice to Berkshire Hills. During the five business-day period commencing with its receipt of such notice, Berkshire Hills Bancorp shall have the option to increase the consideration to be received by the holders of First Choice Bank common stock by increasing the exchange ratio from 0.5773 to a number obtained by dividing $15.54 by the greater of (i) $21.53 or (ii) the product obtained by multiplying the Index Ratio by $26.91. If within such five business-day period, Berkshire Hills Bancorp delivers written notice to First Choice Bank that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred, and the Merger Agreement shall remain in full force and effect in accordance with its terms.

Because the formula is dependent on the future price of Berkshire Hills Bancorp’s common stock and that of the KBW Regional Bank Index, it is not possible to determine what the adjusted exchange ratio would be at this time, but, in general, the ratio would be increased and, consequently, more shares of Berkshire Hills Bancorp common stock issued, to take into account the extent of the decline in the value of Berkshire Hills Bancorp’s common stock as compared to the changes in the value of the common stock of the KBW Regional Bank Index.

Changing the Terms of the Merger Agreement

The parties may amend the Merger Agreement at any time before or after approval of the Merger Agreement by First Choice Bank shareholders. However, after such shareholder approval, no amendment may be made without the approval of First Choice Bank’s shareholders if it reduces the amount or value, or changes the form of, the merger consideration to be delivered to First Choice Bank shareholders pursuant to the Merger Agreement.

The parties may waive any of their conditions to closing, unless they may not be waived under law.

Expenses

Except as specifically provided in the Merger Agreement, each of Berkshire Hills Bancorp and First Choice Bank will pay its own costs and expenses incurred in connection with the Merger.

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DESCRIPTION OF BERKSHIRE HILLS BANCORP, INC. CAPITAL STOCK

The following summary describes the material terms of Berkshire Hills Bancorp’s capital stock and is subject to, and qualified by, Berkshire Hills Bancorp’s certificate of incorporation and bylaws and the Delaware General Corporation Law. See “Where You Can Find More Information” as to how to obtain a copy of Berkshire Hills Bancorp’s certificate of incorporation and bylaws.

General

Berkshire Hills Bancorp is authorized to issue 50,000,000 shares of common stock having a par value of $0.01 per share, and 1,000,000 shares of preferred stock having a par value of $0.01 per share. At October 19, 2016, 31,142,712 shares of common stock were outstanding. At that date, no preferred shares were outstanding.

Common Stock

Voting Rights. The holders of common stock are entitled to one vote per share on all matters presented to shareholders. Holders of common stock are not entitled to cumulate their votes in the election of directors. However, Berkshire Hills Bancorp’s certificate of incorporation provides that a record owner of Berkshire Hills Bancorp’s common stock who beneficially owns, either directly or indirectly, in excess of 10% of Berkshire Hills Bancorp’s outstanding shares, is not entitled to any vote in respect of the shares held in excess of the 10% limit.

No Preemptive or Conversion Rights. The holders of common stock do not have preemptive rights to subscribe for a proportionate share of any additional securities issued by Berkshire Hills before such securities are offered to others. The absence of preemptive rights increases Berkshire Hills Bancorp’s flexibility to issue additional shares of common stock in connection with Berkshire Hills Bancorp’s acquisitions, employee benefit plans and for other purposes, without affording the holders of common stock a right to subscribe for their proportionate share of those additional securities. The holders of common stock are not entitled to any redemption privileges, sinking fund privileges or conversion rights.

Dividends. Holders of common stock are entitled to receive dividends ratably when, as and if declared by Berkshire Hills Bancorp’s board of directors from assets legally available therefor, after payment of all dividends on preferred stock, if any is outstanding. Under the Delaware General Corporation Law, Berkshire Hills Bancorp may pay dividends out of surplus or net profits for the fiscal year in which declared and/or the preceding fiscal year, even if its surplus accounts are in a deficit position. Dividends paid by Berkshire Bank have historically been the primary operating source of funds available to Berkshire Hills Bancorp, and historic financing sources have included senior and subordinated debt and the issuance of trust preferred securities, preferred stock and common stock. Berkshire Hills Bancorp expects to use these sources of funds in the future, as well as proceeds it may obtain from the offering of common stock, preferred stock and/or debt securities for payment of dividends to its shareholders, the repurchase of its common stock and for other needs. Berkshire Hills Bancorp’s board of directors intends to maintain its present policy of paying regular quarterly cash dividends. The declaration and amount of future dividends will depend on circumstances existing at the time, including Berkshire Hills Bancorp’s earnings, financial condition and capital requirements, as well as regulatory limitations and such other factors as Berkshire Hills Bancorp’s board of directors deems relevant.

Berkshire Hills Bancorp’s principal assets and sources of income consist of investments in its operating subsidiaries, which are separate and distinct legal entities.

Liquidation. Upon liquidation, dissolution or the winding up of the affairs of Berkshire Hills Bancorp, holders of common stock are entitled to receive their pro rata portion of the remaining assets of Berkshire Hills Bancorp after the holders of Berkshire Hills Bancorp’s preferred stock, if any, have been paid in full any sums to which they may be entitled.

Preferred Stock

Berkshire Hills Bancorp’s certificate of incorporation authorizes its board of directors, without shareholder action, to issue preferred stock in one or more series and to establish the designations, dividend rates and rights, dissolution or liquidation rights, preferences, price and terms and conditions on which shares may be redeemed, terms and conditions for conversion or exchange into any other class or series of the stock, voting rights and other

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terms. The issuance of preferred stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could, among other things, adversely affect the voting power of the holders of common stock and could have the effect of delaying, deferring or preventing a change in Berkshire Hills Bancorp’s control.

Certain Certificate of Incorporation and Bylaw Provisions Affecting Stock

Berkshire Hills Bancorp’s certificate of incorporation and bylaws contain several provisions that may make Berkshire Hills Bancorp a less attractive target for an acquisition of control by anyone who does not have the support of Berkshire Hills Bancorp’s board of directors. Such provisions include, among other things, the requirement of a supermajority vote of shareholders or directors to approve certain business combinations and other corporate actions, a minimum price provision, several special procedural rules, a staggered board of directors, a vote limitation provision and the limitation that shareholder actions may only be taken at a meeting and may not be taken by unanimous written shareholder consent. The foregoing is qualified in its entirety by reference to Berkshire Hills Bancorp’s certificate of incorporation and bylaws.

Restrictions on Ownership

Under the federal Change in Bank Control Act, a notice must be submitted to the Federal Reserve if any person (including a company), or group acting in concert, seeks to acquire “control” of a bank holding company or savings association. An acquisition of “control” can occur upon the acquisition of 10% or more of the voting stock of a bank holding company or depository institution or as otherwise defined by the Board of Governors of the Federal Reserve System. Under the Change in Bank Control Act, the Board of Governors of the Federal Reserve System has 60 days from the filing of a complete notice to act, taking into consideration certain factors, including the financial and managerial resources of the acquirer and the anti-trust effects of the acquisition. Any company that so acquires control would then be subject to regulation as a bank holding company.

Transfer Agent and Registrar

The Transfer Agent and Registrar for Berkshire Hills Bancorp’s common stock is Broadridge Financial Solutions, Inc., Brentwood, New Jersey.

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COMPARISON OF RIGHTS OF SHAREHOLDERS

The rights of shareholders of Berkshire Hills Bancorp are currently governed by Berkshire Hills Bancorp’s certificate of incorporation, bylaws and applicable provisions of the Delaware General Corporation Law. The rights of shareholders of First Choice Bank are currently governed by First Choice Bank’s certificate of incorporation, bylaws and applicable provisions of the New Jersey Banking Act. Furthermore, the rights of a shareholder of First Choice Bank preferred stock is also governed by the certificates of designation for the preferred stock. If the Merger is completed, First Choice Bank shareholders who receive Berkshire Hills Bancorp common stock will become Berkshire Hills Bancorp shareholders and their rights will thereafter be governed by Berkshire Hills Bancorp’s certificate of incorporation and bylaws and the Delaware General Corporation Law.

The following is a summary of the material differences between the rights of a First Choice Bank shareholder and the rights of a Berkshire Hills Bancorp shareholder. This summary is not a complete statement of the differences between the rights of First Choice Bank shareholders and the rights of Berkshire Hills Bancorp shareholders and is qualified in its entirety by reference to the governing law of each corporation, the certificate of incorporation and bylaws of each corporation, and the certificate of designation for each series of First Choice Bank preferred stock. Copies of Berkshire Hills Bancorp’s certificate of incorporation and bylaws are on file with the Securities and Exchange Commission and are also available upon written request addressed to Corporate Secretary, Berkshire Hills Bancorp, Inc., 24 North Street, Pittsfield, Massachusetts 01201.

Authorized Stock
Berkshire Hills Bancorp	First Choice Bank

•     The Berkshire Hills Bancorp certificate of incorporation authorizes 51,000,000 shares of capital stock, consisting of 50,000,000 shares of common stock, $0.01 par value, and 1,000,000 shares of preferred stock, $0.01 par value.

•     As of October 19, 2016, there were 31,142,712 shares of Berkshire Hills Bancorp common stock issued and outstanding.

•     As of October 19, 2016, there were no shares of preferred stock issued and outstanding.

•     The First Choice Bank certificate of incorporation authorizes 25,000,000 shares of common stock, $5.00 par value, and 5,000,000 shares of preferred stock, $2.00 par value.

•     As of October 19, 2016, there were 3,207,493 shares of First Choice Bank common stock issued and outstanding.

•     As of October 19, 2016, there were 51,000 shares of preferred stock issued and outstanding (7,500 shares of Series A convertible preferred stock, 15,000 shares of Series B convertible preferred stock, 6,000 shares of Series C convertible preferred stock, 10,000 shares of Series D convertible preferred stock and 12,500 shares of Series E convertible preferred stock).

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Voting Rights
Berkshire Hills Bancorp	First Choice Bank

•     The holders of the common stock exclusively possess all voting power, subject to the authority of the board of directors to offer voting rights to the holders of preferred stock.

•     Each share of common stock is entitled to one vote. Beneficial owners of 10% or more of the outstanding stock are subject to voting limitations.

•     Holders of common stock may not cumulate their votes for the election of directors.

•     Except as provided in the certificate of incorporation and the certificates of designation, the holders of the common stock exclusively possess all voting power.

•     Each share of common stock is entitled to one vote.

•     Holders of common stock may not cumulate their votes for the election of directors.

•     The certificate of incorporation provides that the board of directors is authorized, without further approval of shareholders, to determine whether a class or series of preferred stock will have voting rights and the terms of such voting rights.

•     Holders of preferred stock do not have a right to vote at any meeting of shareholders or otherwise and are not entitled to notice of any such meeting, except that First Choice Bank shall not, without first obtaining the approval of the holders of at least a majority of the then issued and outstanding preferred stock of such a series of preferred stock, each such series voting together as a single class, (a) amend, repeal or add any provisions to such series’ certificate of designation or to First Choice Bank’s certificate of incorporation that would adversely alter or change the rights, preferences or privileges of such series, (b) authorize or issues shares of any class or series having preference or priority equal to or superior to such series, (c) reclassify any shares of common stock into any shares having a preference or priority superior to or on a parity with such series. In addition, in the event of any proposed merger, consolidation or sale, the holders of the then issued and outstanding stock of a series of preferred stock shall have the right to vote, each such series as a single class, to determine by a majority vote whether such merger, consolidation or sale shall not be deemed a liquidation event.

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Preemptive Rights
Berkshire Hills Bancorp	First Choice Bank
• Shareholders do not have a preemptive right to acquire Berkshire Hills Bancorp’s issued shares.	• Unless such right is waived, upon an increase of the capital stock of First Choice Bank by an issue of additional shares, every shareholder shall have a right to purchase that proportion of the shares to be issued which the par value of the stock held by him or her bears to the aggregate par value of the capital stock of First Choice Bank before such increase, at such price, which may be in excess of par value, and within such time as shall be fixed by the resolution of the board of directors providing for the issue of such stock; provided, however, that authorized but unissued stock may be issued without first being offered to existing stockholders.

Required Vote for Authorization of Certain Actions
Berkshire Hills Bancorp	First Choice Bank
• At least 80% of the outstanding shares of voting stock must approve certain business combinations involving an interested shareholder or any affiliate of an interested shareholder. However, if a majority of directors not affiliated with the interested shareholder approves the business combination or certain pricing criteria are satisfied, a majority vote of the outstanding shares is sufficient to approve a business combination.	• The board of directors must authorize the execution of a merger agreement and the Merger must be approved by at least two-thirds of the capital stock entitled to vote.

Dividends
Berkshire Hills Bancorp	First Choice Bank
• Holders of common stock are entitled, when declared by the Berkshire Hills Bancorp board of directors, to receive dividends, subject to the rights of holders of preferred stock.

•     Holders of common stock are entitled, when declared by the First Choice Bank board of directors, to receive dividends, subject to the rights of holders of preferred stock. No dividend may be declared or paid on any common stock or other stock that is junior to preferred stock unless full dividends for the most recently completed dividend period are paid on all outstanding shares of preferred stock.

•     Holders of preferred stock are entitled, when declared by the First Choice Bank board of directors, to receive noncumulative dividends at the annual rates of 3.0%, 3.0%, 3.5%, 3.5% and 2.5%, respectively, on the stated value of the Series A, B, C, D and E preferred stock.

Shareholders’ Meetings
Berkshire Hills Bancorp	First Choice Bank
• Berkshire Hills Bancorp must deliver written notice of a meeting and, in the case of a special	• For an annual or special meeting, First Choice Bank must deliver a notice describing the place,

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meeting, a description of its purpose no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

•     Subject to the rights of any holders of preferred stock, special meetings may be called only by the board of directors.

•     For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not less than ten days and not more than 60 days before the meeting.

•     The board of directors or any shareholder entitled to vote may nominate directors for election or propose new business.

•     To nominate a director or propose new business, shareholders must give written notice to the Secretary of Berkshire Hills Bancorp not less than 90 days before the meeting. However, if Berkshire Hills Bancorp gives less than 100 days’ notice or prior public disclosure of the meeting, written notice of the shareholder proposal or nomination must be delivered to the Secretary not later than ten days following the date notice of the meeting was mailed to shareholders or public disclosure of the meeting was made. Each notice given by a shareholder with respect to a nomination to the board of directors or proposal for new business must include certain information regarding the nominee or proposal and the shareholder making the nomination or proposal.

date, hour and purpose of the meeting no fewer than ten days and no more than 60 days before the meeting to each shareholder entitled to vote.

The notice for an annual meeting must also be published once in the Trenton Times or in another newspaper published and circulated in the municipality of First Choice Bank’s principal office not less than ten days prior to the date fixed for such annual meeting.

The New Jersey Banking Act provides that if the approval of a merger agreement is to be considered at a meeting of shareholders, a notice describing the place, date, hour and purpose of the meeting must be delivered no fewer than 20 days before such meeting to each shareholder entitled to vote.

Special meetings may be called at any time by the board of directors, the president or by the holders of not less than 10% of all outstanding shares of First Choice Bank entitled to vote at the meeting.

For purposes of determining shareholders entitled to vote at a meeting, the board of directors may fix a record date that is not more than 60 days before the meeting.

Action by Shareholders without a Meeting
Berkshire Hills Bancorp	First Choice Bank
• Action taken at an annual or special meeting of shareholders must be effected at a duly called meeting and may not be effected by written consent of shareholders.	• Any action required or permitted to be taken at a meeting of shareholders, may be taken without a meeting if all shareholders entitled to vote thereon consent thereto in writing.

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Board of Directors
Berkshire Hills Bancorp	First Choice Bank

•     The bylaws provide that the number of directors, to be designated by the board of directors, shall not exceed 15.

•     The board of directors is divided into three classes as equal in number as possible, with approximately one-third of the directors elected at each annual meeting.

•     Vacancies on the board of directors will be filled by a vote of a majority of the remaining directors.

•     Directors may be removed only for cause by the vote of 80% of the outstanding shares entitled to vote at an annual or special meeting called for that purpose.

•     The certificate of incorporation provides that the number of directors shall be no less than five and no more than 25. The bylaws state that the exact number within such limits shall be fixed from time to time by resolution of a majority of the full board of directors or by resolution of the shareholders at any meeting at which directors are elected.

•     The board of directors is divided into three classes as equal in number as possible, with approximately one-third of the directors elected at each annual meeting.

•     The board of directors is elected at the annual meeting of shareholders.

•     When an increase in the number of directors is authorized, the newly created directorships will be filled by the shareholders; provided, however, that the board of directors may, between annual meetings, increase the number of directors by not more than two, and may appoint persons to fill the vacancies so created. Any other vacancy occurring in the board of directors may be filled by the affirmative vote of a majority of the remaining directors.

Director Stock Ownership Requirement
Berkshire Hills Bancorp	First Choice Bank
• Berkshire Hills Bancorp’s directors are not subject to any stock ownership requirement under its charter and bylaws. However, Berkshire Hills Bancorp’s Stock Ownership Guidelines, an internal corporate governance best practice, provide that its directors are required to maintain a minimum investment in Berkshire Hills Bancorp common stock equivalent to 4x the annual cash retainer paid to directors for their board service.	Each director of First Choice Bank must own not less than $500 par value, book value or fair market value of unpledged shares of the capital stock of the bank.

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Amendment of the Bylaws
Berkshire Hills Bancorp	First Choice Bank
• The bylaws may be amended, altered or repealed either by the board of directors at any meeting of the board, provided that notice of the proposed change was given not less than two days before the meeting, or by the vote of 80% of the outstanding shares entitled to vote, provided that notice of the proposed change was given in the notice of the meeting of shareholders.

•     The bylaws may be altered, amended or released, or new bylaws made, by the affirmative vote of a majority of the full board of directors at any regular or special meeting of the board of directors, provided that at least two days prior written notice of the intended action is given to the directors; except the board of directors may not make alter or repeal bylaws (a) fixing the number of directors or the manner and time of determining such number, (b) establishing the requirement for calling a special meeting of the shareholders, or (c) setting forth the manner in which the bylaws may be made altered or repealed.

Amendment of the Certificate of Incorporation
Berkshire Hills Bancorp	First Choice Bank
• The certificate of incorporation may be amended or repealed upon approval of a majority of the shares entitled to vote on the matter, unless otherwise provided under Delaware law or in the certificate of incorporation, which requires the vote of at least 80% of outstanding shares to amend certain provisions.

•     To amend the certificate of incorporation the board of directors must adopt a resolution setting forth the proposed amendment and fixing a date for a meeting of shareholders to take action thereon. Shareholders entitled to vote on the matter must have delivered to them a notice describing the place, date, hour and purpose of the meeting no fewer than ten days and no more than 60 days before such meeting. At the meeting, the proposed amendment, or any modification thereon, must be approved by holders of at least two-thirds of the capital stock entitled to vote, and thereafter sent to the commissioner of the NJDOBI for approval.

Limitation on Directors’ and Officers’ Liability
Berkshire Hills Bancorp	First Choice Bank

•     Berkshire Hills Bancorp’s certificate of incorporation limits liability of directors for monetary damages, except a director may be liable (i) for a breach of duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, or (iv) for any transaction from which the director derived an improper personal benefit.

Pursuant to First Choice Bank’s certificate of incorporation, directors and officers of the bank (to the extent permitted by the New Jersey Banking Act) will not be personally liable to the bank or shareholders for their breach of any duty owed to the bank or shareholders, except for a breach relating to an act or omission (i) in violation of the duty of loyalty to the bank or shareholders, (ii) not in good faith or involving a knowing violation of law, or (iii) resulting in receipt by such officer or director of an improper personal benefit.

Indemnification
Berkshire Hills Bancorp	First Choice Bank
• Berkshire Hills Bancorp indemnifies its current and former directors and officers to	First Choice Bank has the power to indemnify a corporate agent against expenses incurred in

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the fullest extent permitted by Delaware law. Under Delaware law, a corporation may indemnify its directors, officers, and employees against expenses (including attorneys’ fees) judgments, fines and amounts paid in settlement actually and reasonably incurred in proceedings arising because of the person’s relationship to the company, so long as the individual acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interest of the company (and, in the case of a criminal proceeding, so long as the individual had no reasonable cause to believe his conduct was unlawful). To the extent a person eligible for indemnification is successful on the merits or otherwise in defense in such an action, indemnification for expenses actually and reasonably incurred is mandatory. Delaware law provides that a company may pay expenses incurred in advance of the final disposition of the proceeding provided the company receives from the individual a written undertaking to repay the advanced amounts if it is ultimately determined that the individual was not entitled to be indemnified. A similar standard for indemnification applies in a shareholder “derivative” claim (i.e., an action by or in the right of the company) except that indemnification only extends to expenses incurred in defense of such a proceeding and except that, where the individual has been found liable to the company, indemnification must be approved by the court.

connection with any proceeding involving such person in their capacity as a corporate agent, if (i) in a proceeding other than by or in the right of the bank, such person acted in a good faith, reasonable manner and, in a criminal proceeding, had no reason to believe their conduct was unlawful, or (ii) in a proceeding by or in the right of the bank, if such person acted in a good faith, reasonable manner and is not adjudged to be liable for negligence or misconduct, unless and to the extent the presiding court determines indemnification would be proper.

First Choice Bank must indemnify a corporate agent against expenses incurred to the extent that the corporate agent is successful on the merits or otherwise in defending such a proceeding.

Dissenters’ Rights
Berkshire Hills Bancorp	First Choice Bank

•     Delaware law permits shareholders to dissent from a merger or consolidation transaction and obtain payment of the fair value of their shares, if they follow statutorily defined procedures. However, appraisal rights do not apply if (i) the shares are listed on a national securities exchange or held of record by more than 2,000 holders, or (ii) the shares are being exchanged for shares of a surviving corporation, which shares are listed on a national securities exchange or held of record by more than 2,000 holders.

The New Jersey Banking Act provides for dissenters’ rights, which give the holders of First Choice Bank common stock entitled to vote on a merger the right to obtain an appraisal of the value of their shares of First Choice Bank common stock in connection with such merger.

Right to Inspect Shareholder List
Berkshire Hills Bancorp	First Choice Bank
• Delaware law provides that any shareholder generally has the right to inspect a	The New Jersey Banking Act provides that a person who has been a shareholder of record of a

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company’s stock ledger and list of shareholders, provided the shareholder has a proper purpose for doing so and satisfies certain procedural requirements.	bank for at least six months immediately preceding his demand, or any person holding, or so authorized in writing by holders of, at least 5% of the outstanding stock of a bank, upon at least 5 days’ written demand shall have the right for any proper purpose to examine in person or by agent or attorney, during usual business hours, the bank’s minutes of the proceedings of its shareholders and record of shareholders.

MANAGEMENT AND OPERATIONS AFTER THE MERGER

Board of Directors

After completion of the Merger, the board of directors of Berkshire Hills Bancorp and Berkshire Bank will remain unchanged.

Information regarding the current directors and executive officers of Berkshire Hills Bancorp, executive compensation and relationships and related transactions is included in this Berkshire Hills Bancorp’s proxy statement for its 2016 annual meeting of shareholders, which is incorporated by reference in this proxy statement/prospectus.

Management

The executive officers of Berkshire Hills Bancorp and Berkshire Bank will not change as a result of the Merger.

Operations

There are no anticipated changes to the current business operations of First Choice Loan Services as a result of the Merger.

PROPOSAL II — TO Consider and vote upon a proposal to adjourn or postpone the First Choice Bank special meeting to another time and/or place, if more time is needed to allow First Choice Bank to solicit additional proxies for the approval of the Merger Agreement

First Choice Bank Board of Directors seeks the authorization of our shareholders to approve a motion to adjourn the special meeting to another time or place for the purpose of soliciting additional proxies if there are not sufficient votes at the time of the special meeting to constitute a quorum or approve the merger agreement.

In the event that there are not sufficient votes to constitute a quorum or approve the approval of the merger agreement at the time of the First Choice Bank special meeting, the merger agreement may not be approved unless the special meeting is adjourned to a later date or dates in order to permit further solicitation of proxies. In order to allow proxies that have been received by First Choice Bank at the time of the special meeting to be voted for an adjournment, if necessary, First Choice Bank has submitted the question of adjournment to its shareholders as a separate matter for their consideration. In that event, proxies will be voted to approve an adjournment, except for proxies as to which instructions have been given to vote against the proposal to adjourn.

The board of directors of First Choice Bank unanimously recommends that its shareholders vote “FOR” the adjournment proposal. If it is necessary to adjourn the special meeting, no notice of the adjourned special meeting is required to be given to shareholders.

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The affirmative vote of holders of at least a majority in interest of the First Choice Bank common stockholders present in person or by proxy at the special meeting and entitled to vote at the special meeting is required in order to approve and adopt this proposal, even if less than a quorum is present.

LEGAL MATTERS

The validity of the Berkshire Hills Bancorp common stock to be issued in the proposed Merger has been passed upon for Berkshire Hills by Luse Gorman, PC, Washington, D.C. Luse Gorman, PC will deliver an opinion to Berkshire Hills Bancorp as to certain federal income tax consequences of the Merger. Pepper Hamilton LLP will deliver an opinion to First Choice Bank as to certain Federal income tax consequences of the Merger. See “Proposal I—The Proposed Merger—Material United States Federal Income Tax Consequences of the Merger.”

EXPERTS

The financial statements incorporated in this registration statement by reference to the Annual Report on Form 10-K for the year ended December 31, 2015, and the effectiveness of internal control over financial reporting as of December 31, 2015 have been audited by PricewaterhouseCoopers LLP, an independent registered public accounting firm, as stated in their report incorporated herein.

WHERE YOU CAN FIND MORE INFORMATION

Berkshire Hills Bancorp filed with the Securities and Exchange Commission a registration statement on Form S-4 under the Securities Act to register the shares of Berkshire Hills Bancorp common stock to be issued to First Choice Bank shareholders in the Merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of Berkshire Hills Bancorp and a proxy statement of First Choice Bank for its special meeting. As permitted by the Securities and Exchange Commission rules, this proxy statement/prospectus does not contain all of the information that you can find in the registration statement or in the exhibits to the registration statement. The additional information may be inspected and copied as set forth above.

Berkshire Hills Bancorp files annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. These filings are available to the public over the Internet at the Securities and Exchange Commission’s website at www.sec.gov. You may also read and copy any document Berkshire Hills Bancorp files with the Securities and Exchange Commission at its public reference room located at 100 F Street, N.E., Room 1580, Washington, D.C. 20549. Copies of these documents also can be obtained at prescribed rates by writing to the Public Reference Section of the Securities and Exchange Commission, at 100 F Street, N.E., Room 1580, Washington D.C. 20549 or by calling 1-800-SEC-0330 for additional information on the operation of the public reference facilities.

The Securities and Exchange Commission allows Berkshire Hills Bancorp to “incorporate by reference” information into this proxy statement/prospectus. This means that Berkshire Hills Bancorp can disclose important information to you by referring you to another document filed separately with the Securities and Exchange Commission. The information incorporated by reference is deemed to be part of this document, except for any information superseded by information contained directly in this document. This document incorporates by reference the other documents that are listed below that Berkshire Hills Bancorp has previously filed with the Securities and Exchange Commission and additional documents that Berkshire Hills Bancorp files with the Securities and Exchange Commission between the date of this proxy statement/prospectus and the date of the Berkshire Hills Bancorp shareholder meeting. These documents contain important information about Berkshire Hills Bancorp’s financial condition.

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BERKSHIRE HILLS BANCORP FILINGS

Filings	Period of Report or Date Filed

• Annual Report on Form 10-K	Year ended December 31, 2015

• Quarterly Report Form 10-Q	Quarter ended June 30, 2016

• Current Reports on Form 8-K	January 26, 2016; February 10, 2016; March 24, 2016; April 26, 2016; May 4, 2016; May 6, 2016; June 27, 2016; June 29, 2016; July 11, 2016; July 26, 2016; August 2, 2016; September 23, 2016 (other than information furnished under Items 2.02 or 7.01 of Form 8-K)

• Definitive proxy statement on Schedule 14A for the 2016 Annual Meeting of Shareholders	March 23, 2016

• The description of Berkshire common stock set forth in the Registration Statement on Form 8-A filed November 13, 2012, which incorporates by reference the portion of the “Description of Berkshire Hills Stock” contained in Berkshire Hills Bancorp’s prospectus filed pursuant to Rule 424(b)(3) on May 26, 2000.

Documents incorporated by reference are available from Berkshire Hills Bancorp without charge (except for exhibits to the documents unless the exhibits are specifically incorporated in this document by reference). You may obtain documents incorporated by reference in this document by requesting them in writing or by telephone from Berkshire Hills Bancorp at the following address:

Berkshire Hills Bancorp, Inc.

24 North Street

Pittsfield, Massachusetts 01201

Attention: Investor Relations Department

Telephone: (413) 236-3149

If you would like to request documents from Berkshire Hills Bancorp, please do so by November 15, 2016, to receive them before First Choice Bank’s meeting of shareholders. If you request any incorporated documents, Berkshire Hills Bancorp will mail them to you by first-class mail, or other equally prompt means, within one business day of its receipt of your request.

Berkshire Hills Bancorp incorporates by reference additional documents that it may file with the Securities and Exchange Commission between the date of this document and the date of the special meetings. These documents include periodic reports, such as annual reports on Form 10-K, quarterly reports on Form 10-Q and current reports on Form 8-K (other than information furnished under Items 2.02 or 7.01 of Form 8-K), as well as proxy statements.

Berkshire Hills Bancorp has supplied all information contained in this proxy statement/prospectus relating to Berkshire Hills Bancorp, and First Choice Bank has supplied all information relating to First Choice Bank.

You should rely only on the information contained in this proxy statement/prospectus when evaluating the Merger Agreement and the proposed Merger. We have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated October 21, 2016. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than such date, and neither the mailing of this proxy statement/prospectus to shareholders of First Choice Bank or Berkshire Hills Bancorp nor the issuance of shares of Berkshire Hills Bancorp common stock as contemplated by the Merger Agreement shall create any implication to the contrary.

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Annex A

Execution Version

AGREEMENT AND PLAN OF MERGER

BY AND AMONG

BERKSHIRE HILLS BANCORP, INC.,

BERKSHIRE BANK

AND

FIRST CHOICE BANK

DATED AS OF

JUNE 24, 2016

A-1

ARTICLE I CERTAIN DEFINITIONS		A-5
1.1	Certain Definitions.	A-5
ARTICLE II THE MERGER		A-14
2.1	Merger.	A-14
2.2	Closing; Effective Time.	A-14
2.3	Charter and Bylaws; Board of Directors and Management.	A-14
2.4	Effects of the Merger.	A-14
2.5	Tax Consequences.	A-14
2.6	Possible Alternative Structures.	A-14
2.7	Additional Actions.	A-15
ARTICLE III CONVERSION OF SHARES		A-15
3.1	Conversion of FCB Stock; Merger Consideration.	A-15
3.2	Procedures for Exchange of FCB Common Stock.	A-16
3.3	Treatment of FCB Stock Options and Warrants.	A-18
3.4	Reservation of Shares.	A-18
ARTICLE IV REPRESENTATIONS AND WARRANTIES OF FCB		A-18
4.1	Standard.	A-18
4.2	Organization.	A-19
4.3	Capitalization.	A-19
4.4	Authority; No Violation.	A-20
4.5	Consents.	A-21
4.6	Financial Statements.	A-21
4.7	Taxes.	A-21
4.8	No Material Adverse Effect.	A-22
4.9	Material Contracts; Leases; Defaults.	A-22
4.10	Ownership of Property; Insurance Coverage.	A-23
4.11	Legal Proceedings.	A-24
4.12	Compliance with Applicable Law.	A-24
4.13	Employee Benefit Plans.	A-25
4.14	Brokers, Finders and Financial Advisors.	A-26
4.15	Environmental Matters.	A-27
4.16	Loan Portfolio.	A-27
4.17	Related Party Transactions.	A-28
4.18	Deposits.	A-29
4.19	Board Approval.	A-29
4.20	Registration Obligations.	A-29
4.21	Risk Management Instruments.	A-29
4.22	Fairness Opinion.	A-29
4.23	Intellectual Property.	A-29
4.24	Duties as Fiduciary.	A-30
4.25	Employees; Labor Matters.	A-30
4.26	FCB Information Supplied.	A-30
4.27	Internal Controls.	A-31
4.28	Bank Owned Life Insurance.	A-31
4.30	Stock Transfer Records.	A-31
ARTICLE V REPRESENTATIONS AND WARRANTIES OF BHLB		A-31
5.1	Standard.	A-32
5.2	Organization.	A-32
5.3	Capitalization.	A-32
5.4	Authority; No Violation.	A-33
5.5	Consents.	A-33
5.6	Financial Statements.	A-34
5.7	Taxes.	A-34
5.8	No Material Adverse Effect.	A-35

A-2

5.9	Ownership of Property; Insurance Coverage.	A-35
5.10	Legal Proceedings.	A-36
5.11	Compliance with Applicable Law.	A-36
5.12	Employee Benefit Plans.	A-37
5.13	Brokers, Finders and Financial Advisors.	A-39
5.14	BHLB Information Supplied.	A-39
5.15	Securities Documents.	A-39
5.16	Internal Controls.	A-39
5.17	BHLB Common Stock.	A-40
5.18	Available Funds	A-40
5.19	Fairness Opinion.	A-40
5.20	Board Approval.	A-40
5.21	Related Party Transactions.	A-40
5.22	Risk Management Instruments.	A-41
5.23	Duties as Fiduciary.	A-41
5.24	Employees; Labor Matters.	A-41
ARTICLE VI COVENANTS OF FCB		A-41
6.1	Conduct of Business.	A-41
6.2	Subsidiaries.	A-45
6.3	Current Information.	A-45
6.4	Access to Properties and Records.	A-46
6.5	Financial and Other Statements.	A-46
6.6	Maintenance of Insurance.	A-47
6.7	Disclosure Supplements.	A-47
6.8	Consents and Approvals of Third Parties.	A-47
6.9	All Reasonable Efforts.	A-47
6.10	Failure to Fulfill Conditions.	A-47
6.11	No Solicitation.	A-47
6.12	Board of Directors and Committee Meetings.	A-48
6.13	FCB 401(k) Plan.	A-48
6.14	Tangible Book Value.	A-49
6.15	FCB Common Stock Special Dividend.	A-49
ARTICLE VII COVENANTS OF BHLB		A-49
7.1	Conduct of Business.	A-49
7.2	Disclosure Supplements.	A-50
7.3	Consents and Approvals of Third Parties.	A-50
7.4	Reasonable Best Efforts.	A-50
7.5	Employees; Benefit Plans	A-50
7.6	Directors and Officers Indemnification and Insurance.	A-51
7.7	Stock Listing.	A-52
7.8	Reservation of Stock.	A-53
7.9	Communications to FCB Employees; Training	A-53
7.10	Current Information.	A-53
7.11	Access to Properties and Records.	A-53
7.12	Financial and Other Statements.	A-54
ARTICLE VIII REGULATORY AND OTHER MATTERS		A-54
8.1	Meeting of Shareholders.	A-54
8.2	Proxy Statement-Prospectus; Merger Registration Statement.	A-54
8.3	Regulatory Approvals.	A-55
ARTICLE IX CLOSING CONDITIONS		A-55
9.1	Conditions to Each Party’s Obligations under this Agreement.	A-55
9.2	Conditions to the Obligations of BHLB and the Bank under this Agreement.	A-56
9.3	Conditions to the Obligations of FCB under this Agreement.	A-57
ARTICLE X TERMINATION, AMENDMENT AND WAIVER		A-58
10.1	Termination.	A-58
10.2	Effect of Termination.	A-60

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10.3	Amendment, Extension and Waiver.	A-61
ARTICLE XI MISCELLANEOUS		A-61
11.1	Confidentiality.	A-61
11.2	Public Announcements.	A-61
11.3	Survival.	A-61
11.4	Notices.	A-62
11.5	Parties in Interest.	A-62
11.6	Complete Agreement.	A-63
11.7	Counterparts.	A-63
11.8	Severability.	A-63
11.9	Governing Law.	A-63
11.10	Interpretation.	A-63
11.11	Specific Performance.	A-63

EXHIBITS

A	Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Agreement”) is dated as of June 24, 2016 by and among Berkshire Hills Bancorp, Inc., a Delaware corporation (“BHLB”), Berkshire Bank, a Massachusetts trust company (the “Bank”) and First Choice Bank, a New Jersey commercial bank (“FCB”).

Recitals

1.          The Board of Directors of each of BHLB, the Bank and FCB (i) has determined that this Agreement and the business combination and related transactions contemplated hereby are in the best interests of their respective companies and shareholders, (ii) has determined that this Agreement and the transactions contemplated hereby are consistent with and in furtherance of their respective business strategies and (iii) has approved this Agreement.

2.          In accordance with the terms of this Agreement, FCB will merge with and into the Bank, with the Bank surviving (the “Merger”). Thereafter, the subsidiaries of FCB, including First Choice Loan Services, Inc. (“FCLS”), will be wholly-owned subsidiaries of the Bank.

3.          As a condition to the willingness of BHLB and the Bank to enter into this Agreement, each of the directors and executive officers of FCB have entered into a Voting Agreement, substantially in the form of Exhibit A hereto, dated as of the date hereof, with BHLB (the “Voting Agreement”), pursuant to which each such director and executive officer has agreed, among other things, to vote all shares of FCB Stock (as defined herein) owned by such Person in favor of the approval of this Agreement and the transactions contemplated hereby, upon the terms and subject to the conditions set forth in such Voting Agreement.

4.          The parties intend the Merger to qualify as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement be and is hereby adopted as a “plan of reorganization” within the meaning of Sections 354 and 361 of the Code.

5.          The parties desire to make certain representations, warranties and agreements in connection with the business transactions described in this Agreement and to prescribe certain conditions thereto.

6.          In consideration of the mutual covenants, representations, warranties and agreements herein contained, and of other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

ARTICLE I
CERTAIN DEFINITIONS

1.1           Certain Definitions.

As used in this Agreement, the following terms have the following meanings.

“Acquisition Proposal” shall have the meaning set forth in Section 6.11.2.

“Acquisition Transaction” shall have the meaning set forth in Section 10.1.9.

“Affiliate” shall mean any Person who directly, or indirectly, through one or more intermediaries, controls, or is controlled by, or is under common control with, such Person and, without limiting the generality of the foregoing, includes any executive officer or director of such Person and any Affiliate of such executive officer or director.

“Agreement” shall mean this agreement, the exhibits and schedules hereto and any amendment hereto.

“Asset Pipeline” shall have the meaning set forth in Section 4.16.6.

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“Bank” shall mean Berkshire Bank, a Massachusetts trust company with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01201, which is a wholly owned subsidiary of BHLB.

“Bank Regulator” shall mean any Federal or state banking regulator, including but not limited to the MDOB, NJDOBI, FRB, FDIC, and SBA, which regulates or has the statutory authority to regulate the Bank, FCB, and their respective holding companies and subsidiaries, as the case may be, and the Department of Justice or the Federal Trade Commission, or any other relevant Federal or state regulator, as it relates to anticompetitive matters.

“Benefit Plan Determination Date” shall have the meaning set forth in Section 7.5.1.

“BHCA” shall mean the Bank Holding Company Act of 1956, as amended.

“BHLB” shall mean Berkshire Hills Bancorp, Inc., a Delaware corporation, with its principal offices located at 24 North Street, Pittsfield, Massachusetts 01201.

“BHLB Benefit Plans” shall have the meaning set forth in Section 5.12.1.

“BHLB Common Stock” shall mean the common stock, par value $0.01 per share, of BHLB.

“BHLB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by BHLB to FCB pursuant hereto.

“BHLB Financial Statements” shall mean the (i) the audited consolidated statements of financial condition (including related notes and schedules) of BHLB as of December 31, 2015 and 2014 and the consolidated statements of income, comprehensive income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of BHLB for each of the three (3) years ended December 31, 2015, as set forth in BHLB’s annual report on Form 10-K for the year ended December 31, 2015, and (ii) the unaudited interim consolidated financial statements of BHLB as of the end of each calendar quarter following March 31, 2016, and for the periods then ended, as filed by BHLB in its Securities Documents.

“BHLB Loan Participation” shall have the meaning set forth in Section 5.14.2.

“BHLB Loan Property” shall have the meaning set forth in Section 5.14.2.

“BHLB Market Value” shall have the meaning set forth in Section 10.1.9.

“BHLB Material Agreements” shall have the meaning set forth in Section 5.16.

“BHLB Non-qualified Deferred Compensation Plan” shall have the meaning set forth in Section 5.12.1.

“BHLB Observers” shall have the meaning set forth in Section 6.12.

“BHLB Preferred Stock” shall have the meaning set forth in Section 5.3.1.

“BHLB Regulatory Reports” shall mean the Call Reports of the Bank, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2016, through the Closing Date, and all Annual Reports on Form FR H-(b)11 and any Current Report on Form FR H-(b)11 filed with the FRB by BHLB from September 30, 2014 through the Closing Date.

“BHLB SEC Reports” shall have the meaning set forth in Section 5.16.

“BHLB Stock” shall have the meaning set forth in Section 5.3.1.

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“BHLB Subsidiary” shall mean any corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity is owned, either directly or indirectly, by BHLB, except any corporation, partnership, limited liability company or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of the Bank or on the basis of a “debt previously contracted.”

“BOLI” shall have the meaning set forth in Section 4.28.

“Burdensome Condition” shall have the meaning set forth in Section 8.3.

“Business Day” shall mean any day other than a Saturday, Sunday, or day on which banks in the Commonwealth of Massachusetts are authorized or obligated by law or executive order to close.

“Cash Payment” shall have the meaning set forth in Section 3.3.1.

“Certificate” shall mean a certificate or book entry evidencing shares of FCB Common Stock.

“Claim” shall have the meaning set forth in Section 7.6.2.

“Closing Date” shall have the meaning set forth in Section 2.2.

“COBRA” shall have the meaning set forth in Section 4.13.5.

“Code” shall have the meaning set forth in the recitals.

“Common Stock Equivalent” shall mean the number of shares of FCB Common Stock issuable upon the conversion or exercise of any FCB Preferred Stock, FCB Stock Option or FCB Warrant, as applicable.

“Confidentiality Agreement” shall mean the non-disclosure agreement dated as of March 29, 2016 between BHLB and FCB.

“Continuing FCB Employees” shall have the meaning set forth in Section 7.5.2.

“Core Net Income” shall mean the (a) consolidated net income of FCB and the FCB Subsidiaries as determined in accordance with GAAP, less (b) any non-core net income, which includes any gains on the sale of assets or held to maturity and available for sale securities, reversal of provisions for loan and lease losses, other nonrecurring items or income that is not consistent with past practice, plus (c) any payments (on an after-tax basis and not to exceed $3.5 million pre-tax) in respect of the Disqualified Loans Liability, for the period beginning July 1, 2016 and ending on the last day of the calendar month immediately preceding the Closing Date.

“CRA” shall have the meaning set forth in Section 4.12.1.

“D&O Insurance” shall have the meaning set forth in Section 7.6.1.

“Determination Date” shall have the meaning set forth in Section 10.1.9.

“Disqualified Loans” shall mean the FCB loans or loan files identified on FCB Disclosure Schedule 1.1.

“Disqualified Loans Liability” shall mean any and all cumulative liabilities and obligations imposed on FCB by the SBA in connection with the Disqualified Loans, including but not limited to any liabilities or obligations to reimburse any guaranty payments made by the SBA and to pay any fines, penalties, interest or other assessments levied by the SBA.

“Dissenting Shareholder” shall have the meaning set forth in Section 3.1.4.

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“Dissenting Shares” shall have the meaning set forth in Section 3.1.4.

“Effective Time” shall mean the date and time specified pursuant to Section 2.2 as the effective time of the Merger.

“Environmental Laws” shall mean any applicable federal, state or local law, statute, ordinance, rule, regulation, code, license, permit, approval, consent, order, judgment, decree, injunction or agreement with any Governmental Entity as in effect on or prior to the date of this Agreement relating to (1) the protection, preservation or restoration of the environment (including, without limitation, air, water vapor, surface water, groundwater, drinking water supply, surface soil, subsurface soil, plant and animal life or any other natural resource), and/or (2) the use, storage, recycling, treatment, generation, transportation, processing, handling, labeling, production, release or disposal of Materials of Environmental Concern. The term Environmental Law includes without limitation (a) the Comprehensive Environmental Response, Compensation and Liability Act, as amended, 42 U.S.C. § 9601, et seq; the Resource Conservation and Recovery Act, as amended, 42 U.S.C. § 6901, et seq; the Clean Air Act, as amended, 42 U.S.C. § 7401, et seq; the Federal Water Pollution Control Act, as amended, 33 U.S.C. § 1251, et seq; the Toxic Substances Control Act, as amended, 15 U.S.C. § 2601, et seq; the Emergency Planning and Community Right to Know Act, 42 U.S.C. § 11001, et seq; the Safe Drinking Water Act, 42 U.S.C. § 300f, et seq; and all comparable state and local laws, and (b) any common law (including without limitation common law that may impose strict liability) that may impose liability or obligations for injuries or damages due to the presence of or exposure to any Materials of Environmental Concern as in effect on or prior to the date of this Agreement.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” shall mean, with respect to any Person, any other Person that, together with such Person, would be treated as a single employer under Section 414 of the Code or Section 4001 of ERISA.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Exchange Agent” shall mean Broadridge Corporate Issuer Solutions, Inc., or such other bank or trust company or other agent as mutually agreed upon by BHLB and FCB, which shall act as agent for BHLB in connection with the exchange procedures for exchanging Certificates for the Merger Consideration.

“Exchange Fund” shall have the meaning set forth in Section 3.2.1.

“Exchange Price” shall have the meaning set forth in Section 3.3.1.

“Exchange Ratio” shall have the meaning set forth in Section 3.1.3, subject to adjustment under Sections 3.1.9 and10.1.9.

“Exercise Price” shall have the meaning set forth in Section 3.3.1.

“FCB” shall mean First Choice Bank, a New Jersey commercial bank with its principal office located at 669 Whitehead Road, Lawrenceville, New Jersey 08648.

“FCB and FCLS Benefit Plans” shall have the meaning set forth in Section 4.13.1.

“FCB Common Stock” shall have the meaning set forth in Section 4.3.1.

“FCB Disclosure Schedule” shall mean the collective written disclosure schedules delivered by FCB to BHLB pursuant hereto.

“FCB Equity Incentive Plan” shall collectively mean the First Choice Bank 2010 Equity Incentive Plan and the First Choice Bank 2008 Stock Option Plan.

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“FCB Financial Statements” shall mean (i) the audited consolidated statements of financial condition (including related notes and schedules) of FCB as of December 31, 2015 and 2014 and the related consolidated statements of income, changes in shareholders’ equity and cash flows (including related notes and schedules, if any) of FCB for each of the three (3) years ended December 31, 2015 from FCB’s annual report to shareholders for such year and (ii) the unaudited interim consolidated financial statements of FCB as of the end of each calendar quarter following March 31, 2016, and for the periods then ended.

“FCB Loan Participation” shall have the meaning set forth in Section 4.15.2.

“FCB Loan Property” shall have the meaning set forth in Section 4.15.2.

“FCB Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“FCB Regulatory Reports” shall mean the Call Reports of FCB, and accompanying schedules (other than such schedules as are required to be kept confidential pursuant to applicable law or regulatory requirements), filed or to be filed with the FDIC with respect to each calendar quarter beginning with the quarter ended March 31, 2016 through the Closing Date.

“FCB Shareholder Approval” shall have the meaning set forth in Section 4.4.1.

“FCB Shareholders Meeting” shall have the meaning set forth in Section 8.1.

“FCB Stock Option” shall mean an option to purchase shares of FCB Common Stock granted pursuant to the FCB Equity Incentive Plan and the outstanding option agreements, outstanding as of the date hereof, as set forth in FCB Disclosure Schedule 4.3.1.

“FCB Stock” shall have the meaning set forth in Section 4.3.1.

“FCB Subsidiary” shall mean any corporation, corporation, partnership, limited liability company or other entity of which more than 50% of the corporation, partnership, limited liability company or other entity is owned, either directly or indirectly, by FCB, except any corporation, partnership, limited liability company, or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of FCB or on the basis of a “debt previously contracted.”

“FCB Warrant” shall mean a warrant to purchase shares of FCB Common Stock and the outstanding warrant agreements, as set forth in FCB Disclosure Schedule 4.3.1.

“FCLS” shall mean First Choice Loan Services, Inc., a New Jersey corporation and the wholly-owned residential mortgage origination subsidiary of FCB, with its principal offices located at One Tower Center, Floor 18, East Brunswick, New Jersey 08816.

“FDIC” shall mean the Federal Deposit Insurance Corporation or any successor thereto.

“FHLB” shall mean the Federal Home Loan Bank of Boston or the Federal Home Loan Bank of New York, as applicable.

“Final Tangible Book Value” shall mean the Tangible Book Value as calculated as of the last day of the calendar month preceding the Closing Date.

“Final Index Price” shall have the meaning set forth in Section 10.1.9.

“FRB” shall mean the Board of Governors of the Federal Reserve System.

“Funded Loan Commissions” shall mean commissions due to FCB or FCB Subsidiary employees for mortgage loans that, as of the Closing Date, have been closed and funded, but shall not have been purchased by a

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secondary market investor. For purposes of the foregoing, a mortgage loan is purchased by a secondary market investor when the secondary market investor has paid the full amount of the agreed upon purchase price for such mortgage loan to FCB or the relevant FCB Subsidiary.

“Funded Loan” shall mean a residential mortgage loan available for sale that, as of the date of this Agreement, shall have been closed and funded, but has not been purchased by a secondary market investor. For purposes of this definition, a mortgage loan is purchased by a secondary market investor when the secondary market investor has paid the full amount of the agreed upon purchase price for such mortgage loan to FCB or the relevant FCB Subsidiary.

“GAAP” shall mean accounting principles generally accepted in the United States of America applied on a consistent basis.

“Governmental Entity” shall mean any Federal or state court, department, administrative agency or commission or other governmental authority or instrumentality.

“Indemnified Parties” shall have the meaning set forth in Section 7.6.2.

“Index” shall have the meaning set forth in Section 10.1.9.

“Index Ratio” shall have the meaning set forth in Section 10.1.9.

“Initial BHLB Market Value” shall have the meaning set forth in Section 10.1.9.

“Initial Index Price” shall have the meaning set forth in Section 10.1.9.

“Insurance Carrier” shall have the meaning set forth in Section 7.6.1.

“Insurance Regulator” shall mean the Massachusetts Division of Insurance and any other Governmental Entity which has authority to regulate a Massachusetts insurance agency.

“IRS” shall mean the United States Internal Revenue Service.

“Kingston Title Agency” shall mean Kingston Title Agency, LLC, a New Jersey limited liability company and a wholly owned subsidiary of FCB.

“Knowledge” as used with respect to a Person (including references to such Person being aware of a particular matter) shall mean those facts that are known or should have been known by the officers and directors of such Person after reasonable inquiry.

“Material Adverse Effect” shall mean, with respect to BHLB, the Bank, or FCB, respectively, any effect that (1) is material and adverse to the financial condition, results of operations or business of BHLB and the BHLB Subsidiaries, taken as a whole, or FCB and the FCB Subsidiaries, taken as a whole, respectively, (2) materially impairs the ability of either FCB, on the one hand, or BHLB and the Bank, on the other hand, to perform its obligations under this Agreement or otherwise materially impedes the consummation of the transactions contemplated by this Agreement; (3) FCB receives notice from the SBA of Disqualified Loans Liability that, in the aggregate, exceeds $3.5 million or (4) the Final Tangible Book Value per share is less than $14.22, provided, that “Material Adverse Effect” shall not be deemed to include (i) the impact of (x) changes, after the date hereof, in laws, rules or regulations of general applicability to financial institutions and/or their holding companies generally, or interpretations thereof by courts or governmental agencies, or (y) changes in GAAP or applicable regulatory accounting requirements, (ii) public disclosure of the execution of this Agreement, public disclosure or consummation of the transactions contemplated hereby (including any effect on a party’s relationships with its customers or employees) or actions expressly required by this Agreement or actions or omissions that are taken without the prior written consent of the other party in contemplation of the transactions contemplated hereby, (iii) changes, after the date hereof, in global, national or regional political conditions (including the outbreak of war or

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acts of terrorism) or in economic or market (including equity, credit and debt markets, as well as changes in interest rates) conditions affecting the financial services industry generally and not specifically relating to such party or its Subsidiaries, (iv) changes or events, after the date hereof, affecting the financial services industry generally and not specifically relating to FCB or its Subsidiaries, on the one hand, or BHLB or any of its Subsidiaries, on the other hand, provided that a decrease in the trading or market prices of FCB Common Stock or BHLB Common Stock shall not be considered, by itself, to constitute a “Material Adverse Effect”, (v) the expenses incurred by either party in negotiating, documenting, effecting and consummating the transactions contemplated by this Agreement, or (vi) with respect to FCB and any of the FCB Subsidiaries, changes resulting from any formal or informal agreement, commitment, action or resolution imposed by the SBA on the assets, operations or originations of FCB or any of its Subsidiaries (other than notice from the SBA of Disqualified Loans Liability that, in the aggregate, exceeds $3.5 million); except, with respect to subclauses (i)(x) or (i)(y), to the extent that the effects of such change are materially disproportionately adverse to the business, properties, assets, liabilities, results of operations or financial condition of such party and its Subsidiaries, taken as a whole, as compared to other companies in the financial services industry.

“Materials of Environmental Concern” shall mean pollutants, contaminants, wastes, toxic or hazardous substances, petroleum and petroleum products, and any other materials regulated under Environmental Laws.

“MDOB” shall mean the Massachusetts Division of Banks.

“Merger” shall mean the merger of FCB with and into the Bank pursuant to the terms hereof.

“Merger Consideration” shall mean the shares of BHLB Common Stock to be issued pursuant to Sections 3.1.3 and 3.1.4 and cash in lieu of fractional shares.

“Merger Registration Statement” shall mean the registration statement, together with all amendments, filed with the SEC under the Securities Act for the purpose of registering the offer of shares of BHLB Common Stock to be offered to holders of FCB Common Stock in connection with the Merger.

“New Jersey Banking Law” means the New Jersey Banking Act of 1948, as amended.

“NJDOBI” means the New Jersey Department of Banking and Insurance.

“Notice of Superior Proposal” shall have the meaning set forth in Section 10.1.8.

“NYSE” shall mean the New York Stock Exchange.

“PBGC” shall mean the Pension Benefit Guaranty Corporation or any successor thereto.

“Permitted Liens” shall mean (i) those items which secure liabilities for public or statutory obligations or any discount with, borrowing from or other obligations to FHLB, inter-bank credit facilities, reverse repurchase agreements or any transaction by a Person acting in a fiduciary capacity, and (ii) statutory liens for amounts not yet delinquent or which are being contested in good faith.

“Person” shall mean any individual, corporation, partnership, joint venture, association, trust, “group” (as that term is defined under the Exchange Act) or other entity.

“Pre-Closing” shall have the meaning set forth in Section 2.2.

“Proxy Statement-Prospectus” shall have the meaning set forth in Section 8.2.1.

“Regulatory Agreement” shall have the meaning set forth in Section 4.12.3.

“Regulatory Approval” shall mean the approval, consent or waiver of any Bank Regulator necessary in connection with the consummation of the Merger and the related transactions contemplated by this Agreement.

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“Representatives” shall have the meaning set forth in Section 6.11.1.

“Rights” shall mean puts, calls, warrants, options, conversion, redemption, repurchase or other rights, convertible securities, stock appreciation rights and other arrangements or commitments which obligate an entity to issue or dispose of any of its capital stock or other ownership interests or which provide for compensation based on the equity appreciation of its capital stock.

“SBA” shall mean the Small Business Administration.

“SEC” shall mean the Securities and Exchange Commission or any successor thereto.

“Securities Act” shall mean the Securities Act of 1933, as amended.

“Securities Documents” shall mean all reports, offering circulars, proxy statements, registration statements and all similar documents filed pursuant to the Securities Laws.

“Securities Laws” shall mean the Securities Act; the Exchange Act; the Investment Company Act of 1940, as amended; the Investment Advisers Act of 1940, as amended; the Trust Indenture Act of 1939, as amended, and the rules and regulations of the SEC promulgated thereunder.

“Series A Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series B Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series C Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series D Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Series E Preferred Stock” shall have the meaning set forth in Section 4.3.1.

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company or other entity of which more than 50% of the partnership, limited liability company or other entity is owned, either directly or indirectly, by such Person, except any corporation, partnership, limited liability company or other entity the stock, partnership, membership or other equity interests of which is held in the ordinary course of the lending activities of such Person or on the basis of a “debt previously contracted.”

“Superior Proposal” shall have the meaning set forth in Section 6.11.1.

“Surviving Bank” shall have the meaning set forth in Section 2.1.

“Tangible Book Value” shall have the meaning set forth in Section 6.14.

“Tax” shall mean any federal, state, local, foreign or provincial income, gross receipts, property, sales, service, use, license, lease, excise, franchise, employment, payroll, withholding, employment, unemployment insurance, workers’ compensation, social security, alternative or added minimum, ad valorem, value added, stamp, business license, occupation, premium, environmental, windfall profit, customs, duties, estimated, transfer or excise tax, or any other tax or similar governmental assessment, together with any interest, penalty or additional tax imposed by any Governmental Entity with respect thereto.

“Tax Return” shall mean any return, declaration, report or information return or statement filed or required to be filed with a Governmental Entity responsible for the administration, assessment or collection of Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Termination Date” shall mean June 30, 2017.

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“Termination Fee” shall have the meaning set forth in Section 10.2.2(C).

“Treasury Stock” shall have the meaning set forth in Section 3.1.2.

“Unfunded Loan Commissions” shall mean commissions due to FCB or FCB Subsidiary employees related to mortgage loan applications that are not funded as of the Closing Date and that have not been denied, withdrawn, or abandoned.

“Voting Agreement” shall have the meaning set forth in the recitals.

“WARN Act” shall have the meaning set forth in Section 7.5.11.

“401(k) Plan” shall have the meaning set forth in Section 6.13.

Other terms used herein are defined in the preamble and elsewhere in this Agreement.

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ARTICLE II
THE MERGER

2.1           Merger.

Subject to the terms and conditions of this Agreement, at the Effective Time: (a) FCB shall merge with and into the Bank, with the Bank as the resulting or surviving bank (the “Surviving Bank”) and (b) the separate existence of FCB shall cease and all of the rights, privileges, powers, franchises, properties, assets, liabilities and obligations of FCB shall be vested in and assumed by the Bank. As part of the Merger, each outstanding share of FCB Stock will be converted into the right to receive the Merger Consideration pursuant to the terms of Article III.

2.2           Closing; Effective Time.

The closing (“Closing”) shall occur no later than the close of business on the fifth Business Day following the satisfaction or (to the extent permitted by applicable law) waiver of the conditions set forth in Article IX (other than those conditions that by their terms are to be satisfied at the Closing, but subject to the satisfaction or (to the extent permitted by applicable law) waiver of those conditions), or such other date that may be agreed to in writing by the parties. The Merger shall be effected by the filing of articles of merger with the MDOB and the requisite certifications filed with the NJDOBI on the day of the Closing (the “Closing Date”), in accordance with Massachusetts and New Jersey law. The “Effective Time” means the date and time upon which the articles of merger are filed with the MDOB and the requisite certification are filed with the NJDOBI or as otherwise stated in the articles of merger and requisite certifications as filed with the NJDOBI, respectively, in accordance with Massachusetts and New Jersey law. A pre-closing of the transactions contemplated hereby (the “Pre-Closing”) shall take place at the offices of Luse Gorman, PC at 10:00 a.m. on the day prior to the Closing Date.

2.3           Charter and Bylaws; Board of Directors and Management.

The articles of organization and bylaws of the Bank as in effect immediately prior to the Effective Time shall be the articles of organization and bylaws of the Surviving Bank, until thereafter amended as provided therein and by applicable law. The board of directors and management of the Bank as in effect immediately prior to the Effective Time shall be the board of directors and management of the Surviving Bank.

2.4           Effects of the Merger.

At and after the Effective Time, the Merger shall have the effects as set forth under Massachusetts and New Jersey law.

2.5           Tax Consequences.

It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” as that term is used in Sections 354 and 361 of the Code.

2.6           Possible Alternative Structures.

Notwithstanding anything to the contrary contained in this Agreement and subject to the satisfaction of the conditions set forth in Article IX, prior to the Effective Time BHLB may revise the structure for effecting the Merger described in Section 2.1 including, without limitation, by substituting a wholly owned subsidiary for the Bank, provided that (i) any such subsidiary shall become a party to, and shall agree to be bound by, the terms of this Agreement; (ii) there are no adverse tax consequences to BHLB, the Bank, or FCB or to the BHLB or FCB shareholders, and nothing would prevent the rendering of the opinion contemplated in Section 9.1.6, as a result of the modification; (iii) the consideration to be paid to the holders of FCB Common Stock under this Agreement is not thereby changed in kind, value or reduced in amount; and (iv) such modification will not delay materially the Closing or jeopardize or delay materially the receipt of any Regulatory Approvals or other consents and approvals

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relating to the consummation of the Merger or otherwise cause any condition to Closing set forth in Article IX not to be capable of being fulfilled. The parties hereto agree to appropriately amend this Agreement and any related documents in order to reflect any such revised structure.

2.7           Additional Actions.

If, at any time after the Effective Time, BHLB shall consider or be advised that any further deeds, documents, assignments or assurances in law or any other acts are necessary or desirable to (i) vest, perfect or confirm, of record or otherwise, in the Bank its right, title or interest in, to or under any of the rights, properties or assets of FCB or any FCB Subsidiary, or (ii) otherwise carry out the purposes of this Agreement, FCB and its officers and directors shall be deemed to have granted to BHLB and the Bank an irrevocable power of attorney to execute and deliver, in such official corporate capacities, all such deeds, assignments or assurances in law or any other acts as are necessary or desirable to (a) vest, perfect or confirm, of record or otherwise, in the Bank its right, title or interest in, to or under any of the rights, properties or assets of FCB and any FCB Subsidiary or (b) otherwise carry out the purposes of this Agreement, and the officers and directors of the Bank are authorized in the name of FCB or otherwise to take any and all such action.

ARTICLE III
CONVERSION OF SHARES

3.1           Conversion of FCB Stock; Merger Consideration.

At the Effective Time, by virtue of the Merger and without any action on the part of BHLB, the Bank, FCB or the holders of any of the shares of FCB Stock, the Merger shall be effected in accordance with the following terms:

3.1.1       Each share of capital stock of the Bank that is issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding following the Effective Time and shall be unchanged by the Merger.

3.1.2       All shares of FCB Stock held in the treasury of FCB and each share of FCB Stock owned by BHLB or the Bank at the Effective Time (other than shares held in a fiduciary capacity or in connection with debts previously contracted) (“Treasury Stock”) shall, at the Effective Time, cease to exist, and such shares, including any Certificates therefor, shall be canceled as promptly as practicable thereafter, and no payment or distribution shall be made in consideration therefor.

3.1.3       Subject to a potential adjustment as provided in Sections 3.1.9 and 10.1.9, each outstanding share of FCB Common Stock (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive 0.5773 (the “Exchange Ratio”) shares of BHLB Common Stock.

3.1.4       Subject to a potential adjustment as provided in Sections 3.1.9 and 10.1.9, each outstanding share of FCB Preferred Stock (other than Treasury Stock and Dissenting Shares) shall be converted into the right to receive such number of shares of BHLB Common Stock as is equal to the product of the Common Stock Equivalent of such share of FCB Preferred Stock, multiplied by the Exchange Ratio.

3.1.5       Each outstanding share of FCB Common Stock, the holder of which has perfected his right to dissent under applicable law and has not effectively withdrawn or lost such right as of the Effective Time (the “Dissenting Shares”), shall not be converted into or represent a right to receive the Merger Consideration hereunder, and the holder thereof shall be entitled only to such rights as are granted by applicable law. FCB shall give BHLB immediate notice upon receipt by FCB of any such demands for payment of the fair value of such shares of FCB Common Stock and of withdrawals of such notice and any other related communications (any shareholder duly making such demand being hereinafter called a “Dissenting Shareholder”), and BHLB shall have the right to participate in all discussions, negotiations and proceedings with respect to any such demands. FCB shall not, except with the prior written consent of BHLB, voluntarily make any payment with respect to, or settle or offer to settle, any such demand for payment, or waive any failure to timely deliver a written demand for appraisal or the taking of any

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other action by such Dissenting Shareholder as may be necessary to perfect appraisal rights under applicable law. Any payments made in respect of Dissenting Shares shall be made by the Surviving Company.

3.1.6       If any Dissenting Shareholder withdraws or loses (through failure to perfect or otherwise) his right to such payment at or prior to the Effective Time, such holder’s shares of FCB Stock shall be converted into a right to receive the Merger Consideration in accordance with the applicable provisions of this Agreement. If such holder withdraws or loses (through failure to perfect or otherwise) his right to such payment after the Effective Time, each share of FCB Stock of such holder shall be entitled to receive the Merger Consideration.

3.1.7       Upon the Effective Time, outstanding shares of FCB Stock shall no longer be outstanding and shall automatically be canceled and shall cease to exist, and shall thereafter by operation of this Section 3.1 represent only the right to receive the Merger Consideration and any dividends or distributions with respect thereto or any dividends or distributions with a record date prior to the Effective Time that were declared or made by FCB on such shares of FCB Stock in accordance with the terms of this Agreement on or prior to the Effective Time and which remain unpaid at the Effective Time.

3.1.8       Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of BHLB Common Stock shall be issued upon the surrender for exchange of Certificates, no dividend or distribution with respect to BHLB Common Stock shall be payable on or with respect to any fractional share interests, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of BHLB. In lieu of the issuance of any such fractional share, BHLB shall pay to each former holder of FCB Stock who otherwise would be entitled to receive a fractional share of BHLB Common Stock, an amount in cash, rounded to the nearest cent and without interest, equal to the product of (i) the fraction of a share to which such holder would otherwise have been entitled and (ii) the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the five (5) consecutive trading days immediately preceding the Closing Date. For purposes of determining any fractional share interest, all shares of FCB Stock owned by a FCB shareholder shall be combined so as to calculate the maximum number of whole shares of BHLB Common Stock issuable to such FCB shareholder.

3.1.9       If BHLB changes (or the BHLB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of BHLB Common Stock outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change. If FCB changes (or the FCB Board sets a related record date that will occur before the Effective Time for a change in) the number or kind of shares of FCB Common Stock (or Rights thereto) outstanding by way of a stock split, stock dividend, recapitalization, reclassification, reorganization or similar transaction, then the Exchange Ratio (and any other dependent items) will be adjusted proportionately to account for such change.

3.2           Procedures for Exchange of FCB Common Stock.

3.2.1       BHLB to Make Merger Consideration Available. At or prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent for the benefit of the holders of FCB Common Stock, for exchange in accordance with this Section 3.2, an aggregate amount of cash sufficient to pay the aggregate amount of cash payable in lieu of the issuance of fractional shares pursuant to this Article III and shall instruct the Exchange Agent to issue such cash and shares of BHLB Common Stock for exchange in accordance with this Section 3.2 (such cash and shares of BHLB Common Stock, together with any dividends or distributions with respect thereto (without any interest thereon) being hereinafter referred to as the “Exchange Fund”).

3.2.2       Exchange of Certificates. BHLB shall take all steps necessary to cause the Exchange Agent, not later than five (5) Business Days after the Effective Time, to mail to each holder of a Certificate or Certificates a form letter of transmittal for return to the Exchange Agent and instructions for use in effecting the surrender of the Certificates in exchange for the Merger Consideration and cash in lieu of fractional shares into which the FCB Common Stock represented by such Certificates shall have been converted as a result of the Merger, if any. The letter of transmittal shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent. Upon proper surrender of a Certificate for exchange and cancellation to the Exchange Agent, together with a properly completed letter of

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transmittal, duly executed, the holder of such Certificate shall be entitled to receive in exchange therefor the Merger Consideration and the Certificate so surrendered shall be cancelled. No interest will be paid or accrued on any cash payable in lieu of fractional shares or any unpaid dividends and distributions, if any, payable to holders of Certificates.

3.2.3       Rights of Certificate Holders after the Effective Time. The holder of a Certificate that prior to the Merger represented issued and outstanding FCB Common Stock shall have no rights, after the Effective Time, with respect to such FCB Common Stock except to surrender the Certificate in exchange for the Merger Consideration as provided in this Agreement. No dividends or other distributions declared after the Effective Time with respect to BHLB Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Section 3.2. After the surrender of a Certificate in accordance with this Section 3.2, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of BHLB Common Stock represented by such Certificate.

3.2.4       Surrender by Persons Other than Record Holders. If the Person surrendering a Certificate and signing the accompanying letter of transmittal is not the record holder thereof, then it shall be a condition of the payment of the Merger Consideration that: (i) such Certificate is properly endorsed to such Person or is accompanied by appropriate stock powers, in either case signed exactly as the name of the record holder appears on such Certificate, and is otherwise in proper form for transfer, or is accompanied by appropriate evidence of the authority of the Person surrendering such Certificate and signing the letter of transmittal to do so on behalf of the record holder; and (ii) the Person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other similar taxes required by reason of the payment to a Person other than the registered holder of the Certificate surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not payable.

3.2.5       Closing of Transfer Books. From and after the Closing Date, there shall be no transfers on the stock transfer books of FCB of the FCB Common Stock that were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be exchanged for the Merger Consideration and canceled as provided in this Section 3.2.

3.2.6       Return of Exchange Fund. At any time following the nine (9) month period after the Effective Time, BHLB shall be entitled to require the Exchange Agent to deliver to it any portion of the Exchange Fund which had been made available to the Exchange Agent and not disbursed to holders of Certificates (including, without limitation, all interest and other income received by the Exchange Agent in respect of all funds made available to it), and thereafter such holders shall be entitled to look to BHLB (subject to abandoned property, escheat and other similar laws) with respect to any Merger Consideration that may be payable upon due surrender of the Certificates held by them. Notwithstanding the foregoing, neither BHLB nor the Exchange Agent shall be liable to any holder of a Certificate for any Merger Consideration delivered in respect of such Certificate to a public official pursuant to any abandoned property, escheat or other similar law.

3.2.7       Lost, Stolen or Destroyed Certificates. In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Certificate to be lost, stolen or destroyed and the posting by such Person of a bond in such amount as the Exchange Agent may reasonably direct as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof.

3.2.8       Withholding. BHLB or the Exchange Agent will be entitled to deduct and withhold from the Merger Consideration such amounts as BHLB (or any Affiliate thereof) or the Exchange Agent are required to deduct and withhold with respect to the making of such payment under the Code, or any applicable provision of U.S. federal, state, local or non-U.S. tax law. To the extent that such amounts are properly withheld and paid over to the appropriate Governmental Entity by BHLB or the Exchange Agent, such amounts will be treated for all purposes of this Agreement as having been paid to the holder of the FCB Common Stock in respect of whom such deduction and withholding were made by BHLB or the Exchange Agent.

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3.3           Treatment of FCB Stock Options and Warrants.

3.3.1       FCB Disclosure Schedule 4.3.1 sets forth all of the outstanding FCB stock options (each, a “FCB Stock Option”) and outstanding FCB warrants (each, a “FCB Warrant”) as of the date hereof. Each FCB Stock Option and FCB Warrant, in each case whether vested or unvested, which is outstanding immediately prior to the Effective Time and which has not been exercised or canceled prior thereto shall, at the Effective Time, fully vest (to the extent not vested) and be canceled and, on the Closing Date, BHLB shall pay to the holder thereof cash in an amount equal to the product of (i) the number of shares of FCB Common Stock provided for in each such FCB Stock Option or FCB Warrant, and (ii) the excess, if any, of (x) $27.71 multiplied by the Exchange Ratio (the “Exchange Price”) over (y) the Exercise Price (the “Cash Payment”). Any FCB Stock Option or FCB Warrant for which the Exercise Price exceeds the Exchange Price shall be cancelled as of the Effective Time without payment. For purposes of this Section 3.3.1, “Exercise Price” shall mean the exercise price per share of FCB Common Stock provided for in such FCB Stock Option or FCB Warrant. The Cash Payment shall be paid in cash within five (5) calendar days after the Closing Date, and shall be made without interest and net of all applicable withholding taxes. Prior to the Closing Date, FCB shall use its reasonable best efforts to obtain written acknowledgement and consent of each holder of a then-outstanding FCB Stock Option or FCB Warrant to the termination of the FCB Stock Option or FCB Warrant and the payment of the Cash Payment in accordance with the terms of this Section 3.3.1. FCB shall prohibit the exercise of any FCB Stock Option or FCB Warrant beginning on and after the fifth trading day immediately preceding the Closing Date, and FCB shall terminate the FCB Equity Incentive Plan subject to the occurrence of the Effective Time and prior to the Closing Date.

3.3.2       At the Effective Time, the FCB Equity Incentive Plan and all related grant agreements thereunder shall terminate and the provisions in any other plan, program or arrangement providing for the issuance or grant of any other interest in respect of the capital stock of FCB shall be of no further force and effect.

3.4           Reservation of Shares.

BHLB shall reserve for issuance a sufficient number of shares of the BHLB Common Stock for the purpose of issuing shares of BHLB Common Stock to the FCB shareholders in accordance with this Article III.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF FCB

FCB represents and warrants to BHLB that the statements contained in this Article IV are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article IV), subject to the standard set forth in Section 4.1 and except as set forth in the FCB Disclosure Schedule delivered by FCB to BHLB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be correct as of such earlier date, provided, however, that disclosure in any section of such FCB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of FCB shall include the Knowledge of FCB and FCB Subsidiaries.

4.1           Standard.

Except as set forth in the following sentence, no representation or warranty of FCB contained in this Article IV shall be deemed untrue or incorrect, and FCB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article IV, has had or reasonably would be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 4.2 (other than Sections 4.2.3, 4.2.4 and 4.2.5 and the last sentence of Sections 4.2.1 and 4.2.2), Section 4.3 and 4.4 (other than Section 4.4.2(iii)) which shall be true and correct in all material respects.

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4.2           Organization.

4.2.1       FCB is a New Jersey chartered commercial bank duly organized, validly existing and in good standing under the laws of the State of New Jersey. The deposits in FCB are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid by FCB. FCB is a member in good standing of the FHLB and owns the requisite amount of stock of the FHLB, which amount, as of May 31, 2016, is set forth on FCB Disclosure Schedule 4.2.1.

4.2.2       FCLS is a corporation duly organized, validly existing and in good standing under the laws of the State of New Jersey, and is a wholly-owned subsidiary of FCB. FCLS has full corporate power and authority to carry on its business as now conducted. FCLS is duly licensed and/or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such license and/or qualification.

4.2.3       FCB Disclosure Schedule 4.2.3 sets forth each FCB Subsidiary and its jurisdiction of incorporation or organization. Each FCB Subsidiary is a corporation, limited liability company or other legal entity as set forth on FCB Disclosure Schedule 4.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each FCB Subsidiary is duly licensed and/or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such license and/or qualification.

4.2.4       The respective minute books of FCB, FCLS and each other FCB Subsidiary accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

4.2.5       Prior to the date of this Agreement, FCB has made available to BHLB true and correct copies of the certificate of incorporation and bylaws or other governing documents of FCB, FCLS and each other FCB Subsidiary.

4.3           Capitalization.

4.3.1       The authorized capital stock of FCB consists of (i) 25,000,000 shares of FCB Common Stock, $5.00 par value (“FCB Common Stock”), and (ii) 5,000,000 shares of preferred stock, of which (A) 10,000 shares have been designated “Series A Convertible Preferred Stock,” $2.00 par value per share (“Series A Preferred Stock”), (B) 20,000 shares have been designated “Series B Convertible Preferred Stock,” $2.00 par value (“Series B Preferred Stock”), (C) 6,000 shares have been designated “Series C Convertible Preferred Stock,” $2.00 par value (“Series C Preferred Stock”), (D) 10,000 shares have been designated “Series D Convertible Preferred Stock,” $2.00 par value (“Series D Preferred Stock”), (E) 12,500 shares have been designated “Series E Convertible Preferred Stock,” $2.00 par value (“Series E Preferred Stock”) (collectively, subparts (ii)(A) through (E) of Section 4.3.1 are referred to herein as “FCB Preferred Stock” and collectively with FCB Common Stock, “FCB Stock”), and (F) 4,941,500 remain undesignated. As of May 31, 2016, there were (i) 3,204,826 shares of FCB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, and (ii) 7,500 shares of Series A Preferred Stock, 15,000 shares of Series B Preferred Stock, 6,000 shares of Series C Preferred Stock, 10,000 shares of Series D Preferred Stock, and 12,500 shares of Series E Preferred Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, and (iii) no shares of FCB Common Stock held by FCB as Treasury Stock. The FCB Subsidiaries do not own, of record or beneficially, any shares of FCB Stock, other than shares held as treasury stock. Neither FCB nor any FCB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of FCB, or any other security of FCB or a FCB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of FCB or a FCB Subsidiary or any other security of FCB or any FCB Subsidiary, other than shares of FCB Common Stock underlying the FCB Stock Options, the FCB Warrants and the FCB Preferred Stock. FCB has granted outstanding options to acquire 371,900 shares of FCB Common Stock at a weighted average exercise price of $12.695 per share. FCB Disclosure Schedule 4.3.1 sets forth: the name of each holder of an outstanding FCB Stock Option, identifying the number of shares each such individual may acquire pursuant to the exercise of such options, the plan under which such options were granted, the grant, vesting and expiration dates, and the exercise price relating to the options held, and whether the FCB Stock Option is an incentive stock option or a nonqualified stock option. FCB has issued

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outstanding FCB Warrants to acquire 64,799 shares of FCB Common Stock at a weighted average exercise price of $10.00 per share. FCB Disclosure Schedule 4.3.1 sets forth the name of each holder of an outstanding FCB Warrant, identifying the number of shares each such individual may acquire pursuant to the exercise of such warrants, the grant, vesting and expiration dates, and the exercise price relating to the warrants held. FCB has issued FCB Preferred Stock to certain individuals. FCB Disclosure Schedule 4.3.1 sets forth the name of each holder of FCB Preferred Stock, identifying the number of shares to each individual, the series of preferred stock under which the issuance was made, the conversion rate to FCB Common Stock, and the annual dividend yield for each series. All shares of FCB Common Stock issuable pursuant to the FCB Equity Incentive Plan and the FCB Warrants will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

4.3.2       FCB owns all of the capital stock or other equity securities of each FCB Subsidiary, free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any nature, except for Permitted Liens and as set forth in the certificate of incorporation and bylaws or other governing documents and applicable securities laws. Except for the FCB Subsidiaries and as set forth in FCB Disclosure Schedule 4.3.2, FCB, as of the date of this Agreement, does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of FCB or any FCB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in connection with the lending activities of FCB, including stock in the FHLB.

4.3.3       Except as set forth on FCB Disclosure Schedule 4.3.3, to the Knowledge of FCB, as of the date hereof no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of FCB Common Stock.

4.3.4       No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which FCB’s shareholders may vote have been issued by FCB and are outstanding.

4.4           Authority; No Violation.

4.4.1       FCB has full corporate power and authority to execute and deliver this Agreement and, subject to the receipt of the Regulatory Approvals and the approval of this Agreement by FCB’s shareholders (the “FCB Shareholder Approval”), to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by FCB and the completion by FCB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of FCB. This Agreement has been duly and validly executed and delivered by FCB, and subject to FCB Shareholder Approval and the receipt of the Regulatory Approvals and due and valid execution and delivery of this Agreement by BHLB and the Bank, constitutes the valid and binding obligation of FCB, enforceable against FCB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

4.4.2       (a) Subject to compliance by BHLB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by FCB, subject to receipt of Regulatory Approvals and FCB’s and BHLB’s compliance with any conditions contained therein, and subject to the receipt of the FCB Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by FCB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation and bylaws or other governing documents of FCB, FCLS or any other FCB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to FCB, FCLS or any FCB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of FCB, FCLS or any FCB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which FCB, FCLS, or any FCB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

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4.5           Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger with the MDOB and the requisite certifications with the NJDOBI, and (d) the FCB Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of FCB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with the execution and delivery of this Agreement by FCB, the completion by FCB of the Merger and the performance by FCB of its obligations hereunder. To the Knowledge of FCB, no fact or circumstance exists, including any possible other transaction pending or under consideration by FCB or any of its Subsidiaries, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the NJDOBI or the MDOB or (ii) any required Regulatory Approvals, (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or the Massachusetts General Laws or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition or (c) any Bank Regulator or Governmental Entity having jurisdiction over the affairs of FCB or FCLS, the consent or approval of which is not required or approval of which is not required pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

4.6           Financial Statements.

4.6.1       The FCB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such reports, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of FCB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

4.6.2       FCB has previously made available to BHLB the FCB Financial Statements. The FCB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of FCB and the FCB Subsidiaries on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto.

4.6.3       At the date of the most recent consolidated statement of financial condition included in the FCB Financial Statements or in the FCB Regulatory Reports, FCB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such FCB Financial Statements or in the FCB Regulatory Reports or in the footnotes thereto which are not reflected or reserved against therein or disclosed in a footnote thereto, in each case to the extent required in accordance with GAAP, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

4.7           Taxes.

Except as provided in this Agreement, neither FCB nor any of the FCB Subsidiaries has taken or agreed to take any action, has failed to take any action or knows any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. FCB and the FCB Subsidiaries that are corporations for federal income Tax purposes are members of the same affiliated group within the meaning of Code Section 1504(a). FCB, on behalf of itself and the FCB Subsidiaries, has timely (taking into account extensions) filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by FCB and the FCB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. FCB and the FCB

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Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. FCB and the FCB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States federal income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The accrued but unpaid Taxes of FCB and the FCB Subsidiaries did not, as of the most recent FCB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent FCB balance sheet (rather than in any notes thereto). FCB and the FCB Subsidiaries are subject to Tax audits in the ordinary course of business. FCB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on FCB. FCB and the FCB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that FCB or any of the FCB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither FCB nor any of the FCB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was FCB or (B) has any liability for the Taxes of any Person (other than FCB or any of the FCB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against FCB or any FCB Subsidiary for any alleged deficiency in any Tax, and neither FCB nor any FCB Subsidiary has been notified in writing of any proposed Tax claims or assessments against FCB or any FCB Subsidiary. FCB and the FCB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. FCB and the FCB Subsidiaries have delivered to BHLB true and complete copies of all income Tax Returns of FCB and the FCB Subsidiaries for taxable periods ending on or after December 31, 2013. Neither FCB nor any of the FCB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither FCB nor any of the FCB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither FCB nor any of the FCB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

4.8           No Material Adverse Effect.

Neither FCB nor any FCB Subsidiary has suffered any Material Adverse Effect since December 31, 2015 and, to FCB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on FCB.

4.9           Material Contracts; Leases; Defaults.

4.9.1       Except as set forth in FCB Disclosure Schedule 4.9.1, neither FCB nor any FCB Subsidiary is a party to or subject to: (i) any employment, consulting or severance contract or arrangement with any past or present officer, director, employee or consultant of FCB or any FCB Subsidiary, except for “at will” arrangements; (ii) any plan, arrangement or contract providing for bonuses, pensions, options, deferred compensation, retirement payments, profit sharing or similar arrangements for or with any past or present officers, directors, employees or consultants of FCB or any FCB Subsidiary; (iii) any collective bargaining agreement with any labor union relating to employees of FCB or any FCB Subsidiary; (iv) any agreement which by its terms limits or affects the payment of dividends by FCB or any FCB Subsidiary; (v) any instrument evidencing or related to indebtedness for borrowed money in excess of $50,000, whether directly or indirectly, by way of purchase money obligation, conditional sale, lease purchase, guaranty or otherwise, in respect of which FCB or any FCB Subsidiary is an obligor to any Person, which instrument evidences or relates to indebtedness other than deposits, FHLB advances with a term to maturity not in excess of one (1) year, repurchase agreements, bankers’ acceptances, and transactions in “federal funds” or which contains financial covenants or other non-customary restrictions (other than those relating to the payment of principal and interest when due) which would be applicable on or after the Closing Date to FCB or any FCB Subsidiary; (vi) any other agreement, written or oral, which is not terminable without cause on sixty (60) days’ notice or less without penalty or payment, or that obligates FCB or any FCB Subsidiary for the

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payment of more than $30,000 annually or for the payment of more than $50,000 over its remaining term; or (vii) any agreement (other than this Agreement), contract, arrangement, commitment or understanding (whether written or oral) that materially restricts or limits the conduct of business by FCB or any FCB Subsidiary.

4.9.2       Each real estate lease that will require the consent of the lessor or its agent as a result of the Merger by virtue of the terms of any such lease, is listed in FCB Disclosure Schedule 4.9.2 identifying the section of the lease that contains such prohibition or restriction. Subject to any consents that may be required as a result of the transactions contemplated by this Agreement, to its Knowledge neither FCB nor any FCB Subsidiary is in material default under any material contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its assets, business, or operations may be bound or affected, or under which it or its assets, business, or operations receive benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default and all such material contracts, agreements, commitments, arrangements, leases, insurance policies and other instruments are listed on FCB Disclosure Schedule 4.9.2.

4.9.3       True and correct copies of agreements, contracts, arrangements and instruments referred to in Section 4.9.1 and 4.9.2 have been made available to BHLB on or before the date hereof, are listed on FCB Disclosure Schedules 4.9.1 and 4.9.2 and are in full force and effect without modification on the date hereof. Except as set forth in FCB Disclosure Schedule 4.9.3, no such agreement, plan, contract, or arrangement (i) provides for acceleration of the vesting of benefits or payments due thereunder upon the occurrence of a change in ownership or control of FCB or any FCB Subsidiary or upon the occurrence of a subsequent event; (ii) requires FCB or any FCB Subsidiary to provide a benefit in the form of FCB Common Stock or determined by reference to the value of FCB Common Stock or (iii) contains provisions which permit an employee, director or independent contractor to terminate such agreement or arrangement without cause and continue to accrue future benefits thereunder.

4.10         Ownership of Property; Insurance Coverage.

4.10.1     Except as set forth on FCB Disclosure Schedule 4.10.1, FCB and each FCB Subsidiary has good and, as to real property, insurable title to all assets and properties owned by FCB or such FCB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the FCB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except Permitted Liens. FCB and the FCB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by FCB and the FCB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the FCB Financial Statements.

4.10.2     With respect to all material agreements pursuant to which FCB or any FCB Subsidiary has purchased securities subject to an agreement to resell, if any, FCB or such FCB Subsidiary, as the case may be, has a lien or security interest (which to FCB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

4.10.3     FCB and each FCB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither FCB nor any FCB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on FCB Disclosure Schedule 4.10.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by FCB or any FCB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years FCB and each FCB Subsidiary has received each type of insurance coverage for which it has applied and, except as listed on FCB Disclosure Schedule 4.10.3, during such

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periods has not been denied indemnification for any claims submitted under any of its insurance policies. FCB Disclosure Schedule 4.10.3 identifies all policies of insurance maintained by FCB and each FCB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 4.10.3. FCB has made available to BHLB copies of all of the policies listed on FCB Disclosure Schedule 4.10.3.

4.11         Legal Proceedings.

Except as set forth on FCB Disclosure Schedule 4.11, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting FCB or any FCB Subsidiary (and FCB is not aware of any facts that reasonably could be expected to be the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to FCB’s and FCB’s Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on FCB’s business or any of the FCB Subsidiaries businesses, or, after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or written regulatory restriction imposed upon or entered into by FCB, any of the FCB Subsidiaries or the assets of FCB or any of the FCB Subsidiaries.

4.12         Compliance with Applicable Law.

Except as set forth on FCB Disclosure Schedule 4.12 and in Section 4.15:

4.12.1     FCB and each FCB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the Community Reinvestment Act of 1977 (“CRA”), the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither FCB nor any FCB Subsidiary has received any written notice to the contrary.

4.12.2     FCB and each FCB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

4.12.3     For the period beginning January 1, 2012, except as disclosed in FCB Disclosure Schedule 4.12.3, neither FCB nor any FCB Subsidiary has received any written notification or any other communication from any Bank Regulator (i) asserting that FCB or any FCB Subsidiary is not in material compliance with any of the statutes, regulations or ordinances which such Bank Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require FCB or any FCB Subsidiary, or indicating that FCB or any FCB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of FCB or any FCB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of FCB or any FCB Subsidiary (any such notice, communication, memorandum, agreement or order described in this sentence is hereinafter referred to as a “Regulatory Agreement”). Except as disclosed in FCB Disclosure Schedule 4.12.3, neither FCB nor any FCB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to FCB as to compliance with CRA is “Satisfactory” or better.

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4.13         Employee Benefit Plans.

4.13.1     FCB Disclosure Schedule 4.13.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by FCB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to FCB or FCLS and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of FCB or FCLS are eligible to participate (collectively, the “FCB and FCLS Benefit Plans”). FCB has furnished or otherwise made available to BHLB true and complete copies of (i) the plan documents and summary plan descriptions for each written FCB and FCLS Benefit Plan, (ii) a summary of each unwritten FCB and FCLS Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each FCB and FCLS Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified FCB and FCLS Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the FCB and FCLS Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified FCB and FCLS Benefit Plan (or, for a FCB and FCLS Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any FCB and FCLS Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each FCB and FCLS Benefit Plan that may be subject to Section 409A of the Code (“FCB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

4.13.2     All FCB and FCLS Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on FCB Disclosure Schedule 4.13.2, each FCB and FCLS Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and FCB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of FCB and the FCB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the FCB and FCLS Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the FCB and FCLS Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

4.13.3     Except as set forth on FCB Disclosure Schedule 4.13.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by FCB or any of its ERISA Affiliates for the benefit of the employees or former employees of FCB or the FCB Subsidiaries.

4.13.4     Within the last six (6) years, neither FCB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a FCB and FCLS Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither FCB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither FCB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on FCB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or the Bank.

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4.13.5     FCB has complied in all material respects with the notice and continuation requirements of Parts 6 and 7 of Subtitle B of Title I of ERISA and Section 4980B of the Code (“COBRA”), and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to FCB and FCLS Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To FCB’s Knowledge, records with respect to FCB and FCLS Benefit Plans have been maintained in compliance with Section 107 of ERISA. To FCB’s Knowledge, neither FCB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of FCB and FCLS Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No FCB and FCLS Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such FCB and FCLS Benefit Plan is self-insured).

4.13.6     FCB has not, with respect to any FCB and FCLS Benefit Plan, nor, to FCB’s Knowledge, has any administrator of any FCB and FCLS Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject FCB, any ERISA Affiliate of FCB, or any FCB and FCLS Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

4.13.7     Except as set forth on FCB Disclosure Schedule 4.13.7, FCB has no liability for retiree health and life benefits under any FCB and FCLS Benefit Plan other than any benefits required under COBRA or similar state laws.

4.13.8     Except as set forth on FCB Disclosure Schedule 4.13.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of FCB or FCLS from FCB or FCLS, respectively, under any FCB and FCLS Benefit Plan, (B) increase any benefits otherwise payable under any FCB and FCLS Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on FCB Disclosure Schedule 4.13.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any FCB and FCLS Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by FCB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

4.13.9     The actuarial present values of all accrued FCB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of FCB or FCLS and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the FCB Financial Statements to the extent required by and in accordance with GAAP.

4.13.10   There is not, and has not been, any trust or fund maintained by or contributed to by FCB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

4.13.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of FCB, has been threatened or is anticipated, against any FCB and FCLS Benefit Plan (other than routine claims for benefits and appeals of such claims), FCB or any FCB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any FCB and FCLS Benefit Plan.

4.14         Brokers, Finders and Financial Advisors.

Neither FCB nor any FCB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement except for the retention of Houlihan Lokey by FCB and the

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fees payable pursuant thereto. A true and correct copy of each of the engagement agreement with Houlihan Lokey setting forth the fees payable to Houlihan Lokey for its services rendered to FCB in connection with the Merger and transactions contemplated by this Agreement, is attached to FCB Disclosure Schedule 4.14.

4.15         Environmental Matters.

4.15.1     Except as may be set forth in FCB Disclosure Schedule 4.15, with respect to FCB and each FCB Subsidiary:

(A)         Each of FCB and the FCB Subsidiaries, and the FCB Loan Properties (as defined in Section 4.15.2) are, and have been, in material compliance with any Environmental Laws;

(B)         Neither FCB nor any FCB Subsidiary has received written notice in the last five (5) years that there is any material suit, claim, action, demand, executive or administrative order, directive, request for information, investigation or proceeding pending and, to the Knowledge of FCB and the FCB Subsidiaries, no such action is threatened, before any court, governmental agency or other forum against them or any FCB Loan Property (x) for alleged noncompliance (including by any predecessor) with, or liability under, any Environmental Law or (y) relating to the presence of or release into the environment of any Materials of Environmental Concern, whether or not occurring at or on a site owned, leased or operated by FCB, or any of the FCB Subsidiaries;

(C)         To the Knowledge of FCB and the FCB Subsidiaries, the properties currently owned or operated by FCB or any FCB Subsidiary (including, without limitation, soil, groundwater or surface water on, or under the properties, and buildings thereon) are not contaminated with and do not otherwise contain any Materials of Environmental Concern other than in amounts permitted under applicable Environmental Law or which are de minimis in nature and extent;

(D)         There are no underground storage tanks on, in or under any properties owned or operated by FCB or any of the FCB Subsidiaries or any FCB Loan Property, and no underground storage tanks have been closed or removed from any properties owned or operated by FCB or any of the FCB Subsidiaries or any FCB Loan Property except as in compliance with Environmental Laws; and

(E)         During the period of (a) FCB’s or any of the FCB Subsidiaries’ ownership or operation of any of their respective current properties or (b) FCB’s or any of the FCB Subsidiaries’ participation in the management of any FCB Loan Property, to the Knowledge of FCB and the FCB Subsidiaries, there has been no material contamination by or material release of Materials of Environmental Concern in, on, under or affecting such properties. To the Knowledge of FCB and the FCB Subsidiaries, prior to the period of (x) FCB’s or any of the FCB Subsidiaries’ ownership or operation of any of their respective current properties or (y) FCB’s or any of the FCB Subsidiaries’ participation in the management of any FCB Loan Property, there was no material contamination by or release of Materials of Environmental Concern in, on, under or affecting such properties.

(F)         Neither FCB nor any other FCB Subsidiary has conducted any environmental studies during the past five (5) years (other than Phase I studies or Phase II studies which did not indicate any contamination of the environment by Materials of Environmental Concern above reportable levels) with respect to any properties owned or leased by it or any of its Subsidiaries, or with respect to any FCB Loan Property.

4.15.2     For purposes of this Section 4.15, “FCB Loan Property” means any property in which FCB or a FCB Subsidiary presently holds a direct or indirect security interest securing to a loan or other extension of credit made by them, including through a FCB Loan Participation, and “FCB Loan Participation” means a participation interest in a loan or other extension of credit other than by FCB or a FCB Subsidiary.

4.16         Loan Portfolio.

4.16.1     The allowances for loan losses reflected in the notes to FCB’s audited consolidated statements of financial condition at December 31, 2015 and 2014 were, and the allowance for loan losses shown in

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the notes to the unaudited consolidated financial statements for periods ending after December 31, 2015 were, or will be, adequate, as of the dates thereof, under GAAP.

4.16.2     FCB Disclosure Schedule 4.16.2 sets forth a listing, as of the most recently available date (and in no event earlier than March 31, 2016), by account, of: (A) all loans (including loan participations) of FCB that have been accelerated during the past twelve (12) months; (B) with respect to all commercial loans (including commercial real estate loans), all notification letters and other written communications from FCB to any borrowers, customers or other parties during the past twelve (12) months wherein FCB has requested or demanded that actions be taken to correct existing defaults or facts or circumstances which may become defaults; (C) each borrower, customer or other party which has notified FCB during the past twelve (12) months of, or has asserted against FCB or FCLS, in each case in writing, any “lender liability” or similar claim, and, to the Knowledge of FCB and FCLS, each borrower, customer or other party which has given FCB or FCLS any oral notification of, or orally asserted to or against FCB or FCLS, any such claim; and (D) all loans, (1) that are contractually past due ninety (90) days or more in the payment of principal and/or interest, (2) that are on non-accrual status, (3) that as of March 31, 2016 are classified as “Other Loans Specially Mentioned,” “Special Mention,” “Substandard,” “Doubtful,” “Loss,” “Classified,” “Criticized,” “Watch list” or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the obligor thereunder, (4) where a reasonable doubt exists as to the timely future collectability of principal and/or interest, whether or not interest is still accruing or the loans are less than ninety (90) days past due, (5) where the interest rate terms have been reduced and/or the maturity dates have been extended subsequent to the agreement under which the loan was originally created due to concerns regarding the borrower’s ability to pay in accordance with such initial terms, or (6) where a specific reserve allocation exists in connection therewith; and (E) all other assets classified by FCB as real estate acquired through foreclosure or in lieu of foreclosure, including in-substance foreclosures, and all other assets currently held that were acquired through foreclosure or in lieu of foreclosure. FCB Disclosure Schedule 4.16.2 may exclude any individual loan with a principal outstanding balance of less than $100,000, provided that FCB Disclosure Schedule 4.16.2 includes, for each category described, the aggregate amount of individual loans with a principal outstanding balance of less than $100,000 that has been excluded.

4.16.3     All loans receivable (including discounts) and accrued interest entered on the books of FCB arose out of bona fide arm’s-length transactions, were made for good and valuable consideration in the ordinary course of FCB’s and FCLS’s respective businesses, and the notes or other evidences of indebtedness with respect to such loans (including discounts) are true and genuine and are what they purport to be. The loans, discounts and the accrued interest reflected on the books of FCB and FCLS are subject to no defenses, set-offs or counterclaims (including, without limitation, those afforded by usury or truth-in-lending laws), except as may be provided by bankruptcy, insolvency or similar laws affecting creditors’ rights generally or by general principles of equity. All such loans are owned by FCB or FCLS free and clear of any liens other than Permitted Liens.

4.16.4     The notes and other evidences of indebtedness evidencing the loans described above, and all pledges, mortgages, deeds of trust and other collateral documents or security instruments relating thereto are valid, true and genuine, and what they purport to be.

4.16.5     Attached as FCB Disclosure Schedule 4.16.5 is a list of each agreement pursuant to which FCB or FCB Subsidiary has sold one or more mortgage loans on the secondary market within the past three (3) years preceding the date of this Agreement.

4.16.6     Attached as FCB Disclosure Schedule 4.16.6 is a schedule, as of May 31, 2016, of all loans held for sale or resale and all other residential mortgage loan applications in process by FCB or any FCB Subsidiary, FCB’s or any FCB Subsidiary’s rights and interest in and to any pre-paid application fees from prospective borrowers, promissory notes receivable and prepaid expenses (collectively, the “Asset Pipeline”), which are true and correct as of the date of this Agreement and shall be true and correct as of the Closing Date.

4.17         Related Party Transactions.

Neither FCB nor any FCB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of FCB or any FCB Subsidiary, except as set forth in FCB Disclosure Schedule 4.17. Except as described in FCB Disclosure Schedule 4.17, all such transactions (a) were made in the

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ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of FCB or any FCB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither FCB nor any FCB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

4.18         Deposits.

Except as set forth on FCB Disclosure Schedule 4.18, none of the deposits of FCB as of March 31, 2016 are a “brokered deposit” as defined in 12 C.F.R. Section 337.6(a)(2).

4.19         Board Approval.

The Board of Directors of FCB determined that the Merger is fair to, and in the best interests of, FCB and its stockholders, approved and declared advisable this Agreement, the Merger, and the other transactions contemplated hereby, resolved to recommend adoption of this Agreement to the holders of FCB Common Stock, and directed that this Agreement be submitted to the holders of FCB Common Stock for their adoption.

4.20         Registration Obligations.

Neither FCB nor any FCB Subsidiary is under any obligation, contingent or otherwise, which will survive the Effective Time by reason of any agreement to register any transaction involving any of its securities under the Securities Act.

4.21         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for FCB’s own account, or for the account of one or more of FCB’s Subsidiaries or their customers, in force and effect as of March 31, 2016 (all of which are set forth in FCB Disclosure Schedule 4.21), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of FCB and each FCB Subsidiary, with counterparties believed to be financially responsible at the time; and to FCB’s and each FCB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of FCB or such FCB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither FCB nor any FCB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

4.22         Fairness Opinion.

FCB has received an opinion, a copy of which will be provided to BHLB promptly following the date of this Agreement, from Ambassador Financial Group to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of FCB pursuant to this Agreement is fair to such shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

4.23         Intellectual Property.

FCB and each FCB Subsidiary owns or, to FCB’s Knowledge, possesses valid and binding licenses and other rights (subject to expirations in accordance with their terms) to use all patents, copyrights, trade secrets, trade names, computer software, service marks and trademarks used in its respective business, each without payment, and neither FCB nor any FCB Subsidiary has received any notice of breach or conflict with respect thereto that asserts

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the rights of others. FCB and each FCB Subsidiary have performed all the obligations required to be performed, and are not in default in any respect, under any contract, agreement, arrangement or commitment relating to any of the foregoing.

4.24         Duties as Fiduciary.

Other than as set forth on FCB Disclosure Schedule 4.24, FCB has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. FCB has not received notice of any claim, allegation, or complaint from any Person that FCB failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in FCB’s Financial Statements. For purposes of this Section 4.24, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude FCB’s capacity with respect to individual retirement accounts or the FCB and FCLS Benefit Plans.

4.25         Employees; Labor Matters.

4.25.1     FCB Disclosure Schedule 4.25.1 sets forth the following information with respect to each employee of FCB and the FCB Subsidiaries as of March 31, 2016: job location, job title, current annual base salary, year of hire and years of service.

4.25.2     There are no labor or collective bargaining agreements to which FCB or any FCB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of FCB, threatened against FCB or any FCB Subsidiary (other than routine employee grievances that are not related to union employees). FCB and each FCB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither FCB nor any FCB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

4.25.3     Except as to the Unfunded Loan Commissions and Funded Loan Commissions, FCB and each FCB Subsidiary has paid in full, or has made adequate provision for payment in full of, all wages, salaries, commissions that have been earned in accordance with FCB’s and any FCB Subsidiary’s commission and bonus policies, and other compensation for all services performed by its employees. FCB and each FCB Subsidiary is in compliance with all applicable laws respecting employment, retention of independent contractors, employment practices, terms and conditions of employment and wages and hours.

4.25.4     To FCB’s Knowledge, all Persons who have been treated as independent contractors by FCB or any FCB Subsidiary for Tax purposes have met the criteria to be so treated under all applicable federal, state and local Tax laws, rules and regulations.

4.26         FCB Information Supplied.

The information relating to FCB and any FCB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

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4.27         Internal Controls.

4.27.1     The records, systems, controls, data and information of FCB and the FCB Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of FCB or the FCB Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. FCB and the FCB Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. FCB has designed and implemented disclosure controls and procedures to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure.

4.27.2     Since December 31, 2015, (A) neither FCB nor any of the FCB Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of FCB or any of the FCB Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of FCB or any of the FCB Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that FCB or any of the FCB Subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing FCB or any of the FCB Subsidiaries, whether or not employed by FCB or any of the FCB Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary to duty or similar violation by FCB, FCLS, or any of the FCB Subsidiaries or any of their respective officers, directors, employees or agents to their respective board of directors or any committee thereof or to any of their respective directors and officers.

4.28         Bank Owned Life Insurance.

FCB and each FCB Subsidiary has obtained the written consent of each employee on whose behalf bank owned life insurance (“BOLI”) has been purchased. FCB has taken all actions necessary to comply with applicable law in connection with its purchase of BOLI. FCB Disclosure Schedule 4.28 sets forth all BOLI owned by FCB or any FCB Subsidiary, a breakdown of the cash surrender values on each policy, the purpose for which each policy was purchased, the beneficiaries of such policy and a list of the lives insured thereunder.

4.30         Stock Transfer Records.

The stock transfer books and records of FCB are materially complete and accurate and reflect all transactions related to FCB Stock.

ARTICLE V
REPRESENTATIONS AND WARRANTIES OF BHLB

BHLB represents and warrants to FCB that the statements contained in this Article V are correct as of the date of this Agreement and will be correct as of the Closing Date (as though made then and as though the Closing Date were substituted for the date of this Agreement throughout this Article V), subject to the standard set forth in Section 5.1 and except as set forth in the BHLB Disclosure Schedule delivered by BHLB to FCB on the date hereof, and except as to any representation or warranty which specifically relates to an earlier date, which only need be so correct as of such earlier date, provided, however, that disclosure in any section of such BHLB Disclosure Schedule shall apply only to the indicated Section of this Agreement except to the extent that it is reasonably apparent that such disclosure is relevant to another section of this Agreement. References to the Knowledge of BHLB shall include the Knowledge of the Bank.

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5.1           Standard.

Except as set forth in the following sentence, no representation or warranty of BHLB contained in this Article V shall be deemed untrue or incorrect, and BHLB shall not be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, circumstance or event unless such fact, circumstance or event, individually or taken together with all other facts, circumstances or events inconsistent with any paragraph of this Article V, has had or reasonably could be expected to have a Material Adverse Effect, disregarding for these purposes (x) any qualification or exception for, or reference to, materiality in any such representation or warranty and (y) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty. The foregoing standard shall not apply to representations and warranties contained in Sections 5.2 (other than Sections 5.2.3, 5.2.4, and 5.2.5 and the last sentence of Sections 5.2.1 and 5.2.2), Section 5.3 and 5.4 (other than Section 5.4.2(iii)) which shall be true and correct in all material respects.

5.2           Organization.

5.2.1       BHLB is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, and is duly registered as a bank holding company under the BHCA. BHLB has full corporate power and authority to carry on its business as now conducted and is duly licensed or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or the conduct of its business requires such qualification.

5.2.2       The Bank is a Massachusetts trust company duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts. The deposits in the Bank are insured by the FDIC to the fullest extent permitted by law, and all premiums and assessments required to be paid in connection therewith have been paid. The Bank is a member in good standing of the FHLB and owns the requisite amount of stock, which amount, as of March 31, 2016, of FHLB, is set forth on BHLB Disclosure Schedule 5.2.2.

5.2.3       BHLB Disclosure Schedule 5.2.3 sets forth each BHLB Subsidiary and its jurisdiction of incorporation or organization. Each BHLB Subsidiary (other than the Bank) is a corporation, limited liability company or other legal entity as set forth on BHLB Disclosure Schedule 5.2.3, duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation or organization. Each BHLB Subsidiary is duly licensed and/or qualified to do business in the states of the United States and foreign jurisdictions where its ownership or leasing of property or conduct of its business requires such license and/or qualification.

5.2.4       The respective minute books of BHLB and the Bank accurately record all corporate actions of their respective shareholders and boards of directors (including committees).

5.2.5       Prior to the date of this Agreement, BHLB has made available to FCB true and correct copies of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB and the Bank and each other BHLB Subsidiary.

5.3           Capitalization.

5.3.1       The authorized capital stock of BHLB consists of (i) 50,000,000 shares of BHLB Common Stock and (ii) 1,000,000 shares of preferred stock, $0.01 par value per share (“BHLB Preferred Stock” and collectively with the BHLB Common Stock, the “BHLB Stock”). As of May 31, 2016, there are (i) 32,321,962 shares of BHLB Common Stock validly issued and outstanding, fully paid and non-assessable and free of preemptive rights, (ii) 1,062,374 shares of BHLB Common Stock held by BHLB as treasury stock, and (iii) no shares of BHLB Preferred Stock outstanding. The Bank does not own, of record or beneficially, any shares of BHLB Stock, other than shares held as treasury stock. Neither BHLB nor any BHLB Subsidiary has or is bound by any Rights or other arrangements of any character relating to the purchase, sale or issuance or voting of, or right to receive dividends or other distributions on, any capital stock of BHLB, or any other security of BHLB or an BHLB Subsidiary or any securities representing the right to vote, purchase or otherwise receive any capital stock of BHLB or an BHLB Subsidiary or any other security of BHLB or any BHLB Subsidiary, other than shares of BHLB Common Stock

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underlying the options and restricted stock granted pursuant to benefit plans maintained by BHLB. BHLB has granted outstanding options to acquire 262,522 shares of BHLB Common Stock at a weighted average exercise price of $21.07 per share. All shares of BHLB Common Stock issuable pursuant to option plans maintained by BHLB will be duly authorized, validly issued, fully paid and non-assessable when issued upon the terms and conditions specified in the instruments pursuant to which they are issuable.

5.3.2       BHLB owns all of the capital stock of each BHLB Subsidiary free and clear of all liens, security interests, pledges, charges, encumbrances, agreements and restrictions of any kind or nature, except for Permitted Liens and as set forth in the certificate of incorporation and bylaws or other governing documents and applicable securities laws. Except for the BHLB Subsidiaries and as set forth in BHLB Disclosure Schedule 5.3.2, BHLB as of the date of this Agreement does not possess, directly or indirectly, any equity interest in any corporate or other legal entity, except for equity interests held in the investment portfolios of BHLB or any BHLB Subsidiary (which as to any one issuer, do not exceed five percent (5%) of such issuer’s outstanding equity securities) and equity interests held in the Bank with the lending activities of the Bank, including stock in the FHLB.

5.3.3       Except as set forth on BHLB Disclosure Schedule 5.3.3, to the Knowledge of BHLB, as of the date hereof, no Person is the beneficial owner (as defined in Section 13(d) of the Exchange Act) of five percent (5%) or more of the outstanding shares of BHLB Common Stock.

5.3.4       No bonds, debentures, notes or other indebtedness having the right to vote on any matters on which BHLB’s shareholders may vote have been issued by BHLB and are outstanding.

5.4           Authority; No Violation.

5.4.1       BHLB has full corporate power and authority to execute and deliver this Agreement and, subject to receipt of the Regulatory Approvals, to perform its obligations hereunder and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by BHLB and the completion by BHLB of the transactions contemplated hereby, up to and including the Merger, have been duly and validly approved by the Board of Directors of BHLB. This Agreement has been duly and validly executed and delivered by BHLB, and subject to the receipt of the Regulatory Approvals, FCB Shareholder Approval, and due and valid execution and delivery of this Agreement by FCB, constitutes the valid and binding obligations of BHLB, enforceable against BHLB in accordance with its terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, and subject, as to enforceability, to general principles of equity.

5.4.2       (a) Subject to compliance of FCB with the terms and conditions of this Agreement, the execution and delivery of this Agreement by BHLB and the Bank, subject to receipt of the Regulatory Approvals, and compliance by FCB, BHLB and the Bank with any conditions contained therein, and subject to the receipt of the FCB Shareholder Approval, the consummation of the transactions contemplated hereby, and (b) compliance by BHLB with the terms and provisions hereof will not (i) conflict with or result in a breach of any provision of the certificate of incorporation or articles of association, as applicable, and bylaws or other governing documents of BHLB or any BHLB Subsidiary; (ii) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to BHLB or any BHLB Subsidiary or any of their respective properties or assets; or (iii) violate, conflict with, result in a breach of any provisions of, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination or amendment of, accelerate the performance required by, or result in a right of termination or acceleration or the creation of any lien, security interest, charge or other encumbrance upon any of the properties or assets of BHLB or any BHLB Subsidiary under any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other investment or obligation to which BHLB or any BHLB Subsidiary is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.5           Consents.

Except for (a) the receipt of the Regulatory Approvals and compliance with any conditions contained therein, (b) compliance with applicable requirements of the Securities Act, the Exchange Act and state securities or “blue sky” laws, (c) the filing of the Articles of Merger with the MDOB and the requisite certifications with the NJDOBI, (d) the filing with the SEC of (i) the Merger Registration Statement and (ii) such reports under

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Sections 13(a), 13(d), 13(g) and 16(a) of the Exchange Act as may be required in connection with this Agreement and the transactions contemplated hereby and the obtaining from the SEC of such orders as may be required in connection therewith, (e) notification of the listing of BHLB Common Stock to be issued in the Merger on the NYSE and (f) the approval of this Agreement by the FCB Shareholder Approval, no consents, waivers or approvals of, or filings or registrations with, any Governmental Entity or Bank Regulator are necessary, and, to the Knowledge of BHLB, no consents, waivers or approvals of, or filings or registrations with, any other third parties are necessary, in connection with (x) the execution and delivery of this Agreement by BHLB, the completion by BHLB of the Merger and the performance by BHLB of its obligations hereunder. To the Knowledge of BHLB and the Bank, no fact or circumstance exists, including any possible other transaction pending or under consideration by BHLB or any of its Subsidiaries, that (a) would reasonably be expected to prevent or delay in any material respect, (i) any filings with or approvals or waivers required from the FRB, the FDIC, the NJDOBI or the MDOB or (ii) any required Regulatory Approvals, (b) would cause a Bank Regulator or Governmental Entity acting pursuant to the Bank Merger Act, the BHCA, the New Jersey Banking Law or the Massachusetts General Laws or any other applicable law or regulation to seek to prohibit or materially delay consummation of the transactions contemplated hereby or impose a Burdensome Condition or (c) any Bank Regulator or Governmental Entity having jurisdiction over the affairs of BHLB and the Bank, the consent or approval of which is not required or approval of which is not required pursuant to the rules of which a filing is not required, will object to the completion of the transactions contemplated by this Agreement.

5.6           Financial Statements.

5.6.1       The BHLB Regulatory Reports have been prepared in all material respects in accordance with applicable regulatory accounting principles and practices throughout the periods covered by such statements, and fairly present in all material respects the consolidated financial position, results of operations and changes in shareholders’ equity of BHLB as of and for the periods ended on the dates thereof, in accordance with applicable regulatory accounting principles applied on a consistent basis.

5.6.2       BHLB has previously made available to FCB the BHLB Financial Statements. The BHLB Financial Statements have been prepared in accordance with GAAP in all material respects, and (including the related notes where applicable) fairly present in each case in all material respects (subject in the case of the unaudited interim statements to normal year-end adjustments) the consolidated financial position, results of operations and cash flows of BHLB and the Bank on a consolidated basis as of and for the respective periods ending on the dates thereof, in accordance with GAAP during the periods involved, except as indicated in the notes thereto, or in the case of unaudited statements, as permitted by Form 10-Q.

5.6.3       At the date of the most recent consolidated statement of financial condition included in the BHLB Financial Statements or in the BHLB Regulatory Reports, BHLB did not have any liabilities, obligations or loss contingencies of any nature (whether absolute, accrued, contingent or otherwise) of a type required to be reflected in such BHLB Financial Statements or in the footnotes thereto which are not fully reflected or reserved against therein or fully disclosed in a footnote thereto, in each case to the extent required in accordance with GAAP, except for liabilities, obligations and loss contingencies which are not material individually or in the aggregate or which are incurred in the ordinary course of business, consistent with past practice, and subject, in the case of any unaudited statements, to normal, recurring audit adjustments and the absence of footnotes.

5.7           Taxes.

5.7.1       Except as provided in this Agreement, neither BHLB nor any of its Subsidiaries has taken or agreed to take any action, has failed to take any action or knows of any fact, agreement, plan or other circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code. BHLB and the BHLB Subsidiaries that are corporations for federal income Tax purposes are members of the same affiliated group within the meaning of Code Section 1504(a). BHLB, on behalf of itself and its Subsidiaries, has timely (taking into account extensions) filed or caused to be filed all Tax Returns (including, but not limited to, those filed on a consolidated, combined or unitary basis) required to have been filed by BHLB and the BHLB Subsidiaries prior to the date hereof, or requests for extensions to file such returns and reports have been timely filed. All such Tax Returns are true, correct, and complete in all material respects. BHLB and the BHLB Subsidiaries have timely paid or, prior to the Effective Time will pay, all Taxes, whether or not

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shown on such returns or reports, due or claimed to be due to any Governmental Entity prior to the Effective Time other than Taxes which are being contested in good faith. BHLB and the BHLB Subsidiaries have declared on their Tax Returns all positions taken therein that could give rise to a substantial underpayment of United States federal income Tax within the meaning of Section 6662 of the Code (or any corresponding provision of state or local laws). The unpaid accrued but unpaid Taxes of BHLB and the BHLB Subsidiaries did not, as of the most recent BHLB Financial Statements, exceed the reserve for Tax liability (rather than any reserve for deferred Taxes established to reflect timing differences between book and Tax income) set forth on the face of the most recent BHLB balance sheet (rather than in any notes thereto). BHLB and its Subsidiaries are subject to Tax audits in the ordinary course of business. BHLB management does not believe that an adverse resolution to any of such audits of which it has Knowledge would be reasonably likely to have a Material Adverse Effect on BHLB. BHLB and the BHLB Subsidiaries have not been notified in writing by any jurisdiction that the jurisdiction believes that BHLB or any of the BHLB Subsidiaries were required to file any Tax Return in such jurisdiction that was not filed. Neither BHLB nor any of the BHLB Subsidiaries (A) has been a member of a group with which they have filed or been included in a combined, consolidated or unitary income Tax Return other than a group the common parent of which was BHLB or (B) has any liability for the Taxes of any Person (other than BHLB or any of the BHLB Subsidiaries) under Treas. Reg. § 1.1502-6 (or any similar provision of state, local, or non-U.S. law), as a transferee or successor, by contract, or otherwise. As of the date hereof, all deficiencies proposed in writing as a result of any audits have been paid or settled. There are no written claims or assessments pending against BHLB or any BHLB Subsidiary for any alleged deficiency in any Tax, and neither BHLB nor any BHLB Subsidiary has been notified in writing of any proposed Tax claims or assessments against BHLB or any BHLB Subsidiary. BHLB and the BHLB Subsidiaries each have duly and timely withheld, collected and paid over to the appropriate taxing authority all amounts required to be so withheld and paid under all applicable laws, and have duly and timely filed all Tax Returns with respect to such withheld Taxes, within the time prescribed under any applicable law. BHLB and the BHLB Subsidiaries have delivered to FCB true and complete copies of all income Tax Returns of BHLB and the BHLB Subsidiaries for taxable periods ending on or after December 31, 2013. Neither BHLB nor any of the BHLB Subsidiaries is or has been a party to any “reportable transaction,” as defined in Code § 6707A(c)(1) and Treas. Reg. § 1.6011-4(b). Neither BHLB nor any of the BHLB Subsidiaries has distributed stock of another Person, or has had its stock distributed by another Person, in a transaction that was purported or intended to be governed in whole or in part by Code § 355 or Code § 361. Neither BHLB nor any of the BHLB Subsidiaries has been a United States real property holding corporation within the meaning of Code § 897(c)(2) during the applicable period specified in Code § 897(c)(1)(A)(ii).

5.8           No Material Adverse Effect.

Neither BHLB nor any BHLB Subsidiary has suffered any Material Adverse Effect since December 31, 2015 and, to BHLB’s Knowledge, no event has occurred or circumstance arisen since that date which, in the aggregate, has had or reasonably would be expected to have a Material Adverse Effect on BHLB.

5.9           Ownership of Property; Insurance Coverage.

5.9.1       Except as set forth on BHLB Disclosure Schedule 5.9.1, BHLB and each BHLB Subsidiary has good and, as to real property, insurable title to all assets and properties owned by BHLB or such BHLB Subsidiary, as applicable, in the conduct of its businesses, whether such assets and properties are real or personal, tangible or intangible, including assets and property reflected in the most recent consolidated statement of financial condition contained in the BHLB Financial Statements or acquired subsequent thereto (except to the extent that such assets and properties have been disposed of in the ordinary course of business, since the date of such consolidated statement of financial condition), subject to no encumbrances, liens, mortgages, security interests or pledges, except Permitted Liens. BHLB and the BHLB Subsidiaries, as lessee, have the right under valid and existing leases of real and personal properties used by BHLB and the BHLB Subsidiaries in the conduct of their businesses to occupy or use all such properties as presently occupied and used by each of them. Such existing leases and commitments to lease constitute or will constitute operating leases for both tax and financial accounting purposes and the lease expense and minimum rental commitments with respect to such leases and lease commitments are as disclosed in all material respects in the notes to the BHLB Financial Statements.

5.9.2       With respect to all material agreements pursuant to which BHLB or any BHLB Subsidiary has purchased securities subject to an agreement to resell, if any, BHLB or such BHLB Subsidiary, as the

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case may be, has a lien or security interest (which to BHLB’s Knowledge is a valid, perfected first lien) in the securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

5.9.3       BHLB and each BHLB Subsidiary currently maintain insurance considered by each of them to be reasonable for their respective operations. Neither BHLB nor any BHLB Subsidiary, has received notice from any insurance carrier on or before the date hereof that (i) such insurance will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to such policies of insurance will be substantially increased. Except as listed on BHLB Disclosure Schedule 5.9.3, there are presently no claims pending under such policies of insurance and no notices of claim have been given by BHLB or any BHLB Subsidiary under such policies. All such insurance is valid and enforceable and in full force and effect (other than insurance that expires in accordance with its terms), and within the last three (3) years BHLB and each BHLB Subsidiary has received each type of insurance coverage for which it has applied and during such periods has not been denied indemnification for any claims submitted under any of its insurance policies. BHLB Disclosure Schedule 5.9.3 identifies all policies of insurance maintained by BHLB and each BHLB Subsidiary, including the name of the insurer, the policy number, the type of policy and any applicable deductibles, as well as the other matters required to be disclosed under this Section 5.9.3. BHLB has made available to FCB copies of all of the policies listed on BHLB Disclosure Schedule 5.9.3.

5.10         Legal Proceedings.

Except as set forth on BHLB Disclosure Schedule 5.10, there is no suit, action, investigation or proceeding pending or, to its Knowledge, threatened against or affecting BHLB or any of its Subsidiaries (and it is not aware of any facts that reasonably could be expected to form the basis for any such suit, action or proceeding) (1) that involves a Governmental Entity or Bank Regulator, or (2) that, individually or in the aggregate, is (A) material to it and its Subsidiaries, taken as a whole, or reasonably likely to result in a restriction on its or any of its Subsidiaries’ businesses or, or after the Effective Time, BHLB’s or any of its Subsidiaries’ businesses, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement, decree or written regulatory restriction imposed upon or entered into by BHLB, any of its Subsidiaries or the assets of it or any of its Subsidiaries.

5.11         Compliance with Applicable Law.

Except as set forth on BHLB Disclosure Schedule 5.11:

5.11.1     To BHLB’s Knowledge, BHLB and each BHLB Subsidiary is in compliance in all material respects with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable to it, its properties, assets and deposits, its business, its conduct of business and its relationship with its employees, including, without limitation, the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, the Equal Credit Opportunity Act, the Truth in Lending Act, the Real Estate Settlement Procedures Act, the Consumer Credit Protection Act, the Fair Credit Reporting Act, the Fair Debt Collections Act, the Fair Housing Act, the CRA, the Home Mortgage Disclosure Act, and all other applicable fair lending laws and other laws relating to discriminatory business practices, and neither BHLB nor any BHLB Subsidiary has received any written notice to the contrary.

5.11.2     BHLB and each BHLB Subsidiary has all material permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Entities and Bank Regulators that are required in order to permit it to own or lease its properties and to conduct its business as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the Knowledge of BHLB, no suspension or cancellation of any such permit, license, certificate, order or approval is threatened or will result from the consummation of the transactions contemplated by this Agreement, subject to obtaining the Regulatory Approvals.

5.11.3     For the period beginning January 1, 2012, neither BHLB nor any BHLB Subsidiary has received any written notification or any other communication from any Bank Regulator or Insurance Regulator (i) asserting that BHLB or any BHLB Subsidiary is not in material compliance with any of the statutes, regulations

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or ordinances which such Bank Regulator or Insurance Regulator enforces; (ii) threatening to revoke any license, franchise, permit or governmental authorization; (iii) requiring or threatening to require BHLB or any BHLB Subsidiary, or indicating that BHLB or any BHLB Subsidiary may be required, to enter into a cease and desist order, agreement or memorandum of understanding or any other agreement with any federal or state governmental agency or authority which is charged with the supervision or regulation of banks, bank holding companies or insurance agencies, or engages in the insurance of bank deposits, restricting or limiting, or purporting to restrict or limit the operations of BHLB or any BHLB Subsidiary, including without limitation any restriction on the payment of dividends; or (iv) directing, restricting or limiting, or purporting to direct, restrict or limit the operations of BHLB or any BHLB Subsidiary. Neither BHLB nor any BHLB Subsidiary has consented to or entered into any Regulatory Agreement that is currently in effect. The most recent regulatory rating given to the Bank as to compliance with the CRA is “Satisfactory” or better.

5.12         Employee Benefit Plans.

5.12.1     BHLB Disclosure Schedule 5.12.1 contains a list of all written and unwritten pension, retirement, profit-sharing, thrift, savings, deferred compensation, stock option, employee stock ownership, employee stock purchase, restricted stock, severance pay, retention, vacation, bonus or other incentive plans, all employment, change in control, consulting, severance and retention agreements, all other written employee programs, arrangements or agreements, all medical, vision, dental, disability, life insurance, workers’ compensation, employee assistance or other health or welfare plans, and all other employee benefit or fringe benefit plans, including “employee benefit plans” as that term is defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by BHLB or any of its ERISA Affiliates for the benefit of employees, former employees, retirees (or the dependents, including spouses, of the foregoing), directors, independent contractors or other service providers to BHLB and under which employees, former employees, retirees, dependents, spouses, directors, or other service providers of BHLB are eligible to participate (collectively, the “BHLB Benefit Plans”). BHLB has furnished or otherwise made available to FCB true and complete copies of (i) the plan documents and summary plan descriptions for each written BHLB Benefit Plan, (ii) a summary of each unwritten BHLB Benefit Plan (if applicable), (iii) the annual report (Form 5500 series) for the three (3) most recent years for each BHLB Benefit Plan (if applicable), (iv) the actuarial valuation reports with respect to each tax-qualified BHLB Benefit Plan that is a defined benefit pension plan for the three (3) most recent years, (v) all related trust agreements, insurance contracts or other funding agreements which currently implement the BHLB Benefit Plans (if applicable), (vi) the most recent IRS determination letter with respect to each tax-qualified BHLB Benefit Plan (or, for a BHLB Benefit Plan maintained under a pre-approved prototype or volume submitter plan, the IRS determination letter on such pre-approved plan) and (vii) all substantive correspondence relating to any liability of or non-compliance relating to any BHLB Benefit Plan addressed to or received from the IRS, the Department of Labor or any other Governmental Entity within the past three (3) years. Each BHLB Benefit Plan that may be subject to Section 409A of the Code (“BHLB Non-qualified Deferred Compensation Plan”) has been maintained and operated in compliance with Section 409A of the Code such that no Taxes under Section 409A of the Code may be imposed on participants in such plans.

5.12.2     All BHLB Benefit Plans are in material compliance with (and have been managed and administrated in accordance with) the applicable terms of ERISA, the Code and any other applicable laws. Except as set forth on BHLB Disclosure Schedule 5.12.2, each BHLB Benefit Plan governed by ERISA that is intended to be a qualified retirement plan under Section 401(a) of the Code has either (i) received a favorable determination letter from the IRS (and BHLB is not aware of any circumstances likely to result in revocation of any such favorable determination letter) or timely application has been made therefore, or (ii) is maintained under a prototype plan which has been approved by the IRS and is entitled to rely upon the IRS National Office opinion letter issued to the prototype plan sponsor. To the Knowledge of BHLB and the BHLB Subsidiaries, there exists no fact which would adversely affect the qualification of any of the BHLB Benefit Plans intended to be qualified under Section 401(a) of the Code, or any threatened or pending claim against any of the BHLB Benefit Plans or their fiduciaries by any participant, beneficiary or Governmental Entity (other than routine claims for benefits).

5.12.3     Except as set forth on BHLB Disclosure Schedule 5.12.3, no “defined benefit plan” (as defined in Section 414(j) of the Code) has been maintained at any time by BHLB or any of its ERISA Affiliates for the benefit of the employees or former employees of BHLB or its Subsidiaries.

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5.12.4     Within the last six (6) years, neither BHLB nor any of its ERISA Affiliates maintained or had any obligation to contribute to a BHLB Benefit Plan which is a “multiemployer plan” within the meaning of Section 3(37) of ERISA, and within the last six (6) years neither BHLB nor any of its ERISA Affiliates has incurred any withdrawal liability within the meaning of Section 4201 of ERISA to any such “multiemployer plan.” Neither BHLB nor any of its ERISA Affiliates has incurred any unsatisfied liability (other than PBGC premiums) to the PBGC, the IRS or any other individual or entity under Title IV of ERISA or Section 412 of the Code, and no event or condition exists that could reasonably be expected to result in the imposition of any liability on BHLB or any of its ERISA Affiliates under such provisions or that could reasonably be expected to have an adverse effect on BHLB or the Bank.

5.12.5     BHLB has complied in all material respects with the notice and continuation requirements of COBRA, and the regulations thereunder. All reports, statements, returns and other information required to be furnished or filed with respect to BHLB Benefit Plans have been timely furnished, filed or both in accordance with Sections 101 through 105 of ERISA and Sections 6057 through 6059 of the Code, and they are true, correct and complete. To BHLB’s Knowledge, records with respect to BHLB Benefit Plans have been maintained in compliance with Section 107 of ERISA. To BHLB’s Knowledge, neither BHLB nor any other fiduciary (as that term is defined in Section 3(21) of ERISA) with respect to any of BHLB Benefit Plans has any liability for any breach of any fiduciary duties under Sections 404, 405 or 409 of ERISA. No BHLB Benefit Plan fails to meet the applicable requirements of Section 105(h)(2) of the Code (determined without regard to whether such BHLB Benefit Plan is self-insured).

5.12.6     BHLB has not, with respect to any BHLB Benefit Plan, nor, to BHLB’s Knowledge, has any administrator of any BHLB Benefit Plan, the related trusts or any trustee thereof, engaged in any prohibited transaction which would subject BHLB, any ERISA Affiliate of BHLB, or any BHLB Benefit Plan to a Tax or penalty on prohibited transactions imposed by ERISA, Section 4975 of the Code, or to any other liability under ERISA.

5.12.7     Except as set forth on BHLB Disclosure Schedule 5.12.7, BHLB has no liability for retiree health and life benefits under any BHLB Benefit Plan other than any benefits required under COBRA or similar state laws.

5.12.8     Except as set forth on BHLB Disclosure Schedule 5.12.8, neither the execution and delivery of this Agreement nor the consummation of the transactions contemplated hereby will (A) result in any payment (including severance) becoming due to any director or any employee of BHLB from BHLB under any BHLB Benefit Plan, (B) increase any benefits otherwise payable under any BHLB Benefit Plan or (C) result in any acceleration of the time of payment or vesting of any such benefit. Except as set forth on BHLB Disclosure Schedule 5.12.8, no payment which in connection with the transactions contemplated by this Agreement is or may reasonably be expected to be made by, from or with respect to any BHLB Benefit Plan, either alone or in conjunction with any other payment will or could properly be characterized as an “excess parachute payment” under Section 280G of the Code on which an excise tax under Section 4999 of the Code is payable or will or could, either individually or collectively, provide for any payment by BHLB or any of its ERISA Affiliates that would not be deductible under Code Section 162(m).

5.12.9     The actuarial present values of all accrued BHLB Non-qualified Deferred Compensation Plans (including, to the extent applicable, entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of BHLB and their respective beneficiaries, other than entitlements accrued pursuant to funded retirement plans subject to the provisions of Section 412 of the Code or Section 302 of ERISA, have been fully reflected on the BHLB Financial Statements to the extent required by and in accordance with GAAP.

5.12.10   There is not, and has not been, any trust or fund maintained by or contributed to by BHLB or its employees to fund an employee benefit plan which would constitute a Voluntary Employees’ Beneficiary Association or a “welfare benefit fund” within the meaning of Section 419(a) of the Code.

5.12.11   No claim, lawsuit, arbitration or other action has been asserted or instituted or, to the Knowledge of BHLB, has been threatened or is anticipated, against any BHLB Benefit Plan (other than routine

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claims for benefits and appeals of such claims), BHLB or any BHLB Subsidiary or any director, officer or employee thereof, or any of the assets of any trust of any BHLB Benefit Plan.

5.13         Brokers, Finders and Financial Advisors.

Neither BHLB nor any BHLB Subsidiary, nor any of their respective officers, directors, employees or agents, has employed any broker, finder or financial advisor in connection with the transactions contemplated by this Agreement, or incurred any liability or commitment for any fees or commissions to any such Person in connection with the transactions contemplated by this Agreement, except for the retention of Sandler O’Neill & Partners, L.P. by BHLB and the fee payable thereto. A true and correct copy of the engagement agreement with Sandler O’Neill & Partners, L.P., setting forth the fee payable to Sandler O’Neill & Partners, L.P. for its services rendered to BHLB in connection with the Merger and transactions contemplated by this Agreement is attached to BHLB Disclosure Schedule 5.13.

5.14         BHLB Information Supplied.

The information relating to BHLB and any BHLB Subsidiary to be contained in the Merger Registration Statement, or in any other document filed with any Bank Regulator or other Governmental Entity in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading.

5.15         Securities Documents.

Since January 1, 2014, BHLB has filed with the SEC all forms, reports, schedules, registration statements, definitive proxy statements and information statements or other filings (“BHLB SEC Reports”) required to be filed by it with the SEC. As of their respective dates, the BHLB SEC Reports complied as to form with the requirements of the Exchange Act or the Securities Act, as applicable, and the applicable rules and regulations of the SEC promulgated thereunder in all material respects. As of their respective dates and as of the date any information from the BHLB SEC Reports has been incorporated by reference, the BHLB SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein made, in light of the circumstances under which they were made, not misleading. BHLB has filed all material contracts, agreements and other documents or instruments required to be filed as exhibits to the BHLB SEC Reports (the “BHLB Material Agreements”).

5.16         Internal Controls.

5.17.1     The records, systems, controls, data and information of BHLB and its Subsidiaries are recorded, stored, maintained and operated under means (including any electronic, mechanical or photographic process, whether computerized or not) that are under the exclusive ownership and direct control of BHLB or its Subsidiaries or accountants (including all means of access thereto and therefrom), except for any non-exclusive ownership and non-direct control that would not reasonably be expected to have a material adverse effect on the system of internal accounting controls described in the following sentence. BHLB and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements in accordance with GAAP. BHLB has designed and implemented disclosure controls and procedures (within the meaning of Rules 13a-15(e) and 15D-15(e) of the Exchange Act) to ensure that material information relating to it and its Subsidiaries is made known to its management by others within those entities as appropriate to allow timely decisions regarding required disclosure and to make the certifications required by the Exchange Act and Section 302 and 906 of the Sarbanes-Oxley Act.

5.17.2     BHLB’s management has completed an assessment of the effectiveness of its internal control over financial reporting in compliance with the requirements of Section 404 of the Sarbanes-Oxley Act for the year ended December 31, 2015, and such assessment concluded that such controls were effective. It has previously disclosed, based on its most recent evaluation prior to the date hereof, to its auditors and the audit committee of the FCB Board; (A) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting and (B) any fraud, whether or not material, that involves management or

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other employees who have a significant role in its internal controls over financial reporting.

5.17.3     Since December 31, 2015, (A) neither BHLB nor any of its Subsidiaries nor, to its knowledge, any director, officer, employee, auditor, accountant or representative of BHLB or any of its Subsidiaries has received or otherwise had or obtained knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to loan loss reserves, write-downs, charge-offs and accruals) of it or any of its subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that it or any of its subsidiaries has engaged in questionable accounting or auditing practices, and (B) no attorney representing BHLB or any of its Subsidiaries, whether or not employed by it or any of its Subsidiaries, has reported evidence of a material violation of securities laws, breach of fiduciary duty or similar violation by BHLB or any of its officers, directors, employees or agents to its board of directors or any committee thereof or to any of its directors or officers.

5.17         BHLB Common Stock.

The shares of BHLB Common Stock to be issued pursuant to this Agreement, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and non-assessable and subject to no preemptive rights.

5.18         Available Funds

Immediately prior to the Effective Time, BHLB will have cash sufficient to pay or cause to be deposited into the Exchange Fund as required by Section 3.2.

5.19         Fairness Opinion.

BHLB has received an opinion, a copy of which will be provided to FCB promptly following the date of this Agreement, from Sandler O’Neill & Partners, L.P., to the effect that, subject to the terms, conditions and qualifications set forth therein, as of the date hereof, the Merger Consideration to be received by the shareholders of FCB pursuant to this Agreement is fair to BHLB and its shareholders from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

5.20         Board Approval.

The Board of Directors of BHLB determined that the Merger is fair to, and in the best interests of, BHLB and its stockholders, approved and declared advisable this Agreement, the Merger and the other transactions contemplated hereby.

5.21         Related Party Transactions.

5.21.1     Neither BHLB nor any BHLB Subsidiary is a party to any transaction (including any loan or other credit accommodation) with any Affiliate of BHLB or any BHLB Subsidiary, except as set forth in BHLB Disclosure Schedule 5.25 or as described in BHLB’s proxy statement dated March 24, 2016 distributed in connection with its annual meeting of shareholders held on May 5, 2016. Except as described in such proxy statement or in BHLB Disclosure Schedule 5.25, all such transactions (a) were made in the ordinary course of business, (b) were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with other Persons, and (c) did not involve more than the normal risk of collectability or present other unfavorable features. No loan or credit accommodation to any Affiliate of BHLB or any BHLB Subsidiary is presently in default or, during the three (3)-year period prior to the date of this Agreement, has been in default or has been restructured, modified or extended. Neither BHLB nor any BHLB Subsidiary has been notified that principal or interest with respect to any such loan or other credit accommodation will not be paid when due or that the loan grade classification accorded such loan or credit accommodation is inappropriate.

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5.22         Risk Management Instruments.

All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for BHLB’s own account, or for the account of one or more of BHLB’s Subsidiaries or their customers, in force and effect as of March 31, 2016 (all of which are set forth in BHLB Disclosure Schedule 5.26), were entered into in compliance with all applicable laws, rules, regulations and regulatory policies, and to the Knowledge of BHLB and each BHLB Subsidiary, with counterparties believed to be financially responsible at the time; and to BHLB’s and each BHLB Subsidiary’s Knowledge each of them constitutes the valid and legally binding obligation of BHLB or such BHLB Subsidiary, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles), and is in full force and effect. Neither BHLB nor any BHLB Subsidiary, nor any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

5.23         Duties as Fiduciary.

Other than as set forth on BHLB Disclosure Schedule 5.27, the Bank has, if required by virtue of any line of business in which it is or previously was engaged in a “fiduciary capacity,” to its Knowledge has performed all of its duties in a fashion that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards in effect at that time. The Bank has not received notice of any claim, allegation, or complaint from any Person that the Bank failed to perform these duties in a manner that complied with all applicable laws, regulations, orders, agreements, wills, instruments, and common law standards, except for notices involving matters that have been resolved and any cost of such resolution is reflected in the BHLB Financial Statements. For purposes of this Section 5.27, the term “fiduciary capacity” (i) shall mean (a) acting as trustee, executor, administrator, registrar of stocks and bonds, transfer agent, guardian, assignee, receiver, or custodian under a uniform gifts to minors act and (b) possessing investment discretion on behalf of another, and (ii) shall exclude the Bank’s capacity with respect to individual retirement accounts or the BHLB Benefit Plans.

5.24         Employees; Labor Matters.

There are no labor or collective bargaining agreements to which BHLB or any BHLB Subsidiary is a party. There is no union organizing effort pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no labor strike, labor dispute (other than routine employee grievances that are not related to union employees), work slowdown, stoppage or lockout pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary. There is no unfair labor practice or labor arbitration proceeding pending or, to the Knowledge of BHLB, threatened against BHLB or any BHLB Subsidiary (other than routine employee grievances that are not related to union employees). BHLB and each BHLB Subsidiary is in compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours, and are not engaged in any unfair labor practice. Neither BHLB nor any BHLB Subsidiary is a party to, or bound by, any agreement for the leasing of employees.

ARTICLE VI
COVENANTS OF FCB

6.1           Conduct of Business.

6.1.1       Affirmative Covenants. During the period from the date of this Agreement to the Effective Time, except with the written consent of BHLB, which consent will not be unreasonably withheld, conditioned or delayed, FCB will, and it will cause each FCB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use commercially reasonable efforts to preserve intact its business organization and assets and maintain its rights and franchises; conduct its mortgage servicing business and maintain its mortgage servicing agreements in the ordinary course of business; and voluntarily take no action which reasonably would be expected to: (i) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain the Regulatory Approvals, (ii) materially adversely affect its ability to perform its covenants and agreements under this Agreement or (iii) result in the representations and warranties

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contained in Article IV of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied.

6.1.2       Negative Covenants. FCB agrees that from the date of this Agreement to the Effective Time, except as otherwise specifically permitted or required by this Agreement or consented to by BHLB in writing (which consent will not be unreasonably withheld, conditioned or delayed), it will not, and it will cause each of the FCB Subsidiaries not to:

(A)         take any action that would, or is reasonably likely to, prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(B)         change or waive any provision of FCB’s or FCLS’s certificate of incorporation or bylaws, except as required by law;

(C)         change the number of authorized or issued shares of its capital stock, issue any shares of FCB Common Stock that are held as Treasury Stock as of the date of this Agreement, or issue or grant any Right or agreement of any character relating to its authorized or issued capital stock or any securities convertible into shares of such stock, make any grant or award under the FCB Equity Incentive Plan, or split, combine or reclassify any shares of capital stock, or declare, set aside or pay any dividend or other distribution in respect of capital stock, or redeem or otherwise acquire any shares of capital stock, except that (i) FCB may issue shares of FCB Common Stock upon the valid exercise, in accordance with the information set forth in FCB Disclosure Schedule 4.3.1, of presently outstanding FCB Stock Options issued under the FCB Equity Incentive Plan and FCB Warrants provided that FCB shall prohibit the exercise of any FCB Stock Option or FCB Warrant beginning on and after the fifth trading day immediately preceding the Closing Date, (ii) FCB may issue shares of FCB Common Stock upon the valid exercise of the conversion rights of the FCB Preferred Stock, (iii) shall continue to declare and pay regular monthly cash dividends on FCB Preferred Stock, with the total quarterly amount of dividends to FCB Preferred Stockholders not to exceed $386,875 and with payment and record dates consistent with past practice, (iv) FCB may pay a dividend to the holders of FCB Common Stock as provided in Section 6.15, and (v) any FCB Subsidiary may pay dividends to its parent company (as permitted under applicable law or regulations).

(D)         enter into, amend in any material respect or terminate any material contract or agreement (including without limitation any outstanding mortgage servicing agreement or settlement agreement with respect to litigation) in excess of $100,000, except in the ordinary course of business or as contemplated by this Agreement;

(E)         make application for the opening or closing of any, or open or close any, branch or automated banking facility;

(F)         grant or agree to pay any bonus (discretionary or otherwise), severance or termination to, or enter into, renew or amend any employment agreement, severance agreement and/or supplemental executive agreement with, or increase in any manner the compensation or fringe benefits of, any of its directors, officers, employees or consultants, except (i) as may be required pursuant to commitments existing on the date hereof and set forth on FCB Disclosure Schedules 4.9.1 and 4.13.1, (ii) for salary adjustments in the ordinary course of business consistent with past practice provided that any increases to such amounts shall not exceed four percent (4%) in the aggregate or (iii) as otherwise contemplated by this Agreement. Neither FCB nor any FCB Subsidiary shall hire or promote any employee to a rank having a title of vice president or other more senior rank or hire any new employee at an annual rate of compensation in excess of $75,000 (excluding commissions); provided, however, that that neither FCB nor any FCB Subsidiary shall hire any new employee without first seeking to fill any position internally. Neither FCB nor or any FCB Subsidiary shall pay expenses of any employee or director for attending conventions held after the date hereof;

(G)         except as set forth on FCB Disclosure Schedule 6.1.2(G), enter into or, except as may be required by law or any such plan or agreement or by the terms of this Agreement and the transactions contemplated herein, modify any pension, retirement, stock option, stock purchase, stock appreciation right, stock grant, savings, profit sharing, deferred compensation, supplemental retirement, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement related thereto, in respect of any of its directors, officers or employees, or make any contributions to any defined contribution or

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defined benefit plan not in the ordinary course of business consistent with past practice and provided further that FCB and FCLS may not make any discretionary contributions to the FCB 401(k) Plan;

(H)         merge or consolidate FCB or any FCB Subsidiary with any other Person; sell or lease all or any substantial portion of the assets or business of FCB or FCLS; make any acquisition of all or any substantial portion of the business or assets of any other Person other than in connection with foreclosures, settlements in lieu of foreclosure, troubled loan or debt restructuring, or the collection of any loan or credit arrangement between FCB or FCLS and any other Person; enter into a purchase and assumption transaction with respect to deposits and liabilities; incur deposit liabilities, other than liabilities incurred in the ordinary course of business consistent with past practice; permit the revocation or surrender by FCB of its certificate of authority to maintain, or file an application for the relocation of, any existing branch office, or file an application for a certificate of authority to establish a new branch office; permit the revocation or surrender by FCLS of its certificate of authority to maintain, or file an application for the relocation of, any existing loan production office, or file an application for a certificate of authority to establish a new loan production office;

(I)          except as set forth on FCB Disclosure Schedule 6.1.2(I), sell or otherwise dispose of any asset of FCB or any FCB Subsidiary, including loans and securities, other than in the ordinary course of business consistent with past practice; except for transactions with the FHLB, subject any asset of FCB or of any FCB Subsidiary to a lien, pledge, security interest or other encumbrance (other than in connection with deposits, repurchase agreements, bankers acceptances, pledges in connection with acceptance of governmental deposits, and transactions in “federal funds” and the satisfaction of legal requirements in the exercise of trust powers) other than in the ordinary course of business consistent with past practice; incur any indebtedness for borrowed money (or guarantee any indebtedness for borrowed money), except in the ordinary course of business consistent with past practice;

(J)          change its ordinary and customary methods, practices or principles of accounting, including but not limited to, make any reduction in its allowance for loan losses, make any negative provisions for loan losses, recognize unrealized gain or loss on securities, and deferral of any obligation due in the ordinary course of business, except as may be required from time to time by any Bank Regulator responsible for regulating FCB or any FCB Subsidiary;

(K)         waive, release, grant or transfer any rights of value or modify or change any existing agreement or indebtedness to which FCB or any FCB Subsidiary is a party;

(L)         purchase any securities except securities (i) rated “A” or higher by either Standard & Poor’s Ratings Services or Moody’s Investors Service, (ii) having a face amount in the aggregate of not more than $3,000,000, in the case of U. S. Treasury and other U. S. Government agencies bonds, including mortgage-backed securities, and $1,000,000 in the case of all other bonds, (iii) which will, when combined with all other securities of FCB, result in a weighted average duration of not more than four (4) years and (iv) otherwise in the ordinary course of business consistent with past practice;

(M)        except as specifically provided below, and except for commitments issued prior to the date of this Agreement which have not yet expired and which have been disclosed on FCB Disclosure Schedule 6.1.2(M) (which schedule need not include any individual commitment which is less than $100,000 in amount provided that such schedule includes the aggregate amount of individual commitments which are less than $100,000 that have been excluded from the schedule), and the renewal of existing lines of credit, make any new loan or other credit facility commitment (including without limitation, lines of credit and letters of credit) (i) in an amount in excess of $5.0 million for commercial loans, $750,000 for residential loans and $200,000 for home equity loans or lines of credit, (ii) that involves an exception to policy or (iii) other than as qualified in subsection (i) for a one- to four-family residential real estate loan that is not eligible for sale in the secondary market to Fannie Mae or Freddie Mac or other investor to which FCLS sells such loans in the ordinary course of business consistent with past practice; provided that BHLB shall have been deemed to have consented to any loan in excess of such amount or otherwise not permitted by this section if BHLB does not object to any such proposed loan within three business days of receipt by BHLB of a request by FCB to exceed such limit along with all financial or other data that BHLB may reasonably request in order to evaluate such loan;

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(N)         enter into, renew, extend or modify any other transaction (other than a deposit transaction) with any Affiliate;

(O)         enter into any futures contracts, options, interest rate caps, interest rate floors, interest rate exchange agreements or other agreements or take any other action for purposes of hedging the exposure of its interest-earning assets and interest-bearing liabilities to changes in market rates of interest, other than with respect to the Asset Pipeline in the ordinary course of business consistent with past practices;

(P)         FCB and each FCB Subsidiary shall manage the Asset Pipeline in the ordinary course of business consistent with past practice and shall consult with the Bank with respect to all hedging transactions pertaining to the Asset Pipeline;

(Q)         except for the execution of this Agreement, and actions taken or which will be taken in accordance with this Agreement and performance hereunder, take any action that would give rise to a right of payment to any individual under any employment agreement;

(R)         make any change in policies in existence on the date of this Agreement with regard to: the extension of credit, or the establishment of reserves with respect to the possible loss thereon or the charge off of losses incurred thereon; investments; asset/liability management; or other banking policies except as may be required by changes in applicable law or regulations, GAAP or regulatory accounting principles or by a Bank Regulator;

(S)         except for the execution of this Agreement, and the transactions contemplated herein and any terminations of employment, take any action that would give rise to an acceleration of the right to payment to any individual under any FCB and FCLS Benefit Plan;

(T)         make any capital expenditures in excess of $25,000 individually or $100,000 in the aggregate, other than pursuant to binding commitments existing on the date hereof which are set forth on FCB Disclosure Schedule 6.1.2(T) which includes the budget for each such pre-existing commitment.

(U)         except as set forth on FCB Disclosure Schedule 6.1.2(U), purchase or otherwise acquire, or sell or otherwise dispose of, any assets or incur any liabilities other than in the ordinary course of business consistent with past practices and policies;

(V)         except for existing commitments to sell any participation interest in any loan, sell any participation interest in any loan (other than sales of loans secured by one- to four-family real estate that are consistent with past practice) unless BHLB has been given the first opportunity and a reasonable time to purchase any loan participation being sold, or purchase any participation interest in any loan other than purchases of participation interests from BHLB;

(W)       undertake or enter into any lease, contract or other commitment for its account, other than in the ordinary course of providing credit to customers as part of its banking business, involving a payment by FCB or any FCB Subsidiary of more than $25,000 annually, or containing any financial commitment extending beyond twelve (12) months from the date hereof;

(X)         pay, discharge, settle or compromise any claim, action, litigation, arbitration or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in the amount not in excess of $25,000 individually or $50,000 in the aggregate, and that does not create negative precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(Y)         foreclose upon or take a deed or title to any commercial real estate without having a Phase I environmental assessment of the property conducted as of a reasonably current date and, in the event such Phase I environmental assessment of the property indicates the presence of Materials of Environmental Concern, providing notice to BHLB thereof prior to final sale;

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(Z)         purchase or sell any mortgage loan servicing rights other than in the ordinary course of business consistent with past practice;

(AA)     issue any broadly distributed communication to employees relating to post-Closing employment, benefit or compensation information without the prior consent of BHLB (which shall not be unreasonably withheld, conditioned or delayed) or issue any broadly distributed communication of a general nature to customers without the prior approval of BHLB (which shall not be unreasonably withheld, conditioned or delayed), except as required by law or for communications in the ordinary course of business consistent with past practice that do not relate to the Merger or other transactions contemplated hereby;

(BB)        make, change or rescind any material election concerning Taxes or Tax Returns, file any amended Tax Return, enter into any closing agreement with respect to Taxes, settle or compromise any material Tax claim or assessment or surrender any right to claim a refund of Taxes or obtain any Tax ruling;

(CC)        enter into any modification of a Funded Loan; or

(DD)       enter into any contract with respect to, or otherwise agree or commit to do, any of the foregoing.

6.2           Subsidiaries.

6.2.1       FCB shall cause the proper and lawful dissolution of any of its Subsidiaries that are inactive as of the date of this Agreement.

6.2.2       Prior to the Effective Time, FCB shall dissolve Kingston Title Agency. Prior to such time, FCB shall not and shall not permit any of its Subsidiaries to utilize any services of Kingston Title Agency.

6.3           Current Information.

6.3.1       During the period from the date of this Agreement to the Effective Time, FCB will cause one or more of its representatives to confer with representatives of BHLB to inform BHLB regarding FCB’s operations at such times as BHLB may reasonably request. FCB will promptly notify BHLB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving FCB or any FCB Subsidiary. Without limiting the foregoing, senior officers of BHLB and FCB shall meet monthly to review, to the extent permitted by applicable law, the financial and operational affairs of FCB and the FCB Subsidiaries, and FCB shall give due consideration to BHLB’s input on such matters, with the understanding that, notwithstanding any other provision contained in this Agreement, neither BHLB nor the Bank shall under any circumstance be permitted to exercise control of FCB or any FCB Subsidiary prior to the Effective Time.

6.3.2       FCB and BHLB shall cooperate regarding a plan for the conversion of data processing and related electronic informational systems of FCB to those used by BHLB, which planning shall include, but not be limited to, discussion of the possible termination by FCB of third-party service provider arrangements effective at the Effective Time or at a date thereafter, non-renewal of personal property leases and software licenses used by FCB in connection with its systems operations, retention of outside consultants and additional employees to assist with the conversion, and outsourcing, as appropriate, of proprietary or self-provided system services, it being understood that FCB shall not be obligated to take any such action prior to the Effective Time and, unless FCB otherwise agrees and provided it is permitted by applicable law, no conversion shall take place prior to the Effective Time. BHLB and the Bank shall indemnify FCB for any reasonable out-of-pocket fees, expenses, or charges that FCB or any FCB Subsidiary may incur as a result of taking, at the request of BHLB or any BHLB Subsidiary, any action to facilitate the conversion, and, in the event that this Agreement is terminated prior to the Effective Time, as a result of abandoning the conversion.

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6.3.3       FCB shall provide BHLB, within fifteen (15) Business Days of the end of each calendar month, a written list of nonperforming assets (the term “nonperforming assets,” for purposes of this subsection, means (i) loans that are “troubled debt restructuring” as defined in Accounting Standards Codification 310-40, (ii) loans on nonaccrual, (iii) real estate owned, (iv) all loans ninety (90) days or more past due as of the end of such month and (v) and impaired loans. On a monthly basis, FCB shall provide BHLB with a schedule of all (x) loan grading changes and (y) loan approvals, which schedule shall indicate the loan amount, loan type and other material features of the loan. FCB will promptly prepare and provide BHLB with the minutes of all FCB officer and director loan committee meetings.

6.3.4       FCB shall promptly inform BHLB, to the extent permitted by applicable law, upon receiving notice of any legal, administrative, arbitration or other proceedings, demands, notices, audits or investigations (by any federal, state or local commission, agency or board) relating to the alleged liability of FCB or any FCB Subsidiary under any labor or employment law.

6.4           Access to Properties and Records.

Subject to Section 11.1, FCB shall permit BHLB access upon reasonable notice and at reasonable times to its properties and those of the FCB Subsidiaries, and shall disclose and make available to BHLB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that FCB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which BHLB may have a reasonable interest; provided, however, that FCB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in FCB’s reasonable judgment, would interfere with the normal conduct of FCB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. FCB shall provide and shall request its auditors to provide BHLB with such historical financial information regarding it (and related audit reports and consents) as BHLB may reasonably request for Securities Law disclosure purposes. BHLB shall use commercially reasonable efforts to minimize any interference with FCB’s and FCB Subsidiaries’ regular business operations during any such access to FCB’s and FCB’s Subsidiaries’ property, books and records. FCB and each FCB Subsidiary shall permit BHLB, at BHLB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by FCB or any FCB Subsidiary, subject to compliance with the applicable lease in the case of any non-owned, occupied location, and (ii) cause an appraisal to be performed in respect of any real property owned by FCB or any FCB Subsidiary.

6.5           Financial and Other Statements.

6.5.1       Promptly upon receipt thereof, FCB will furnish to BHLB copies of each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to FCB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of FCB and the FCB Subsidiaries made by such accountants.

6.5.2       As soon as reasonably available, but in no event later than the date such documents are filed with the FDIC, NJDOBI, or any other state regulatory agency regulating the business of FCB or any FCB Subsidiary, FCB will deliver to BHLB the FCB Regulatory Report filed by FCB or any FCB Subsidiary. Within twenty-five (25) days after the end of each month, FCB will deliver to BHLB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

6.5.3       To the extent permitted by applicable law or regulation, FCB promptly will advise upon receipt and permit review by BHLB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of FCB or any FCB Subsidiary.

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6.5.4       With reasonable promptness, FCB will furnish to BHLB such additional financial data that FCB possesses and as BHLB may reasonably request, including without limitation, detailed monthly financial statements and loan reports and detailed deposit reports.

6.6           Maintenance of Insurance.

FCB shall use commercially reasonable efforts to maintain, and to cause the FCB Subsidiaries to maintain, insurance in such amounts as are reasonable to cover such risks as are customary in relation to the character and location of its properties and the nature of its business, with such coverage and in such amounts not less than that maintained by FCB and the FCB Subsidiaries as of the date of this Agreement and set forth in FCB Disclosure Schedule 4.10.3. FCB will promptly inform BHLB if FCB or any FCB Subsidiary receives notice from an insurance carrier that (i) an insurance policy will be canceled or that coverage thereunder will be reduced or eliminated, or (ii) premium costs with respect to any policy of insurance will be substantially increased.

6.7           Disclosure Supplements.

From time to time prior to the Effective Time, FCB will promptly supplement or amend the FCB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such FCB Disclosure Schedule or which is necessary to correct any information in such FCB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such FCB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

6.8           Consents and Approvals of Third Parties.

FCB shall use its commercially reasonable efforts, and shall cause each FCB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons or entities necessary for the consummation of the transactions contemplated by this Agreement.

6.9           All Reasonable Efforts.

Subject to the terms and conditions herein provided, FCB agrees to use, and agrees to cause each FCB Subsidiary to use, all commercially reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement.

6.10         Failure to Fulfill Conditions.

In the event that FCB determines that a condition to its obligation to complete the Merger cannot be fulfilled and that it will not waive that condition, it will promptly notify BHLB.

6.11         No Solicitation.

6.11.1     From and after the date hereof until the termination of this Agreement, neither FCB, nor any FCB Subsidiary, nor any of their respective officers, directors, employees, representatives, agents and affiliates including, without limitation, any investment banker, attorney or accountant retained by FCB or any of the FCB Subsidiaries (collectively, “Representatives”), will, directly or indirectly, initiate, solicit or knowingly encourage (including by way of furnishing non-public information or assistance) any inquiries or the making of any proposal that constitutes, or may reasonably be expected to lead to, any Acquisition Proposal (as defined by Section 6.11.2), or enter into or maintain or continue discussions or negotiate with any Person in furtherance of such inquiries or to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal, or authorize or permit any of its officers, directors, or employees or any of its Subsidiaries or any investment banker, financial advisor, attorney, accountant or other representative retained by any of its Subsidiaries to take any such action, and FCB shall notify BHLB orally and in writing (as promptly as practicable but no later than one business day of receipt of such inquiry or proposal) of all of the relevant details relating to all inquiries and proposals which FCB or any of the FCB

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Subsidiaries or any of their respective officers, directors or employees, or, to FCB’s Knowledge, investment bankers, financial advisors, attorneys, accountants or other representatives of FCB may receive relating to any of such matters; provided, however, that nothing contained in this Section 6.11 shall prohibit the Board of Directors of FCB from (i) complying with its disclosure obligations under federal or state law; or (ii) prior to the receipt of FCB Shareholder Approval, furnishing information to, or entering into discussions or negotiations with, any Person or entity that makes an unsolicited Acquisition Proposal, if, and only to the extent that (A) such Acquisition Proposal did not result from a breach of this Section 6.11 by FCB, (B) the Board of Directors of FCB or any appropriate committee thereof has determined in its good faith judgment, after consultation with FCB’s financial advisor and outside counsel, that such Acquisition Proposal is reasonably likely to be consummated in accordance with its terms, taking into account all legal, financial (including the financing terms thereof) and regulatory aspects of the proposal and the Person making the proposal, and (C) such Acquisition Proposal is reasonably likely to result in a transaction more favorable to FCB shareholders from a financial point of view than the Merger (taking into account all relevant factors, including, without limitation, the timing of consummation as compared to the Merger and after giving effect to all of the adjustments, if any, which may be offered by BHLB pursuant to Section 10.1.8) (such proposal that satisfies clauses (A), (B) and (C) being referred to herein as a “Superior Proposal”); provided, however, that nothing contained in this Agreement shall prohibit FCB and, if applicable, any of its Representatives from (i) informing any Person of the existence of the provisions of this Section 6.11, (ii) contacting any Person solely to clarify the terms and conditions of an Acquisition Proposal, or (iii) otherwise disclosing any information to its shareholders that the FCB Board of Directors determines in good faith (after consultation with its outside legal counsel) that it is required to disclose in order to not breach its fiduciary duties to FCB’s shareholders under applicable law, subject to compliance with the requirements of this Section 6.11 and Section 6.12. FCB shall promptly, but in no event later than one (1) calendar day, notify BHLB of such inquiries, proposals or offers received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with FCB or any of its representatives indicating, in connection with such notice, the name of such Person and the material terms and conditions of any inquiries, proposals or offers, and receives from such Person an executed confidentiality agreement in form and substance identical in all material respects to the Confidentiality Agreement.

6.11.2     “Acquisition Proposal” shall mean any proposal or offer as to any of the following (other than the transactions contemplated hereunder) involving FCB or any of the FCB Subsidiaries: (i)  any merger, consolidation, share exchange, business combination, or other similar transactions; (ii)  any sale, lease, exchange, mortgage, pledge, transfer or other disposition of 25% or more of the assets of FCB and the FCB Subsidiaries, taken as a whole, in a single transaction or series of transactions; (iii)  any tender offer or exchange offer for 25% or more of the outstanding shares of capital stock of FCB or the filing of a registration statement under the Securities Act in connection therewith; or (iv)  any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing.

6.12         Board of Directors and Committee Meetings.

Following the receipt of all Regulatory Approvals (without regard to any waiting periods associated therewith), FCB and the FCB Subsidiaries shall permit two (2) representatives of BHLB to attend any meeting of their Board of Directors, executive committee, loan (or credit) committee and asset liability committee as observers (together, the “BHLB Observers”), provided that neither FCB nor any FCB Subsidiary shall be required to permit the BHLB Observers to remain present during any confidential discussion of this Agreement and the transactions contemplated hereby or any Acquisition Proposal or during any other matter that the respective Board of Directors has been advised of by counsel that such attendance by the BHLB Observers may violate or be inconsistent with a confidentiality obligation or fiduciary duty or any legal or regulatory requirement.

6.13         FCB 401(k) Plan.

Effective as of the day preceding the Closing Date, and subject to the occurrence of the Effective Time, in the sole discretion of BHLB, BHLB may direct FCB to adopt such resolutions and/or amendments to cause the FCB 401(k) Plan (the “FCB 401(k) Plan”) to be terminated, merged or other such actions as permitted by applicable law, including, but not limiting to, amending the FCB 401(k) Plan to provide that: (i) the plan sponsor will be FCLS instead of FCB, (ii) the plan name will change to the FCLS 401(k) Plan, (iii) only employees of FCLS will be eligible to participate in the FCLS 401(k) Plan and any employees of a controlled group, within the meaning of Section 414(b) of the Code, will be excluded from participating in the FCLS 401(k) Plan, and (iv) as may be further

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amended pursuant to the direction of BHLB. The form and substance of such resolutions and any necessary amendments shall be subject to the review and approval of BHLB, which shall not be unreasonably withheld. FCB shall deliver to BHLB an executed copy of such resolutions and any necessary amendments as soon as practicable following their adoption by the Board of Directors of FCB and shall fully comply with such resolutions and any necessary amendments.

6.14         Tangible Book Value.

For purposes of this Agreement, “Tangible Book Value” shall mean, on a consolidated basis, FCB’s and FCB’s Subsidiaries (a) total assets on a consolidated basis less (b) the sum of (i) total liabilities, (ii) goodwill, and (iii) total intangible assets. For purposes of calculating Tangible Book Value and Final Tangible Book Value, the parties shall not give any effect to adjustments from June 20, 2016 to the Closing Date related to actions which are not consistent with FCB’s ordinary and customary methods or practices or GAAP, including but not limited to, any reduction in the allowance for loan losses or the provisions thereto, the gain on sale of any securities or loans not in the ordinary course of business, the conversions of unrealized gains to realized gains, increases or decreases in unrealized gains on securities, decreases in non-interest expenses or the deferral of any obligation due in the ordinary course of business, and the related tax effect of any of these listed adjustments. The calculation of Tangible Book Value per share shall include each share of FCB Common Stock issued after giving effect to the conversion of all of the FCB Preferred Stock prior to the Effective Time, as described in Section 3.4, and the exercise of all of the FCB Stock Options and FCB Warrants prior to the Effective Time. For the purpose of assessing Tangible Book Value, BHLB may request from FCB, and FCB shall provide, such reasonable information and documentation that provides support to FCB’s determination of Tangible Book Value, consistent with this Section, GAAP and FCB’s past practices.

6.15         FCB Common Stock Special Dividend.

Provided that Final Tangible Book Value per share exceeds $14.22 per share and FCB has a positive Core Net Income, FCB may pay a per share dividend to the holders of FCB Common Stock immediately prior to the Effective Time in an aggregate amount not to exceed 35% of Core Net Income in excess of the $14.22 Tangible Book Value per share.

ARTICLE VII
COVENANTS OF BHLB

7.1           Conduct of Business.

7.1.1       Affirmative Covenants.

(A)         During the period from the date of this Agreement to the Effective Time, except with the written consent of FCB, which consent will not be unreasonably withheld, conditioned or delayed, BHLB will, and it will cause each BHLB Subsidiary to: operate its business only in the usual, regular and ordinary course of business; use reasonable best efforts to preserve intact its business organization and assets and maintain its rights and franchises; and voluntarily take no action which would (i) change or waive any provision of its certificate of incorporation (or articles or organization in the case of the Bank) or bylaws in any way adverse to the rights of the FCB shareholders, except as required by law, except as set forth on BHLB Disclosure Schedule 7.1.1(A)(i); (ii) materially adversely affect the ability of the parties to obtain the Regulatory Approvals or materially increase the period of time necessary to obtain such approvals; (iii) materially adversely affect its ability to perform its covenants and agreements under this Agreement; (iv) result in the representations and warranties contained in Article V of this Agreement not being true and correct on the date of this Agreement or at any future date on or prior to the Closing Date or in any of the conditions set forth in Article IX hereof not being satisfied; (v) prevent or impede, or be reasonably likely to prevent or impede, the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code.

(B)         Promptly after the Closing and prior to the Effective Time, BHLB shall deposit, or shall cause to be deposited, with the Exchange Agent the Exchange Fund.

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7.2           Disclosure Supplements.

From time to time prior to the Effective Time, BHLB will promptly supplement or amend the BHLB Disclosure Schedule delivered in connection herewith with respect to any matter hereafter arising which, if existing, occurring or known at the date of this Agreement, would have been required to be set forth or described in such BHLB Disclosure Schedule or which is necessary to correct any information in such BHLB Disclosure Schedule which has been rendered materially inaccurate thereby. No supplement or amendment to such BHLB Disclosure Schedule shall have any effect for the purpose of determining satisfaction of the conditions set forth in Article IX.

7.3           Consents and Approvals of Third Parties.

BHLB shall use its commercially reasonable efforts, and shall cause each BHLB Subsidiary to use its commercially reasonable efforts, to obtain as soon as practicable all consents and approvals of any other Persons necessary for the consummation of the transactions contemplated by this Agreement.

7.4           Reasonable Best Efforts.

Subject to the terms and conditions herein provided, BHLB agrees to use and agrees to cause each BHLB Subsidiary to use reasonable best efforts in good faith to take, or cause to be taken, all action and to do, or cause to be done, all things necessary under applicable laws and regulations to consummate the transactions contemplated by this Agreement as promptly as practicable.

7.5           Employees; Benefit Plans

Following the Closing Date, BHLB may choose to maintain any or all of the FCB and FCLS Benefit Plans in its sole discretion and FCB and FCLS shall cooperate with BHLB in order to effect any plan terminations to be made as of the Effective Time.

7.5.1           Benefit Plans Covering FCB Employees. For any FCB benefit plan, which generally covers only FCB employees, which is terminated and for which there is a comparable BHLB Benefit Plan of general applicability, BHLB shall take all reasonable action so that eligible FCB employees at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing FCB Employees”) shall be entitled to participate in such BHLB Benefit Plan to the same extent as similarly-situated employees of BHLB (it being understood that inclusion of Continuing FCB Employees in the BHLB Benefit Plans may occur at different times with respect to different plans and that this Section 7.5.1 does not apply to FCLS employees). BHLB shall cause each BHLB Benefit Plan in which Continuing FCB Employees are eligible to participate to take into account for purposes of eligibility and vesting under the BHLB Benefit Plans (but not for purposes of benefit accrual) the service of such employees with FCB to the same extent as such service was credited for such purpose by FCB; provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Nothing herein shall limit the ability of BHLB to amend or terminate any of the FCB and FCLS Benefit Plans or BHLB Benefit Plans in accordance with their terms at any time; provided, however, that BHLB shall continue to maintain the FCB benefit plans (other than stock-based or incentive plans) for which there is a comparable BHLB Benefit Plan until the FCB employees are permitted to participate in the BHLB Benefit Plans, unless such BHLB Benefit Plan has been frozen or terminated with respect to similarly-situated employees of BHLB or any Subsidiary of BHLB.

7.5.2           Benefit Plans Covering FCLS Employees. An FCLS benefit plan, which generally covers only FCLS employees at the Closing Date (the “FCLS Benefit Plans”), may be continued, modified or terminated after the Effective Time. To the extent such plan or plans are not terminated, eligible FCLS employees at the Closing Date and who remain so employed immediately following the Effective Time (the “Continuing FCLS Employees”) shall be entitled to participate in the FCLS Benefit Plans to the same extent as such employees participated in the FCLS Benefit Plans immediately prior to the Effective Time. Nothing herein shall limit the ability of BHLB to amend or terminate any of the FCLS Benefit Plans

7.5.3        Bank 401(k) Plan Participation. All Continuing FCB Employees shall be eligible to participate in Bank’s 401(k) plan on the day after the Closing Date. All rights to participate in Bank’s 401(k) Plan

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are subject to Bank’s right to amend or terminate Bank’s 401(k) plan in its sole and absolute discretion and are subject to the terms of Bank’s 401(k) plan including, but not limited to, the eligibility and vesting provisions of such plan. Continuing FCLS Employees shall continue to participate in the FCB 401(k) Plan or its successor, subject to Section 6.13 of this Agreement and as the plan may be further amended in the sole discretion of BHLB.

7.5.4        Welfare Benefits. If Continuing FCB Employees become eligible to participate in a medical, dental or health plan of BHLB upon termination of such plan of FCB or FCLS, BHLB shall make all commercially reasonable efforts to cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of BHLB, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by the employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous FCB Benefit Plan prior to the Effective Time. Continuing FCLS Employees will continue to be covered by medical, dental and health plans as maintained by FCLS prior to the Closing Date, and the FCLS benefit plan may be amended or terminated in the sole discretion of BHLB.

7.5.5        Paid Time Off Programs. BHLB will give Continuing FCB Employees credit, for purposes of BHLB’s vacation and/or other paid leave benefit programs, for such individuals accrued and unpaid vacation and/or paid leave balance with FCB as of the Closing Date. Continuing FCLS Employees may continue to be covered by paid time off programs maintained by FCLS prior to the Closing Date.

7.5.6        BHLB to Honor Agreements. Subject to any required regulatory approval or satisfaction of a condition in any Regulatory Approval, BHLB agrees to honor all employment agreements, change in control agreements, severance agreements, deferred compensation agreements and consulting agreements that FCB and FCLS has with its current and former employees and which have been identified in FCB Disclosure Schedule 4.9.1, except to the extent any such agreements shall be superseded or terminated at the Closing Date or following the Closing Date with the written consent of the affected parties and provided that no payments made under such agreements would be characterized as an “excess parachute payment” as such term is defined in Code Section 280G.

7.5.7          No Guarantee of Employment, Severance. Except to the extent of commitments herein or other contractual commitments, if any, specifically made or assumed by BHLB hereunder or by operation of law, BHLB shall have no obligation arising from and after the Closing Date to continue in its employ or in any specific job or to provide to any specified level of compensation or any incentive payments, benefits or perquisites to any Person who is an employee of FCB of any FCB Subsidiary as of the Closing Date. Each Person who is an employee of FCB or any FCB Subsidiary as of the Closing Date and who is terminated by BHLB for a reason other than cause within twelve (12) months subsequent to the Closing Date or is not offered employment with BHLB as of the Effective Time or resigns for good reason, excluding those employees who are entitled to benefits under employment or change of control arrangements, shall be entitled to severance benefits pursuant to FCB or FCLS’s severance plan or policy, as applicable, or BHLB’s current severance plan or policy, if such payments would be more favorable to such Person; provided, however, if such benefits pursuant to FCB or FCLS’s plan or policy, as applicable, will result in an excise tax under Code Section 4980D, such plan or policy shall be modified to the extent necessary so as to avoid the imposition of such excise tax and the affected participant under such plan or policy shall be paid an additional amount such that his or her benefit, net applicable taxes, equals the value of the benefit reduced or eliminated by such action.

7.5.8         Worker Adjustment and Retraining Notification Act. If requested by BHLB, FCB shall take all such actions as BHLB may request in order to fully and timely comply with any and all requirements of both the federal Worker Adjustment and Retraining Notification Act of 1988 (“WARN Act”) and any state specific WARN Act statutes, including providing notices to FCB’s and FCB Subsidiaries’ employees.

7.6           Directors and Officers Indemnification and Insurance.

7.6.1       Prior to the Effective Time, BHLB shall obtain and fully pay the premium for the extension of (i) the Side A coverage part (directors’ and officers’ liability) of FCB’s existing directors’ and officers’ insurance policies, and (ii) FCB’s existing fiduciary liability insurance policies, in each case for a claims reporting or

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discovery period of at least six (6) years from and after the Effective Time, from an insurance carrier with the same or better credit rating as FCB’s current insurance carrier with respect to directors’ and officers’ liability insurance and fiduciary liability insurance (collectively, “D&O Insurance” and such insurance carrier, the “Insurance Carrier”) with terms, conditions, retentions and limits of liability that are at least as favorable as FCB’s existing policies with respect to any actual or alleged error, misstatement, misleading statement, act, omission, neglect, breach of duty or any matter claimed against any Person covered thereby that arose, existed, or occurred at or prior to the Effective Time (including in connection with this Agreement or the transactions or actions contemplated hereby); provided, however, that in no event shall BHLB be required to expend for such “tail” policy a premium amount in excess of an amount equal to 200% of the annual premiums paid by FCB for D&O Insurance in effect as of the date of this Agreement. In connection with the foregoing, FCB agrees, in order for BHLB to fulfill its agreement, to provide the Insurance Carrier with such representations as such insurer may request with respect to the reporting of any prior claims.

7.6.2       In addition to Section 7.6.1, BHLB shall, from and after the Effective Date, to the fullest extent that would have been permitted to FCB under New Jersey law and the FCB certificate of incorporation (to the extent not prohibited by federal law), indemnify, defend and hold harmless each Person who is now, or who has been at any time before the date hereof or who becomes before the Effective Time, an officer or director of FCB or any FCB Subsidiary (the “Indemnified Parties”) against all losses, claims, damages, costs, expenses (including attorneys’ fees), liabilities or judgments or amounts that are paid in settlement (which settlement shall require the prior written consent of BHLB, which consent shall not be unreasonably withheld, conditioned or delayed) of or in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, or administrative (each, a “Claim”) in which an Indemnified Party is or is threatened to be made a party or witness in whole or in part or arising in whole or in part out of the fact that such Person is or was an Indemnified Party if such Claim pertains to any matter of fact arising, existing, or occurring before the Effective Time (including, without limitation, the Merger and the other transactions contemplated hereby), regardless of whether such Claim is asserted or claimed before, or after, the Effective Time. Any Indemnified Party wishing to claim indemnification under this Section 7.6.2 upon learning of any Claim, shall notify BHLB (but the failure so to notify BHLB shall not relieve it from any liability which it may have under this Section 7.6.2, except to the extent such failure materially prejudices BHLB). In the event of any such Claim (whether arising before or after the Effective Time) (1) BHLB shall have the right to assume the defense thereof (in which event the Indemnified Parties will cooperate in the defense of any such matter) and upon such assumption BHLB shall not be liable to any Indemnified Party for any legal expenses of other counsel or any other expenses subsequently incurred by any Indemnified Party in connection with the defense thereof, except that if BHLB elects not to assume such defense, or counsel for the Indemnified Parties reasonably advises the Indemnified Parties that there are or may be (whether or not any have yet actually arisen) issues which raise conflicts of interest between BHLB and the Indemnified Parties, the Indemnified Parties may retain counsel reasonably satisfactory to them, and BHLB shall pay the reasonable fees and expenses of such counsel for the Indemnified Parties, (2) except to the extent otherwise required due to conflicts of interest, BHLB shall be obligated pursuant to this paragraph to pay for only one (1) firm of counsel for all Indemnified Parties unless there is a conflict of interest that necessitates more than one law firm, and (3) BHLB shall not be liable for any settlement effected without its prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed).

7.6.3       In the event that either BHLB or any of its successors or assigns (i) consolidates with or merges into any other Person and shall not be the continuing or surviving company or entity of such consolidation or merger or (ii) transfers all or substantially all of its properties and assets to any Person, then, and in each such case, proper provision shall be made so that the successors and assigns of BHLB shall assume the obligations set forth in this Section 7.6.

7.6.4       The obligations of BHLB provided under this Section 7.6 are intended to be enforceable against BHLB directly by the Indemnified Parties and shall be binding on all respective successors and permitted assigns of BHLB.

7.7           Stock Listing.

BHLB agrees to file a notification form for the listing on the NYSE (or such other national securities exchange on which the shares of BHLB Common Stock shall be listed as of the Closing Date) of the shares of BHLB Common Stock to be issued in the Merger.

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7.8           Reservation of Stock.

BHLB agrees at all times from the date of this Agreement until the Merger Consideration has been paid in full to reserve a sufficient number of shares of BHLB Common Stock to fulfill its obligations under this Agreement.

7.9           Communications to FCB Employees; Training

BHLB and FCB agree that as promptly as practicable following the execution of this Agreement, meetings with employees of FCB and the FCB Subsidiaries shall be held at such locations as BHLB and FCB shall mutually agree, provided that representatives of FCB shall be permitted to attend such meetings. BHLB and FCB shall mutually agree in advance as to the scope and content of all communications to the employees of FCB and the FCB Subsidiaries. At mutually agreed upon times following execution of this Agreement, representatives of BHLB shall be permitted to meet with the employees of FCB and the FCB Subsidiaries to discuss employment opportunities with BHLB, provided that representatives of FCB shall be permitted to attend any such meeting. From and after the first date on which all Regulatory Approvals (and waivers, if applicable) and the FCB Shareholder Approval necessary for the consummation of the Merger (disregarding any waiting period) have been obtained, BHLB shall also be permitted to conduct training sessions outside of normal business hours or at other times as FCB may agree, with the employees of FCB and the FCB Subsidiaries and may conduct such training seminars at any branch location of FCB or loan production office of FCLS; provided that BHLB will in good faith attempt to schedule such training sessions in a manner which does not unreasonably interfere with FCB’s or FCLS’s normal business operations.

7.10         Current Information.

During the period from the date of this Agreement to the Effective Time, BHLB will cause one or more of its representatives to confer with representatives of FCB to inform FCB regarding BHLB’s operations at such times as FCB may reasonably request. BHLB will promptly notify FCB of any change in the ordinary course of its business or in the operation of its properties and, to the extent permitted by applicable law, of any governmental complaints, investigations or hearings (or communications indicating that the same may be contemplated), or the institution or the threat of material litigation involving BHLB or any BHLB Subsidiary.

7.11         Access to Properties and Records.

Subject to Section 11.1, BHLB shall permit FCB access upon reasonable notice and at reasonable times to its properties and those of the BHLB Subsidiaries, and shall disclose and make available to FCB during normal business hours all of its books and records relating to the assets, properties, operations, obligations and liabilities, including, but not limited to, all books of account (including the general ledger), tax records, minute books of directors’ and shareholders’ meetings (other than minutes that discuss any of the transactions contemplated by this Agreement or any other subject matter that BHLB reasonably determines should be kept confidential), organizational documents, bylaws, material contracts and agreements, filings with any regulatory authority, litigation files, plans affecting employees, and any other business activities or prospects in which FCB may have a reasonable interest; provided, however, that BHLB shall not be required to take any action that would provide access to or to disclose information where such access or disclosure, in BHLB’s reasonable judgment, would interfere with the normal conduct of BHLB’s business or would violate or prejudice the rights or business interests or confidences of any customer or other Person or entity or would result in the waiver by it of the privilege protecting communications between it and any of its counsel or contravene any applicable law. BHLB shall provide and shall request its auditors to provide FCB with such historical financial information regarding it (and related audit reports and consents) as FCB may reasonably request for Securities Law disclosure purposes. FCB shall use commercially reasonable efforts to minimize any interference with BHLB’s regular business operations during any such access to BHLB’s property, books and records. BHLB and each BHLB Subsidiary shall permit FCB, at FCB’s expense, to (i) cause a Phase I environmental assessment to be performed at any physical location owned or occupied by BHLB or any BHLB Subsidiary and (ii) cause an appraisal to be performed in respect of any real property owned by BHLB or any BHLB Subsidiary.

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7.12         Financial and Other Statements.

7.12.1     Promptly upon receipt thereof, BHLB will furnish to FCB copies of each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by its independent registered public accountants and copies of all internal control reports submitted to BHLB by such accountants, or by any other accounting firm rendering internal audit services, in connection with each annual, interim or special audit of the books of BHLB and the BHLB Subsidiaries made by such accountants.

7.12.2     As soon as reasonably available, but in no event later than the date such documents are filed with the MDOB, FRB or FDIC, BHLB will deliver to FCB the BHLB Regulatory Report filed by BHLB or the Bank. Within twenty-five (25) days after the end of each month, the Bank will deliver to FCB a consolidating balance sheet and a consolidating statement of operations, without related notes, for such month prepared in accordance with current financial reporting practices, as well as a month-end and year to date comparison to budget.

7.12.3         BHLB promptly will advise upon receipt and permit review by FCB of any inquiry or examination report of any Bank Regulator with respect to the condition or activities of BHLB or the Bank.

ARTICLE VIII
REGULATORY AND OTHER MATTERS

8.1           Meeting of Shareholders.

FCB will (i) take all steps necessary to duly call, give notice of, convene and hold a special meeting of its shareholders as promptly as practicable after the Merger Registration Statement is declared effective by the SEC, for the purpose of considering this Agreement and the Merger (the “FCB Shareholders Meeting”), except as otherwise provided in this Section, (ii) in connection with the solicitation of proxies with respect to the FCB Shareholders Meeting, have its Board of Directors recommend approval of this Agreement to the FCB shareholders; and (iii) cooperate and consult with BHLB with respect to each of the foregoing matters. The Board of Directors of FCB may fail to make such a recommendation referred to in clause (ii) above, or withdraw, modify or change any such recommendation only if such Board of Directors, after having consulted with and considered the advice of its financial and legal advisors, has determined that the making of such recommendation, or the failure to withdraw, modify or change its recommendation, would constitute a breach of the fiduciary duties of such directors under applicable law.

8.2           Proxy Statement-Prospectus; Merger Registration Statement.

8.2.1       For the purposes (i) of registering BHLB Common Stock to be offered to holders of FCB Common Stock in connection with the Merger with the SEC under the Securities Act, and (ii) of holding the FCB Shareholders Meeting, BHLB shall draft and prepare, and FCB shall cooperate in the preparation of, the Merger Registration Statement, including a proxy statement and prospectus satisfying all applicable requirements of applicable state securities and banking laws, and of the Securities Act and the Exchange Act, and the rules and regulations thereunder (such proxy statement/prospectus in the form mailed by FCB to the FCB shareholders, together with any and all amendments or supplements thereto, being herein referred to as the “Proxy Statement-Prospectus”). BHLB shall provide FCB and its counsel with appropriate opportunity to review and comment on the Proxy Statement-Prospectus, and shall incorporate all appropriate comments thereto, prior to the time it is initially filed with the SEC or any amendments are filed with the SEC. BHLB shall file the Merger Registration Statement, including the Proxy Statement-Prospectus, with the SEC. Each of BHLB and FCB shall use its reasonable best efforts to have the Merger Registration Statement declared effective under the Securities Act as promptly as practicable after such filing, and FCB shall thereafter promptly mail the Proxy Statement-Prospectus to its shareholders. BHLB shall also use its reasonable best efforts to obtain all necessary state securities law or “blue sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and FCB shall furnish all information concerning FCB and the holders of FCB Common Stock as may be reasonably requested in connection with any such action.

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8.2.2       BHLB shall, as soon as practicable but in no event later than September 30, 2016, file the Merger Registration Statement with the SEC under the Securities Act in connection with the transactions contemplated by this Agreement. BHLB will advise FCB promptly after BHLB receives notice of the time when the Merger Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the registration of the shares of BHLB Common Stock issuable pursuant to the Merger Registration Statement, or the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Merger Registration Statement, or for additional information, and BHLB will provide FCB with as many copies of such Merger Registration Statement and all amendments thereto promptly upon the filing thereof as FCB may reasonably request.

8.2.3       FCB and BHLB shall promptly notify the other party if at any time it becomes aware that the Proxy Statement-Prospectus or the Merger Registration Statement contains any untrue statement of a material fact or omits to state a material fact required to be stated therein or necessary to make the statements contained therein, in light of the circumstances under which they were made, not misleading. In such event, FCB shall cooperate with BHLB in the preparation of a supplement or amendment to such Proxy Statement-Prospectus that corrects such misstatement or omission, and BHLB shall file an amended Merger Registration Statement with the SEC, and FCB shall mail an amended Proxy Statement-Prospectus to its shareholders.

8.3           Regulatory Approvals.

Each of FCB and BHLB, and their respective Subsidiaries, will cooperate with the other and use reasonable efforts to promptly prepare and as soon as practicable following the date hereof but in no event later than August 31, 2016, file all necessary documentation to obtain all necessary permits, consents, waivers, approvals and authorizations of the MDOB, the NJDOBI, the FDIC, the FRB, the SBA, the Department of Justice, the Federal Trade Commission and any other third parties and Governmental Entities or Bank Regulators necessary to consummate the transactions contemplated by this Agreement; provided, however, that in no event shall BHLB or the Bank be required to agree to any prohibition, limitation, or other requirement of any Bank Regulator that would, in BHLB’s or the Bank’s sole discretion (a) prohibit or materially limit the ownership or operation by BHLB or the Bank of all or any material portion of the business or assets of FCB or any FCB Subsidiary, (b) compel BHLB or the Bank to dispose of or hold separate all or any material portion of the business or assets of FCB or any FCB Subsidiary, (c) impose a material compliance burden, penalty or obligation on BHLB or the Bank resulting from noncompliance by FCB with its regulatory obligations, including but not limited to its regulatory obligations as an SBA lender; or (d) otherwise materially impair the value of FCB and the FCB Subsidiaries (any such requirement alone, or more than one such requirement together, a “Burdensome Condition”). FCB and BHLB will furnish each other and each other’s counsel with all information concerning themselves, their Subsidiaries, directors, officers and shareholders and such other matters as may be necessary or advisable in connection with any application, petition or other statement made by or on behalf of FCB or BHLB to any Bank Regulator or Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement. FCB shall have the right to review and approve in advance all characterizations of the information relating to FCB and any FCB Subsidiary which appear in any filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity. In addition, FCB and BHLB shall each furnish to the other for review a copy of each such filing made in connection with the transactions contemplated by this Agreement with any Governmental Entity prior to its filing. Each of FCB and BHLB will cooperate with each other and use their reasonable best efforts to address any conditions in any regulatory approval to allow for the consummation of the transactions contemplated by this Agreement.

ARTICLE IX
CLOSING CONDITIONS

9.1           Conditions to Each Party’s Obligations under this Agreement.

The respective obligations of each party under this Agreement shall be subject to the fulfillment at or prior to the Closing Date of the following conditions, none of which may be waived:

9.1.1       Shareholder Approval. This Agreement and each transaction contemplated hereby requiring stockholder approval shall have been approved and adopted by the requisite votes of the shareholders of FCB.

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9.1.2       Injunctions. None of the parties hereto shall be subject to any order, decree or injunction of a court or agency of competent jurisdiction, and no statute, rule or regulation shall have been enacted, entered, promulgated, interpreted, applied or enforced by any Governmental Entity or Bank Regulator, that enjoins or prohibits the consummation of the transactions contemplated by this Agreement.

9.1.3       Regulatory Approvals. All Regulatory Approvals required to complete the Merger shall have been obtained and shall remain in full force and effect and all waiting periods relating thereto shall have expired.

9.1.4       Effectiveness of Merger Registration Statement. The Merger Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Merger Registration Statement shall have been issued, and no proceedings for that purpose shall have been initiated or threatened by the SEC and, if the offer and sale of BHLB Common Stock in the Merger is subject to the state securities or “blue sky” laws of any state, shall not be subject to a stop order of any state securities commissioner.

9.1.5       NYSE Listing. BHLB shall have filed a notification form for the listing of the BHLB Common Stock to be issued in the Merger.

9.2           Conditions to the Obligations of BHLB and the Bank under this Agreement.

The obligations of BHLB and the Bank under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.2.1 through 9.2.6 at or prior to the Closing Date:

9.2.1       Representations and Warranties. Each of the representations and warranties of FCB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 4.1; and FCB shall have delivered to BHLB a certificate to such effect signed by the Chief Executive Officer and the Chief Financial Officer of FCB as of the Effective Time.

9.2.2       Agreements and Covenants. FCB and each FCB Subsidiary shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and BHLB shall have received a certificate signed on behalf of FCB by the Chief Executive Officer and Chief Financial Officer of FCB to such effect dated as of the Effective Time.

9.2.3       Permits, Authorizations, Etc. The parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the acquisition of FCLS as a wholly-owned subsidiary of the Bank, the failure of which to obtain would have a Material Adverse Effect on either FCB or BHLB and the Bank.

9.2.4       No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of FCB and the FCB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on FCB.

9.2.5       Regulatory Conditions. No Regulatory Approval required for consummation of the Merger and the acquisition of FCLS as a wholly-owned subsidiary of the Bank shall include any condition or requirement that would result in a Material Adverse Effect or Burdensome Condition on BHLB or FCB, and their respective Subsidiaries.

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9.2.6       Dissenting Shares. As of immediately prior to the Effective Time, not more than 10.0% of the issued and outstanding shares of FCB Common Stock shall have served a written notice of dissent from this Agreement to FCB under the New Jersey Banking Law.

9.2.7       Disqualified Loans Liability Determination. BHLB, in its sole discretion, shall have determined as to whether or not the Disqualified Loans Liability has been sufficiently determined or formalized.

9.2.8       First Choice Loan Services, Inc. Immediately prior to the Effective Time, the key executive officers of FCLS who previously entered into executive retention agreements with BHLB, the Bank and FCLS, remain employed by FCLS in the same capacities as of the date of this Agreement and continue to abide by the terms and conditions of such executive retention agreements in all material respects.

9.2.9       Tax Opinion. BHLB shall have received a written opinion, dated as of the Closing Date, of Luse Gorman, PC, or another law firm acceptable to BHLB, reasonably satisfactory in form and substance to BHLB (and its counsel). based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code.

9.3           Conditions to the Obligations of FCB under this Agreement.

The obligations of FCB under this Agreement shall be further subject to the satisfaction of the conditions set forth in Sections 9.3.1 through 9.3.5 at or prior to the Closing Date:

9.3.1       Representations and Warranties. Each of the representations and warranties of BHLB set forth in this Agreement shall be true and correct as of the date of this Agreement and upon the Effective Time with the same effect as though all such representations and warranties had been made at the Effective Time (except to the extent such representations and warranties speak as of an earlier date, which only need be true and correct as of such earlier date), in any case subject to the standard set forth in Section 5.1; and BHLB shall have delivered to FCB a certificate to such effect signed by the Chief Executive Officer and Chief Financial Officer of BHLB as of the Effective Time.

9.3.2       Agreements and Covenants. BHLB and the Bank shall have performed in all material respects all obligations and complied in all material respects with all agreements or covenants to be performed or complied with by each of them at or prior to the Effective Time, and FCB shall have received a certificate signed on behalf of BHLB and the Bank by the Chief Executive Officer and Chief Financial Officer of BHLB and the Bank to such effect dated as of the Effective Time.

9.3.3       Permits, Authorizations, Etc. The parties shall have obtained any and all permits, authorizations, consents, waivers, clearances or approvals required for the lawful consummation of the Merger and the acquisition of FCLS as a wholly-owned subsidiary of the Bank, the failure of which to obtain would have a Material Adverse Effect on BHLB and the Bank, taken as a whole.

9.3.4       No Material Adverse Effect. There shall have been no changes, other than changes contemplated by this Agreement, in the business, operations, condition (financial or otherwise), assets or liabilities of BHLB and the BHLB Subsidiaries (regardless of whether or not such events or changes are inconsistent with the representations and warranties given herein) that individually or in the aggregate has had or reasonably would be expected to have a Material Adverse Effect on BHLB or the Bank.

9.3.5       Tax Opinion. FCB shall have received a written opinion of Pepper Hamilton, LLP, dated the Closing Date, based upon representation letters reasonably required by such counsel, dated on or about the date of such opinion, and such other facts, representations and customary limitations as such counsel may reasonably deem relevant, to the effect that the Merger will be treated for federal income tax purposes as a reorganization under Section 368(a) of the Code.

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ARTICLE X
TERMINATION, AMENDMENT AND WAIVER

10.1         Termination.

This Agreement may be terminated at any time prior to the Closing Date, whether before or after approval of the Merger by the shareholders of FCB (except as otherwise indicated below):

10.1.1     At any time by the mutual written agreement of BHLB, the Bank and FCB;

10.1.2     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such breach by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure the default; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.2 unless the breach of representation or warranty, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.1 (in the case of a breach of a representation or warranty by FCB) or Section 9.3.1 (in the case of a breach of a representation or warranty by BHLB or the Bank);

10.1.3     By either party (provided, that the terminating party is not then in breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a failure to perform or comply with any of the covenants or agreements set forth in this Agreement on the part of the other party or its Subsidiaries, which failure by its nature cannot be cured prior to the Closing Date or shall not have been cured within thirty (30) days after written notice of such failure by the terminating party to the other party, conditioned upon the defaulting party promptly commencing to cure the default and thereafter continuing to cure; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 10.1.3 unless the breach of covenant or agreement, together with all other such breaches, would entitle the terminating party not to consummate the transactions contemplated hereby under Section 9.2.2 (in the case of a breach of covenant by FCB) or Section 9.3.2 (in the case of a breach of covenant by BHLB or the Bank);

10.1.4     At the election of either party, if the Closing shall not have occurred by the Termination Date, or such later date as shall have been agreed to in writing by BHLB and FCB; provided, that no party may terminate this Agreement pursuant to this Section 10.1.4 if the failure of the Closing to have occurred on or before said date was due to such party’s material breach of any representation, warranty, covenant or other agreement contained in this Agreement;

10.1.5     By either party, if the shareholders of FCB shall have voted at the FCB Shareholders Meeting on the transactions contemplated by this Agreement and such vote shall not have been sufficient to approve and adopt such transactions.

10.1.6     By either party if (i) final action has been taken by a Bank Regulator whose approval is required in order to satisfy the conditions to the parties’ obligations to consummate the transactions contemplated hereby as set forth in Article IX, which final action (x) has become unappealable and (y) does not approve this Agreement or the transactions contemplated hereby, (ii) any court of competent jurisdiction or other Governmental Entity shall have issued an order, decree, ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and unappealable;

10.1.7     By the Board of Directors of BHLB if each of the following conditions are satisfied: (i) FCB has received a Superior Proposal and the Board of Directors of FCB has entered into an acquisition agreement with respect to the Superior Proposal, withdrawn its recommendation of this Agreement, has failed to make such recommendation, or has modified or qualified its recommendation in a manner adverse to BHLB, (ii) either (x) the Board of Directors of FCB submits this Agreement to its stockholders without a recommendation for approval or (y) the Board of Directors of FCB withdraws, qualifies or adversely modifies (or publicly proposes or resolves to

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withdraw, qualify or adversely modify) its recommendation of this Agreement to the FCB stockholders, and (iii) the FCB stockholders do not approve this Agreement.

10.1.8     By the Board of Directors of FCB if FCB has received a Superior Proposal and the Board of Directors of FCB has made a determination to accept such Superior Proposal; provided that FCB shall not terminate this Agreement pursuant to this Section 10.1.8 and enter into a definitive agreement with respect to the Superior Proposal until the expiration of three (3) Business Days following BHLB’s receipt of written notice advising BHLB that FCB has received a Superior Proposal, specifying the material terms and conditions of such Superior Proposal (and including a copy thereof with all accompanying documentation, if in writing) identifying the Person making the Superior Proposal and stating whether FCB intends to enter into a definitive agreement with respect to the Superior Proposal (a “Notice of Superior Proposal”). After providing such Notice of Superior Proposal, FCB shall provide a reasonable opportunity to BHLB during the three (3)-day period to make such adjustments in the terms and conditions of this Agreement as would enable FCB to proceed with the Merger on such adjusted terms. Any material amendment of such Superior Proposal shall require a new Notice of Superior Proposal and FCB shall be required to comply again with the requirements of this Section 10.1.8; provided, however, that references to the three (3) Business Day period above shall be deemed to be references to a two (2) Business Day period.

10.1.9     By the Board of Directors of FCB if it so determines by a majority vote of the members of the entire Board of Directors of FCB, at any time during the five-day period commencing on the Determination Date, such termination to be effective on the 30th day following such Determination Date, if and only if both of the following conditions are satisfied:

(1)           The BHLB Market Value on the Determination Date is less than $21.52; and

(2)           the number obtained by dividing the BHLB Market Value on the Determination Date by the Initial BHLB Market Value shall be less than the number obtained by dividing (x) the Final Index Price by (y) the Initial Index Price minus 0.20;

subject, however, to the following three sentences.

If FCB elects to exercise its termination right pursuant to this Section 10.1.9, it shall give prompt written notice thereof to BHLB. During the five Business Day period commencing with its receipt of such notice, BHLB shall have the option of paying additional Merger Consideration by increasing the Exchange Ratio to equal the number obtained by dividing (1) $15.54 by the greater of (i) the product of 0.80 and the Initial BHLB Market Value or (ii) the product obtained by multiplying the Index Ratio by the Initial BHLB Market Value. If within such five Business Day period, BHLB delivers written notice to FCB that it intends to proceed with the Merger by paying such additional consideration as contemplated by the preceding sentence, then no termination shall have occurred pursuant to this Section 10.1.9, and this Agreement shall remain in full force and effect in accordance with its terms (except that the Exchange Ratio shall have been so modified and, thereafter, any reference in this Agreement to “Merger Consideration” shall be deemed to refer to the Merger Consideration reflecting the Exchange Ratio as modified pursuant to this Section 10.1.9).

For purposes of this Section 10.1.9, the following terms shall have the meanings indicated below:

“Acquisition Transaction” means (i) a merger or consolidation, or any similar transaction, involving the relevant companies, (ii) a purchase, lease or other acquisition of all or substantially all of the assets of the relevant companies, (iii) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of the relevant companies; or (iv) agree or commit to take any action referenced above.

“BHLB Market Value” means, as of any specified date, the average of the daily closing sales prices of a share of BHLB Common Stock as reported on the NYSE for the ten consecutive trading days immediately preceding such specified date.

“Determination Date” means the first date on which all Regulatory Approvals (and waivers, if applicable)

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necessary for consummation of the Merger have been received (disregarding any waiting period).

“Index” means the KBW Regional Bank Index.

“Index Ratio” means the Final Index Price divided by the Initial Index Price.

“Initial BHLB Market Value” means $26.91.

“Initial Index Price” means the average of the daily closing prices of the Index for the 10 consecutive trading days immediately preceding the date of the Agreement.

“Final Index Price” means the sum average of the daily closing prices of the Index for the 10 consecutive trading days immediately preceding the Determination Date.

If any company belonging to the Index declares or effects a stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of this Agreement and the Determination Date, the prices for the common stock of such company shall be appropriately adjusted for the purposes of applying this Section 10.1.9. If a company belonging to the Index announces a sale between the date of this Agreement and the Determination Date, such company shall be removed from the Index and the relative weighting of the companies remaining in the Index shall be appropriately adjusted.

10.2         Effect of Termination.

10.2.1     In the event of termination of this Agreement pursuant to any provision of Section 10.1, this Agreement shall forthwith become void and have no further force, except that (i) the provisions of Sections 10.2, 11.1, 11.2, 11.3, 11.4, 11.5, 11.6, 11.8, 11.9, 11.10, 11.11, and any other section which, by its terms, relates to post-termination rights or obligations, shall survive such termination of this Agreement and remain in full force and effect.

10.2.2     If this Agreement is terminated, expenses and damages of the parties hereto shall be determined as follows:

(A)         Except as provided below, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

(B)         In the event of a termination of this Agreement because of a breach of any representation, warranty, covenant or agreement contained in this Agreement, the breaching party shall remain liable for any and all damages, costs and expenses, including all reasonable attorneys’ fees, sustained or incurred by the non-breaching party as a result thereof or in connection therewith or with respect to the enforcement of its rights hereunder.

(C)         As used in this Agreement, “Termination Fee” shall mean $4.1 million. As a condition of BHLB’s willingness, and in order to induce BHLB to enter into this Agreement, and to reimburse BHLB for incurring the costs and expenses related to entering into this Agreement and consummating the transactions contemplated by this Agreement, FCB hereby agrees to pay BHLB, and BHLB shall be entitled to payment of, the Termination Fee by wire transfer of same day funds on the earlier of (x) the date of termination or, if such date is not a Business Day, on the next following Business Day or (y) within three (3) Business Days after written demand for payment is made by BHLB, as applicable, following the occurrence of any of the events set forth below:

(i)          FCB terminates this Agreement pursuant to Section 10.1.8 or BHLB and the Bank terminate this Agreement pursuant to Section 10.1.7; or

(ii)         The entering into a definitive agreement by FCB relating to an Acquisition Proposal or the consummation of an Acquisition Proposal involving FCB within one (1) year after the occurrence of any of the following: (i) the termination of this Agreement by BHLB and the Bank pursuant to Section 10.1.2 or

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10.1.3 because of a breach by FCB or any FCB Subsidiary after the occurrence of a bona fide Acquisition Proposal has been publicly announced or otherwise made known to the senior management or board of directors of FCB; or (ii) the termination of this Agreement by BHLB and the Bank or FCB pursuant to Section 10.1.5 because of the failure of the shareholders of FCB to approve this Agreement at the FCB Shareholders Meeting after the occurrence of an Acquisition Proposal has been publicly announced or otherwise made known to the shareholders of FCB.

(D)         The parties acknowledge that the agreements contained in this Section 10.2.2 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, BHLB and the Bank would not enter into this Agreement. The amount payable by FCB pursuant to this Section 10.2.2 constitutes liquidated damages and not a penalty and shall be the sole and exclusive monetary remedy of such party in the event of termination of this Agreement on the bases specified in such section.

10.3         Amendment, Extension and Waiver.

Subject to applicable law, at any time prior to the Effective Time (whether before or after approval thereof by the shareholders of FCB), the parties hereto by action of their respective Boards of Directors, may (a) amend this Agreement, (b) extend the time for the performance of any of the obligations or other acts of any other party hereto, (c) waive any inaccuracies in the representations and warranties contained herein or in any document delivered pursuant hereto, or (d) waive compliance with any of the agreements or conditions contained herein; provided, however, that after any approval of this Agreement and the transactions contemplated hereby by the shareholders of FCB, there may not be, without further approval of such shareholders, any amendment of this Agreement which decreases the amount or value, or changes the form of, the Merger Consideration to be delivered to FCB’s shareholders pursuant to this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto. Any agreement on the part of a party hereto to any extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party, but such waiver or failure to insist on strict compliance with such obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure. Any termination of this Agreement pursuant to this Article X may only be effected upon a vote of a majority of the entire Board of Directors of the terminating party.

ARTICLE XI
MISCELLANEOUS

11.1         Confidentiality.

Except as specifically set forth herein, the parties mutually agree to be bound by the terms of the Confidentiality Agreement, which are hereby incorporated herein by reference, and all information furnished by either party to the other party or its representatives pursuant hereto (including pursuant to Sections 6.3 and 6.4) shall be subject to, and the parties shall hold such information in confidence in accordance with, the provisions of the Confidentiality Agreement. The parties hereto agree that the Confidentiality Agreement shall continue in accordance with its terms, notwithstanding the termination of this Agreement.

11.2         Public Announcements.

The parties shall cooperate with each other in the development and distribution of all news releases and other public disclosures with respect to this Agreement, and except as may be otherwise required by law, neither FCB nor BHLB shall issue any news release, or other public announcement or communication with respect to this Agreement unless such news release or other public announcement or communication has been mutually agreed upon by the parties hereto.

11.3         Survival.

All representations, warranties and covenants in this Agreement or in any instrument delivered pursuant hereto shall expire and be terminated and extinguished at the Effective Time, except for those covenants and agreements contained herein which by their terms apply in whole or in part after the Effective Time.

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11.4         Notices.

All notices or other communications hereunder shall be in writing and shall be deemed given if delivered by (i) receipted hand delivery, (ii) facsimile with confirmation of transmission, (iii) mailed by prepaid registered or certified mail (return receipt requested), or (iv) by recognized overnight courier addressed as follows:

If to FCB, to:	Paul E. Fitzgerald
President and Chief Executive Officer
First Choice Bank
669 Whitehead Road
Lawrenceville, New Jersey 08648

With required copies to:	Pepper Hamilton LLP
Suite 400
301 Carnegie Center
Princeton, New Jersey 08543-5276
Attention: Michael J. Mann, Esq.

If to BHLB or Berkshire Bank, to:	Michael P. Daly
President and Chief Executive Officer
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

With required copies to:	Wm. Gordon Prescott, Esq.
Senior Vice President and General Counsel
Berkshire Hills Bancorp, Inc.
24 North Street
Pittsfield, Massachusetts 01201

Lawrence Spaccasi, Esq.
Marc Levy, Esq.
Luse Gorman, PC
5335 Wisconsin Avenue, NW
Suite 780
Washington, DC 20015

or such other address as shall be furnished in writing by any party, and any such notice or communication shall be deemed to have been given, as applicable: (i) as of the date delivered by hand, (ii) upon confirmation of transmission, (iii) three (3) Business Days after being delivered to the U.S. mail, postage prepaid, or (iv) one (1) Business Day after being delivered to the overnight courier.

11.5         Parties in Interest.

This Agreement and the Voting Agreements shall be binding upon and shall inure to the benefit of the parties hereto or thereto and their respective successors and assigns; provided, however, that neither this Agreement and the Voting Agreements nor any of the rights, interests or obligations hereunder or thereunder shall be assigned by any party hereto without the prior written consent of the other party. Except for Section 7.6 hereof nothing in this Agreement is intended to confer upon any Person or entity other than the parties hereto any rights or remedies under or by reason of this Agreement.

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11.6         Complete Agreement.

This Agreement, including the Exhibits and Disclosure Schedules hereto and the documents and other writings referred to herein or therein or delivered pursuant hereto, and the Confidentiality Agreement, contains the entire agreement and understanding of the parties with respect to its subject matter. There are no restrictions, agreements, promises, warranties, covenants or undertakings between the parties other than those expressly set forth herein or therein. This Agreement supersedes all prior agreements and understandings (other than the Confidentiality Agreement) between the parties, both written and oral, with respect to its subject matter.

11.7         Counterparts.

This Agreement may be executed in one or more counterparts all of which shall be considered one and the same agreement and each of which shall be deemed an original. A facsimile or other electronic copy of a signature page shall be deemed to be an original signature page.

11.8         Severability.

In the event that any one or more provisions of this Agreement shall for any reason be held invalid, illegal or unenforceable in any respect, by any court of competent jurisdiction, such invalidity, illegality or unenforceability shall not affect any other provisions of this Agreement and the parties shall use their reasonable efforts to substitute a valid, legal and enforceable provision which, insofar as practical, implements the purposes and intents of this Agreement.

11.9         Governing Law.

Except to the extent that the Merger is governed by Massachusetts and New Jersey law, this Agreement shall be governed by and construed in accordance with the laws of the State of Delaware, without giving effect to principles of conflicts of law.

11.10       Interpretation.

When a reference is made in this Agreement to Articles, Sections or Exhibits, such reference shall be to an Article or Section of or Exhibit to this Agreement unless otherwise indicated. The recitals hereto constitute an integral part of this Agreement. References to sections include subsections, which are part of the related Section (e.g., a section numbered “Section 5.5.1” would be part of “Section 5.5” and references to “Section 5.5” would also refer to material contained in the subsection described as “Section 5.5.1”). The table of contents, index and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”. The phrases “the date of this Agreement”, “the date hereof” and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date set forth in the Preamble to this Agreement. The parties have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement.

11.11       Specific Performance.

The parties hereto agree that irreparable damage would occur in the event that the provisions contained in this Agreement were not performed in accordance with its specific terms or was otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions, without the posting of bond or other security, to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity. Each party agrees that it will not seek and will agree to waive any requirement for the securing or posting of a bond in connection with the other party’s seeking or obtaining such relief.

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[Signature Page Follows]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed under seal by their duly authorized officers as of the date first set forth above.

BERKSHIRE HILLS BANCORP, INC.

/s/Sean A. Gray
Name:	Sean A. Gray
Title:	Senior Executive Vice President

BERKSHIRE BANK

/s/Sean A. Gray
Name:	Sean A. Gray
Title:	Chief Operating Officer

FIRST CHOICE BANK

/s/Paul E. Fitzgerald
Name:	Paul E. Fitzgerald
Title:	President and Chief Executive Officer

[Signature Page for Agreement and Plan of Merger]

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ANNEX B

June 24, 2016

Board of Directors

First Choice Bank

840 Route 33

Mercerville, New Jersey 08619

Dear Board of Directors,

This letter sets forth the opinion of Ambassador Financial Group, Inc. (“Ambassador”) as to the fairness, from a financial point of view, to the holders of the common stock of First Choice Bank (“First Choice”) of Mercerville, New Jersey of the Exchange Ratio (as defined below) provided for in the Merger Agreement (as defined below) in connection with the merger of First Choice into Berkshire Bank (“Berkshire Bank”), the bank subsidiary of Berkshire Hills Bancorp, Inc. (“Berkshire Hills”) of Pittsfield, Massachusetts (such merger, the “Merger”). In the Merger, each outstanding share of the common stock, par value $5.00, of First Choice (“First Choice Common Stock”) will be converted into the right to receive 0.5773 (the “Exchange Ratio”) of a share of the common stock, par value $0.01, of Berkshire Hills (“Berkshire Hills Common Stock”). The terms and conditions of the Merger are more fully set forth in the Merger Agreement.

In rendering our opinion, we:

•	Reviewed a draft dated June 23, 2016 of the Agreement and Plan of Merger to be entered into by First Choice and Berkshire Hills (the “Merger Agreement”);

•	Reviewed First Choice’s audited consolidated financial statements as of December 31, 2015 and 2014 and related audited consolidated balance sheets, consolidated statements of income, consolidated statements of comprehensive income, consolidated statements of changes in shareholders’ equity and consolidated statements of cash flows for the years ending December 31, 2015 and 2014;

•	Reviewed Berkshire Hills’ Form 10-Q for the quarterly period ended March 31, 2016 and Form 10-K for the fiscal year ended December 31, 2015, including the financial statements contained therein;

•	Reviewed First Choice’s and Berkshire Bank’s respective quarterly call reports for June 30, 2015, September 30, 2015, December 31, 2015, and March 31, 2016;

•	Reviewed other publicly available information regarding First Choice and Berkshire Hills, including certain publicly available research analysts estimates for Berkshire Hills;

•	Reviewed certain non-public information provided to us by or on behalf of First Choice and Berkshire Hills regarding First Choice (including financial projections and forecasts for First Choice provided to us by the management of First Choice) and projected cost savings anticipated by the management of Berkshire Hills to be realized from the Merger;

•	Reviewed recently reported stock prices and trading activity of Berkshire Hills Common Stock;

•	Discussed the past and current operations, financial condition and future prospects of each company with senior executives of First Choice and Berkshire Hills;

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•	Reviewed and analyzed certain publicly available financial and stock market data of banking companies that we selected as relevant to our analysis of Berkshire Hills;

•	Reviewed and analyzed certain publicly available financial data of transactions that we selected as relevant to our analysis of First Choice;

•	Considered Berkshire Hills’ financial and capital position and certain potential pro forma financial effects of the Merger on Berkshire Hills;

•	Conducted other analyses and reviewed other information we considered necessary or appropriate; and

•	Incorporated our assessment of the overall economic environment and market conditions, as well as our experience in mergers and acquisitions, bank stock valuations and other transactions.

In rendering our opinion, we also relied upon and assumed, without independent verification, the accuracy, reasonableness and completeness of the information provided to us by or on behalf of First Choice and Berkshire Hills (“Materials Received”) and publicly available information used in our analyses. Ambassador does not assume any responsibility for the accuracy, reasonableness and completeness of any of the foregoing Materials Received and publicly available information or for the independent verification thereof. With respect to the financial projections and forecasts for First Choice reviewed by us and other non-public information related to projected cost savings referred to above, we have assumed, with your consent, that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the managements of First Choice and Berkshire Hills, as the case may be, as to the future financial performance of First Choice and such cost savings and that the financial results reflected in such projections and forecasts as well as such cost savings will be realized in the amounts and at the times projected. With respect to the publicly available research analyst estimates for Berkshire Hills referred to above, we have assumed, with your consent, that such estimates represent reasonable estimates and judgments as to the future financial performance of Berkshire Hills. We assume no responsibility for and express no view as to any of the foregoing financial projections and forecasts, other non-public information and publicly available research analyst estimates reviewed by us or the assumptions on which they are based.

Ambassador is not an expert in the evaluation of deposit accounts or loan, mortgage or similar portfolios or allowances for losses with respect thereto and we were not requested to, and we did not, conduct a review of individual credit files or loan, mortgage or similar portfolios. We assume no responsibility for and express no view as to the adequacy or sufficiency of allowances for losses or other matters with respect thereto and we have assumed that each of First Choice and Berkshire Hills has, and the pro forma combined company will have, appropriate reserves to cover any such losses. We have not conducted any independent valuation or appraisal of any of the assets or liabilities (contingent or otherwise) of First Choice or Berkshire Hills, and we have not been furnished with any such valuation or appraisal.

This opinion is based on conditions as they existed and the information we received, as of the date of this opinion. Ambassador does not have any obligation to update, revise or reaffirm this opinion. Ambassador expresses no opinion as to the actual value of Berkshire Hills Common Stock when issued in the Merger or the prices at which Berkshire Hills Common Stock might trade at any time.

In rendering our opinion, we have assumed, with your consent, that the Merger and related transactions (including, without limitation, the payment of a special dividend to holders of First Choice Common Stock equal to 35% of First Choice’s core net income from July 1, 2016 until the month end immediately preceding the closing of the Merger, subject to certain conditions and limitations) will be consummated on the terms described in the Merger Agreement, without any waiver or modification of any material terms or conditions. We also have assumed, with your consent, that, in the course of obtaining the necessary governmental, regulatory and other third party approvals, consents and releases for the Merger, including with respect to any divestiture or other requirements, no delay, limitation, restriction or condition will be imposed that would have an adverse effect on

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First Choice, Berkshire Hills or the Merger (including the contemplated benefits thereof). We also have assumed, with your consent, that the final Merger Agreement will not differ from the draft reviewed by us in any respect material to our analyses or opinion. We further have assumed, with your consent, that the Merger will qualify for U.S. federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended.

We express no view or opinion as to any terms or other aspects (other than the Exchange Ratio to the extent expressly specified herein) of the Merger or any related transaction, including the treatment of First Choice preferred stock or the fairness to, or any other consideration of, the holders of any class of securities, creditors or other constituencies of First Choice (other than holders of First Choice Common Stock to the extent expressly specified herein) or any other party to the Merger. Our opinion does not address the relative merits of the Merger as compared to any other transaction or business strategy in which First Choice might engage or the merits of the underlying decision by First Choice to engage in the Merger. Ambassador expresses no opinion with respect to the fairness of the amount or nature of any compensation to any of the officers, directors, or employees of any party to the Merger, or any class of such persons, relative to the Exchange Ratio or otherwise.

Ambassador’s fairness committee has approved the issuance of this fairness opinion letter.

First Choice has engaged the services of Ambassador solely to render a fairness opinion and has agreed to pay Ambassador a fee for such services, the majority of which is payable upon presentation of our opinion. In addition, a portion of Ambassador’s fee became payable upon the signing of our engagement agreement, a portion is payable for an updated fairness opinion, if requested by First Choice and rendered by Ambassador, and a portion is payable upon close of the Merger.

We are an approved broker-dealer for First Choice and periodically purchase and sell securities to First Choice.

Over the past two years, we have not provided investment banking or other consulting services to Berkshire Hills for which we have received compensation from Berkshire Hills. In the future, Ambassador may pursue the opportunities to provide investment banking and other consulting services to First Choice and Berkshire Hills, but none have been discussed or contemplated.

Our engagement and the opinion expressed herein are for the benefit of the Board of Directors of First Choice (in its capacity as such) and our opinion is rendered to the Board of Directors of First Choice in connection with its evaluation of the Merger. Our opinion is not intended to and does not constitute a recommendation to any stockholder as to how such stockholder should vote or act with respect to the Merger or any matter relating thereto.

Based on the foregoing, our experience, and other factors we deemed relevant, it is our opinion that, as of the date hereof, that the Exchange Ratio provided for in the Merger is fair to the holders of First Choice Common Stock from a financial point of view.

Respectfully submitted,

/s/ Ambassador Financial Group, Inc.

Ambassador Financial Group, Inc.

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ANNEX C

STATUTORY PROVISIONS RELATING TO DISSENTERS’ RIGHTS

New Jersey Statutes Annotated (“NJSA”) 17:9A-140

A.   A shareholder who

(1) is entitled to vote at the meeting of shareholders prescribed by section 137; and who

(2) serves a written notice of dissent from the Merger Agreement, in the manner, at the place, and within the time prescribed in subsections B and C of this section; and who

(3) does not vote to approve the Merger Agreement at the meeting prescribed by section 137, or at any adjournment thereof, may, within thirty days after the filing of the agreement in the department as provided by section 137, serve a demand upon the receiving bank at its principal office, for the payment to him of the value of his shares of stock. The receiving bank may, within ten days after the receipt of such demand, offer to pay the shareholder a sum for his shares, which, in the opinion of the board of directors of the receiving bank, does not exceed the amount which would be paid upon such shares if the business and assets of the bank whose stock such shareholder holds were liquidated on the day of the filing of the agreement pursuant to section 137.

B. Service of the notice of dissent prescribed by paragraph (2) of subsection A of this section shall be made at the principal office of the bank whose stock is held by the dissenting shareholder, and shall be made not later than the third day prior to the day fixed for the meeting of the shareholders of such bank pursuant to section 137.

C. Service of the notice of dissent and of the demand for payment prescribed by this section may be made by registered mail or personally by the dissenting shareholder or his agent.

NJSA 17:9A-141

If a shareholder fails to accept the sum offered for his shares pursuant to section one hundred forty, he may, within three weeks after the receipt by him of the bank's offer of payment, or, if no offer is made by the bank, within three weeks after the date upon which his demand was served upon the bank as specified in section one hundred forty, institute an action in the Superior Court for the appointment of a board of three appraisers to determine the value of his shares of stock as of the day of the filing of the Merger Agreement pursuant to section one hundred thirty-seven. The court may proceed in the action in a summary manner or otherwise. Any other shareholder who has the right to institute a similar action may intervene. The court shall, in respect to any one bank, appoint a single board of three appraisers to determine the value of the shares of all shareholders of such bank who are parties to such action.

NJSA 17:9A-142

A. The appraisers shall be sworn to the faithful discharge of their duties. They shall meet at such place or places, and shall give such notice of their meetings as the court may prescribe. The bank and each shareholder who is a party to the action instituted pursuant to section one hundred forty-one, may be represented by attorneys in the proceedings before such appraisers, and may present such evidence to them as shall be material to the issue. The determination of any two of the appraisers shall control. Upon the conclusion of their deliberations, the appraisers shall file in the Superior Court a report and appraisal of the value of the shares of stock, and shall mail a copy thereof to the bank and to each shareholder who is a party to said action.

B. The bank and each shareholder who is a party to said action shall have ten days after the filing of the report and appraisal within which to object thereto in the Superior Court. In the absence of any objections, the report and appraisal shall be binding upon the bank and upon such shareholders, and the bank shall pay each such shareholder the value of his shares, as reported by the appraisers, with interest from the date of the filing of the Merger Agreement pursuant to section one hundred thirty-seven, at such rate, not in excess of the legal rate, as shall be fixed by the appraisers. If objections are made, the court shall make such order or judgment thereon as shall be just.

C. The Superior Court shall fix the compensation of the appraisers, which shall be paid by the bank, and shall be vested with full jurisdiction over all matters arising out of an action instituted pursuant to section one hundred forty-

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one. In the case of a vacancy in the board of appraisers, the Superior Court shall, on its own motion, or upon motion of a shareholder, or of the receiving bank, fill such vacancy.

NJSA 17:9A-143

Upon payment by the bank of the value of shares of stock pursuant to this article, the holder thereof shall assign such shares to the bank.

NJSA 17:9A-144

A shareholder who fails to act pursuant to sections 140 or 141 shall be forever barred from bringing any action to enforce his right to be paid the value of his shares in lieu of continuing his status as a shareholder in the receiving bank.

NJSA 17:9A-145

An offer by the bank and an acceptance thereof by the shareholder pursuant to section 140 and the determination of value upon proceedings brought pursuant to sections 141 and 142 shall constitute a debt of the receiving bank for the recovery of which an action will lie.

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